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Filed Pursuant to Rule 424(b)(1)
Registration No. 333-112680

         PROSPECTUS

17,391,305 Enhanced Income Securities (EISs)™

representing

17,391,305 Shares of Class A Common Stock
$124.3 million 12.0% Senior Subordinated Notes due 2016

$22.8 million 12.0% Senior Subordinated Notes due 2016

B&G Foods Holdings Corp. is selling 17,391,305 Enhanced Income Securities, or EISs, representing 17,391,305 shares of Class A common stock and $124.3 million aggregate principal amount of 12.0% senior subordinated notes due 2016. Each EIS represents:

  •
  one share of our Class A common stock; and

  •
  a 12.0% senior subordinated note with $7.15 principal amount.

We are also selling separately (not in the form of EISs) an additional $22.8 million aggregate principal amount of our 12.0% senior subordinated notes due 2016. Each investor purchasing separate senior subordinated notes in this offering must represent that it will not purchase EISs in this offering or concurrently enter into any plan or pre-arrangement whereby it would acquire any EISs or our company equity or transfer the separate senior subordinated notes to any holder of EISs or our company equity. See "Notice to Purchasers of Separate Senior Subordinated Notes" on page 205 of this prospectus.

This is the initial public offering of our EISs and senior subordinated notes. The public offering price is $15.00 per EIS. The EISs have been approved for listing on the American Stock Exchange under the trading symbol "BGF." We do not anticipate that the senior subordinated notes will be separately listed on any exchange.

Holders of EISs will have the right to separate the EISs into the shares of our Class A common stock and senior subordinated notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, unless the EISs have automatically separated, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. Separation of all of the EISs will occur automatically upon the occurrence of any redemption of the senior subordinated notes or upon maturity of the senior subordinated notes.

Upon a subsequent issuance by us of EISs or senior subordinated notes of the same series (not in the form of EISs), a portion of your senior subordinated notes may be automatically exchanged for an identical principal amount of the senior subordinated notes issued in such subsequent issuance, and in that event your EISs or senior subordinated notes will be replaced with new EISs or new senior subordinated notes, as the case may be.

In addition to the senior subordinated notes offered hereby, the registration statement of which this prospectus is a part also registers the senior subordinated notes and new EISs to be issued to you upon any subsequent issuance. For more information regarding these automatic exchanges and the effect they may have on your investment, see "Description of Senior Subordinated Notes—Covenants Relating to Subsequent Issuances" on page 153 and "Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Senior Subordinated Notes—Additional Issuances" on page 198.

Investing in our EISs and the shares of our Class A common stock and/or senior subordinated notes involves risks. See "Risk Factors" section beginning on page 28 of this prospectus.

	EISs		Senior Subordinated Notes (not in the form of EISs)
	Per EIS	Total	Per Note	Total
Public offering price	$15.00	$260,869,575	100.0%	$22,799,999
Underwriting discount	$0.90	$15,652,175	3.0%	$684,000

Proceeds to B&G Foods Holdings Corp. (before expenses) (1)	$14.10	$245,217,400	97.0%	$22,115,999

(1)
Approximately $113.9 million of these proceeds will be used to repurchase preferred stock and common equity from our existing financial investors, selected members of our management, and other current stockholders, whom we refer to collectively as our existing stockholders.

We have granted the underwriters an option to purchase up to 2,608,695 additional EISs to cover over-allotments, if any. We will use all of the proceeds from the sale of any additional EISs upon the exercise of the underwriters' over-allotment option to repurchase additional shares of outstanding Class B common stock from certain of our existing stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the EISs and the senior subordinated notes in book-entry form only through the facilities of The Depository Trust Company to purchasers on or about October 14, 2004.

RBC CAPITAL MARKETS	CREDIT SUISSE FIRST BOSTON	MERRILL LYNCH & CO.

LEHMAN BROTHERS

PIPER JAFFRAY

October 7, 2004

        In making your investment decision, you should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities.

INDUSTRY AND MARKET DATA

        In this prospectus we rely on and refer to information and statistics regarding the food industry. We obtained this information and these statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable. Unless otherwise indicated, all statements in this prospectus regarding market share and brand position are measured by retail dollar share.

TRADEMARKS

        AC'CENT®, B&G®, B&M®, B&G BLOCH GUGGENHEIMER® (logo), B&G SANDWICH TOPPERS®, BRER RABBIT®, COZY COTTAGE®, JOAN OF ARC®, LAS PALMAS®, MAPLE GROVE FARMS OF VERMONT®, ORTEGA®, POLANER, POLANER ALL FRUIT®, REGINA, SA-SON AC'CENT®, TRAPPEY'S®, UNDERWOOD®, VERMONT MAID®, and WRIGHT's® are registered trademarks of our company or one of our subsidiaries and BLOCH & GUGGENHEIMER™, RED DEVIL™, SA-SON™ and UP-COUNTRY ORGANICS™ are trademarks of our company or one of our subsidiaries.

        EMERIL'S® is a registered trademark of Emeril's Food of Love Productions, L.L.C. All other trademarks used in this prospectus are trademarks or registered trademarks of their respective owners.

        Enhanced Income Securities (EISs)™ is a trademark used by RBC Capital Markets Corporation under license.

i

SUMMARY

        The following is a summary of the principal features of this offering of EISs and senior subordinated notes and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

        Simultaneously with the completion of this offering, B&G Foods, Inc. will be merged with and into B&G Foods Holdings Corp., the sole asset of which is the capital stock of B&G Foods, Inc. The surviving entity will be named B&G Foods, Inc. Throughout this prospectus, the terms "our," "we," "us," and "B&G Foods" refer to B&G Foods Holdings Corp. before the merger, and B&G Foods, Inc., after the merger, in each case together with their wholly owned subsidiaries, except where it is clear that the term refers only to B&G Foods individually or to B&G Foods, Inc. before the merger. We sometimes refer to B&G Foods Holdings Corp. as "B&G Holdings." Our fiscal year is the 52 or 53 week reporting period ending on the Saturday closest to December 31. Our fiscal year 2003 ended on January 3, 2004.

Our Company

Overview

        We manufacture, sell and distribute a diverse portfolio of shelf-stable foods, many of which have leading retail market shares in our relevant markets. In general, we position our retail products to appeal to the consumer desiring a high quality and reasonably priced branded product. In our relevant retail markets, 10 of our branded products hold number one or two retail market share nationally or regionally or are unique products. We complement our retail product sales with a growing institutional and food service business. Over the past five years, we have achieved consistent growth in net sales and EBITDA through a combination of internal growth, including long-term licensing of a brand, plus the addition of eight brands through acquisitions, our most recent being the acquisition of the Ortega line of branded Mexican food products in August 2003.

        In fiscal 2003, our net sales and EBITDA were $328.4 million and $61.9 million, having increased at compound annual growth rates since fiscal 2001 of 8.3% and 6.9%, respectively. Our pro forma as adjusted net sales and EBITDA for the latest twelve months ended July 3, 2004, reflecting the full year impact of the Ortega acquisition, were $377.9 million and $73.4 million, respectively. During the nine months ended July 3, 2004, which includes the results of the Ortega line of products after the completion of the integration of the acquired assets into our existing business, our net sales, EBITDA and EBITDA margin were $285.6 million, $56.0 million and 19.6%, respectively, compared to net sales, EBITDA and EBITDA margin of $222.5 million, $40.3 million and 18.1%, respectively, for the comparable period in the prior year nine month period ended June 28, 2003.

        We sell and distribute our products through a multiple-channel sales and distribution system including to the following:

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  supermarket warehouses;

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  distributors and food service accounts;

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  mass merchants, warehouse clubs and other non-food outlets;

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  specialty food distributors;

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  direct-store-organization on a regional basis to individual grocery stores in the greater New York Metropolitan area; and

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  catalogs and the Internet.

Products and Markets

        The following is a brief description of the products we offer under our brands:

Brand	Products	2003 Net Sales (Dollars in thousands)		Contribution to 2003 Pro Forma Net Sales

	Salsa, spices, peppers, taco sauces, taco kits, Mexican ingredients and taco shells	$79,831	*	21.3%
	Pure maple syrup, gourmet salad dressings, marinades and pancake mixes	48,680		13.0%
	Pickles, relishes, peppers, olives and other related specialty items	46,259		12.4%
	Fruit-based spreads and wet spices	35,959		9.6%
	Seasonings, salad dressings, marinades, pepper sauces, pasta sauces, mustard and salsa	25,395		6.8%
	Brick-oven baked beans and brown bread	24,465		6.5%
	Meat spreads, including deviled ham, chicken and roast beef	22,431		6.0%
	Mexican ingredients, including enchilada sauce, jalapenos, green chilis and crushed tomatillos	20,588		5.5%
	All-natural flavor enhancer used generally on beef, poultry, fish and vegetables	17,709		4.7%
	Peppers and hot sauces	14,012		3.7%
	Vinegars and cooking wines	11,667		3.1%
	Canned recipe beans	11,390		3.0%
	Liquid smoke	5,460		1.5%
	Flavor enhancer used primarily on beef, poultry, fish and vegetables	4,787		1.3%
	Regular and blackstrap molasses	3,074		0.8%
	Maple-flavored syrup	3,106		0.8%

	Total Pro Forma Net Sales	$374,813	*	100.0%

*
Pro forma for the Ortega acquisition.

Our Strengths

        We have experienced consistent net sales growth, strong operating margins and stable and growing free cash flow over the past five years due to the following competitive strengths:

        Portfolio of brands with leading market positions.    We have assembled a diverse portfolio of 16 brands consisting primarily of high margin products with strong market positions. We believe our portfolio of brands and products provides us with financial stability, cash flow diversity and the ability to mitigate the financial impact of seasonality or competitive pressure against any single brand or product.

        Diversity of customers and distribution channels.    We have strong representation in most U.S. food distribution channels and have a broad customer base. The diversity of our multiple-channel sales and distribution system enhances the stability of our financial results and our ability to capitalize on growth trends within a number of these distribution channels.

        Experienced management team.    We have an experienced management team, averaging over 28 years of industry experience and 16 years of experience with our company or our predecessor company.

        Successful track record of acquisitions and integration.    Since 1996, we have acquired and successfully integrated 16 shelf-stable brands. We seek to acquire shelf-stable products with leading market positions, high and sustainable margins and identifiable growth opportunities.

        Disciplined approach to operations.    We bring a disciplined approach to operations through a detailed budgeting process, daily review of our results and by providing employees with incentives to meet operating targets and improve cash flows. We have realized consistent EBITDA margins over the past three years, increasing these margins to 18.9% in fiscal 2003. During the nine months ended July 3, 2004, our EBITDA margins were 19.6%, as compared to EBITDA margins of 18.1% during the comparable nine month period ended June 28, 2003, reflecting the positive impact of the integration of the Ortega line of products into our existing business platform.

Business Strategy

        Our goal is to continue to increase sales, profitability and free cash flow by enhancing our existing portfolio of branded shelf-stable products and by capitalizing on our competitive strengths. We intend to implement our strategy through the following initiatives:

        Profitably grow established brands.    We have identified numerous opportunities to profitably grow our established brands through increased and focused consumer marketing and trade support.

        Leverage our unique multiple-channel sales and distribution system.    Our unique multiple-channel sales and distribution system allows us to capitalize on growth opportunities quickly and efficiently. We continue to strengthen our sales and distribution system in order to realize distribution economies of scale and provide an efficient, national platform for new products and product line extensions.

        Introduce new products.    We intend to introduce new products and product line extensions within our existing portfolio of brands and under new brands that we may license.

        Capitalize on higher growth segments of the food industry.    We intend to continue to focus on segments of the processed food industry characterized by high growth and high margins, such as the Mexican and other ethnic food segments, enabling us to leverage our distribution platform.

        Expand brand portfolio with new licensing arrangements and selective acquisitions.    We introduced our Emeril's brand products through a licensing arrangement with celebrity chef Emeril Lagasse in

September 2000. Since introduction, we have been able to expand our Emeril's brand product line and retail distribution rapidly. We intend to pursue additional licensing arrangements with third parties to introduce and market other products. Additionally, we intend to expand our brand portfolio by making selective acquisitions of businesses that enhance our existing business platform and provide us with the opportunity to grow our free cash flow.

The Transactions

        Concurrently with this offering we will:

  •
  effect a number of internal corporate transactions, including merging B&G Foods, Inc. with B&G Foods Holding Corp., recapitalizing the equity interests of our existing stockholders, including, among other things, the conversion of each share of existing common stock into 109.8901 shares of Class B common stock;

  •
  enter into a $30.0 million senior secured revolving credit facility, which we refer to as the new revolving credit facility; and

  •
  offer $240.0 million aggregate principal amount of 8.0% senior notes due 2011.

        The closing of this offering is conditioned upon our completion of these transactions.

        We are selling 17,391,305 EISs and an additional $22.8 million aggregate principal amount of senior subordinated notes (not in the form of EISs) as part of this offering. We will receive aggregate net proceeds of $494.6 million from this offering of EISs and additional senior subordinated notes and the concurrent offering of senior notes after deducting underwriting discounts, commissions and other estimated offering expenses.

        We will use the net proceeds of this offering and the concurrent offering of senior notes and cash on hand:

  •
  to repay all outstanding borrowings under, and terminate, our current senior secured credit facility, which we refer to as our existing senior credit facility;

  •
  to retire our $220.0 million aggregate principal amount outstanding 9 5/8% senior subordinated notes due 2007, which we refer to as our existing senior subordinated notes;

  •
  to repurchase all of our outstanding preferred stock from our existing stockholders; and

  •
  all remaining net proceeds will be used to repurchase 2,704,334 shares of our outstanding Class B common stock, options and warrants from our existing stockholders. Because we intend to use all remaining net proceeds to buy a fixed number of shares of Class B common stock from our existing stockholders, if the net proceeds that we receive in this offering are greater or less than anticipated, the price per share that we pay to our existing stockholders to redeem their shares of Class B common stock could be higher or lower than the price per share allocated to the Class A common stock included within the EISs. We do not intend to use any such additional proceeds for any other purpose.

        If the underwriters exercise their over-allotment option with respect to the EISs in full, we will use all of the additional net proceeds to repurchase 5,231,335 shares of our then outstanding Class B common stock and warrants from Bruckmann, Rosser, Sherrill & Co., L.P. (whom we refer to in this prospectus as our sponsor investor), Canterbury Mezzanine Capital II, L.P., Protostar Equity Partners, L.P. (whom we refer to in this prospectus collectively with our sponsor investor as our existing financial investors) and certain other non-management stockholders.

        We refer to this offering, our entering into the new credit facility, the concurrent offering of senior notes, the repayment in full and termination of the existing senior credit facility, the repurchase of a portion of the outstanding Class B common stock including outstanding warrants and options for our Class B common stock and all the preferred stock of our existing stockholders, the internal corporate transactions and the retirement of our existing senior subordinated notes collectively as the Transactions. We refer to all of the Transactions other than this offering as the other Transactions. Each of the Transactions described above is conditioned upon our completion of the other Transactions.

        The following table illustrates the sources and uses of the funds for the Transactions, assuming the Transactions all occurred on July 3, 2004.

Total Sources and Uses of Funds
(Dollars in thousands)

Sources(1)	Amount
EISs offered hereby(2)	$260,870
12.0% senior subordinated notes due 2016 sold separately	22,800
8.0% senior notes due 2011	240,000
Cash on hand(3)	7,082

Total sources	$530,752

Uses	Amount
Repayment of existing senior credit facility(4)	$148,954
Retirement of existing senior subordinated notes(5)	228,823
Repurchase of Class B common stock, preferred equity, options and warrants from existing investors(6)(7)(9)	113,860
Transaction fees, prepayment penalties, expenses and transaction bonuses(8)(9)	39,115

Total uses	$530,752

(1)
We do not expect any borrowings under the new revolving credit facility upon the completion of the Transactions.

(2)
If the over-allotment option with respect to the EISs is exercised in full, the net proceeds from this offering of EISs and additional senior subordinated notes and the concurrent offering of senior notes are expected to be approximately $531.3 million.

(3)
Immediately following the closing of the Transactions, we expect to have a minimum of $10.0 million of cash on our consolidated balance sheet.

(4)
Reflects the repayment of $149.0 million of term loan borrowings under our existing senior credit facility and accrued and unpaid interest. The proceeds of the six-year term loan and of certain drawings under the five-year revolving credit facility were used to fund the acquisition of the Ortega line of products and to pay related transaction fees and expenses and to fully pay off our remaining obligations under the term loan of our then-existing term loan agreement. With respect to our existing senior credit facility, interest is determined based on several alternative rates, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin (4.59% at July 3, 2004). We have no revolving credit facility borrowings under our existing senior credit facility.

(5)
Reflects the retirement of $220.0 million aggregate principal amount of our existing 9 5/8% senior subordinated notes due 2007 plus accrued and unpaid interest.

(6)
Reflects the repurchase of all of our issued and outstanding 13% Series A cumulative preferred stock, 13% Series B cumulative preferred stock and Series C senior preferred stock.

(7)
Reflects the repurchase of 2,704,334 shares of our outstanding Class B common stock, including all of our outstanding options and a portion of our outstanding warrants to purchase Class B common stock. If the underwriters exercise their over-allotment option in full, we will use all of the additional net proceeds to repurchase an additional 5,231,335 outstanding shares of our Class B common stock, including all of our remaining outstanding warrants, owned by certain of our existing stockholders. The holders of the existing warrants have notified us that any existing warrants not repurchased by us upon the initial closing of the Transactions or on or prior to the date of expiration of the underwriters' over-allotment option will be exercised on such expiration date, and all holders of these remaining warrants will receive shares of Class B common stock pursuant to the terms of their warrants.

(8)
Includes (i) $20.4 million of debt issuance costs related to the Transactions, (ii) fees associated with the Class A common stock portion of the EISs of $10.4 million and (iii) other costs of $10.0 million which will be expensed when incurred. Of these fees, $1.7 million have been paid as of July 3, 2004.

(9)
Our board of directors has approved in principle a transaction bonus plan that will provide our six most senior executive officers upon completion of this offering cash compensation in an aggregate amount, if any, equal to the amount by which the aggregate value of the Class B common stock retained by all members of our management plus the aggregate cash proceeds they receive upon the repurchase of their existing equity does not equal at least 10% of the total equity value of our company. We estimate the total compensation payable to the six most senior executive officers will be approximately $4.5 million (or $4.9 million if the underwriters' over-allotment option is exercised in full). Any such cash compensation paid to the six most senior executive officers will reduce the cash proceeds of the Transactions available to repurchase our existing equity and will not result in any increase in borrowings under our new revolving credit facility or reduce the amount of cash on our consolidated balance sheet at the closing date.

        The closing of this offering of EISs and additional senior subordinated notes is conditioned upon our completion of the other Transactions.

        New Revolving Credit Facility.    Concurrently with this offering, we will enter into a $30.0 million new senior secured revolving credit facility. The new revolving credit facility will have a five-year maturity. The new revolving credit facility contains restrictions on our ability to pay dividends on the shares of Class A common stock that constitute the EISs and our Class B common stock. The new revolving credit facility will be undrawn at closing, and we expect to have $29.4 million of availability immediately following the offering (net of $0.6 million reserved for issued and outstanding letters of credit). See "Description of Certain Indebtedness—New Revolving Credit Facility" for a summary of the terms of the new revolving credit facility.

        Senior Notes.    Concurrently with this offering, we will offer $240.0 million aggregate principal amount of 8.0% senior notes due 2011. The indenture governing the senior notes will contain restrictions on our ability to pay dividends on the shares of Class A common stock included in the EISs and our Class B common stock. See "Description of Certain Indebtedness—New Senior Notes."

        Retirement of the Existing Senior Subordinated Notes.    The existing senior subordinated notes bear cash interest at a rate of 9 5/8% per year. Immediately following and subject to the completion of the Transactions, we intend to retire the $220.0 million aggregate principal amount outstanding of the existing senior subordinated notes.

        Repayment of the Existing Senior Credit Facility.    The existing senior credit facility consists of a term loan and a revolving credit facility. We expect to repay the outstanding principal amount outstanding under the existing senior credit facility of $149.0 million, consisting entirely of term loan borrowings, plus accrued and unpaid interest. These term loan borrowings bear interest at LIBOR plus an applicable margin (4.59% as of July 3, 2004). The terms of the existing senior credit facility allow us to prepay without premium or penalty.

Our Existing Stockholders

        Our existing financial investors, selected members of management and certain others, are the owners of all of our outstanding preferred stock, Class B common stock, options and warrants.

        Upon consummation of the Transactions, our existing financial investors will beneficially own 11,502,065 shares of our outstanding Class B common stock, representing approximately 38.1% of our outstanding capital stock (or 6,270,730 shares, representing approximately 22.8% of our outstanding capital stock, if the over-allotment option with respect to the EISs is exercised in full), and selected members of management will own 1,285,716 shares of our outstanding Class B common stock, representing approximately 4.3% of our outstanding capital stock (or 1,285,716 shares, representing approximately 4.7% if the over-allotment option with respect to the EISs is exercised in full). Following the fifth anniversary of the closing of this offering, holders of our Class B common stock may demand registration of their Class B common stock. In addition, beginning on the 181st day following this offering, the holders of our Class B common stock may sell shares of Class B common stock to a third party in a private sale (other than to the public), subject to certain restrictions. See "Certain Relationships and Related Transactions—Stockholders Agreement and Registration Rights Agreement—Stockholders Agreement."

Other Information About This Prospectus

        Unless we specifically state otherwise, the share, per share, option and warrant information included in this prospectus reflect the conversion in the merger of B&G Foods, Inc. with and into B&G Holdings of each of the shares of our existing common stock (which we refer to as our Class B common stock) into 109.8901 shares of our Class B common stock to become effective simultaneously with the closing of this offering.

        The information in this prospectus, unless otherwise indicated, does not take into account the exercise by the underwriters of their over-allotment option with respect to the EISs.

        Throughout this prospectus we use the terms "EBITDA" and "EBITDA margin," which are not indicators of performance or other measures determined in accordance with Generally Accepted Accounting Principles in the United States (GAAP) and are fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Unless the context otherwise requires, references in this prospectus to the "offering" refer collectively to the offering of EISs, including the shares of Class A common stock and senior subordinated notes represented by such EISs, and $22.8 million aggregate principal amount of senior subordinated notes offered separately (not in the form of EISs).

Our Corporate Information

        We are a Delaware corporation. Our corporate headquarters are located at Four Gatehall Drive, Suite 110, Parsippany, New Jersey 07054, and our telephone number is (973) 401-6500. Our web site address is www.bgfoods.com. The information contained on our web site is not part of this prospectus and is not incorporated in this prospectus by reference.

Credit Ratings

        On May 4, 2004, Standard & Poor's Ratings Services and Moody's Investors Service issued press releases announcing changes to our corporate credit ratings. Standard & Poor's lowered our corporate credit and existing senior secured debt ratings to 'B' from 'B+' and lowered our existing subordinated debt ratings to 'CCC+' from 'B-'. Standard & Poor's assigned a 'BB-' rating to our new revolving credit facility, a 'B' rating to our senior notes and a 'CCC+' rating to our senior subordinated notes (including the senior subordinated notes comprising EISs). These ratings reflect, among other things, the impact of the offering of the EISs and the other Transactions. Moody's lowered our senior implied rating to 'B2' from 'B1' and our unsecured issuer rating to 'B3' from 'B2'. Moody's assigned a 'B1' rating to our new revolving credit facility, a 'B2' rating to our senior notes and a 'Caa1' rating to our senior subordinated notes (including the senior subordinated notes comprising EISs). The assignments of ratings by both Standard & Poor's Ratings Services and Moody's Investors Service are subject to review of final documentation. We expect ratings for our existing senior credit facility and existing senior subordinated notes will be withdrawn by both Standard & Poor's and Moody's upon closing of the Transactions.

The Offering

Summary of the EISs and Senior Subordinated Notes

        We are offering 17,391,305 EISs at an initial public offering price of $15.00 per EIS, and $22.8 million aggregate principal amount of additional senior subordinated notes sold separately (not in the form of EISs).

What are EISs?

        EISs, or Enhanced Income Securities, are units comprised of our Class A common stock and senior subordinated notes. Each EIS initially represents one share of our Class A common stock and one 12.0% senior subordinated note with $7.15 principal amount.

What payments can I expect to receive as a holder of EISs or senior subordinated notes?

        You will be entitled to receive quarterly interest payments at an annual rate of 12.0% of the aggregate principal amount of senior subordinated notes held separately or represented by your EISs, or approximately $0.858 per EIS, or per senior subordinated note held separately, per year.

        You may also receive quarterly dividend payments on the shares of Class A common stock represented by your EISs if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then existing indebtedness. The new revolving credit facility and the indentures governing our senior notes and our senior subordinated notes will each contain restrictions on our ability to declare and pay dividends on our Class A and Class B common stock. We intend to make our first dividend payment on our Class A common stock on January 30, 2005, to holders of record as of December 31, 2004. Such dividend payment will be a partial quarterly dividend payment for the period commencing on the date of completion of this offering and ended on January 1, 2005. We intend to make our first dividend payment on our Class B common stock on February 20, 2006, to holders of record as of December 31, 2005. Such dividend payment will be an annual dividend payment for the year ending December 31, 2005. Under our dividend policy, we intend to pay quarterly dividends of $0.212 per share of Class A common stock through the first four full quarterly dividend payment periods following the closing of this offering, and we intend to pay an annual dividend per share of Class B common stock equal to Class B Available Cash (as defined herein under "Dividend Policy and Restrictions—General") for that period, divided by the number of shares of Class B common stock outstanding on the record date for such period, subject to the subordination provisions described herein under "Description of Capital Stock—Common Stock." Assuming we pay quarterly and annual dividends as intended under our dividend policy, and assuming our EBITDA for the twelve months ended December 31, 2005 were equal to our pro forma as adjusted EBITDA for the twelve months ended July 3, 2004 ($73.4 million), this would equate to $0.848 of dividends per share of Class A common stock and $0.665 per share of Class B common stock for the period beginning January 2, 2005 through December 31, 2005, the first four full quarterly dividend payment periods and the first annual dividend payment period, respectively, following the closing of this offering. However, notwithstanding the dividend policy, the amount of dividends, if any, for each quarterly dividend payment date, including the January 30, 2005 dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth in the indentures governing our senior subordinated notes and our senior notes and the terms of our new revolving credit facility, provisions of applicable law and other factors that our board of directors may deem relevant.

        Dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Furthermore, our board of directors may, in its sole discretion, modify or repeal this dividend policy at any time. We cannot assure you that we will pay dividends at the level set forth above or at all. See "Dividend Policy and Restrictions" and "Risk Factors—You may not receive the level of dividends provided for in the dividend policy our board of directors will adopt upon the closing of this offering, or any dividends at all."

        We intend to make interest payments on our senior subordinated notes and, if declared, dividend payments on our Class A common stock on January 30, April 30, July 30 and October 30 of each year to holders of record on the preceding December 31, March 31, June 30 and September 30, respectively. We intend to make annual dividend payments on our Class B common stock, if declared, on February 20 of each year to holders of record on the preceding December 31. Subsequent to January 2, 2010, we intend to pay dividends on our Class B common stock quarterly on January 30, April 30, July 30 and October 30 of each year to holders of record on the preceding December 31, March 31, June 30 and September 30.

Will my rights as a holder of an EIS be any different than the rights of a beneficial owner of separately held Class A common stock and senior subordinated notes?

        No. As a holder of EISs, you are the beneficial owner of Class A common stock and senior subordinated notes represented by your EISs. As such, through your broker or other financial institution and The Depository Trust Company, or DTC, you will have exactly the same rights, privileges, and preferences, including rights to receive distributions and interest, rights and preferences in the event of a default under the indenture governing our senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and senior subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

Do I have voting rights as a holder of EISs?

        Yes. As a holder of EISs, you will be able to vote with respect to the underlying shares of Class A common stock. The existing financial investors, along with select members of our management, through their ownership of shares of Class B common stock, will own 42.4% of the voting power of our common stock outstanding immediately following the offering of the EISs (or 27.4% if the over-allotment option with respect to the EISs is exercised in full). Shares of our Class A common stock and shares of our Class B common stock are entitled to the same voting rights per share and vote together as a single class on all matters with respect to which holders are entitled to vote. Therefore, the existing financial investors, and selected members of our management, or their transferees, will greatly influence the outcome of all matters presented to our stockholders for a vote unless the underwriters exercise their over-allotment option with respect to the EISs. In addition, so long as our sponsor investor holds 10% or more of the outstanding shares of Class A and Class B common stock in the aggregate, holders of our Class B common stock will have the exclusive right to elect two directors to the board of directors.

What will happen to the EIS units I hold upon a stock split, recombination or reclassification of the Class A common stock?

        The ratio of Class A common stock to principal amount of senior subordinated notes represented by an EIS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we effect a two-for-one stock split of our Class A common stock, from and after the effective date of the stock split, each EIS will represent two shares of Class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each EIS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented.

Can I separate my EISs into shares of Class A common stock and senior subordinated notes or recombine shares of Class A common stock and senior subordinated notes to form EISs?

        Yes. Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, through their broker or other financial institution, separate the EISs into shares of Class A common stock and senior subordinated notes represented thereby at any time after the earlier of 45 days from the date of original issuance of the EISs or the occurrence of a change of control. Similarly, any holder of shares of Class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, recombine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. Separation and recombination of EISs may involve transaction fees charged by your broker and/or financial intermediary.

Will the EISs be listed on an exchange?

        Yes. The EISs have been approved for listing on the American Stock Exchange under the trading symbol "BGF."

Will the senior subordinated notes or shares of our Class A common stock represented by the EISs be separately listed on an exchange?

        The senior subordinated notes represented by the EISs and the additional senior subordinated notes sold separately (not in the form of EISs) will not be listed on any exchange. Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange until a sufficient number of shares are held separately and not in the form of EISs as may be necessary to satisfy applicable listing requirements. We will apply to list the shares of our Class A common stock for separate trading on the American Stock Exchange (or any other exchange or quotation system on which the EISs are then listed, or were previously listed) when the shares of Class A common stock held separately and not in the form of EISs satisfy applicable listing requirements for a period of 30 consecutive trading days. The senior subordinated notes and Class A common stock represented by the EISs will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, unless they are purchased by affiliates as that term is defined in Rule 144 under the Securities Act.

Will the additional senior subordinated notes to be sold separately (not in the form of EISs) be the same as the senior subordinated notes issued as a component of the EISs?

        Yes. The additional senior subordinated notes to be sold separately (not in the form of EISs) will be substantially identical to the senior subordinated notes represented by EISs and will be part of the same series of notes and issued under the same indenture. Accordingly, holders of additional senior subordinated notes sold separately (not in the form of EISs) and holders of senior subordinated notes represented by EISs will vote together as a single class, in proportion to the aggregate principal amount of notes they hold, on all matters on which holders of senior subordinated notes are entitled to vote under the indenture governing the senior subordinated notes.

In what form will EISs and the securities represented by the EISs and the additional senior subordinated notes sold separately be issued?

        The EISs and the securities represented by the EISs and the additional senior subordinated notes sold separately (not in the form of EISs) will initially be issued in book-entry form only. This means that you will not be a registered holder of EISs or the securities represented by the EISs or the additional senior subordinated notes sold separately (not in the form of EISs), and you will not receive a certificate for your EISs or the securities represented by the EISs or the additional senior subordinated notes sold separately (not in the form of EISs). You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of EISs and additional senior subordinated notes. Following the separation, if any, of your EISs into the component Class A common stock and senior subordinated notes, the Class A common stock and the senior subordinated notes may be held in book-entry form or, if requested by you, the Class A common stock in registered form.

        A registered holder of Class A common stock, including a holder of EISs that requests that the EISs be separated, has the right to obtain a certificate representing its shares of Class A common stock. If a holder of EISs requests certificated shares of Class A common stock, such holder's EISs must be split into the component Class A common stock and senior subordinated notes, and for so long as the shares of Class A common stock are held in separately certificated form, the shares of Class A common stock may no longer be eligible for inclusion in DTC's book-entry clearance and settlement system described under the heading "Description of Enhanced Income Securities (EISs)
—Book-Entry Clearance and Settlement." However, if a holder of separately certificated shares of Class A common stock is subsequently willing to forgo being a registered holder of shares and deposits the shares in an eligible institution, those shares of Class A common stock may again become DTC eligible.

        EISs and, subject to certain exceptions described under "Description of Senior Subordinated Notes—Exchange of Global Notes for Certificated Notes," the senior subordinated notes may only be held in book-entry form.

Will my EISs automatically separate into shares of Class A common stock and senior subordinated notes upon the occurrence of certain events?

        Yes. Separation of all of the EISs will occur automatically upon the redemption of all or a portion of the senior subordinated notes, upon maturity of the senior subordinated notes or upon certain bankruptcy events. See "Description of the Enhanced Income Securities (EISs)—Automatic Separation."

What will happen if B&G Foods issues additional EISs or senior subordinated notes of the same series in the future?

        We may conduct future financings by selling additional EISs or senior subordinated notes of the same series, which will have terms that are identical to those of the EISs or senior subordinated notes (not in the form of EISs) being sold in this offering, except that if EISs are issued 45 days or more from the closing of this offering, they will be immediately separable, and if they are issued less than 45 days from the closing of this offering, they will be separable on the same date as the EISs issued hereunder may separate. Additional EISs will represent the same proportions of Class A common stock and senior subordinated notes as are represented by the then outstanding EISs. Although the senior subordinated notes represented by such EISs or sold separately (as the case may be) will have terms that are substantially identical (except for the issuance date) to the senior subordinated notes being sold in this offering and will be part of the same series of senior subordinated notes for all purposes under the indenture, it is possible that the new senior subordinated notes will be sold with original issue discount (referred to as OID) for U.S. federal income tax purposes. If such senior subordinated notes are issued with OID, or any senior subordinated notes are issued after an issuance of notes with OID, all holders of EISs of the same series (including the EISs being offered hereby) and of outstanding senior subordinated notes not held in EISs (including the senior subordinated notes being offered hereby) will automatically exchange a ratable portion of their outstanding senior subordinated notes for a portion of the new senior subordinated notes, whether held directly or in the form of EISs, and will thereafter hold a unit consisting of new senior subordinated notes and old senior subordinated notes with a new CUSIP number or a new EIS (consisting of such note unit and Class A common stock) with a new CUSIP number. As a result of such exchanges, we intend to allocate and report the OID associated with the sale of the new senior subordinated notes among all holders of senior subordinated notes on a pro rata basis, which may adversely affect your tax treatment. See "—What will be the U.S. federal income tax considerations in connection with a subsequent issuance of senior subordinated notes of the same series?" In addition, if such senior subordinated notes are issued with OID, holders of such senior subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or a bankruptcy of the issuer prior to the maturity of the senior subordinated notes. See "Risk Factors—Holders of subsequently issued senior subordinated notes may not be able to collect their full stated principal amount prior to maturity."

        We will immediately file with the Securities and Exchange Commission a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of EIS components or changes in OID attributed to the senior subordinated notes.

What will be the U.S. federal income tax consequences of an investment in EISs?

        Certain aspects of the U.S. federal income tax consequences of the purchase, ownership, and disposition of the EISs being offered hereby are not entirely clear. We intend to treat the purchase of EISs in this offering as the purchase of shares of our Class A common stock and senior subordinated notes and, by purchasing EISs, you will agree to such treatment. Under the terms of the indenture governing the senior subordinated notes, by acceptance of a beneficial ownership interest in the senior subordinated notes, you will be deemed to have agreed to allocate the purchase price of the EISs between those shares of Class A common stock and senior subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis. We will report the initial fair market value of each share of Class A common stock as $7.85 and the initial fair market value of each of our 12.0% senior subordinated notes as $7.15. By purchasing EISs, you will agree to and be bound by this allocation.

        We believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, this position may not be sustained if challenged by the IRS. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then all or a portion of the stated interest on the senior subordinated notes could be treated as a dividend (but would likely not qualify for the special dividend rate described below), and would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income and significantly reduce our future cash flow available to make dividend and interest payments on our common stock and senior subordinated notes. In addition, if any payments were treated as dividends, such payments to holders of our EISs or senior subordinated notes (not in the form of EISs) who are not U.S. persons would generally be subject to U.S. federal withholding taxes at rates of up to 30%. Payments to non-U.S. holders would not be grossed-up on account of any such taxes.

        Dividends, if any, paid on the Class A common stock through 2008, under current legislation and to the extent those dividends are paid out of our earnings and profits, will be generally taxable to you, if you are an individual, at long-term capital gains rates. Interest income on the senior subordinated notes will be taxable to you at ordinary income rates.

What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes of the same series?

        The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) pursuant to an offering by us of EISs or senior subordinated notes of the same series are not clear. The indenture governing the senior subordinated notes and the agreements with DTC will provide that, in the event there is a subsequent issuance by us of senior subordinated notes of the same series with a new CUSIP number having substantially identical terms as the senior subordinated notes (or any issuance of senior subordinated notes thereafter), each holder of senior subordinated notes or EISs (as the case may be) agrees that a portion of such holder's senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes and the records of any record holders of the senior subordinated notes will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of senior subordinated notes or EISs (as the case may be) will own an inseparable unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder (and, for any such holder of EISs, such inseparable unit composed of senior subordinated notes will be included in such holder's EISs). However, the aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. It is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. Regardless of whether the exchange is treated as a taxable event, such exchange may result in holders having to include OID in taxable income as it accrues on the senior subordinated notes, in addition to stated interest, and to suffer other potentially adverse U.S. federal income tax consequences. Because a subsequent issuance will affect the senior subordinated notes in the same manner regardless of whether the senior subordinated notes are held as part of EISs or directly, the recombination of senior subordinated notes and shares of Class A common stock to form EISs or the separation of EISs should not affect your tax treatment. See "Material U.S. Federal Income Tax Considerations."

        Following the subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and EISs, and each holder of senior subordinated notes and EISs will, by purchasing EISs, agree to report OID in a manner consistent with this approach. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders' reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of the EISs and senior subordinated notes and could adversely affect the market for EISs and senior subordinated notes.

        Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the EISs or instruments similar to the EISs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the EISs. For additional information, see "Material U.S. Federal Income Tax Considerations."

Summary of the Common Stock

Issuer	B&G Foods Holdings Corp.
Shares of Class A common stock to be outstanding following the offering	17,391,305 shares (or 20,000,000 shares if the underwriters exercise their over-allotment option with respect to the EISs in full).
Shares of Class B common stock to be outstanding following the offering	12,787,781 shares (or 7,556,446 shares if the underwriters exercise their over-allotment option with respect to the EISs in full).
Total shares of common stock to be outstanding following the offering	30,179,086 shares (or 27,556,446 shares if the underwriters exercise their over-allotment option with respect to the EISs in full).
Voting rights
Subject to applicable law, each outstanding share of our Class A and Class B common stock will carry one vote per share and will vote together as a single class on all matters presented to the stockholders for a vote, except that so long as our sponsor investor, together with its affiliates, beneficially owns more than 10% of the outstanding shares of Class A and Class B common stock in the aggregate on a fully-diluted basis, the holders of our Class B common stock will have the exclusive right to elect two directors to our board of directors.
Listing
The shares of our Class A common stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" as this term is defined in Rule 144 under the Securities Act of 1933. Our shares of Class A common stock will not initially be listed for separate trading on the American Stock Exchange. We will apply to list the shares of Class A common stock for separate trading on the American Stock Exchange (or any other exchange or quotation system on which the EISs are then listed, or were previously listed) when the shares held separately and not in the form of EISs satisfy applicable listing requirements for a period of 30 consecutive trading days as described under "Description of Enhanced Income Securities (EISs)." Our shares of Class B common stock will not be listed for separate trading and will have limitations on their transferability.
Dividends
Prior to the completion of this offering, our board of directors will adopt a dividend policy that reflects a basic judgment that our stockholders would be better served if we distributed our cash available to pay dividends to them instead of retaining it in our business. Under this policy, cash generated by our company in excess of operating needs, interest and principal payments on indebtedness, capital expenditures sufficient to maintain our properties and other assets and $6.0 million of dividend restricted cash (that can be used for the payment of dividends on the Class A common stock or for any other purpose other than the payment of dividends on the Class B common stock) would in general be distributed as regular quarterly and annual cash dividends (up to the intended dividend rates set forth below) to the holders of our Class A and Class B common stock, respectively, and not be retained by us as cash on our consolidated balance sheet.

You will receive quarterly dividends on our Class A common stock if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then outstanding indebtedness. Specifically, the senior subordinated notes indenture, our new revolving credit facility and the senior notes indenture will each restrict our ability to declare and pay dividends on our Class A and Class B common stock as described in detail under "Dividend Policy and Restrictions."

Our board of directors currently intends to declare regular quarterly dividends on our Class A common stock and, subject to the subordination provisions described herein, regular annual dividends on our Class B common stock. We intend to make our first dividend payment on our Class A common stock on January 30, 2005, to holders of record as of December 31, 2004. Such dividend payment will be a partial quarterly dividend payment for the period commencing on the closing of this offering and ending on January 1, 2005. We intend to make our first dividend payment on our Class B common stock on February 20, 2006 to holders of record as of December 31, 2005. Such dividend payment will be an annual dividend payment for the year ending December 31, 2005. Under our dividend policy, we intend to pay quarterly dividends of $0.212 per share of Class A common stock through the first four full quarterly dividend payment periods following the closing of this offering, and we intend to pay an annual dividend per share of Class B common stock equal to Class B Available Cash (as defined herein under "Dividend Policy and Restrictions—General") for that period, divided by the number of shares of Class B common stock outstanding on the record date for such period, subject to the subordination provisions described herein under "Description of Capital Stock—Common Stock." Assuming we pay quarterly and annual dividends as intended under our dividend policy, and assuming our EBITDA for the twelve months ended December 31, 2005 were equal to our pro forma as adjusted EBITDA for the twelve months ending July 3, 2004 ($73.4 million), this would equate to $0.848 of dividends per share of Class A common stock and $0.665 per share of Class B common stock for the period beginning January 2, 2005 through December 31, 2005, the first four full quarterly dividend payment periods and the first annual dividend payment period, respectively, following the closing of this offering. The amount of dividends, if any, for each dividend payment date, including the January 30, 2005 dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth in the indentures governing our senior subordinated notes and our senior notes and the terms of our new revolving credit facility, provisions of applicable law and other factors that our board of directors may deem relevant.

Under our certificate of incorporation, for each annual dividend payment period after December 30, 2006 and through January 2, 2010, if we declare and pay dividends on our Class A common stock, the holders of our Class B common stock will have the right (subject to the subordination provisions described below) to dividend payments equal to Class B available for cash (or up to 1.1 times the amount of dividends paid per share to the holders of our Class A common stock). For quarterly periods subsequent to January 2, 2010, if we declare and pay dividends on our Class A common stock, the holders of our Class B common stock will be entitled to dividend payments of 1.1 times the amount paid per share to the holders of our Class A common stock.

Under our organizational documents, with respect to the annual dividend payment period in which the consummation of the offering occurs and through the dividend payment dates with respect to the quarterly and annual dividend payment periods ending January 2, 2010, dividends on our Class B common stock will be subordinated to the payment of dividends on our Class A common stock. Specifically,
•
an annual dividend on our Class B common stock may only be declared if we have declared and paid dividends on our Class A common stock at no less than the quarterly rate of $0.212 per share for each of the four full fiscal quarters corresponding to such annual dividend payment period of the Class B common stock; and
•
no dividends on our Class B common stock may be declared with respect to any period unless the "Class B Threshold Amount" (as defined under "Description of Capital Stock—Common Stock—Rights to Dividends and on Liquidation, Dissolution and Winding Up") as of the last day of such period is at least $10.0 million.

The subordination of dividends on our Class B common stock will be suspended upon the occurrence of any default or event of default under the indentures governing the senior notes and the senior subordinated notes and will become applicable again upon the cure of any default or event of default. Dividends on our Class B common stock will not be subordinated to dividends on our Class A common stock for any dividend period subsequent to January 2, 2010. If for any dividend payment date after the February 20, 2010 dividend payment date the amount of cash to be distributed is insufficient to pay dividends at the levels described above on our Class A and Class B common stock, any shortfall will reduce the dividends on the Class A and Class B common stock pro rata.

Dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Furthermore, our board of directors may, in its sole discretion, amend or repeal this dividend policy with respect to the Class A and Class B common stock at any time. Our board of directors may decrease the level of dividends for the Class A and Class B common stock below the intended dividend rates set forth above or discontinue entirely the payment of dividends. See "Dividend Policy and Restrictions" and "Risk Factors—You may not receive the level of dividends provided for in the dividend policy our board of directors will adopt upon the closing of this offering, or any dividends at all."
Dividend payment dates
We intend to pay dividends on our Class A common stock quarterly on January 30, April 30, July 30 and October 30 of each year to holders of record on the preceding December 31, March 31, June 30 and September 30, respectively, commencing January 30, 2005. We intend to pay dividends on our Class B common stock annually, subject to the subordination provisions described herein, on February 20 of each year to holders of record on the preceding December 31, commencing February 20, 2006. For years ending subsequent to January 2, 2010, we intend to pay dividends on our class B common stock quarterly on January 30, April 30, July 30 and October 30 of each year to holders of record on the preceding December 31, March 31, June 30 and September 30.

Summary of Our Senior Subordinated Notes

Issuer	B&G Foods Holdings Corp.
Senior subordinated notes to be outstanding following the offering	• $124.3 million aggregate principal amount represented by EISs (or $143.0 million aggregate principal amount if the underwriters exercise their over-allotment option with respect to the EISs in full); and
• $22.8 million aggregate principal amount sold separately (not in the form of EISs).
Interest rate	12.0% per annum.
Interest payment dates	Interest on the senior subordinated notes will be payable quarterly in arrears on January 30, April 30, July 30 and October 30 commencing on January 30, 2005.
Maturity date	The senior subordinated notes will mature on October 30, 2016, unless earlier redeemed at our option as described under "Description of Senior Subordinated Notes—Optional Redemption."
Optional redemption	We may not redeem the notes prior to October 30, 2009.
On and after October 30, 2009, we may redeem for cash all or part of the notes upon not less than 30 or more than 60 days' notice by mail to the owners of senior subordinated notes, at redemption prices described under "Description of Senior Subordinated Notes—Optional Redemption."
If we redeem any senior subordinated notes, the senior subordinated notes and Class A common stock represented by each outstanding EIS will be automatically separated.
Change of control	Upon the occurrence of a change of control, as defined under "Description of Senior Subordinated Notes—Change of Control," unless we have exercised our right to redeem all senior subordinated notes as described above, each holder of the senior subordinated notes will have the right to require us to repurchase that holder's senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes being repurchased, plus any accrued and unpaid interest to the date of repurchase. In order to exercise this right, a holder must separate the senior subordinated notes and Class A common stock represented by such holder's EISs.
Ranking	The senior subordinated notes will be unsecured obligations and will be subordinated in right of payment to all of our existing and future senior secured and senior unsecured indebtedness, including the indebtedness under our new revolving credit facility and our senior notes. The senior subordinated notes will rank pari passu in right of payment with all of our senior subordinated indebtedness. At July 3, 2004, after giving pro forma effect to the Transactions, including the use of proceeds contemplated in this prospectus, we would have had approximately $240.0 million of senior indebtedness and approximately $0.6 million of letters of credit.

Note guarantees	The senior subordinated notes will be jointly and severally and fully and unconditionally guaranteed by all of our existing domestic subsidiaries and certain future domestic subsidiaries on an unsecured and senior subordinated basis on the terms set forth in the indenture. The senior subordinated note guarantees will be subordinated in right of payment to all existing and future senior indebtedness of the guarantors, including the indebtedness under our new revolving credit facility and our senior notes. Our present foreign subsidiary, Les Produits Alimentaires Jacques et Fils Inc., and any future foreign or partially owned domestic subsidiaries will not be guarantors of our senior subordinated notes. At July 3, 2004, after giving pro forma effect to the Transactions, including the use of proceeds contemplated in this prospectus, the guarantors would have had, in the aggregate, approximately $240.0 million of senior indebtedness and approximately $0.6 million of letters of credit.
Restrictive covenants	The indenture governing the senior subordinated notes will contain covenants with respect to us and will restrict:
	•	the incurrence of additional indebtedness and the issuance of capital stock;
	•	the payment of dividends or distributions on, and redemption of, capital stock;
	•	a number of other restricted payments, including certain investments;
	•	specified creation of liens, sale-leaseback transactions and sales of assets;
	•	fundamental changes, including consolidation, mergers and transfers of all or substantially all of our assets; and
	•	specified transactions with affiliates.
The limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under "Description of Senior Subordinated Notes—Certain Covenants."
Procedures relating to subsequent issuances	The indenture governing the senior subordinated notes will provide that in the event we issue additional senior subordinated notes having substantially identical terms as the senior subordinated notes but a different CUSIP number (or any senior subordinated notes are issued thereafter), each holder of EISs or senior subordinated notes, as the case may be, agrees that a portion of such holder's senior subordinated notes, whether held as part of EISs or separately, will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any action by such holder, each holder of EISs or separately held senior subordinated notes, as the case may be, will own an indivisible unit composed of notes of each separate issuance in the same proportion as each holder. However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. The indenture governing the senior subordinated notes will permit issuances of additional notes for certain permitted purposes, subject to compliance with applicable debt covenants. The automatic exchange of notes summarized above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us with respect to the full amount of senior subordinated notes purchased by such holder. However, subsequent issuances of senior subordinated notes by us may adversely affect the tax and non-tax treatment of the EISs and senior subordinated notes. See "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize OID or taxable gain" and "Risk Factors—Holders of subsequently issued senior subordinated notes may not be able to collect their full stated principal amount prior to maturity."

Conditions to the offering	This offering will occur concurrently with and is conditioned upon the consummation of the other Transactions.
Listing	The senior subordinated notes will not be separately listed on any exchange.

Risk Factors

        You should carefully consider the information under the heading "Risk Factors" and all other information in this prospectus before investing in the EISs and the shares of our Class A common stock and/or senior subordinated notes.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following summary historical and pro forma financial consolidated data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Combined Financial Data" and our audited and unaudited consolidated financial statements and notes to those statements included in this prospectus. Our historical consolidated statement of operations data for the fiscal years ended December 29, 2001 (fiscal 2001), December 28, 2002 (fiscal 2002) and January 3, 2004 (fiscal 2003) have been derived from our audited consolidated financial statements, included elsewhere in this prospectus. Our historical consolidated statements of operations data for the twenty-six weeks ended June 28, 2003 and July 3, 2004 have been derived from our unaudited consolidated financial statements, included elsewhere in this prospectus.

        The following unaudited pro forma statement of operations data for the latest twelve months ended July 3, 2004 reflects the effect of our acquisition of the Ortega line of products as if it occurred on June 29, 2003. The unaudited pro forma as adjusted statement of operations data for the latest twelve months ended July 3, 2004 reflect our acquisition of the Ortega line of products, this offering and the other Transactions as if they had occurred on June 29, 2003. The unaudited pro forma and pro forma as adjusted consolidated financial data does not purport to represent what our results would have been if the acquisition of the Ortega line of products, this offering and the other Transactions had occurred at the dates indicated and it does not purport to represent a projection of our future results.

	Fiscal Year Ended						Twenty-six Weeks Ended				Latest Twelve Months Ended
													July 3, 2004
	December 29, 2001		December 28, 2002		January 3, 2004		June 28, 2003		July 3, 2004		July 3, 2004
													Pro Forma As Adjusted(11)
	Actual		Actual		Actual		Actual		Actual		Pro Forma(10)
							(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
	(Dollars in thousands, except ratios)
Statement of Operations Data(1):
Net sales	$279,779	(2)	$293,677		$328,356		$143,823		$184,412		$377,923		$377,923
Cost of goods sold	192,525		203,707		226,174		100,250		125,960		257,483		257,483

Gross profit	87,254		89,970		102,182		43,573		58,452		120,440		120,440
Sales, marketing and distribution expenses	34,922	(2)	35,852		39,477		16,405		22,220		46,759		46,759
General and administrative expenses	14,120	(3)	4,911		6,313	(6)	2,725	(6)	2,355		5,943		6,943
Management fees-related party	500		500		500		250		250		500		—
Environmental clean-up expenses	950		100		—		—		—		—		—

Operating income	36,762		48,607		55,892		24,193		33,627		67,238		66,738
Gain on sale of assets	(3,112	)(4)	—		—		—		—		—		—
Derivative gain	—		(2,524	)(5)	—		—		—		—		—
Interest expense, net	29,847		26,626		31,205		13,997		15,606		31,111		39,184

Income before income taxes	10,027		24,505		24,687		10,196		18,021		36,127		27,554
Income taxes	4,029		9,260		9,519		3,925		6,956		13,945		10,636

Net income	5,998		15,245		15,168		6,271		11,065		22,182		16,918
Less: preferred stock dividends accumulated and related charges	10,352		11,739		13,336		6,576		7,690		14,450		—

Net (loss) income available to common stockholders	$(4,354)		$3,506		$1,832		$(305)		$3,375		$7,732		$16,918

Other Financial Data(1):
EBITDA	$54,164	(7)	$56,431	(7)	$61,906	(7)	$26,934	(7)	$36,864	(7)	$73,863	(8)	$73,363	(8)
Net cash provided by operating activities	21,470		26,417		27,431		11,353		9,932		28,161		20,940
Capital expenditures	(3,904)		(6,283)		(6,442)		(3,065)		(3,394)		N/A		N/A
Payments for acquisition of business	—		—		(118,179)		—		—		N/A		N/A
Net cash proceeds from sale of assets	24,090		—		—		—		—		N/A		N/A
Net cash (used in) provided by financing activities	(39,998)		(19,351)		89,470		(10,176)		(750)		N/A		N/A
Senior debt / EBITDA(13)	3.1x		1.0x		2.4x		0.8x	(12)	2.1x	(12)	2.0x		3.3x
Total debt / EBITDA	5.3x		4.9x		6.0x		4.7x	(12)	5.1x	(12)	5.0x		5.3x
EBITDA / Cash interest expense(14)	1.9x		2.4x		2.3x		2.2x	(12)	2.5x	(12)	2.7x		2.0x

        The table below shows unaudited summary historical financial data for the nine months ended June 28, 2003 and July 3, 2004. The nine months ended July 3, 2004 includes results of the Ortega brand previously acquired on August 21, 2003. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Data" and our audited and unaudited consolidated financial statements and notes to those statements, included elsewhere in this prospectus.

        The results of operations for the nine months ended June 28, 2003 and July 3, 2004 are not necessarily indicative of the results to be expected for a full year.

	Nine Months Ended
	June 28, 2003	July 3, 2004
	(Unaudited)	(Unaudited)
	(Dollars in thousands)
Statement of Operations Data(1):
Net sales	$222,540	$285,635
Cost of goods sold	156,173	194,659

Gross profit	66,367	90,976
Sales, marketing and distribution expenses	25,775	35,478
General and administrative expenses	3,984	4,096
Management fees-related party	375	375
Environmental clean-up expenses	100	—

Operating income	36,133	51,027
Interest expense, net	20,836	23,588

Income before income taxes	15,297	27,439
Income tax expense	5,367	10,703

Net income	9,930	16,736
Less: preferred stock dividends accumulated and related charges	9,551	11,070

Net income available to common stockholders	$379	$5,666

Other Financial Data:
EBITDA(7)	$40,288	$56,046
Net cash provided by operating activities	23,496	29,667
Capital expenditures	4,080	5,437
Net cash used in financing activities	(15,175)	(13,125)

        The table below shows our summary balance sheet data as of July 3, 2004 on an actual basis derived from our unaudited consolidated financial statements, included elsewhere in this prospectus, and on an as adjusted basis to reflect the application of the proceeds of this offering and the effects of the other Transactions as if they had occurred on July 3, 2004.

	As of July 3, 2004
	Actual	As Adjusted
	(Unaudited)	(Unaudited)
	(Dollars in thousands)
Summary Balance Sheet Data:
Cash and cash equivalents	$13,926	$6,844
Net working capital(9)	68,054	85,950
Total assets	564,765	567,447
Total debt	368,162	387,148
Mandatorily redeemable preferred stock	46,298	—
Total stockholders' equity	57,992	106,103

(1)
The purchase method of accounting was used to account for the acquisition of the Ortega line of products from Nestlé Prepared Foods Company on August 21, 2003. We completed the sale of our wholly owned subsidiary, Burns & Ricker, Inc., to Nonni's Food Company, Inc. on January 17, 2001. Therefore, period to period comparisons may not be comparable.

(2)
Certain amounts in fiscal 2001 aggregating $52.7 million have been reclassified from sales, marketing and distribution expenses to a reduction of net sales in accordance with Emerging Issues Task Force (EITF) Issue No. 00-14, "Accounting for Certain Sales Incentives," and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services," as codified by EITF Issue No. 01-09. These EITF pronouncements, which we adopted in 2002, require us to classify certain coupon and promotional expenses as a reduction of net sales. The reclassification had no effect on operating income.

(3)
We adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," as of December 30, 2001. Effective December 30, 2001, we ceased the amortization of goodwill and trademarks. Amortization expenses related to goodwill and trademarks were $8.5 million in fiscal 2001.

(4)
The gain on sale of assets of $3.1 million relates to the sale of our wholly owned subsidiary, Burns & Ricker, to Nonni's Food Company, Inc. on January 17, 2001.

(5)
Derivative gain reflects the change in fair value over the life of our interest rate swap agreement from the date we entered into the agreement to the date the swap agreement was terminated.

(6)
General and administrative expenses include an unusual bad debt expense incurred for 2003 of $0.6 million ($0.4 million, net of taxes) relating to Fleming Companies, Inc., which filed for Chapter 11 Bankruptcy on April 1, 2003.

(7)
We define EBITDA as net income before interest expense, net, income taxes, depreciation and amortization. We believe that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt. We also present this discussion of EBITDA because covenants in our new revolving credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on this measure. EBITDA is not a substitute for operating income or net income, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Set forth below is a reconciliation of net income to EBITDA and a reconciliation of EBITDA to net cash provided by operating activities.

	Fiscal Year Ended			Twenty-six Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004
	Actual	Actual	Actual	Actual	Actual
				(Unaudited)	(Unaudited)
	(Dollars in thousands)
Net income	$5,998	$15,245	$15,168	$6,271	$11,065
Income taxes	4,029	9,260	9,519	3,925	6,956
Interest expense, net	29,847	26,626	31,205	13,997	15,606
Depreciation and amortization	14,290	5,300	6,014	2,741	3,237

EBITDA	54,164	56,431	61,906	26,934	36,864
Income tax expense	(4,029)	(9,260)	(9,519)	(3,925)	(6,956)
Interest expense, net	(29,847)	(26,626)	(31,205)	(13,997)	(15,606)
Deferred income taxes	3,832	5,532	4,382	2,254	3,138
Amortization of deferred financing and bond discount	1,972	2,686	2,839	1,487	1,284
Write-off of pre-existing deferred debt issuance costs	—	—	1,831	—	—
Gain on sale of assets	(3,112)	—	—	—	—
Changes in assets and liabilities, net of effects of business combination	(1,510)	(2,346)	(2,803)	(1,400)	(8,792)

Net cash provided by operating activities	$21,470	$26,417	$27,431	$11,353	$9,932

(8)
Set forth below is a reconciliation of net income to EBITDA and net cash provided by operating activities for fiscal 2003, the 2003 twenty-six week period, the 2004 twenty-six week period and the pro forma and pro forma as adjusted latest twelve months ended July 3, 2004.

	Fiscal Year Ended	Twenty-six Weeks Ended		Latest Twelve Months Ended
	January 3, 2004	June 28, 2003	July 3, 2004	July 3, 2004	July 3, 2004
	Actual	Actual	Actual	Pro Forma	Pro Forma As Adjusted
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in thousands)

Net income	$15,168	$6,271	$11,065	$19,962	$14,698
Income taxes	9,519	3,925	6,956	12,550	9,241
Interest expense, net	31,205	13,997	15,606	32,814	40,887
Depreciation	6,014	2,741	3,237	6,510	6,510

EBITDA	61,906	26,934	36,864	71,836	71,336
Pro forma adjustments for Ortega acquisition:(A)
Net income from Ortega	—	—	—	2,220	2,220
Income taxes	—	—	—	1,395	1,395
Interest expense, net	—	—	—	(1,703)	(1,703)
Depreciation and amortization	—	—	—	115	115

Pro forma EBITDA	61,906	26,934	36,864	73,863	73,363
Income tax expense	(9,519)	(3,925)	(6,956)	(13,945)	(10,636)
Interest expense, net	(31,205)	(13,997)	(15,606)	(31,111)	(39,184)
Deferred income taxes	4,382	2,254	3,138	5,266	5,266
Amortization of deferred financing and bond discount	2,839	1,487	1,284	2,452	2,326
Write-off of pre-existing deferred debt issuance costs	1,831	—	—	1,831	—
Changes in assets and liabilities, net of effects of business combination	(2,803)	(1,400)	(8,792)	(10,195)	(10,195)

Net cash provided by operating activities	$27,431	$11,353	$9,932	$28,161	$20,940

        The following tables illustrate our computation of EBITDA on a pro forma and pro forma as adjusted basis for the latest twelve months ended July 3, 2004 as presented above.

	Unaudited Pro Forma for the Ortega Acquisition (Dollars in thousands)
	Fiscal Year Ended January 3, 2004	Less: 2003 Twenty-six Weeks Ended June 28, 2003	Plus: 2004 Twenty-six Weeks Ended July 3, 2004	Latest Twelve Months Ended July 3, 2004
	Pro Forma	Pro Forma	Actual	Pro Forma
Net income	$15,168	$6,271	$11,065	$19,962
Income taxes	9,519	3,925	6,956	12,550
Interest expense, net	31,205	13,997	15,606	32,814
Depreciation	6,014	2,741	3,237	6,510

EBITDA	61,906	26,934	36,864	71,836
Pro forma adjustments for Ortega acquisition:(A)
Net income from Ortega	3,283	1,063	—	2,220
Income taxes	2,081	686	—	1,395
Interest expense, net	(195)	1,508	—	(1,703)
Depreciation and amortization	659	544	—	115

Pro forma EBITDA	67,734	30,735	36,864	73,863
Income tax expense	(11,600)	(4,611)	(6,956)	(13,945)
Interest expense, net	(31,010)	(15,505)	(15,606)	(31,111)
Deferred income taxes	4,382	2,254	3,138	5,266
Amortization of deferred financing and bond discount	2,335	1,167	1,284	2,452
Write-off of pre-existing deferred debt issuance costs	1,831	—	—	1,831
Changes in assets and liabilities, net of effects of business combination	(2,803)	(1,400)	(8,792)	(10,195)

Pro forma net cash provided by operating activities	$30,869	$12,640	$9,932	$28,161

	Unaudited Pro Forma As Adjusted for the Transactions (Dollars in thousands)
	Fiscal Year Ended January 3, 2004	Less: 2003 Twenty-six Weeks Ended June 28, 2003	Plus: 2004 Twenty-six Weeks Ended July 3, 2004	Latest Twelve Months Ended July 3, 2004
	Pro Forma as Adjusted	Pro Forma as Adjusted	Pro Forma as Adjusted	Pro Forma as Adjusted
Pro forma as adjusted, excluding the Ortega acquisition:
Net income	$9,842	$3,608	$8,464	$14,698
Income taxes	6,171	2,251	5,321	9,241
Interest expense, net	39,379	18,084	19,592	40,887
Depreciation	6,014	2,741	3,237	6,510

EBITDA	61,406	26,684	36,614	71,336
Pro forma adjustments for Ortega acquisition:(A)
Net income from Ortega	3,283	1,063	—	2,220
Income taxes	2,081	686	—	1,395
Interest expense, net	(195)	1,508	—	(1,703)
Depreciation and amortization	659	544	—	115

Pro forma EBITDA	67,234	30,485	36,614	73,363
Income tax expense	(8,252)	(2,937)	(5,321)	(10,636)
Interest expense, net	(39,184)	(19,592)	(19,592)	(39,184)
Deferred income taxes	4,382	2,254	3,138	5,266
Amortization of deferred financing and bond discount	2,326	1,163	1,163	2,326
Changes in assets and liabilities, net of effects of business combination	(2,803)	(1,400)	(8,792)	(10,195)

Pro forma as adjusted net cash provided by operating activities	$23,703	$9,973	$7,210	$20,940

(A)
For the fiscal year ended January 3, 2004 and the twenty-six weeks ended June 28, 2003, represents adjustments to EBITDA as if the Ortega acquisition had occurred on December 29, 2002. For the latest twelve months ended July 3, 2004, represents adjustments to EBITDA as if the Ortega acquisition had occurred on June 29, 2003. The pro forma adjustments for the Ortega acquisition represent not only the operational effects of the acquisition of Ortega but also the transactional effects of the Ortega acquisition, including the incurrence of additional indebtedness and the refinancing of a portion of our existing indebtedness at interest rates different than those in effect prior to the Ortega acquisition.

(9)
Net working capital is current assets excluding cash and cash equivalents minus current liabilities.

(10)
Our unaudited pro forma consolidated statement of operations data for the latest twelve months ended July 3, 2004 was derived from our unaudited pro forma condensed combined statement of operations data (pro forma for the Ortega acquisition) for the year ended January 3, 2004 and (i) subtracting from it our unaudited pro forma condensed combined statement of operations data (pro forma for the Ortega acquisition) for the twenty-six weeks ended June 28, 2003 and (ii) adding to it our unaudited pro forma condensed combined statement of operations data (pro forma for the Ortega acquisition) for the twenty-six weeks ended July 3, 2004.

(11)
Pro forma as adjusted operating income, income before income taxes, net income and net income available to common stockholders does not reflect the following nonrecurring charges that are directly attributable to this offering and the other Transactions which total $23.9 million ($14.7 million, net of taxes) which include: the write-off of existing bond discount of $0.7 million, write-off of existing deferred financing fees and cost associated with the retirement of existing senior subordinated notes of $13.5 million, payment of transaction bonuses of $5.5 million, and repurchase of management stock options of $4.2 million. However, these nonrecurring charges directly attributable to this offering and the other Transactions, net of taxes, are charged to total stockholders' equity in the summary balance sheet data.

(12)
Ratios are calculated using the latest twelve months ended June 28, 2003 and July 3, 2004.

(13)
Senior debt, as defined in the indenture governing the existing senior subordinated notes, is equal to all of our outstanding debt excluding our existing senior subordinated notes.

	Fiscal Year Ended			Latest Twelve Months Ended
	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004	July 3, 2004	July 3, 2004
				Actual	Actual	Pro Forma	Pro Forma As Adjusted
				(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in thousands)
Senior secured credit facility:
Revolving credit facility	$—	$—	$—	$—	$—	$—	$—
Term loan	168,962	54,856	149,625	44,679	148,875	148,875	—
Obligations under capital leases	313	—	—	—	—	—	—
Senior notes	—	—	—	—	—	—	240,000

Senior debt	$169,275	$54,856	$149,625	$44,679	$148,875	$148,875	$240,000

EBITDA	54,164	56,431	61,906	56,036	71,836	73,863	73,363
Senior debt/EBITDA	3.1x	1.0x	2.4x	0.8x	2.1x	2.0x	3.3x
(14)
Cash interest expense, calculated below, is equal to interest expense, net, less amortization of deferred financing and bond discount and write-off of pre-existing deferred debt issuance costs.

	Fiscal Year Ended			Latest Twelve Months Ended
	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004	July 3, 2004	July 3, 2004
				Actual	Actual	Pro Forma	Pro Forma As Adjusted
				(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in thousands)
Interest expense, net	$29,847	$26,626	$31,205	$28,746	$32,814	$31,111	$39,184
Amortization of deferred financing and bond discount	(1,972)	(2,686)	(2,839)	(2,974)	(2,636)	(2,335)	(2,326)
Write-off of pre-existing deferred debt issuance costs	—	—	(1,831)	—	(1,831)	(1,831)	—

Cash interest expense	$27,875	$23,940	$26,535	$25,772	$28,347	$26,945	$36,858

EBITDA	54,164	56,431	61,906	56,036	71,836	73,863	73,363
EBITDA/Cash interest expense	1.9x	2.4x	2.3x	2.2x	2.5x	2.7x	2.0x

RISK FACTORS

        Before you invest in the EISs and the shares of our Class A common stock and/or senior subordinated notes, you should carefully consider the risk factors set forth below as well as the other information contained in this prospectus. Any of the following risks could materially and adversely affect our business, consolidated financial condition, results of operations or liquidity. In such case, you may lose all or part of your original investment.

Risks Relating to the EISs, the Shares of Class A Common Stock and the Senior Subordinated Notes

You may not receive the level of dividends provided for in the dividend policy our board of directors will adopt upon the closing of this offering, or any dividends at all.

        Dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Furthermore, our board of directors may, in its sole discretion, amend or repeal the dividend policy it will adopt upon the closing of this offering. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. The indenture governing our senior subordinated notes, the terms of our new revolving credit facility and the indenture governing the senior notes will contain significant restrictions on our ability to make dividend payments. In addition, certain provisions of the Delaware General Corporation Law may limit our ability to pay dividends.

Our dividend policy may negatively impact our ability to finance our working capital requirements, capital expenditures or operations.

        Prior to the completion of this offering, our board of directors will adopt a dividend policy under which cash generated by our business in excess of operating needs, interest and principal payments on indebtedness, capital expenditures sufficient to maintain our properties and assets and $6.0 million of dividend restricted cash (that can be used for the payment of dividends on the Class A common stock or for any other purpose other than the payment of dividends on the Class B common stock), would in general be distributed as regular quarterly cash dividends (up to the intended dividend rates set forth under "Dividend Policy and Restrictions") to the holders of our Class A common stock and as regular annual cash dividends (up to the permitted dividend rate set forth under "Dividend Policy and Restrictions") to the holders of our Class B common stock and not be retained by us as cash on our consolidated balance sheet. As a result, we may not retain a sufficient amount of cash to finance growth opportunities or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If we do not have sufficient cash for these purposes, our financial condition and our business will suffer.

If we have insufficient cash flow to cover the intended dividend payments under the dividend policy to be adopted by our board of directors we would need to reduce or eliminate dividends or, to the extent permitted under our debt agreements, fund a portion of our dividends with additional borrowings.

        For the twenty-six weeks ended July 3, 2004, we had cash flow from operations of $9.9 million. If our cash flows from operations for future periods were to fall below our minimum expectations (or if our assumptions as to capital expenditures, interest expense or the sufficiency of our new revolving credit facility to finance our working capital needs were to prove incorrect or if our capital expenditures are at the higher end of our expected range of capital expenditures), we would need either to reduce or eliminate dividends or, to the extent permitted under the indenture governing our senior notes, the indenture governing our senior subordinated notes and the terms of our new revolving credit facility, fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations, our liquidity and our ability to maintain or expand our business.

Our certificate of incorporation authorizes us to issue without stockholder approval preferred stock that may be senior to our common stock in right of dividend payment.

        Our certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future. The right of the holders of our common stock to receive dividends as they may be lawfully declared from time to time by our board of directors is subject to any preferential rights that we may grant to the holders of preferred stock that we may issue. The terms of any preferred stock we issue may place restrictions on the payment of dividends to the holders of our common stock. If we issue preferred stock that is senior to our common stock in right of dividend payment, and our cash flows from operations or surplus are insufficient to support dividend payments to the holders of preferred stock and to the holders of EISs and Class A common stock, we may be forced to reduce or eliminate dividends to the holders of EISs and Class A common stock.

We have substantial indebtedness, which could:

  •
  restrict our ability to pay interest on the senior subordinated notes;

  •
  restrict our ability to pay dividends with respect to shares of our Class A common stock; and

  •
  impact our financing options and liquidity position.

        At July 3, 2004, after giving pro forma effect to this offering and the other Transactions, we would have had $240.0 million of senior indebtedness, and $147.1 million of senior subordinated indebtedness ($165.8 million if the over-allotment option with respect to the EISs is exercised in full).

        Our ability to pay dividends will be subject to applicable law and contractual restrictions contained in the instruments governing any indebtedness of ours and our subsidiaries, including our new revolving credit facility, which will be secured on a senior basis by substantially all of our and our subsidiaries' assets except our real property, and our senior notes. The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the EISs and the holders of our senior subordinated notes, including:

  •
  our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions may be limited;

  •
  we may not be able to refinance our indebtedness on terms acceptable to us or at all;

  •
  a significant portion of our cash flow is likely to be dedicated to the payment of interest on our indebtedness, thereby reducing funds available for future operations, capital expenditures and/or dividends on our Class A and Class B common stock; and

  •
  we may be more vulnerable to economic downturns and be limited in our ability to withstand competitive pressures.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        While our new revolving credit facility will contain total leverage, senior leverage and cash interest coverage maintenance covenants and the indentures governing the senior notes and senior subordinated notes will contain incurrence covenants that will restrict our ability to incur debt as described under "Description of Certain Indebtedness—New Revolving Credit Facility," "—New Senior Notes,"

"—Additional Senior Subordinated Notes," as long as we meet these financial covenant tests we will be allowed to incur additional indebtedness. In addition, the indenture governing the senior subordinated notes will allow us to issue additional senior subordinated notes with terms identical (other than issuance date) to the senior subordinated notes offered hereby under certain circumstances.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We may not be able to repay or refinance the senior subordinated notes, the new revolving credit facility or our senior notes upon terms acceptable to us if at all.

        Our ability to make payments on and to refinance our indebtedness, including the senior subordinated notes, and to fund planned capital expenditures will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        A significant portion of our cash flow from operations will be dedicated to servicing our debt requirements. In addition, we currently intend to distribute a significant portion of any remaining cash flow to our stockholders in the form of dividends. Moreover, prior to the maturity of our senior notes, we will not be required to make any payments of principal on our senior subordinated notes.

        Our ability to continue to expand our business will, to a certain extent, be dependent upon our ability to borrow funds under our new revolving credit facility and to obtain other third-party financing, including through the sale of EISs or other securities. The new revolving credit facility will be subject to periodic renewal or must otherwise be refinanced. Likewise, we expect that we will refinance our senior notes at or prior to maturity, which will be substantially prior to the maturity date of the senior subordinated notes. If we are unable to refinance our indebtedness, including our new revolving credit facility or our senior notes, on commercially reasonable terms or at all, we would be forced to seek other alternatives, including:

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  sales of assets;

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  sales of equity; and

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  negotiations with our lenders or noteholders to restructure the applicable debt.

        In addition, if we are unable to refinance the senior subordinated notes or the senior notes, our failure to repay all amounts due on the applicable maturity date would cause a default under the applicable indenture.

        If we are forced to pursue any of the above options, our business and/or the value of your investment in our EISs, Class A common stock and/or senior subordinated notes could be adversely affected.

Credit ratings may affect our ability to obtain financing and the cost of such financing.

        Our ability to obtain external financing and, in particular, debt financing is affected by our debt ratings, which are periodically reviewed by the major credit rating agencies. Moody's and S&P have provided ratings to the senior subordinated notes of Caa1 and CCC+ respectively. The ratings are subject to review of final documentation. In determining our credit ratings, the rating agencies generally consider a number of both quantitative and qualitative factors. These factors include earnings, fixed charges such as interest, cash flows, total debt outstanding, off-balance sheet obligations and other commitments, total capitalization and various ratios calculated from these factors. The ratings provided to us by Moody's and S&P for the senior subordinated notes indicate that these rating agencies have determined that our senior subordinated notes have a currently identifiable vulnerability to default and that we are dependent upon favorable business, financial, and economic conditions to meet timely payment of interest and repayment of principal on the senior subordinated notes.

We are a holding company and we rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

        We are a holding company and all of our assets are held by our direct and indirect subsidiaries and we will rely on dividends and other payments or distributions from our subsidiaries to meet our debt service obligations and to enable us to pay dividends. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the new revolving credit facility, the terms of the indenture governing the senior notes and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

We may amend our new revolving credit facility or the indenture governing the senior notes, or we may enter into new agreements that govern our senior indebtedness. The amended or new terms may significantly affect our ability to pay interest to holders of our EISs and senior subordinated notes and dividends to holders of our EISs.

        Our new revolving credit facility and the indenture governing the senior notes contain significant restrictions on our ability to pay interest on the senior subordinated notes and dividends on the shares of Class A and Class B common stock based on meeting specified financial ratios, and compliance with other conditions, as described in detail under "Description of Certain Indebtedness." As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our new revolving credit facility or our senior notes, at or prior to maturity, or enter into additional agreements for senior indebtedness. Regardless of any protection you have in the indenture governing the senior subordinated notes, any such amendment, refinancing or additional agreement may contain covenants which could limit in a significant manner our ability to pay interest payments and dividends to you.

We will be subject to restrictive debt covenants and other requirements related to our debt that will limit our business flexibility by imposing operating and financial restrictions on our operations.

        The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

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  the incurrence of additional indebtedness and the issuance of certain preferred stock or redeemable capital stock;

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  the payment of dividends on, and purchase or redemption of, capital stock;

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  a number of other restricted payments, including investments;

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  specified sales of assets;

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  specified transactions with affiliates;

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  the creation of a number of liens; and

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  consolidations, mergers and transfers of all or substantially all of our assets.

        We expect that the new revolving credit facility and the indenture governing the senior notes will include other and more restrictive covenants and prohibit us from prepaying our other indebtedness, including the senior subordinated notes, while senior indebtedness is outstanding. The new revolving credit facility will require us to maintain specified financial ratios and satisfy financial condition tests, including, without limitation, the following: a maximum leverage ratio, a minimum interest coverage ratio and a maximum senior leverage ratio.

        Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, or failure to meet or maintain ratios or tests could result in a default under the new revolving credit facility, the terms of the indenture governing the senior notes and/or the indenture governing the senior subordinated notes. We expect certain events of default under the new revolving credit facility and the terms of the indenture governing the senior notes would prohibit us from making payments on the senior subordinated notes, including payment of interest when due. In addition, upon the occurrence of an event of default under the new revolving credit facility or the terms of the indenture governing the senior notes, the lenders could elect to declare all amounts outstanding under the new revolving credit facility and the senior notes, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the senior subordinated notes.

The indentures governing our senior subordinated notes and our senior notes and our new revolving credit facility will permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends. Any amounts paid by us in the form of dividends to our stockholders will not be available in the future to satisfy our obligations to the holders of our senior subordinated notes and our other indebtedness.

        Although we expect the indentures governing our senior subordinated notes and our senior notes and our new revolving credit facility will have some limitations on our payment of dividends, they will permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends and, following completion of this offering, we intend to pay quarterly dividends on our Class A common stock and annual dividends on our Class B common stock as described herein. Specifically, the indentures governing our senior subordinated notes and senior notes will permit us to use up to 100% of our excess cash (which is consolidated cash flow, as defined in the indenture, minus the sum of cash tax expense, cash interest expense, certain capital expenditures and certain repayment of indebtedness) for the period (taken as one accounting period) from and including the first fiscal quarter beginning after the date of the indenture to the end of our most recent fiscal quarter for which internal financial statements are available at the time of such payment, plus certain incremental funds described in the indenture for the payment of dividends, so long as the fixed charge coverage ratio for the four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1.0, subject to certain limitations, as more fully described in "Description of Subordinated Notes—Certain Covenants—Restricted Payments." In addition, at any time the fixed charge coverage ratio for such four-fiscal quarter period is less than 1.6 to 1.0, we may pay dividends on our common stock, in the quarter in which such payment is made, of up to $10.0 million in the aggregate plus certain incremental funds. The new revolving credit facility (subject to certain financial ratio requirements) will permit us to use up to 100% of our excess cash plus certain other amounts under certain limited circumstances to fund dividends on our shares of common stock. See "Description of Certain Indebtedness—New Senior Notes," and "—New Revolving Credit Facility." Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations to the holders of our senior subordinated notes and our other other indebtedness.

The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

        At July 3, 2004 our total assets included intangible assets in the amount of $382.1 million, representing approximately 67.7% of our total consolidated assets. The value of these intangible assets will continue to depend significantly upon the continued profitability of the respective brands. As a result, in the event of a default on our senior subordinated notes or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

Your right to receive payments on the senior subordinated notes and the senior subordinated note guarantees is junior to all senior debt of B&G Foods and its subsidiaries, including the senior notes.

        We are a holding company and conduct all of our operations through our subsidiaries. The senior subordinated notes and the senior subordinated note guarantees issued by our subsidiary guarantors will be unsecured senior subordinated obligations, junior in right of payment to the senior debt of B&G Foods and each subsidiary guarantor, respectively. As a result of the subordinated nature of our notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our senior subordinated notes or the subsidiary guarantees.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of our senior subordinated notes will participate with all other holders of unsecured indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our senior subordinated notes may receive less, ratably, than the holders of senior indebtedness. In such event we and our subsidiary guarantors would not be able to make all principal payments on the senior subordinated notes.

        The subordination provisions of the indenture governing the senior subordinated notes will also provide that payments to you under the subsidiary guarantees may be blocked for up to 179 days by holders of designated senior indebtedness if a default other than a payment default exists under such senior indebtedness. During any period in which payments to you are blocked in this manner, any amounts received by you with respect to the subsidiary guarantees, including as a result of any legal action to enforce such subsidiary guarantees, would be required to be turned over to the holders of senior indebtedness. See "Description of Senior Subordinated Notes—Ranking."

        On a pro forma basis as of July 3, 2004, our senior subordinated notes and the subsidiary guarantees would have ranked junior, on a consolidated basis, to $240.0 million of outstanding senior notes and approximately $0.6 million of letters of credit. In addition, as of July 3, 2004, on a pro forma basis, we would have had the ability to borrow up to an additional amount of $29.4 million under the new revolving credit facility (net of amounts reserved for letters of credit), which would have ranked senior in right of payment to our senior subordinated notes.

Holders of our senior subordinated notes will be structurally subordinated to the debt of our non-guarantor subsidiaries.

        Our present foreign subsidiary and any future foreign or partially owned domestic subsidiaries will not be guarantors of our senior subordinated notes. As a result, no payments are required to be made to us from the assets of these subsidiaries.

        In the event of bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors, would generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us for payment to you. As a result, our senior subordinated notes are effectively subordinated to the indebtedness of the non-guarantor subsidiaries.

        As of July 3, 2004, our non-guarantor subsidiary, Les Produits Alimentaires Jacques et Fils Inc., had no net sales and total assets of $1.0 million or 0.2% of our consolidated assets and total liabilities, excluding liabilities owed to us, of $2.1 million or 0.4% of our consolidated liabilities.

If the guarantees of the senior subordinated notes are held to be invalid or unenforceable or are limited in accordance with their terms, the senior subordinated notes would be structurally subordinated to the debt of our subsidiaries.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor, if, among other things, the guarantor, at the time that it assumed the guarantee:

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  issued the guarantee to delay, hinder or defraud present or future creditors; or

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  received less than reasonably equivalent value or fair consideration for issuing the guarantee and, at the time it issued the guarantee:

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  was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

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  was engaged or about to engage in a business or a transaction for which the guarantor's remaining assets available to carry on its business constituted unreasonably small capital;

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  intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

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  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

        In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor or the guarantee could be subordinated to other debt of the guarantor.

        The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

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  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

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  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        We cannot be sure what standard a court would apply to determine whether the subsidiary guarantors were solvent at the relevant time. Regardless of the standard that the court uses, we cannot be sure that the issuance by the subsidiary guarantors of the subsidiary guarantees would not be voided or the subsidiary guarantees would not be subordinated to their other debt.

        The guarantee of our senior subordinated notes by any subsidiary guarantor could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful and it was proven that the subsidiary guarantor was insolvent at the time the guarantee was issued, a court could void the obligations of the subsidiary guarantor under the guarantee or subordinate these obligations to the subsidiary guarantor's other debt or take action detrimental to holders of the senior subordinated notes. If the guarantee of any subsidiary guarantor were voided, our senior subordinated notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

Interest on the senior subordinated notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments.

        If all or a portion of the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then a corresponding portion of the interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, we would be subject to liability for U.S. withholding taxes on interest payments to non-U.S. holders if such payments were determined to be dividends. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. Our liability for income taxes (and withholding taxes) if the senior subordinated notes were determined to be equity for income tax purposes would materially reduce our after-tax cash flow and would materially and adversely impact our ability to make interest and/or dividend payments and could impact our ability to continue as a going concern. In the case of foreign holders, treatment of the senior subordinated notes as equity for U.S. federal income tax purposes would subject such holders in respect of the senior subordinated notes to withholding or estate taxes in the same manner as with regard to common stock and could subject us to liability for withholding taxes that were not collected on payments of interest. Therefore, foreign holders would receive any such payments net of the tax withheld.

        Even if the IRS does not challenge the tax treatment of the senior subordinated notes, it is possible that we will at some point in the future, as a result of changes in circumstances or facts that come to light after this offering, conclude that we should establish a reserve for contingent tax liabilities associated with a disallowance of all or part of the interest deductions on the senior subordinated notes, although our present view is that no such reserve is necessary or appropriate. If we decide to maintain such a reserve, our ability to pay dividends on the shares of our common stock could be materially impaired and the market price and/or liquidity for the EISs or our common stock could be adversely affected.

        For discussion of these tax related risks, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Critical Accounting Policies; Use of Estimates—Income Tax Expense Estimates and Policies" and "Material U.S. Federal Income Tax Consequences."

Future changes that increase cash taxes payable by us could significantly decrease our future cash flow available to make interest and dividend payments with respect to our EISs.

        We have been permitted and expect to continue to take certain deductions from our taxable income in computing our cash taxes. In connection with this offering and the other Transactions we have assumed that we will be able to take an aggregate of approximately $23.9 million in incremental deductions from taxable income relating to the redemption or repayment of our outstanding indebtedness and other costs due to the exercise of certain management options. In addition, we are able to amortize certain intangible assets within the meaning of Section 197 of the Internal Revenue Code of 1986. This enables us to amortize for tax purposes approximately $16.0 million annually through 2011, approximately $14.4 million for fiscal 2012, approximately $12.9 million for fiscal 2013 and 2014, and approximately $7.1 million for fiscal 2015 through 2018. If there is a change in U.S. federal tax policy that reduces any of these available deductions or results in an increase in our corporate tax rate, our cash taxes payable may increase, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments. As of January 3, 2004, we had net operating loss, or NOL, carryforwards for U.S. federal income tax purposes of approximately $3.6 million which are available to offset future U.S. federal taxable income, if any, through 2020 subject to certain limitations under Section 382 of the Internal Revenue Code of 1986. The realizable amount of these NOLs could be reduced in the near term if estimates of future taxable income during future periods are reduced.

The allocation of the purchase price of the EISs may not be respected.

        The purchase price of each EIS must be allocated between the share of Class A common stock and senior subordinated notes represented thereby in proportion to their respective fair market values at the time of purchase. We will report the initial fair market value of each share of Class A common stock as $7.85 and the initial fair market value of each of our senior subordinated notes as $7.15 and, by purchasing EISs, you will agree to and be bound by such allocation. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with OID (if the allocation to the senior subordinated notes were determined to be too high) or amortizable bond premium (if the allocation to the subordinated notes were determined to be too low). You generally would have to include OID in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of the senior subordinated notes. Furthermore, in the event that the senior subordinated notes were determined to be issued at a premium, we would effectively be required to reduce our tax deduction for interest payments by the amount of that premium over the term of the senior subordinated notes, which would increase our tax liability and reduce our cash available for interest and dividend payments.

If we subsequently issue senior subordinated notes with significant original issue discount, we may not be able to deduct all of the interest on those senior subordinated notes.

        It is possible that senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, could have "significant original issue discount" and thus be classified as "applicable high yield discount obligations," or AHYDOs. If any such senior subordinated notes were so treated, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

Subsequent issuances of senior subordinated notes may cause you to recognize OID or taxable gain.

        The indenture governing our senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes having substantially identical terms as the senior subordinated notes but a different CUSIP number (or any issuance of senior subordinated notes thereafter), each holder of EISs or separately held senior subordinated notes (not in the form of EISs) as the case may be, agrees that a portion of such holder's senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance and exchange, each holder of notes, held either as part of EISs or separately, will own an inseparable unit composed of a proportionate percentage of notes of each separate issuance. Therefore, subsequent issuances of senior subordinated notes with OID may adversely affect your tax treatment by requiring you to include such OID as ordinary income as it accrues or by increasing the OID, if any, that you were previously accruing with respect to the senior subordinated notes, in either case in advance of the receipt of cash attributable to such income. Furthermore, it is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

        Following any subsequent issuance of senior subordinated notes with OID and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of EISs and separately held subordinated notes, and each holder of EISs and separately held senior subordinated notes will, by purchasing EISs or separately held senior subordinated notes, agree to report OID in a manner consistent with this approach. However, the Internal Revenue Service may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees)

and thus may challenge the holders' reporting of OID on their tax returns. In such case, the Internal Revenue Service might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued senior subordinated notes (or a transferee thereof), all of the senior subordinated notes held by such holder have OID. Any of these assertions by the Internal Revenue Service could create significant uncertainties in the pricing of EISs and senior subordinated notes and could adversely affect the market for EISs and senior subordinated notes.

        For a discussion of these and additional tax related risks, see "Material U.S. Federal Income Tax Consequences."

Holders of subsequently issued senior subordinated notes may not be able to collect their full stated principal amount prior to maturity.

        The aggregate stated principal amount of the senior subordinated notes owned by each holder will not change as a result of subsequent issuances and resulting automatic exchanges. However, under New York and federal bankruptcy law, holders of subsequently issued senior subordinated notes having OID may not be able to collect the portion of their principal face amount that represents unamortized OID as at the acceleration or filing date in the event of an acceleration of the senior subordinated notes or our bankruptcy prior to the maturity date of the senior subordinated notes. As a result, an automatic exchange that results in a holder receiving a senior subordinated note with OID could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

Before this offering, there has not been a public market for our EISs, shares of our Class A common stock or the senior subordinated notes. The price of the EISs or separately held senior subordinated notes may fluctuate substantially, which could negatively affect EIS holders or holders of senior subordinated notes.

        None of the EISs, the shares of our Class A common stock or senior subordinated notes has a public market history. In addition, there has not been an active market in the United States for securities similar to the EISs. An active trading market for the EISs and senior subordinated notes may not develop in the future, and an active trading market for the shares of our Class A common stock may not develop until the senior subordinated notes are redeemed or mature, if at all, which may cause the price of the EISs to fluctuate substantially. If the senior subordinated notes represented by your EISs are redeemed or mature, the EISs will automatically separate and you will then hold the shares of our Class A common stock. We do not intend to list our senior subordinated notes on any securities exchange. The Class A common stock initially will not be separately listed on the American Stock Exchange and until a sufficient number of shares of Class A common stock are held separately and not in the form of EISs as may be necessary to satisfy applicable listing requirements we will not apply for such listing. If our senior subordinated notes and Class A common stock are not listed separately on any securities exchange, the trading market for these securities may be limited, which could adversely affect the trading price of these securities and your ability to transfer these securities. Even if the Class A common stock is listed for separate trading, an active trading market may not develop, or even if it develops, may not last, in which case the trading price of the Class A common stock could be adversely affected and your ability to transfer your shares will be limited.

        The initial public offering price of the EISs and the senior subordinated notes sold separately in this offering has been determined by negotiations among us, our sponsor investor and the representatives of the underwriters and may not be indicative of the market price of the EISs and senior subordinated notes after the offering. Factors such as quarterly variations in our financial results and dividend payments, announcements by us or others, developments affecting us, our clients and our suppliers, general interest rate levels and general market volatility could cause the market price of the EISs and the senior subordinated notes sold separately in this offering to fluctuate significantly.

        In addition, to the extent a market develops for our Class A common stock or senior subordinated notes, or both, separate from the EISs, the price of your EISs may be affected.

The limited liquidity of the trading market for the senior subordinated notes sold separately (not represented by EISs) may adversely affect the trading price of the separate senior subordinated notes.

        We are separately selling $22.8 million aggregate principal amount of senior subordinated notes (not represented by EISs), representing approximately 14% of the total outstanding senior subordinated notes (including those senior subordinated notes represented by EISs and assuming the underwriters exercise their over-allotment option in full). While the senior subordinated notes sold separately (not represented by EISs) are part of the same series of notes as, and are identical to, the senior subordinated notes represented by the EISs, at the time of the issuance of the separate senior subordinated notes, the senior subordinated notes represented by the EISs will not be separable for at least 45 days and will not be separately tradeable until separated. As a result, the initial trading market for the senior subordinated notes sold separately (not represented by EISs) will be very limited. After the holders of the EISs are permitted to separate their EISs, a sufficient number of holders of EISs may not separate their EISs into shares of our Class A common stock and senior subordinated notes so that a sizable and more liquid trading market for the senior subordinated notes not represented by EISs may not develop or may not develop in a timely manner. Trading markets for debt securities have generally treated debt securities issued in larger aggregate principal amounts more favorably than similar securities issued in smaller aggregate principal amounts because of the increased liquidity created by potentially higher trading volumes associated with larger debt issuances. Because approximately 86% of the senior subordinated notes will initially be represented by the EISs, the senior subordinated notes sold separately (not represented by EISs) may not trade at prices reflecting the aggregate principal amount of the combined issuance of senior subordinated notes included in the EIS offering and the separate senior subordinated notes offering. Therefore, a liquid market for the senior subordinated notes sold separately (not represented by EISs) may not develop or may not develop in a timely manner, which may adversely affect the ability of the holders of the separate senior subordinated notes to sell any of their separate senior subordinated notes and the price at which these holders would be able to sell any of the senior subordinated notes sold separately (not represented by EISs).

If interest rates rise, the trading value of our EISs and senior subordinated notes may decline.

        Should interest rates rise or should the threat of rising interest rates develop, debt markets may be adversely affected. As a result, the trading value of our EISs and senior subordinated notes may decline.

Future sales or the possibility of future sales of a substantial amount of EISs, shares of our Class A common stock or our senior subordinated notes may depress the price of these securities.

        Future sales or the availability for sale of substantial amounts of EISs or shares of our Class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect the prevailing market price of the EISs and the shares of our Class A common stock and our senior subordinated notes and could impair our ability to raise capital through future sales of our securities.

        We may issue shares of our Class A common stock and senior subordinated notes, which may be in the form of EISs, or other securities from time to time in future financings or as consideration for future acquisitions and investments. In the event any such future financing, acquisition or investment is significant, the number of shares of our Class A common stock and the aggregate principal amount of senior subordinated notes, which may be in the form of EISs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those EISs, shares of our Class A common stock, senior subordinated notes or other securities in connection with any such future financing, acquisitions and investments.

        In addition, following the fifth anniversary of the closing of this offering, holders of Class B common stock may demand registration of their Class B common stock.

Our certificate of incorporation and bylaws and several other factors could limit another party's ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

        Our certificate of incorporation and bylaws contain certain provisions that may make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

You will be immediately diluted by $17.00 per share of Class A common stock if you purchase EISs in this offering.

        Because there will be a net tangible book deficit for each share of Class A common stock outstanding immediately after this offering, if you purchase EISs in this offering, based on the book value of the assets and liabilities reflected on our consolidated balance sheet, you will experience an immediate dilution of $17.00 per share of Class A common stock represented by the EISs which exceeds the entire price allocated to each share of Class A common stock represented by the EISs in this offering because there will be a net tangible book deficit for each share of Class A common stock outstanding immediately after this offering. Our pro forma net tangible book deficiency as of July 3, 2004, after giving effect to this offering, would have been approximately $276.0 million, or $9.15 per share of common stock.

Risks Specific to Our Company

The packaged food industry is highly competitive.

        The packaged food industry is highly competitive. Numerous brands and products, including private label products, compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service, effective advertising and promotional activities and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines, substantially greater financial and other resources available to them and may have lower fixed costs and/or are substantially less leveraged than our company. If we are unable to continue to compete successfully with these companies or if competitive pressures or other factors cause our products to lose market share or result in significant price erosion, our business, consolidated financial condition, results of operations or liquidity could be materially and adversely affected. See "Business—Competition."

We may be unable to maintain our profitability in the face of a consolidating retail environment.

        Our largest customer, Wal-Mart Stores, Inc., accounted for 6.1% of our fiscal 2003 pro forma net sales and our ten largest customers together accounted for approximately 37.0% of our fiscal 2003 pro forma net sales. As the retail grocery trade continues to consolidate and our retail customers grow larger and become more sophisticated, our retail customers may demand lower pricing and increased promotional programs. Further, these customers are reducing their inventories and increasing their emphasis on private label products. If we fail to use our marketing expertise and unique products and category leadership positions to respond to these trends, or if we lower our prices or increase promotional support of our products and are unable to increase the volume of our products sold, our profitability may be adversely affected.

If we are unable to retain our key management personnel, our growth and future success may be impaired and our financial condition could suffer as a result.

        Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. In addition, we do not maintain key-man life insurance on any of our executive officers. As a result, departure by our executive officers could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. See "Our Management."

Most of our food product categories are mature and certain categories have experienced declining consumption rates from time to time. We may be unable to offset any reduction in net sales in these categories through increased trade spending for these categories or an increase in net sales in other categories.

        If consumption rates and sales in our mature food product categories continue to decline, our revenue and operating income may be adversely affected, and we may not be able offset this decrease in business with increased trade spending or an increase in sales or profitability of other products and product categories.

We may have difficulties integrating any future acquisitions or identifying new licensing arrangements.

        We may pursue additional acquisitions of food product lines and businesses. However, we may be unable to identify additional acquisitions or may be unable to integrate and manage any acquired product lines or businesses successfully or achieve a substantial portion of any anticipated cost savings from these acquisitions or other anticipated benefits in the timeframe we anticipate, or at all. In addition, any acquired product lines or businesses may require a greater amount of trade and promotional spending than we anticipate. Historically, we have grown net sales for some but not all of the brands we have acquired. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies, personnel turnover and the diversion of management's attention from other business concerns. Any inability by us to integrate and manage any acquired product lines or businesses in a timely and efficient manner, any inability to achieve a substantial portion of any anticipated cost savings or other anticipated benefits from these acquisitions in the time frame we anticipate or any unanticipated required increases in trade or promotional spending could adversely affect our business, consolidated financial condition, results of operations or liquidity. Moreover, future acquisitions by us could result in our incurring substantial additional indebtedness, being exposed to contingent liabilities or incurring the impairment of goodwill and other intangible assets, all of which could adversely affect our financial condition and results of operations. In addition, we intend to pursue licensing arrangements with third parties to expand our brand and product offerings. However, we may be unable to identify additional licensing arrangements or achieve benefits anticipated from these arrangements.

We are vulnerable to fluctuations in the supply and price of raw materials and labor, manufacturing and other costs, and we may not be able to offset increasing costs by increasing prices to our customers.

        We purchase agricultural products, meat and poultry, other raw materials and packaging supplies from growers, commodity processors, other food companies and packaging manufacturers. While all such materials are available from numerous independent suppliers, raw materials are subject to fluctuations in price attributable to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, weather conditions during the growing and harvesting seasons, insects, plant diseases and fungi. Although we enter into advance commodities purchase agreements from time to time, these contracts do not protect us from all increases in raw material costs. In addition, the cost of labor, manufacturing and packaging materials and pork and chicken and other costs related to the production and distribution of our food products have risen in recent years, and we believe that they may continue to rise in the foreseeable future. Over the past several years, due primarily to an increase in price competition, we and other manufacturers throughout the packaged food industry have been unable to offset increased costs by raising prices to our customers. If the cost of labor, raw materials or manufacturing or other costs of production and distribution of our food products continue to increase, and we are unable to offset these increases by raising prices or other measures, our profitability and financial condition could be negatively impacted.

We rely on co-packers for a significant portion of our manufacturing needs, and the inability to enter into additional or future co-packing agreements may result in our failure to meet customer demand.

        We rely upon co-packers for a significant portion of our manufacturing needs. The success of our business depends, in part, on maintaining a strong sourcing and manufacturing platform. We believe that there are a limited number of competent, high-quality co-packers in the industry, and if we were required to obtain additional or alternative co-packing agreements or arrangements in the future, we could not assure you that we would be able to do so on satisfactory terms or in a timely manner. Our inability to enter into satisfactory co-packing agreements could limit our ability to implement our business plan or meet customer demand. See "Business—Facilities and Production—Co-Packing Arrangements."

The loss of our exclusive license with Emeril's Food of Love Productions, L.L.C. or events or rumors relating to the Emeril's brand could adversely impact our operating results.

        Approximately 6.8% of our pro forma net sales come from our exclusive license agreement with Emeril's Food of Love Productions, L.L.C. (EFLP). The value of our license agreement depends in part on the reputation and integrity of Emeril Lagasse, under whose name the Emeril's products are marketed. Mr. Lagasse is a widely recognized chef who currently enjoys celebrity status for his ability to prepare gourmet foods. Consumer and customer recognition of Mr. Lagasse and the Emeril's brand and the association of this brand with safe and high quality food products form an integral part of our Emeril's products. Should Mr. Lagasse's popularity decline, or should our exclusive license with EFLP be lost or compromised for any reason, our operating results could be adversely impacted. In addition, EFLP may terminate the license agreement at any point if we fail to meet our obligations under the agreement.

We rely on the performance of major retailers, wholesalers, specialty distributors and mass merchants for the success of our business, and should they perform poorly or give higher priority to other brands or products, our business could be adversely affected.

        We sell our products principally to retail outlets and wholesale distributors including, traditional supermarkets, food service outlets, mass merchants, warehouse clubs, non-food outlets and specialty food distributors. The replacement by or poor performance of our major wholesalers, retailers or chains or our inability to collect accounts receivable from our customers could materially and adversely affect our results of operations and financial condition. In addition, our customers offer branded and private label products that compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that our customers may give higher priority to the products of our competitors. In the future, our customers may not continue to purchase our products or provide our products with adequate levels of promotional support.

We may be unable to anticipate changes in consumer preferences, which may result in decreased demand for our products.

        Our success will depend in part on our ability to anticipate and offer products that appeal to the changing tastes, dietary habits and product packaging preferences of consumers in the market categories in which we compete. If we are not able to anticipate, identify or develop and market products that respond to these changes in consumer preferences, demand for our products may decline and our operating results may be adversely affected. In addition, we may incur significant costs related to developing and marketing new products or expanding our existing product lines in reaction to what we perceive to be increased consumer preference or demand. Such development or marketing may not result in the volume of sales or profitability anticipated.

Severe weather conditions and natural disasters can affect crop supplies and reduce our operating results.

        Severe weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes or pestilence, may affect the supply the raw materials that we use for our products. Our maple syrup products, for instance, are particularly susceptible to severe freezing conditions in Quebec, Canada and Vermont during the season in which the syrup is produced. Competing manufacturers can be affected differently by weather conditions and natural disasters depending on the location of their supplies. If our supplies of raw materials are reduced, we may not be able to find enough supplemental supply sources on favorable terms, which could adversely affect our business and operating results.

We are subject to environmental laws and regulations relating to hazardous materials, substances and waste used in or resulting from our operations. Liabilities or claims with respect to environmental matters could have a significant negative impact on our business.

        As with other companies engaged in similar businesses, the nature of our operations expose us to the risk of liabilities and claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances. Furthermore, our operations are governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous chemicals in the workplace. Any material costs incurred in connection with such liabilities or claims could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. Any environmental or health and safety legislation or regulations enacted in the future, or any changes in how existing or future laws or regulations will be enforced, administered or interpreted may lead to an increase in compliance costs or expose us to additional risk of liabilities and claims, which could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

Our operations are subject to numerous laws and governmental regulations, exposing us to potential claims and compliance costs that could adversely affect our business.

        Our operations are subject to extensive regulation by the United States Food and Drug Administration (FDA), the United States Department of Agriculture (USDA) and other national, state and local authorities. For example, we are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging and safety of foods. Under this program the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations and specifies the recipes for certain foods. Furthermore, our processing facilities and products are subject to periodic inspection by federal, state and local authorities. Any changes in these laws and regulations could increase the cost of developing and distributing our products and otherwise increase the cost of conducting our business, which would adversely affect our financial condition. In addition, failure by us to comply with applicable laws and regulations, including future laws and regulations, could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. See "Business—Government Regulation."

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

        The sale of food products for human consumption involves the risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties or product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents or residues introduced during the growing, storage, handling or transportation phases of production. We have from time to time been involved in product liability lawsuits, none of which have been material to our business. While we are subject to governmental inspection and regulations and believe our facilities comply in all material respects with all applicable laws and regulations, if the consumption of any of our products causes, or is alleged to have caused, a health-related illness in the future we may become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused injury, illness or death could adversely affect our reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance in an amount which we believe to be adequate. However, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

        Furthermore, our products could potentially suffer from product tampering, contamination or spoilage or be mislabeled or otherwise damaged. Under certain circumstances, we may be required to recall products, leading to a material adverse effect on our business. Even if a situation does not necessitate a recall, product liability claims might be asserted against us. A product liability judgment against us or a product recall could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

Consumer concern regarding the safety and quality of food products or health concerns could adversely affect sales of certain of our products.

        If consumers in our principal markets lose confidence in the safety and quality of certain food products, our business could be adversely affected. The food industry is also subject to recent publicity concerning the health implications of obesity and trans fatty acids. Developments in any of these areas could cause our results to differ materially from results that have been or may be projected. For example, negative publicity about genetically modified organisms, whether or not valid, may discourage consumers from buying certain of our products or result in production and delivery disruptions.

Litigation regarding our trademarks and any other proprietary rights may have a significant negative impact on our business.

        We own 106 trademarks which are registered in the United States, 23 trademarks which are registered with certain U.S. states and Puerto Rico, and 230 trademarks which are registered in foreign countries. In addition, we have seven trademark applications pending in the United States and foreign countries. We consider our trademarks to be of significant importance in our business. If the actions we take to establish and protect our trademarks and other proprietary rights are not adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as an alleged violation of their trademarks and proprietary rights, it may be necessary for us to initiate or enter into litigation in the future to enforce our trademark rights or to defend ourself against claimed infringement of the rights of others. Any legal proceedings could result in an adverse determination that could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

Our financial well-being could be jeopardized by unforeseen changes in our employees' collective bargaining agreements or shifts in union policy.

        As of July 3, 2004, approximately 290 of our 796 employees were covered by collective bargaining agreements. Approximately 57 of our employees at our Roseland, New Jersey facility were represented by a collective bargaining agreement with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen & Helpers of America (Local No. 863). Approximately 143 of our employees at our Portland and Biddeford, Maine facilities were represented by a collective bargaining agreement with the Bakery, Confectionery, Tobacco Workers and Grain Millers International Union (AFL-CIO, Local No. 334). Approximately 90 of our employees at our Stoughton, WI facility were represented by a collective bargaining agreement with the Drivers, Salesmen, Warehousemen, Milk Processors, Cannery, Dairy Employees and Helpers Union (Local No. 695). Although we consider our employee relations to be generally good, a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. In addition, if upon the expiration of existing collective bargaining agreements we are unable to reach new agreements without union action or any such new agreements are not on terms satisfactory to us, our business, consolidated financial condition, results of operations or liquidity could be materially and adversely affected. See "Business—Employees and Labor Relations."

Organized movements in the future, such as the recent grocer's strike in California, could significantly impact our sales and profitability.

        The grocer's strike in California, which began in October 2003 and ended March 2004, in response to proposed healthcare cuts by several large retail grocers, affected over 70,000 grocery workers in California, and had a negative impact on our net sales. Should a similar strike occur in California or elsewhere in the future, it may have a significant impact on our sales revenue and operating profits.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements, including without limitation the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The words "believes," "anticipates," "plans," "expects," "intends," "estimates," "projects" and similar expressions are intended to identify forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by any forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:

  •
  our substantial leverage;

  •
  intense competition, changes in consumer preferences, demand for our products, the effects of changing prices for our raw materials and other costs and local economic and market conditions;

  •
  our continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and markets in a consolidating environment at the retail and manufacturing levels, to improve productivity and to maintain access to credit markets;

  •
  the risks associated with the expansion of our business;

  •
  our possible inability to integrate any businesses we acquire;

  •
  our borrowing costs and credit ratings, which may be influenced by the credit ratings of our competitors;

  •
  factors that affect the food industry generally, including:

  •
  recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products, as well as recent publicity concerning the health implications of obesity and trans fatty acids; and

  •
  the effects of currency movements in Canada and fluctuations in the level of our customers' inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment;

  •
  the risk that the senior subordinated notes may be treated as equity for U.S. federal income tax purposes; and

  •
  other factors discussed under "Risk Factors" or elsewhere in this prospectus.

        Developments in any of these areas, which are more fully described elsewhere in this prospectus and which descriptions are incorporated into this section by reference, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

        All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

        We caution that the foregoing list of important factors is not exclusive. We urge you not to unduly rely on forward-looking statements contained in this prospectus.

USE OF PROCEEDS

        The table below sets forth the sources and uses of funds required to effect the Transactions, assuming the Transactions all occurred on July 3, 2004. See "Summary—The Transactions." The sources and uses are based on the initial public offering price of $15.00 per EIS.

Total Sources and Uses of Funds
(Dollars in thousands)

Sources(1)	Amount
EISs offered hereby(2)	$260,870
12.0% senior subordinated notes due 2016 sold separately	22,800
8.0% senior notes due 2011	240,000
Cash on hand(3)	7,082

Total sources	$530,752

Uses	Amount
Repayment of existing senior credit facility(4)	$148,954
Retirement of existing senior subordinated notes(5)	228,823
Repurchase of Class B common stock, preferred equity, options and warrants from existing investors(6)(7)(9)	113,860
Transaction fees, prepayment penalties, expenses and transaction bonuses(8)(9)	39,115

Total uses	$530,752

(1)
We do not expect any borrowings under the new revolving credit facility upon the completion of the Transactions.
(2)
If the over-allotment option with respect to the EISs is exercised in full, the net proceeds from this offering of EISs and additional senior subordinated notes and the concurrent offering of senior notes are expected to be approximately $531.3 million.
(3)
Immediately following the closing of the Transactions, we expect to have a minimum of $10.0 million of cash on our consolidated balance sheet.
(4)
Reflects the repayment of $149.0 million of term loan borrowings under our existing senior credit facility and accrued and unpaid interest. The proceeds of the six-year term loan and of certain drawings under the five-year revolving credit facility were used to fund the acquisition of the Ortega line of products and to pay related transaction fees and expenses and to fully pay off our remaining obligations under the term loan of our then-existing term loan agreement. With respect to our existing senior credit facility, interest is determined based on several alternative rates, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin (4.59% at July 3, 2004). We have no revolving credit facility borrowings under our existing senior credit facility.
(5)
Reflects the retirement of $220.0 million aggregate principal amount of our existing 9 5/8% senior subordinated notes due 2007 plus accrued and unpaid interest.
(6)
Reflects the redemption of all of our issued and outstanding 13% Series A cumulative preferred stock, 13% Series B cumulative preferred stock and Series C senior preferred stock.
(7)
Reflects the repurchase of 2,704,334 shares of our outstanding Class B common stock, including all of our outstanding options and a portion of our warrants to purchase Class B common stock. If the underwriters exercise their over-allotment option in full, we will use all of the additional net proceeds to repurchase an additional 5,231,335 outstanding shares of our Class B common stock, including all of our remaining outstanding warrants, owned by certain of our existing stockholders. The holders of the existing warrants have notified us that any existing warrants not repurchased by us upon the initial closing of the Transactions or on or prior to the date of expiration of the underwriters' over-allotment option will be exercised on such expiration date, and all holders of these remaining warrants will receive shares of Class B common stock pursuant to the terms of their warrants.
(8)
Includes (i) $20.4 million of debt issuance costs related to the Transactions, (ii) fees associated with the Class A common stock portion of the EISs of $10.4 million and (iii) other costs of $10.0 million which will be expensed when incurred. Of these fees, $1.7 million have been paid as of July 3, 2004.
(9)
Our board of directors has approved in principle a transaction bonus plan that will provide our six most senior executive officers upon completion of this offering cash compensation in an aggregate amount, if any, equal to the amount by which the aggregate value of the Class B common stock retained by all members of our management plus the aggregate cash proceeds they receive upon the repurchase of their existing equity does not equal at least 10% of the total equity value of our company. We estimate the total compensation payable to the six most senior executive officers will be approximately $4.5 million (or $4.9 million if the underwriters' over-allotment option is exercised in full). Any such cash compensation paid to the six most senior executive officers will reduce the cash proceeds of the Transactions available to repurchase our existing equity and will not result in any increase in borrowings under our new revolving credit facility or reduce the amount of cash on our consolidated balance sheet at the closing date.

DIVIDEND POLICY AND RESTRICTIONS

General

        Prior to the completion of this offering, our board of directors will adopt a dividend policy that reflects a basic judgment that our stockholders would be better served if we distributed our cash available to pay dividends to them instead of retaining it in our business. Under this policy, cash generated by our company in excess of operating needs, interest and principal payments on indebtedness, capital expenditures sufficient to maintain our properties and other assets and $6.0 million of dividend restricted cash (that can be used for the payment of dividends on Class A common stock or for any other purpose other than the payment of dividends on the Class B common stock) would in general be distributed as regular quarterly cash dividends (up to the intended dividend rate set forth below) to the holders of our Class A common stock and as regular annual cash dividends (up to the permitted dividend rate set forth below) to the holders of our Class B common stock and not be retained by us as cash on our consolidated balance sheet.

        However, you may not receive any dividends because:

  •
  there is no legal, contractual or other requirement that we pay the dividends, and the dividends are neither mandatory nor guaranteed;

  •
  our dividend policy can be modified or revoked at any time;

  •
  even if our dividend policy were not modified or revoked, the actual amount of dividends distributed under the policy and the decision to make any distributions is entirely at the discretion of our board of directors;

  •
  the payment of dividends is subject to limitations and restrictions under:

  —
  the indenture governing the senior subordinated notes,

  —
  the indenture governing the senior notes,

  —
  the terms of our new revolving credit facility, and

  —
  the terms of any other then outstanding indebtedness of ours;

  •
  the payment of dividends is subject to limitations and restrictions under state law; and

  •
  we may not have enough cash to pay dividends due to changes to our operating income, working capital requirements and anticipated cash needs.

        We currently intend to make our first dividend payment on our Class A common stock on January 30, 2005, which will be a partial quarterly dividend payment for the period commencing on the date of completion of this offering and ending on January 1, 2005. Under our dividend policy, subject to the assumptions and considerations set forth below under "—Assumptions and Considerations" and the risks set forth above and under "Risk Factors," we intend to pay quarterly dividends of $0.212 per share of Class A common stock and to continue to pay quarterly dividends at this rate for the first four full quarterly dividend payment periods following the closing of this offering.

        We currently intend to make our first dividend payment on our Class B common stock on February 20, 2006, which will be an annual dividend payment for the year ending on December 31, 2005. Under our Class B dividend policy, subject to the assumptions and considerations set forth below under "—Assumptions and Considerations" and the risks set forth above and under "Risk Factors," we intend to pay an annual dividend per Class B share equal to Class B Available Cash (as defined below) for that period, divided by the number of Class B shares outstanding on the record date for such period, subject to the subordination provisions described below.

        The maximum amount of dividends that we are permitted to pay to holders of our Class B common stock assuming the underwriters exercise their over-allotment option in full is $0.848 per share per annum, or $6.4 million in the aggregate. In order to pay Class B dividends at the maximum permitted amount, our EBITDA for the twelve months ended December 31, 2005 would need to be at least $75.7 million. We expect our EBITDA for the twelve months ended December 31, 2005 will be less than that amount and consequently we do not expect to pay Class B dividends at the maximum permitted amount.

        "Class B Available Cash" means the lesser of

  •
  "excess cash" (see "Description of Senior Subordinated Notes—Certain Definitions" for the definition of excess cash) for the last four fiscal quarters, including the most recently completed fiscal quarter (the "Class B Testing Period"), minus the sum of the aggregate amount of the prior four Class A dividends, and minus dividend restricted cash of $6.0 million; for purposes of calculating excess cash as defined, for this purpose only, the aggregate amounts set forth in paragraph number 3 under the definition of excess cash shall be the greater of the aggregate amount of such capital expenditures or $6.5 million; or

  •
  the aggregate per share amount of dividends declared or to be declared on our Class A common stock (or 1.1 times such amount for dividends with respect to periods commencing after December 30, 2006) with respect to the annual period for which the dividends on our Class B common stock are to be paid multiplied by the number of shares of our Class B common stock issued and outstanding on the last day of such period.

        In determining our intended dividend level for the period beginning January 2, 2005 through December 31, 2005, the first four full quarterly dividend payment periods and the first annual dividend payment period, respectively (together, the "initial dividend payment periods") following the closing of this offering, we reviewed and analyzed, among other things, the following:

  •
  our operating and financial performance in recent years,

  •
  the anticipated cash requirements associated with our new capital structure,

  •
  our anticipated capital expenditure requirements,

  •
  our expected other cash needs for working capital,

  •
  the terms of our debt agreements, including our new revolving credit facility,

  •
  other potential sources of liquidity, and

  •
  various other aspects of our business.

        We intend to pay dividends on our Class A common stock quarterly on January 30, April 30, July 30 and October 30 to the holders of record as of December 31, March 31, June 30 and September 30, respectively. We intend to pay dividends on our Class B common stock annually, subject to the subordination provisions described below, on February 20 of each year to holders of record on the preceding December 31. For years ending subsequent to January 2, 2010, we intend to pay dividends on our Class B common stock quarterly on January 30, April 30, July 30 and October 30 of each year to holders of record on the preceding December 31, March 31, June 30 and September 30. Under our certificate of incorporation, for each annual dividend payment period after the dividend payment period ending on December 30, 2006 and through the dividend payment period ending on January 2, 2010, if we declare and pay dividends on our Class A common stock, the holders of our Class B common stock will have the right (subject to the subordination provisions described below) to dividend payments equal to Class B Available Cash (up to 1.1 times the amount of dividends paid per share to the holders of our Class A common stock). For quarterly periods subsequent to January 2, 2010, if we declare and pay dividends on our Class A common stock, the holders of our Class B common stock will be entitled to dividend, payments of 1.1 times the amount paid per share to the holders of our Class A common stock.

        We have not paid any dividends in the past.

        If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash for those purposes it deems necessary including, but not limited to, funding additional capital expenditures or acquisitions, if any, repaying indebtedness, paying additional dividends or for general corporate purposes. However, notwithstanding this dividend policy, the amount of dividends, if any, for each dividend payment date, including the January 30, 2005 dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account the factors set forth above and the dividend restrictions and other factors set forth below.

Subordination of Class B Dividends

        Under our organizational documents, with respect to the initial annual dividend payment period and through the dividend payment date(s) with respect to the quarterly and annual dividend payment periods ending January 2, 2010, dividends on our Class B common stock will be subordinated to the payment of dividends on our Class A common stock. Specifically,

  •
  an annual dividend on our Class B common stock may only be declared if we have declared and paid dividends on our Class A common stock at no less than the quarterly rate of $0.212 per share for each of the four full fiscal quarters corresponding to such annual dividend payment period of the Class B common stock; and

  •
  no dividends on our Class B common stock may be declared with respect to any annual period unless the "Class B Threshold Amount" as of the last day of such period is at least $10.0 million. See "Description of Capital Stock—Common Stock—Rights to Dividends and on Liquidation, Dissolution and Winding Up" for a more detailed description of the subordination of the Class B dividends and the definition of "Class B Threshold Amount."

        The subordination of dividends on our Class B common stock will be suspended upon the occurrence of any default or event of default under the indentures governing the senior notes and the senior subordinated notes and will become applicable again upon the cure of any default or event of default. Dividends on our Class B common stock will not be subordinated to dividends on our Class A common stock for any dividend period subsequent to January 2, 2010. If for any dividend payment date after the February 20, 2010 dividend payment date the amount of cash to be distributed is insufficient to pay dividends at the levels described above on our Class A and Class B common stock, any shortfall will reduce the dividends on the Class A and Class B common stock pro rata.

Minimum EBITDA

        Subject to the assumptions and considerations set forth below under "—Assumptions and Considerations" and the risks set forth above and under "Risk Factors," we believe that our EBITDA for the 12-month period ending December 31, 2005 will be at least $73.4 million. However, as described below under "—Assumptions and Considerations," our results of operations may differ from our current expectation, which may adversely impact our ability to pay dividends at the levels described above, or at all. In accordance with our dividend policy and assuming the exercise of the over-allotment option, if our EBITDA for the 12-month period ending December 31, 2005 is $73.4 million, the aggregate dividends we intend to pay on our Class A common stock and Class B common stock for the initial dividend payment periods would be $0.848 per share of Class A common stock (or $17.0 million in the aggregate) and $0.537 per share of Class B common stock (or $4.1 million in the aggregate), respectively. If the over-allotment option is not exercised, the aggregate dividends on our Class B common stock for the initial dividend payment periods would be $0.665 per share (or $8.5 million in the aggregate). We believe that, in order to fund dividends to holders of our Class A common stock at the rate of $0.848 per share per annum from cash generated by our business, our EBITDA for the 12-month period ending December 31, 2005 would need to be at least $63.3 million (assuming the over-allotment option is exercised in full). The Class B dividends are subject to the annual subordination provisions described above and may be reduced or not paid at all in any given year.

        We have chosen the 12-month period ending December 31, 2005 as the most relevant period for illustrating our ability to pay our intended quarterly dividend of $0.212 per share on our Class A common stock for the period from January 2, 2005 through December 31, 2005 because if our EBITDA for the 12-month period ending December 31, 2005 were at or above $63.3 million, we would be permitted to pay dividends on our Class A common stock at this level for the initial dividend payment periods under the restricted payment covenants in the indenture governing the senior notes, the indenture governing our senior subordinated notes and under the terms of our new revolving credit facility.

        The following table sets forth our calculation illustrating that $73.4 million of EBITDA (assuming the over-allotment option is exercised in full) for the twelve month period ending December 31, 2005 would be sufficient to fund our intended dividends on our Class A common stock of $17.0 million in the aggregate and $4.1 million of Class B dividends in the aggregate and would satisfy our restricted payment covenants. See "—Restrictions on Dividend Payments" below for a discussion of our restricted payment covenants.

Estimated Cash Available to Pay Dividends on Class A and Class B Common Stock Based on Estimated Minimum EBITDA (assuming full exercise of the underwriters' over-allotment option)	(Dollars in thousands)
Estimated minimum EBITDA for the twelve-month period ending December 31, 2005(1)	$73,363
Less:
Estimated capital expenditures(2)	7,250
Estimated cash interest expense(3)	39,096
Estimated cash income taxes(4)	—

Estimated cash available to pay dividends on our Class A common stock(6)	27,017
Less:
Estimated dividends on our Class A common stock	16,960
Dividend restricted cash(5)	6,000

Estimated cash available to pay dividends on our Class B common stock(6)	$4,057

Estimated fixed charge coverage ratio derived from the above(7)	1.9x
Estimated consolidated interest coverage ratio derived from the above(8)	1.8x
Estimated consolidated senior leverage ratio derived from the above(9)	3.3x
Estimated consolidated total leverage ratio derived from the above(10)	5.5x

        The table below illustrates for the fiscal year ended January 3, 2004 and the twelve months ended July 3, 2004, pro forma as adjusted to reflect the full 12 month impact of the Ortega acquisition and the Transactions as if they had occurred on December 29, 2002 and June 29, 2003, respectively, the amount of cash that would have been available for distribution to our stockholders subject to the assumptions described in the table.

	Assuming Full Exercise of the Underwriters' EIS Over-Allotment Option
Pro Forma Cash Available to Pay Dividends	Fiscal Year Ended January 3, 2004	Twelve Months Ended July 3, 2004
	(Dollars in Thousands)
Net cash provided by operating activities	$27,431	$18,075
Interest expense, net	31,205	41,515
Income taxes	9,519	9,736
Amortization of deferred debt issuance costs and bond discount	(2,839)	(2,419)
Write-off of pre-existing deferred debt issuance costs	(1,831)	—
Deferred income taxes	(4,382)	(5,266)
Changes in assets and liabilities, net of effects of business acquired	2,803	10,195

EBITDA	61,906	71,836
Pro forma adjustments for Ortega acquisition:(11)
Net income from Ortega	3,283	2,220
Interest expense, net	(195)	(1,703)
Income taxes	2,081	1,395
Depreciation and amortization	659	115

Pro forma EBITDA	67,734	73,863
Add-back of management fees-related party(12)	500	500
Add-back of excess corporate overhead costs allocated by the seller of Ortega(13)	3,143	—
Reduction for estimated additional public company administrative costs(12)	(1,000)	(1,000)

Pro forma EBITDA, as further adjusted	70,377	73,363
Reduction for estimated cash income tax expense(4)	—	—
Interest expense on 8.0% senior notes(3)	(19,200)	(19,200)
Interest expense on 12.0% senior subordinated notes(3)	(19,896)	(19,896)
Capital expenditures(2)	(7,250)	(7,250)

Cash available to pay dividends	$24,031	$27,017

(1)
The estimated minimum EBITDA excludes one time charges that will be incurred during this period as part of this offering, including (i) non-cash expense of $4.2 million relating to the exercise of management options concurrent with the Transactions and (ii) payment of transaction bonuses of $5.5 million which will be funded with proceeds from this offering and the Transactions. See "Use of Proceeds."

Our estimated minimum EBITDA is not directly comparable to our historical EBITDA because we estimate we will incur annually approximately $1.0 million in incremental ongoing expenses associated with being a public EIS issuer, including director and officer liability insurance, expenses relating to the annual stockholders' meeting, printing expenses, investor relations expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, directors' fees, additional legal fees, listing fees and miscellaneous fees less existing management fees to related parties of $0.5 million that will no longer be paid following the consummation of this offering. We believe our estimated minimum EBITDA is directly comparable to our pro forma EBITDA as further adjusted because we have subtracted the estimated $1.0 million in incremental ongoing expenses associated with being a public EIS issuer and added the $0.5 million in management fees to our estimated minimum EBITDA.

(2)
Represents the mid-point of our expected range for capital expenditures for each of 2004 and 2005. Historically our capital expenditures have been predominantly used for maintaining our productive and information technology capacities and to a much lesser extent for increases in such capacities, and as a result we have not historically differentiated between such uses. Management believes that capital expenditures for each of fiscal years 2004 and 2005 within the expected range of $6.5 million to $8.0 million will be sufficient to allow us to maintain our productive and information technology capacities and to satisfy our foreseeable capacity growth needs for such fiscal years. Our capital expenditures for fiscal year 2003 were $6.4 million and our capital expenditures for the twelve months ended July 3, 2004 were $6.8 million. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources."

(3)
Represents our anticipated cash interest expense under our post-closing capital structure. Accordingly, the value includes (i) 12.0% interest on $143.0 million (assuming the over allotment is exercised in full) of senior subordinated notes represented by EISs; (ii) 12.0% interest on $22.8 million of senior subordinated notes not in the form of EISs; and, (iii) 8.0% on $240.0 million of senior notes.

(4)
Represents our anticipated cash income tax expense under our post-closing capital structure assuming that our EBITDA for this period is up to $73.4 million, which is our pro forma EBITDA as further adjusted assuming full exercise of the underwriters' over-allotment option for the twelve months ended July 3, 2004. Management estimates that our federal and state cash taxes for the twelve months ended December 31, 2005 should be approximately zero dollars taking into account projected refunds in respect of prior taxable years expected to be received in the third quarter of 2005 assuming that our EBITDA for this period is up to $73.4 million, which is our pro forma EBITDA as further adjusted assuming full exercise of the underwriters' over-allotment option for the twelve months ended July 3, 2004. We will apply approximately $2.9 million of projected tax overpayments attributable to fiscal 2003 and 2004 to projected estimated tax payments due during the first and second quarters of fiscal 2005. In addition, the federal net operating loss projected for the 2004 fiscal year will be carried back, resulting in a projected cash refund of approximately $2.9 million which will be used in part to pay estimated taxes with respect to the third and fourth quarters of 2005 and in part to pay the balance of our fiscal 2005 projected state income tax liability. In computing our cash taxes, as adjusted for the Transactions for this period, we have assumed the following incremental deductions from taxable income resulting from the Transactions totaling $23.9 million: (i) approximately $13.5 million relating to the write-off of existing deferred financing costs and costs associated with the retirement of existing senior subordinated notes; (ii) approximately $4.2 million related to the deduction of other costs due to the exercise of certain management options; (iii) payment of transaction bonuses of $5.5 million; and (iv) write-off of existing bond discount of $0.7 million. Given that we expect our net cash taxes for the twelve month period ending December 31, 2005 to be zero dollars (assuming that our EBITDA for this period is up to $73.4 million), taking projected refunds into account, we have assumed our net cash taxes for the twelve month period ended July 3, 2004 presented above to also be zero dollars taking projected refunds into account, assuming the Transactions occurred at the beginning of the period. Although we expect our net cash income tax expense to be zero dollars for the twelve month period ending December 31, 2005 assuming that our EBITDA for this period is up to $73.4 million, in future fiscal periods we expect to be required to pay net cash income taxes. Furthermore, if our EBITDA is greater than $73.4 million, we may be required to pay federal and/or state cash taxes for this period as well.

(5)
Under our organizational documents, our EBITDA otherwise available for the payment of Class B dividends is reduced by an amount equal to $6.0 million annually.

(6)
Assuming full exercise of the Underwriters' EIS over-allotment option.

		Dividends
	Number of Shares
		Per Share	Aggregate
Estimated dividends on our Class A common stock	20,000,000	$0.848	$16,960
Estimated dividends on our Class B common stock	7,556,446	$0.537	$4,057

Estimated dividends on our outstanding common stock			$21,017

  The maximum amount of dividends that we are permitted to pay to holders of our Class B common stock assuming the underwriters exercise their over-allotment option in full is $0.848 per share per annum, or $6.4 million in the aggregate. In order to pay Class B dividends at the maximum permitted amount, our EBITDA for the twelve months ended December 31, 2005 would need to be at least $75.7 million. We expect our EBITDA for the twelve months ended December 31, 2005 will be less than that amount and consequently we do not expect to pay Class B dividends at the maximum permitted amount.

(7)
Fixed charge coverage ratio is defined as EBITDA divided by cash interest expense. Under the indentures governing the senior subordinated notes and the senior notes, we may not pay dividends on our capital stock if our fixed charge coverage ratio for the four most recent fiscal quarters is less than 1.6 to 1.0.

(8)
Consolidated interest coverage ratio is defined as the ratio of our EBITDA for any period of four consecutive fiscal quarters to our consolidated interest expense for such period payable in cash. Under the terms of our new revolving credit facility, we may not pay dividends unless we maintain a consolidated interest coverage ratio of not less than 1.35 to 1.0.

(9)
Consolidated senior leverage ratio is defined as the ratio of our consolidated total debt, other than our senior subordinated notes, as of the last day of any period of four consecutive fiscal quarters to our EBITDA. Under the terms of our new revolving credit facility, we may not pay dividends unless we maintain a consolidated senior leverage ratio of not more than 3.75 to 1.0.

(10)
Consolidated total leverage ratio is defined as the ratio of our consolidated total debt of the last day of any period to our EBITDA for any period of four consecutive fiscal quarters. Under the terms of our new revolving credit facility, we may not pay dividends unless we maintain a consolidated total leverage ratio of not more than 6.0 to 1.0.

(11)
For the year ended January 3, 2004, represents adjustments to our historical EBITDA for the period from December 29, 2002 through August 20, 2003 (the day immediately prior to our acquisition of Ortega) as if the Ortega acquisition had occurred on December 29, 2002. For the latest twelve months ended July 3, 2004, represents adjustments to our historical EBITDA for the period from June 29, 2003 through August 20, 2003 (the day immediately prior to our acquisition of Ortega) as if the Ortega acquisition had occurred on June 29, 2003. The pro forma adjustments for the Ortega acquisition represent not only the operational effects of the acquisition of Ortega but also the transactional effects of the Ortega acquisition, including the incurrence of additional indebtedness and the refinancing of a portion of our existing indebtedness at interest rates different than those in effect prior to the Ortega acquisition.

(12)
Represents the add-back of $0.5 million of annual management fees to a related party and the reduction of $1.0 million for estimated annual additional public company administrative costs.

(13)
Represents the reduction of corporate overhead costs allocated by Nestlé to the Ortega line of products for the period prior to the acquisition. These allocations include costs related to employee benefits, human resources, management information systems, finance, selling and other general and administrative expenses. Had Ortega's operations been included in our operations and cost structure from December 29, 2002 through the date of acquisition, management believes these costs or allocations would not have occurred. In the results for the twelve months ended July 3, 2004, which reflects the full integration of the Ortega line of products into our business, these comparable costs or allocations did not occur.

         Following the payment of dividends on our Class A common stock as contemplated by our dividend policy, we would have had cash available to pay dividends on our Class B common stock during the periods presented in the table above as follows:

	Assuming Full Exercise of the Underwriters' Over-Allotment Option
	Fiscal Year Ended January 3, 2004	Twelve Months Ended July 3, 2004
Cash available to pay Class A common stock dividends	$24,031	$27,017
Class A common stock dividends	(16,960)	(16,960)
Dividend restricted cash	(6,000)	(6,000)

Cash available to pay Class B common stock dividends	1,071	4,057
Class B common stock dividends(1)	$1,071	$4,057

(1)
The maximum amount of Class B dividends payable, would have been $1.1 and $4.1 million for the fiscal year ended January 3, 2004 and the twelve months ended July 3, 2004, respectively. Under our Class B dividend policy, the dividends paid on our Class B common stock in any year ending on or prior to January 2, 2010 will be equal to Class B Available Cash as defined above and are subordinated to dividends on our Class A common stock.

        As illustrated by the table above, for the fiscal year ended January 3, 2004 and the twelve months ended July 3, 2004, on a pro forma as adjusted basis to reflect the full twelve month impact of the Ortega acquisition and the Transactions as if they had occurred on December 29, 2002 and June 29, 2003, respectively, we would have had sufficient cash available to pay dividends to the holders of our Class A and Class B common stock at the levels set forth above. In addition, if our actual capital expenditures were at the high-point of our expected range of capital expenditures instead of at the mid-point of our expected range, cash available to pay Class A common stock dividends and Class B common stock dividends would have been reduced by a further $750,000 during each period presented; consequently, we would have had sufficient cash available to pay dividends to the holders of our Class A common stock at the level set forth above and we would have further reduced our Class B dividends for the fiscal year ended January 3, 2004 and the twelve months ended July 3, 2004 by $750,000.

Assumptions and Considerations

        Based upon a review and analysis conducted by our management and our board of directors and subject to the assumptions and considerations set forth below and the risks set forth above and under "Risk Factors," we believe that our EBITDA for the 12-month period ending December 31, 2005 will be at least $73.4 million, and we have determined that the assumptions as to capital expenditures, cash interest expense and cash taxes set forth in the preceding tables are reasonable. We considered numerous factors in establishing our belief concerning the EBITDA and cash available to pay dividends required to support our dividend policy and our belief that our EBITDA for the 12-month period ending December 31, 2005 will be at least $73.4 million, including the following:

  •
  our pro forma as adjusted EBITDA for the twelve months ended July 3, 2004, reflecting the full year impact of the Ortega acquisition was $73.4 million;

  •
  for fiscal year 2003, our EBITDA was $61.9 million. Results for 2003 include the results of Ortega since the date of acquisition in August 2003 through the end of the fiscal period. Absent our acquisition of Ortega we would not be able to meet our estimated minimum EBITDA for the twelve-months ended December 31, 2005 of $73.4 million. With the pro forma effect of our acquisition of Ortega, our cash available to pay Class A and Class B dividends would have been sufficient to pay dividends at the levels set forth above. We would not have paid any Class B dividends for the fiscal year ended January 3, 2004. We believe, based upon our and Ortega's historical performance and the other assumptions and considerations set forth under this heading, that our acquisition of Ortega provides us with the means to meet our estimated minimum EBITDA for the twelve months ended December 31, 2005 necessary to pay the Class A dividends in full;

  •
  we expect to make capital expenditures of between $6.5 million and $8.0 million for each of fiscal years 2004 and 2005. Historically our capital expenditures have been predominantly used for maintaining our productive and information technology capacities and to a much lesser extent for increases in such capacities, and as a result we have not historically differentiated between such uses. Management believes that capital expenditures between the expected range of $6.5 million to $8.0 million will be sufficient to allow us to maintain our productive and information technology capacities and to satisfy our foreseeable capacity growth needs for such fiscal years. Our capital expenditures for fiscal year 2003 were $6.4 million and our capital expenditures for the twelve months ended July 3, 2004 were $6.8 million;

  •
  while our working capital balances may vary, there has not been a recent trend toward material working capital growth; our recent historical working capital usage includes, for example, our semi-annual interest payment on our existing senior subordinated notes of $10.6 million paid in our first and third quarters; we do not expect to have cash needs and do not anticipate having to borrow under our new revolving credit facility to fund changes in working capital in the aggregate for the 12-month period ending December 31, 2005; and

  •
  based upon a pro forma analysis of the impact of our new capital structure (including the payment of dividends at the level described above) on our operations and performance in prior years:

  —
  our new revolving credit facility would have had sufficient capacity to finance the fluctuations we experienced historically in working capital and our other cash needs; and

  —
  we do not anticipate borrowing under our new revolving credit facility to pay dividends for any quarterly dividend payment period through at least the quarterly dividend payment period ending on December 31, 2005.

        We have also assumed that:

  •
  our general business climate, including such factors as consumer demand for our products, competitive activity and costs of key commodities, labor and energy, will remain consistent with previous financial periods, except to the extent changes in our general business climate or such factors during the pertinent period are reasonably foreseeable; and

  •
  there will be no extraordinary business event such as a product recall or other regulatory event that might adversely affect our financial results, or any material adverse development that impairs our ability to manufacture, package and distribute our products or that impairs the market for or the pricing of our products, other than those events and developments the occurrence of which during the pertinent period are reasonably foreseeable.

See "Risk Factors—Risks Specific to Our Company" for a discussion of risks related to these assumptions.

        If our EBITDA for the 12-month period ending December 31, 2005 were to be below $63.3 million, if our assumptions as to capital expenditures, interest expense or the sufficiency of our new revolving credit facility to finance our working capital needs were to prove incorrect or if other assumptions stated above were to prove incorrect or if our capital expenditures are at the higher end of our expected range of capital expenditures, we would need either to reduce or eliminate dividends on our Class A common stock or, to the extent we were permitted to do so under the indenture governing our senior notes, the indenture governing our senior subordinated notes and the terms of our new revolving credit facility, to fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business.

        We do not currently intend to borrow under our new revolving credit facility to fund the payment of any dividends on our Class B common stock.

        Sales of a number of our products tend to be seasonal. In the aggregate, however, our sales are not heavily weighted to any particular quarter due to the diversity of our product and brand portfolio. We purchase most of the produce used to make our shelf-stable pickles, relishes, peppers and other related specialty items during the months of July through October, and we purchase all of our maple syrup requirements during the months of April through July. Consequently, our liquidity needs are greatest during these periods. We expect to generate sufficient cash, in the aggregate, during the 12-month period ending December 31, 2005 to cover any changes in our working capital requirements. We will also have additional borrowing capacity of up to $30 million, less outstanding letters of credit ($0.6 million at July 3, 2004), under our new revolving credit facility if our internally generated cash is insufficient to cover changes in our working capital requirements.

        We cannot assure you that our EBITDA will in fact be at least $73.4 million (or $63.3 million, the minimum EBITDA required to support payment of dividends on the Class A common stock in accordance with our dividend policy) or that it will equal or exceed our historical EBITDA, and our belief that it will be at least $73.4 million is subject to all of the risks, considerations and factors identified in other sections of this prospectus, including those identified in the section entitled "Risk Factors."

        As noted above, we intend to pay dividends for the period from January 2, 2005 through December 31, 2005, the initial dividend payment periods. We have estimated our minimum EBITDA for the 12-month period ending December 31, 2005, which we believe is the most relevant 12-month period for determining cash flow available to pay our intended dividends on our Class A common stock and Class B common stock for the initial dividend payment periods. There can be no assurance that during or following the initial dividend payment periods we will pay dividends at the levels estimated above, or at all. Dividend payments are not mandatory or guaranteed, are within the absolute discretion of our board of directors and will be dependent upon many factors and future developments that could differ materially from our current expectations. Over time, our EBITDA and capital expenditure, working capital and other cash needs will be subject to uncertainties, which could impact the level of any dividends we pay in the future.

        While interest on our senior notes and senior subordinated notes will be fixed, those notes will need to be refinanced on or prior to their maturity dates in 2011 and 2016, respectively, and thereafter our interest expense could be higher and the terms of any new financing may restrict us from paying the level of current intended dividends or any dividends at all. In addition, we may not be able to refinance the senior subordinated notes or the senior notes when they become due. If we are unable to refinance the senior subordinated notes or the senior notes, our failure to repay all amounts due on the applicable maturity date would cause a default under the applicable indenture.

        Interest on indebtedness under our new revolving credit facility will be floating. As a result, our interest expense under our new revolving credit facility will increase if we have any outstanding borrowings under the revolving credit facility and may further increase if interest rates in the general economy rise. To the extent we finance capital expenditures, working capital or other cash needs with indebtedness under our revolving credit facility or otherwise, we will begin to incur incremental cash interest expense and debt service obligations that could reduce our cash available to pay dividends.

        Our intended policy to distribute rather than retain cash available to pay dividends (up to the intended dividend rates set forth above) is based upon our current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or other developments (which could, for example, increase our need for capital expenditures or working capital), new acquisition opportunities or other factors. Our board of directors is free to depart from or change our dividend policy at any time and could do so, for example, if it were to determine that we had insufficient cash to take advantage of growth opportunities. Although management currently has no specific plans to increase capital spending to materially expand our business, management will evaluate acquisition opportunities as they arise and may pursue opportunities that it believes may result in net increases to our cash available for distribution.

Restrictions on Dividend Payments

        Our ability to pay future dividends, if any, with respect to shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. We do not anticipate that we will have sufficient earnings to pay dividends and therefore expect that we will pay dividends out of surplus. Although we believe we will have sufficient surplus to pay dividends at the intended level on our Class A common stock and Class B common stock during the initial dividend payment periods following the closing of this offering, our board of directors will seek periodically and from time to time to assess the appropriateness of the then current dividend policy before actually declaring any dividends.

        The indentures governing our senior notes and senior subordinated notes will restrict our ability to declare and pay dividends on our common stock as follows:

  •
  we may use up to 100% of our excess cash (as defined below) for the period (taken as one accounting period) from and including the first fiscal quarter beginning after the date of the indenture to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such payment plus certain incremental funds described in the indenture for the payment of dividends so long as the fixed charge coverage ratio for the four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1.0;

  •
  at any time the fixed charge coverage ratio for the four preceding fiscal quarter period is less than 1.6 to 1.0, we may pay dividends on our common stock, in the quarter in which such payment is made, of up to $10.0 million in the aggregate plus certain incremental funds;

  •
  if our net cash balance is less than $10.0 million at the end of any fiscal year beginning with the fiscal year ended January 1, 2005, then we may only use up to 98% of our excess cash pursuant to the first bullet of this paragraph until the earlier of (a) the first fiscal year end thereafter at which our net cash balance (which is the amount of cash and cash equivalents set forth on our consolidated balance sheet as of such period end minus funded indebtedness under any secured revolving credit facility) equals or exceeds $10.0 million or (b) the first fiscal quarter thereafter at which our net cash balance exceeds $12.5 million; and

  •
  we may not pay any dividends on any dividend payment date if a default or event of default under the indenture has occurred or is continuing.

        Notwithstanding the foregoing restrictions set forth in the indentures, under the terms of the indentures we will be permitted to pay dividends on our Class A common stock at the intended dividend rate on the January 30, 2005 dividend payment date for the partial quarterly dividend payment period ending January 1, 2005 and the first three full quarterly dividend payment periods ending April 2, 2005, July 2, 2005 and October 1, 2005 so long as no event of default has occurred and is continuing or would be caused by such dividend payments. See "Description of Senior Subordinated Notes" for a more complete description of the dividend restriction described above.

        Excess cash is defined in the indenture governing the senior subordinated notes, under the terms of the new revolving credit facility and in the indenture governing our senior notes. Excess cash is calculated as consolidated cash flow, as defined in the indentures and under the terms of the new revolving credit facility (and which is equivalent to the term EBITDA), minus the sum of cash tax expense, cash interest expense, certain capital expenditures and certain repayment of indebtedness. Excess cash is not a substitute for operating income or net income, as determined in accordance with generally accepted accounting principles. Excess cash is not a complete net cash flow measure because excess cash is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to fund changes in its working capital, acquisitions, if any, and repay its debt and pay its dividends. Rather, excess cash is one potential indicator of our ability to fund these cash requirements in compliance with our debt agreements. Excess cash is also not a complete measure of our profitability because it does not include costs and expenses for depreciation and amortization. We believe that the most directly comparable GAAP measure to excess cash is net cash provided by operating activities. We present a reconciliation of EBITDA (equivalent to consolidated cash flow) to net cash provided by operating activities for fiscal 2001, 2002 and 2003 and the twenty-six week period ended June 28, 2003 and twenty-six week period ended July 3, 2004 in "Management's Discussion and Analysis of Financial Condition and Results of Operations." We believe excess cash is indicative of our ability to declare and pay dividends on our common stock, including the Class A and Class B common stock, in compliance with the restricted payment covenants under the indenture governing the senior subordinated notes, the terms of our new revolving credit facility and the indenture governing the senior notes. See "Excess Cash" under "Description of Senior Subordinated Notes—Certain Definitions."

        Excess cash does not represent the amount we intend to distribute as dividends for any quarterly period but rather is a restriction on the maximum level of dividend payments, if any, that we will be permitted to declare and pay under the terms of the indentures governing our senior subordinated notes and senior notes and under and our new revolving credit facility.

        In addition, the terms of our new revolving credit facility will also restrict our ability to declare and pay dividends on our common stock. In accordance with the terms of our new revolving credit facility, we will not be permitted to declare or pay dividends unless we are permitted to do so under the indenture governing the senior notes and senior subordinated notes. In addition, our new revolving credit facility will not permit us to pay dividends unless we maintain:

  •
  a "consolidated interest coverage ratio" (defined as the ratio of our EBITDA for any period of four consecutive fiscal quarters to our consolidated interest expense for such period payable in cash) of not less than 1.35 to 1.0;

  •
  a "consolidated senior leverage ratio" (defined as the ratio of our consolidated total debt, other than our senior subordinated notes, as of the last day of any period of four consecutive fiscal quarters to our EBITDA) of not more than 3.75 to 1.0; and

  •
  a "consolidated total leverage ratio" (defined as the ratio of our consolidated total debt of the last day of any period to our EBITDA for any period of four consecutive fiscal quarters) of not more than 6.0 to 1.0.

        See "Description of Certain Indebtedness."

        Subject to the limitations described elsewhere in this prospectus, we have the ability to issue additional EISs, Class A common stock, other equity securities or preferred stock for such consideration and on such terms and conditions as are established by our board of directors in its sole discretion and without the approval of the holders of our EISs or Class A common stock. It is possible that we will fund acquisitions, if any, through the issuance of additional EISs, common stock, other equity securities or preferred stock. Holders of any additional EISs, common stock or other equity securities issued by us may be entitled to share equally with the holders of EISs in dividend distributions. The certificate of designation of any preferred stock issued by us may provide that the holders of preferred stock are senior to the holders of our common stock with respect to the payment of dividends. If we were to issue additional EISs, common stock, other equity securities or preferred stock, it would be necessary for us to generate additional cash available to pay dividends in order for us to distribute dividends at the same rate per share as distributed prior to any such additional issuance.

        Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal our dividend policy with respect to the Class A and Class B common stock at any time. Furthermore, our board of directors may decrease the level of dividends provided for the Class A and Class B common stock below the intended dividend rates set forth above, or discontinue entirely the payment of dividends. See "Risk Factors—You may not receive the level of dividends provided for in the dividend policy our board of directors will adopt upon the closing of this offering, or any dividends at all."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of July 3, 2004:

  •
  on an actual basis, after giving effect to the merger of B&G Foods, Inc. into B&G Foods Holdings Corp. and the stock split in connection with the Transactions;

  •
  on a pro forma as adjusted basis as if this offering and the other Transactions had occurred on that date, assuming no exercise of the underwriters' over-allotment option relating to the EIS offering; and

  •
  as further adjusted assuming full exercise of the underwriters' over-allotment option relating to the EIS offering.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," the audited consolidated financial statements and the notes to those statements included elsewhere in this prospectus and the financial data set forth under "Summary" and "Summary Historical and Pro Forma Consolidated Financial Data."

	As of July 3, 2004
	Actual		Pro Forma As Adjusted Assuming No Exercise of the Underwriters' Over- Allotment Option		Pro Forma As Further Adjusted Assuming Full Exercise of the Underwriters' Over- Allotment Option
	(Dollars in thousands)
Cash and cash equivalents	$13,926		$6,844		$6,844

Long-term debt (including current maturities):
Existing senior secured debt	$148,875		$—		$—
New revolving credit facility	—		—		—
8.0% senior notes due 2011	—		240,000		240,000
Existing 9 5/8% senior subordinated notes due 2007	219,287		—		—
12.0% senior subordinated notes due 2016	—		147,148		165,800

Total debt	368,162		387,148		405,800

Mandatorily redeemable preferred stock:
Series C senior preferred stock, $0.01 par value per share. Authorized 25,000 shares; issued and outstanding 25,000 shares on an actual basis.	46,298		—		—
Stockholders' equity:
13.0% Series A cumulative preferred stock, $0.01 par value per share. Authorized 22,000 shares; issued and outstanding 20,341 shares on an actual basis. No shares are authorized, issued and outstanding on an as adjusted basis and as adjusted for over-allotment.	—		—		—
13.0% Series B cumulative preferred stock, $0.01 par value per share. Authorized 35,000 shares; issued and outstanding 12,311 shares on an actual basis. No shares are authorized, issued and outstanding, on an as adjusted basis and as adjusted for over-allotment.	—		—		—
Class A common stock, $0.01 par value per share. No shares authorized, issued and outstanding on an actual basis. 100,000,000 shares authorized, 17,391,305 shares issued and outstanding, on an as adjusted basis, and 20,000,000 on an as adjusted basis for over-allotment.	—		174	(2)	200	(2)
Class B common stock, $0.01 par value per share. 250,000 shares authorized, 105,500 shares issued and outstanding on an actual basis. 25,000,000 shares authorized, 12,787,781 shares issued and outstanding, on an as adjusted basis, and 7,556,446 on an as adjusted basis for over-allotment.	1	(1)	128	(2)	76	(2)
Additional paid-in capital	31,321		136,348	(3)	156,800	(3)
Accumulated other comprehensive loss	(28)		(28)		(28)
Retained earnings (accumulated deficit)	26,698		(30,519	)(4)	(68,324	)(4)

Total stockholders' equity	57,992		106,103		88,724

Total capitalization	$472,452		$493,251		$494,524

(1)
Excludes warrants to purchase 3,095,098 shares of Class B common stock, with a nominal exercise price per share. Also excludes 803,623 vested options with an exercise price of $0.09 per share under all of our equity compensation plans. All such options (together with 30,770 unvested options with an exercise price of $0.09 per share under our equity compensation plans) and warrants to purchase 933,683 shares of our Class B common stock will be repurchased by us for cash simultaneously with this offering on the initial closing of the Transactions. If the underwriters exercise their over-allotment option in full we will repurchase warrants to purchase an additional 607,661 shares of our Class B common stock. The holders of the existing warrants have notified us that any warrants not repurchased by us upon the initial closing of the Transactions or on or prior to the date of expiration of the underwriters' over-allotment option will be exercised by the holders on such expiration date, and all holders of these remaining warrants will receive shares of Class B common stock pursuant to the terms of their warrants. Following the expiration date of the underwriters' over-allotment option we will no longer have any options or warrants outstanding.

(2)
Changes to common stock, Class A and Class B (dollars in thousands):

Assuming no exercise of the over-allotment option:
Issuance of 17,391,305 shares of Class A common stock, $0.01 par value per share, represented by EISs	$174
Adjustment to reflect remaining 12,787,781 shares of Class B common stock, $0.01 par value per share, after repurchase of existing shares of common stock	127
Assuming full exercise of the over-allotment option:
Issuance of 20,000,000 shares of Class A common stock, $0.01 par value per share, represented by EISs	$200
Adjustment to reflect remaining 7,556,446 shares of Class B common stock, $0.01 par value per share, after repurchase of existing shares of common stock	75
(3)
Changes to additional paid-in capital (dollars in thousands):

Assuming no exercise of the over-allotment option:
Additional paid-in capital as of July 3, 2004		$31,321
Conversion of existing common stock to Class B common stock	(1,054)
Repurchase of preferred stock Series A and B	(30,267)
Issuance of Class A common stock represented by EISs	136,348

Total changes to additional paid-in capital		$105,027

Pro forma as adjusted assuming no exercise of the over-allotment option		$136,348

Assuming full exercise of the over-allotment option:
Additional paid-in capital as of July 3, 2004		$31,321
Conversion of existing common stock to Class B common stock	(1,054)
Repurchase of preferred stock Series A and B	(30,267)
Issuance of Class A common stock represented by EISs	156,800

Total changes to additional paid-in capital		$125,479

Pro forma as adjusted assuming full exercise of the over-allotment option		$156,800

(4)
Changes to retained earnings (accumulated deficit) (dollars in thousands):

Assuming no exercise of the over-allotment option:
Retained earnings as of July 3, 2004		$26,698
Excess cost of repurchasing Class B common stock, preferred stock Series A and B, warrants and options	(36,240)
Fees related to the issuance of Class A common stock represented by EISs	(21,248)
Write-off of existing deferred financing cost	(8,944)
Tax effect of nonrecurring charges	9,215

Total changes to retained earnings		$(57,217)

Pro forma as adjusted assuming no exercise of the over-allotment option		$(30,519)

Assuming full exercise of the over-allotment option:
Retained earnings as of July 3, 2004		$26,698
Excess cost of repurchasing Class B common stock, preferred stock Series A and B, warrants and options	(72,622)
Fees related to the issuance of Class A common stock represented by EISs	(22,825)
Write-off of existing deferred financing cost	(8,944)
Tax effect of nonrecurring charges	9,369

Total changes to retained earnings		$(95,022)

Pro forma as adjusted assuming full exercise of the over-allotment option		$(68,324)

DILUTION

        Dilution is the amount by which the portion of the offering price paid by the purchasers of the EISs to be sold in the offering that is allocated to our shares of Class A common stock represented by the EISs exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities (including mandatorily redeemable preferred stock) from our total assets less our intangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date. For purposes of this section, references to our "common stock" after the offering includes the shares of Class A common stock to be issued as part of the EISs and the shares of Class B common stock to be held by our existing stockholders.

        Our net tangible book deficiency as of July 3, 2004 was approximately $324.1 million, or $27.96 per share of common stock. After giving effect to this offering and the Transactions, including the use of proceeds as described in this prospectus, our pro forma net tangible book deficiency as of July 3, 2004 as adjusted would have been approximately $276.0 million, or $9.15 per share of common stock. This represents an immediate increase in net tangible book value of $18.81 per share of our common stock to our existing stockholders and an immediate dilution of $17.00 per share of our common stock to new investors purchasing Class A common stock represented by the EISs in this offering.

        The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of Common Stock Assuming No Exercise of the Over- Allotment Option	Per Share of Common Stock Assuming Full Exercise of the Underwriters' Over- Allotment Option
Portion of the assumed initial offering price of $15.00 per EIS allocated to one share of Class A common stock	$7.85	$7.85

Net tangible book value (deficiency) per share as of July 3, 2004	(27.96)	(27.96)
Increase per share attributable to cash payments made by investors in this offering	18.81	17.31

Pro forma as adjusted net tangible book value (deficiency) after this offering	(9.15)	(10.65)

Dilution in net tangible book value per share to new investors	$17.00	$18.50

        The following table sets forth on a pro forma basis as of July 3, 2004 assuming no exercise of the underwriters' over-allotment option:

  •
  the total number of shares of our Class A common stock represented by EISs and of Class B common stock to be owned by our existing stockholders following the consummation of this offering and the other Transactions;

  •
  the total consideration paid by our existing stockholders and to be paid by the new investors purchasing Class A common stock in this offering; and

  •
  the average price per share of common stock paid by our existing stockholders (cash and stock) and to be paid by new investors purchasing Class A common stock in this offering:

	Shares of Common Stock Purchased
			Total Consideration
					Average Price Per Share of Common Stock
	Number	Percent	Amount	Percent
Existing stockholders	12,787,781	42.4%	$73,130	0.1%	$0.09
New investors	17,391,305	57.6%	136,521,744	99.9%	7.85

Total	30,179,086	100.0%	$136,594,874	100.0%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and related notes to those statements included in this prospectus. The selected historical consolidated financial data as of and for the years ended January 1, 2000 (fiscal 1999), December 30, 2000 (fiscal 2000), December 29, 2001 (fiscal 2001), December 28, 2002 (fiscal 2002) and January 3, 2004 (fiscal 2003) have been derived from our consolidated financial statements, which have been audited by KPMG LLP, independent registered public accounting firm. The selected historical consolidated financial data for the twenty-six weeks ended June 28, 2003 and July 3, 2004 have been derived from our unaudited consolidated financial statements.

	Fiscal Year Ended							Twenty-six Weeks Ended
	January 1, 2000	December 30, 2000	December 29, 2001		December 28, 2002		January 3, 2004	June 28, 2003		July 3, 2004
								(Unaudited)		(Unaudited)
	(Dollars in thousands, except ratios and per share data)
Statement of Operations Data(1):
Net sales(2)	$336,112	$351,416	$279,779		$293,677		$328,356	$143,823		$184,412
Cost of goods sold	196,184	200,651	192,525		203,707		226,174	100,250		125,960

Gross profit	139,928	150,765	87,254		89,970		102,182	43,573		58,452
Sales, marketing and distribution expenses(2)	91,120	100,711	34,922		35,852		39,477	16,405		22,220
General and administrative expenses(3)	13,802	12,957	14,120		4,911		6,313 (6)	2,725	(6)	2,355
Management fees-related party	450	500	500		500		500	250		250
Environmental clean-up expenses	—	—	950		100		—	—		—
Special severance expenses	—	250	—		—		—	—		—

Operating income	34,556	36,347	36,762		48,607		55,892	24,193		33,627
Gain on sale of assets	—	—	(3,112	)(4)	—		—	—		—
Derivative gain	—	—	—		(2,524	)(5)	—	—		—
Interest expense, net	29,874	36,073	29,847		26,626		31,205	13,997		15,606

Income before income tax expense	4,682	274	10,027		24,505		24,687	10,196		18,021
Income tax expense	2,429	1,559	4,029		9,260		9,519	3,925		6,956

Net income	2,253	(1,285)	5,998		15,245		15,168	6,271		11,065
Less: preferred stock dividends accumulated	6,885	9,095	10,352		11,739		13,336	6,576		7,690

Net (loss) income available to common stockholders	$(4,632)	$(10,380)	$(4,354)		$3,506		$1,832	$(305)		$3,375

Basic shares outstanding	102.5	102.5	104.7		105.5		105.5	105.5		105.5
Basic net (loss) income available to common stockholders per share	$(45.19)	$(101.27)	$(41.59)		$33.23		$17.36	$(2.89)		$31.99

Diluted shares outstanding	102.5	102.5	104.7		141.0		141.0	105.5		141.0
Diluted net (loss) income available to common stockholders per share	$(45.19)	$(101.27)	$(41.59)		$24.87		$12.99	$(2.89)		$23.94

Other Financial Data(1):
EBITDA(7)	$49,704	$52,101	$54,164		$56,431		$61,906	$26,934		$36,864
Net cash provided by operating activities	13,227	24,201	21,470		26,417		27,431	11,353		9,932
Capital expenditures	(5,500)	(5,891)	(3,904)		(6,283)		(6,442)	(3,065)		(3,394)
Payments for acquisition of business	(224,700)	—	—		—		(118,179)	—		—
Net proceeds from sale of assets	—	211	24,090		—		—	—		—
Net cash provided by (used in) financing activities	224,125	(12,831)	(39,998)		(19,351)		89,470	(10,176)		(750)
Ratio of earnings to fixed charges(8)	1.2x	1.0x	1.3x		1.9x		1.8x	1.7x		2.1x
Senior debt / EBITDA(11)	4.4x	4.0x	3.1x		1.0x		2.4x	0.8x	(10)	2.1x	(10)
Total debt / EBITDA	6.9x	6.3x	5.3x		4.9x		6.0x	4.7x	(10)	5.1x	(10)
EBITDA / Cash interest expense(12)	1.8x	1.5x	1.9x		2.4x		2.3x	2.2x	(10)	2.5x	(10)

	Fiscal Year Ended					Twenty-six Weeks Ended
	January 1, 2000	December 30, 2000	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004
						(Unaudited)	(Unaudited)
	(Dollars in thousands)
Selected Balance Sheet Data(1):
Cash and cash equivalents	$7,745	$13,433	$15,055	$15,866	$8,092	$13,896	$13,926
Net working capital(9)	51,662	55,602	34,787	54,100	59,245	50,220	68,054
Total assets	477,057	457,016	426,006	430,673	549,939	428,397	564,765
Total debt	340,892	329,323	289,275	273,796	368,796	263,735	368,162
Mandatorily redeemable preferred stock	25,099	28,752	32,931	37,714	43,188	40,359	46,298
Total stockholders' equity	$32,968	$28,028	$29,861	$40,351	$49,991	$43,993	$57,992

(1)
The purchase method of accounting was used to account for (a) the acquisition of certain assets of the Polaner and related brands from International Home Foods, Inc. on February 5, 1999; (b) the acquisition of the Heritage Portfolio of Brands from the Pillsbury Company, Indivined B.V. and IC Acquisition on March 15, 1999 and (c) the acquisition of Ortega from Nestlé Prepared Foods Company on August 21, 2003. We completed the sale of our wholly owned subsidiary, Burns & Ricker, Inc. to Nonni's Food Company, Inc. on January 17, 2001. Burns & Ricker sales for fiscal 2000 were $26.4 million.

(2)
Certain amounts in fiscal 2001 aggregating $52.7 million have been reclassified from sales, marketing and distribution expenses to a reduction of net sales in accordance with EITF Issue No. 00-14, "Accounting for Certain Sales Incentives," and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services," as codified by EITF Issue 01-09. These EITF pronouncements, which we adopted in 2002, require us to classify certain coupon and promotional expenses as a reduction of net sales. The reclassification has no effect on operating income. Due to the specificity of similar information not being available in our information systems for fiscal 1999 and 2000, we are unable to determine what the reclassification amounts should be for those years.

(3)
We adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as of December 30, 2001. Effective December 30, 2001, we ceased the amortization of goodwill and trademarks. Amortization expenses related to goodwill and trademarks were $9.2 million, $9.5 million and $8.5 million in fiscal 1999, 2000 and 2001, respectively.

(4)
The gain on sale of assets of $3.1 million relates to the sale of our wholly owned subsidiary, Burns & Ricker, to Nonni's Food Company, Inc. on January 17, 2001.

(5)
Derivative gain reflects the change in fair value over the life of our interest rate swap agreement from the date we entered into the agreement to the date the swap agreement was terminated.

(6)
General and administrative expenses include an unusual bad debt expense incurred for 2003 of $0.6 million ($0.4 million, net of taxes) relating to Fleming Companies, Inc., which filed for Chapter 11 Bankruptcy on April 1, 2003.

(7)
We define EBITDA as net income before interest expense, net, income taxes, depreciation and amortization. We believe that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt. We also present this discussion of EBITDA because covenants in our new revolving credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on this measure. EBITDA is not a substitute for operating income or net income, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Set forth below is a reconciliation of net income to EBITDA and a reconciliation of EBITDA to net cash provided by operating activities for fiscal 1999, 2000, 2001, 2002 and 2003 and for the twenty-six weeks ended June 28, 2003 and twenty-six weeks ended July 3, 2004.

	Fiscal Year Ended					For the Twenty-six Weeks Ended
	January 1, 2000	December 30, 2000	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004
						(Unaudited)	(Unaudited)
	(Dollars in thousands)
Net income	$2,253	$(1,285)	$5,998	$15,245	$15,168	$6,271	$11,065
Income taxes	2,429	1,559	4,029	9,260	9,519	3,925	6,956
Interest expense, net	29,874	36,073	29,847	26,626	31,205	13,997	15,606
Depreciation and amortization	15,148	15,754	14,290	5,300	6,014	2,741	3,237

EBITDA	49,704	52,101	54,164	56,431	61,906	26,934	36,864

Income tax expense	$(2,429)	$(1,559)	(4,029)	(9,260)	(9,519)	(3,925)	(6,956)
Interest expense, net	(29,874)	(36,073)	(29,847)	(26,626)	(31,205)	(13,997)	(15,606)
Deferred income taxes	(268)	2,150	3,832	5,532	4,382	2,254	3,138
Amortization of deferred financing and bond discount	1,477	1,843	1,972	2,686	2,839	1,487	1,284
Write-off of pre-existing deferred debt issuance costs	—	—	—	—	1,831	—	—
Gain on sale of assets	—	(93)	(3,112)	—	—	—	—
Changes in assets and liabilities, net of effects of business combination	(5,383)	5,832	(1,510)	(2,346)	(2,803)	(1,400)	(8,792)

Net cash provided by operating activities	$13,227	$24,201	$21,470	$26,417	$27,431	$11,353	$9,932

(8)
We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purpose of this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of the sum of interest on indebtedness, amortized expenses related to indebtedness and an interest component of lease rental expense.

(9)
Net working capital is current assets excluding cash and cash equivalents minus current liabilities.

(10)
Ratios are calculated using the latest twelve months ended June 28, 2003 and July 3, 2004.

(11)
Senior debt, as defined in the indenture governing the existing senior subordinated notes, is equal to all of our outstanding debt excluding our existing senior subordinated notes.

	Fiscal Year Ended					For the Latest Twelve Months Ended
	January 1, 2000	December 30, 2000	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004
						(Unaudited)	(Unaudited)
	(Dollars in thousands)
Senior secured credit facility:
Revolving credit facility	$—	$—	$—	$—	$—	$—	$—
Term loan	220,000	208,750	168,962	54,856	149,625	44,679	148,875
Obligations under capital leases	892	573	313	—	—	—	—

Senior debt	$220,892	$209,323	$169,275	$54,856	$149,625	$44,679	$148,875

EBITDA	49,704	52,101	54,164	56,431	61,906	56,036	71,836
Senior debt/EBITDA	4.4x	4.0x	3.1x	1.0x	2.4x	0.8x	2.1x
(12)
Cash interest expense, calculated below, is equal to interest expense, net, less amortization of deferred financing and bond discount and write-off of pre-existing deferred debt issuance costs.

	Fiscal Year Ended					For the Latest Twelve Months Ended
	January 1, 2000	December 30, 2000	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004
						(Unaudited)	(Unaudited)
	(Dollars in thousands)
Interest expense, net	$29,874	$36,073	$29,847	$26,626	$31,205	$28,746	$32,814
Amortization of deferred financing and bond discount	(1,477)	(1,843)	(1,972)	(2,686)	(2,839)	(2,974)	(2,636)
Write-off of pre-existing deferred debt issuance costs	—	—	—	—	(1,831)	—	(1,831)

Cash interest expense	$28,397	$34,230	$27,875	$23,940	$26,535	$25,772	$28,347

EBITDA	49,704	52,101	54,164	56,431	61,906	56,036	71,836
EBITDA/Cash interest expense	1.8x	1.5x	1.9x	2.4x	2.3x	2.2x	2.5x

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        On August 21, 2003, we acquired certain assets of Ortega for approximately $118.2 million including transaction costs, from Nestlé Prepared Foods Company. In connection with this transaction, we entered into a $200.0 million senior secured credit facility comprised of a $50.0 million five-year revolving credit facility and a $150.0 million six-year term loan facility. The proceeds of the term loan were used to fund the Ortega acquisition and refinance our then existing senior secured credit facility.

        The following unaudited pro forma condensed combined financial information of B&G Foods Holdings Corp. and subsidiaries as of and for the year ended January 3, 2004 and the twenty-six weeks ended June 28, 2003 and July 3, 2004 gives pro forma effect to the following transactions:

  •
  our acquisition of Ortega; and

  •
  borrowings used to fund the acquisition of Ortega.

        The unaudited pro forma as adjusted condensed combined financial information gives pro forma effect to:

  •
  the Ortega acquisition and related financing described above; and

  •
  this offering and the other Transactions, as defined under "Summary—The Transactions" on pages 4 and 5 of this prospectus.

        The following table sets forth the allocation of the Ortega purchase price. The cost of the Ortega acquisition has been allocated to tangible and intangible assets as of January 3, 2004 as follows:

(Dollars in thousands)
Property, plant and equipment	$5,964
Goodwill	76,310
Indefinite life intangible assets—trademarks	30,700
Other assets, principally net current assets	6,960
Other liabilities, principally net current liabilities	(2,039)
Deferred income tax asset	284

$118,179

        The unaudited pro forma condensed combined statement of operations set forth below reflects pro forma adjustments that are based upon the historical statements of the acquired business giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the "Unaudited Pro Forma Condensed Combined Financial Statements" that we believe are reasonable. The unaudited pro forma condensed combined financial information does not purport to represent our results of operations or financial position that would have resulted had the transaction to which pro forma effect is given been consummated as of the date or for the period indicated.

        The unaudited pro forma condensed combined statements of operations and balance sheets and accompanying notes should be read in conjunction with the historical consolidated financial statements of our company and Ortega included in this prospectus.

	B&G Foods Holdings Corp. Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended January 3, 2004 (In thousands, except per share data)
	B&G Foods Holdings Corp.(1)		Ortega(2)	Ortega Adjustments		Pro Forma for the Ortega Acquisition	Adjustments for the Transactions		Pro Forma As Adjusted for the Transactions
Net sales	$328,356		$46,457	$—		$374,813	$—		$374,813
Cost of goods sold	226,174		27,395	—		253,569	—		253,569

Gross profit	102,182		19,062	—		121,244	—		121,244
Sales, marketing and distribution expenses	39,477		13,893	(3,143)	(4)	50,227	—		50,227
General and administrative expenses	6,313	(3)	—	3,143	(4)	9,456	1,000	(7)	10,456
Management fees-related party	500		—	—		500	(500)	(7)	0

Operating income	55,892		5,169	0		61,061	(500)		60,561	(8)
Interest expense, net	31,205		—	(195)	(5)	31,010	8,174	(9)	39,184

Income before income tax expense	24,687		5,169	195		30,051	(8,674)		21,377	(8)
Income tax expense	9,519		—	2,081	(6)	11,600	(3,348)	(6)	8,252	(8)

Net income	15,168		5,169	(1,886)		18,451	(5,326)		13,125	(8)
Less: preferred stock dividends accumulated	13,336		—	—		13,336	(13,336)	(10)	—

Net income available to common stockholders	$1,832		$5,169	$(1,886)		$5,115	$8,010		$13,125	(8)

Earnings per share data:
Basic common shares outstanding(11)(12)	11,593		—	—		11,593	N/A		N/A
Basic net income available to common stockholders per common share	$0.16		N/A	N/A		$0.44	N/A		N/A

Diluted common shares outstanding(11)(12)	15,492		—	—		15,492	N/A		N/A
Diluted net income available to common stockholders per common share	$0.12		N/A	N/A		$0.33	N/A		N/A

Basic and fully diluted:
Class A common stock	N/A		N/A	N/A		N/A	N/A		$0.44	(21)
Class B common stock	N/A		N/A	N/A		N/A	N/A		$0.44	(21)
Assumed cash dividends per share of common stock based upon intended dividend policy:
Class A common stock	N/A		N/A	N/A		N/A	N/A		$0.85	(21)
Class B common stock	N/A		N/A	N/A		N/A	N/A		$0.85	(21)

        See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

	B&G Foods Holding Corp. Unaudited Pro Forma Condensed Combined Statement of Operations For the Twenty-six Weeks Ended June 28, 2003 (In thousands, except per share data)
	B&G Foods Holdings Corp.(1)	Ortega(2)	Ortega Adjustments		Pro Forma for the Ortega Acquisition	Adjustments for the Transactions		Pro Forma As Adjusted for the Transactions
Net sales	$143,823	$37,479	$—		$181,302	$—		$181,302
Cost of goods sold	100,250	21,796	—		122,046	—		122,046

Gross profit	43,573	15,683	—		59,256	—		59,256
Sales, marketing and distribution expenses	16,405	12,426	(3,143	)(4)	25,688	—		25,688
General and administrative expenses	2,725 (3)	—	3,143	(4)	5,868	500	(7)	6,368
Management fees-related party	250	—	—		250	(250	)(7)	—

Operating income	24,193	3,257	—		27,450	(250)		27,200	(8)
Interest expense, net	13,997	—	1,508	(5)	15,505	4,087	(9)	19,592

Income before income tax expense	10,196	3,257	(1,508)		11,945	(4,337)		7,608	(8)
Income tax expense	3,925	—	686	(6)	4,611	(1,674	)(6)	2,937

Net income	6,271	3,257	(2,194)		7,334	(2,663)		4,671	(8)
Less: preferred stock dividends accumulated	6,576	—	—		6,576	(6,576	)(10)	—

Net income available to common stockholders	$(305)	$3,257	$(2,194)		$758	$3,913		$4,671	(8)

Earnings per share data:
Basic common shares outstanding(11)(12)	11,593	—	—		11,593	N/A		N/A
Basic net income available to common stockholders per common share	$(0.03)	N/A	N/A		$0.07	N/A		N/A

Diluted common shares outstanding(11)(12)	11,593	—	—		11,593	N/A		N/A
Diluted net income available to common stockholders per common share	$(0.03)	N/A	N/A		$0.07	N/A		N/A

Basic and fully diluted:
Class A common stock	N/A	N/A	N/A		N/A	N/A		$0.15	(21)
Class B common stock	N/A	N/A	N/A		N/A	N/A		$0.15	(21)
Assumed cash dividends per share of common stock based upon intended dividend policy:
Class A common stock	N/A	N/A	N/A		N/A	N/A		$0.42	(21)
Class B common stock	N/A	N/A	N/A		N/A	N/A		$0.42	(21)

        See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

	B&G Foods Holding Corp. Unaudited Pro Forma Condensed Combined Statement of Operations For the Twenty-six Weeks Ended July 3, 2004 (In thousands, except per share data)
	B&G Foods Holdings Corp.(1)	Adjustments for the Transactions		Pro Forma As Adjusted for the Transactions
Net sales	$184,412	$—		$184,412
Cost of goods sold	125,960	—		125,960

Gross profit	58,452	—		58,452
Sales, marketing and distribution expenses	22,220	—		22,220
General and administrative expenses	2,355	500	(7)	2,855
Management fees-related party	250	(250	)(7)	—

Operating income	33,627	(250)		33,377	(8)
Interest expense, net	15,606	3,986	(9)	19,592

Income before income tax expense	18,021	(4,236)		13,785	(8)
Income tax expense	6,956	(1,635	)(6)	5,321

Net income	11,065	(2,601)		8,464	(8)
Less: preferred stock dividends accumulated	7,690	(7,690	)(10)	—

Net income available to common stockholders	$3,375	$5,089		$8,464	(8)

Earnings per share data:
Basic common shares outstanding(11)(12)	11,593	N/A		N/A
Basic net income available to common stockholders per common share	$0.29	N/A		N/A

Diluted common shares outstanding(11)(12)	15,492	N/A		N/A
Diluted net income available to common stockholders per common share	$0.22	N/A		N/A

Basic and fully diluted:
Class A common stock	N/A	N/A		$0.28	(21)
Class B common stock	N/A	N/A		$0.28	(21)
Assumed cash dividends per share of common stock based upon intended dividend policy:
Class A common stock	N/A	N/A		$0.42	(21)
Class B common stock	N/A	N/A		$0.42	(21)

        See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

	B&G Foods Holdings Corp. and Subsidiaries Unaudited Pro Forma Condensed Combined Balance Sheets (Dollars in thousands)
	July 3, 2004(1)	Adjustments for the Transaction		As Adjusted for the Transaction
Assets
Cash and cash equivalents	$13,926	$(7,082	)(13)	$6,844
Other current assets	115,607	(1,721	)(14)	113,886
Property, plant and equipment, net	44,081	—		44,081
Intangibles	382,110	—		382,110
Other assets	9,041	11,485	(14)	20,526

Total assets	$564,765	$2,682		$567,447

Liabilities and Stockholders' Equity
Current installments of long-term debt	$1,500	$(1,500	)(15)	$—
Other current liabilities	45,845	(18,117	)(16)	27,728
Due to related party	208	—		208
Long-term debt, excluding current maturities	366,662	20,486	(15)	387,148
New revolving credit facility	—	—		—
Other liabilities	348	—		348
Deferred income taxes	45,912	—		45,912

Total liabilities	460,475	869		461,344

Mandatorily redeemable preferred stock	46,298	(46,298	)(17)	—

Stockholders' equity:
13% Series A cumulative preferred stock	—	—		—
13% Series B cumulative preferred stock	—	—		—
Common stock, Class A	—	174	(18)	174
Common stock, Class B	1	127	(18)	128
Additional paid-in capital	31,321	105,027	(19)	136,348
Accumulated other comprehensive loss	(28)	—		(28)
Retained earnings (accumulated deficit)	26,698	(57,217	)(20)	(30,519)

Total stockholders' equity	57,992	48,111		106,103

Total liabilities and stockholders' equity	$564,765	$2,682		$567,447

        See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

  (1)
  Represents our historical consolidated statement of operations for the fiscal year ended January 3, 2004 and the twenty-six weeks ended June 28, 2003 and July 3, 2004 which are included elsewhere in this prospectus.

  (2)
  Represents Ortega's historical unaudited statement of direct revenue and direct expenses from January 1, 2003 through August 20, 2003 for the fiscal year ended January 3, 2004 and January 1, 2003 through June 30, 2003 for the twenty-six weeks ended June 30, 2003.

  (3)
  General and administrative expenses includes a bad debt expense incurred for fiscal 2003 and the twenty-six weeks ended June 28, 2003 of approximately $0.6 million ($0.4 million, net of tax) relating to Fleming Companies, Inc. which filed under Chapter 11 of the Bankruptcy Code on April 1, 2003.

  (4)
  Represents the classification of certain Ortega expenses to our reporting format. This amount represents corporate overhead allocations from Nestlé. These allocations represent charges that were attributable to Ortega and include Nestlé's related costs, such as employee benefits, human resources, management information systems, finance and selling and other general and administrative expenses.

  Had Ortega's operations been included in our operations and cost structure from December 29, 2003, our management believes that they would have eliminated approximately $3.1 million of the Nestlé allocated costs for the period under Nestlé's ownership ($3.1 million for the period January 1, 2003 to June 30, 2003). No adjustments to the unaudited pro forma condensed combined statements of operations has been made for these projected cost savings.

  (5)
  Adjustment to eliminate our historical interest expense and to reflect our pro forma interest expense associated with borrowing for the acquisitions and amortization of deferred debt issuance costs (dollars in thousands):

	Year Ended January 3, 2004		Twenty-six Weeks Ended June 28, 2003
Historical net interest expense	$(31,205	)(A)	$(13,997)
$220,000 existing senior subordinated notes (9 5/8%)	21,175		10,588
$150,000 term loan (5.0%)	7,500		3,750
Amortization of deferred debt issuance costs. In connection with (i) the issuance of the existing senior subordinated notes with interest payable semiannually on February 1 and August 1 of each year, of which $120,000 principal amount was originally issued in August 1997 and $100,000 principal amount was originally issued in March 2002 and (ii) the entering into of our $200,000 senior credit facility on August 21, 2003, we incurred approximately $9,583 and $5,299, respectively, in deferred debt issuance costs which are being amortized over the life of the related debt.	2,335		1,167

Incremental reduction in interest expense	$(195)		$1,508

    (A)
    Included in our historical net interest expense for the year ended January 3, 2004, is a write-off of $1.8 million of deferred financing costs in connection with the payment in full during the third quarter of fiscal 2003 of term loan B under our then existing term loan agreement.

    A 0.125% increase in interest rates, applied to our borrowings for fiscal 2003, would have resulted in an increase in interest expense and a corresponding reduction in cash flow of approximately $0.2 million ($0.2 million for the twenty-six weeks ended June 28, 2003).

  (6)
  Adjustment to income tax expense to reflect the income tax expense on the Ortega income before tax expense (income expense was not allocated to Ortega in its historical unaudited statement of direct revenue and direct expenses) and to the tax effect of the Ortega pro forma adjustments using the statutory tax rate of 38.6% for fiscal 2003 and the 2003 twenty-six week period and 2004 twenty-six week period, which approximates our federal and state tax rate. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

    We intend to account for our issuance of EISs in this offering as an issuance of the separate securities evidenced by such EISs and to allocate the proceeds received for each EIS between the common stock and senior subordinated note represented thereby in the amounts of their respective fair values at the time of issuance. Accordingly, we will account for the senior subordinated notes represented by the EISs as long-term debt bearing a stated interest rate and maturing on October 30, 2016. As discussed below, based on the opinion of tax counsel, we are of the view that the senior subordinated notes should be treated as debt for United States federal income tax purposes (although we have not sought a ruling from the IRS on this issue), and we intend to deduct annually interest expense of approximately $17.7 million on the senior subordinated notes from taxable income for United States federal and state income tax purposes. There can be no assurance that the classification of senior subordinated notes as debt (or the amount of interest expense deducted) will not be challenged by the IRS or will be sustained by a court of law if challenged.

    If our treatment of the senior subordinated notes as debt is put at risk in the future as a result of a future ruling by the IRS or by a court of law, including an adverse ruling for EISs (or other similar securities) issued by other companies or as a result of a proposed adjustment by the IRS in an examination of our company or for any other reason, we will need to consider the effect of such developments on the determination of our future tax provisions and obligations. In the event the senior subordinated notes are required to be treated as equity for income tax purposes, then the cumulative interest expense associated with the senior subordinated notes for prior tax periods that are open to assessment and for future tax periods would not be deductible from taxable income and we would be required to recognize additional tax expense and establish a related income tax liability for prior period treatment. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years that we claimed the interest expense deduction and would materially and adversely affect our financial position, cash flow, and liquidity, and could affect our ongoing ability to make interest or dividend payments on the senior subordinated notes and dividend payments on the shares of common stock represented by the EISs and our ability to continue as a going concern. In addition, non-U.S. holders of our EISs could be subject to withholding taxes on the payment of interest treated as dividends on equity, which could subject us to additional liability for the withholding taxes that we do not collect on such payments. However, based on the opinion of our tax counsel, we do not currently intend to record a liability for a potential disallowance of this interest expense deduction or for the potential imposition of these withholding taxes.

    A factor in the ongoing determination that no liability should be recorded in our consolidated financial statements with respect to the deductibility for income tax purposes of the interest on the senior subordinated notes is the veracity, at the time of the offering, of the representations that will be delivered by the purchasers of senior subordinated notes sold separately (not in the form of EISs), as described under the heading "Notice to Purchasers of Separate Senior Subordinated Notes." Procedures may be conducted in the future to confirm the veracity, at the time of this offering, of the purchaser representations. In addition, other factors indicating the existence, at the time of this offering, of any plan or pre-arrangement described under the heading "Notice to Purchasers of Separate Senior Subordinated Notes" may also be relevant to this ongoing determination.

    Consequently, even if the IRS does not challenge the federal income tax treatment of the senior subordinated notes, it is possible that we will at some point in the future, as a result of the findings of the procedures noted above, or IRS interpretations or other changes in circumstances, conclude that we should establish a reserve for tax liabilities associated with a disallowance of all or part of the interest deductions on the senior subordinated notes, although our present view is that no such reserve is necessary or appropriate. If we decide to maintain such a reserve, our income tax provision, and related income tax payable, would be materially impacted. As a result, our ability to pay dividends on the shares of our common stock could be materially impaired and the market price and/or liquidity for the EISs or our common stock could be adversely affected.

    For more discussion of our (and our tax counsel's) conclusion that the senior subordinated notes should be treated as indebtedness for United States federal income tax purposes, see "Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Senior Subordinated Notes—Characterization of Senior Subordinated Notes."

  (7)
  Elimination of current annual and semi-annual management fee of $0.5 million and $0.3 million, respectively, paid to Bruckmann, Rosser, Sherrill & Co., Inc., which will no longer be paid upon the consummation of this offering and the other Transactions. Our management estimates ongoing incremental annual and semi-annual public company costs of $1.0 million and $0.5 million, respectively, as a result of this offering.

  (8)
  Nonrecurring charges directly attributable to this offering and the other Transactions total $23.9 million ($14.7 million, net of taxes) which include the write-off of bond discount of $0.7 million, write-off of current deferred financing fees and costs associated with the retirement of existing senior subordinated notes of $13.5 million, payment of transaction bonuses of $5.5 million and exercise of management stock options of $4.2 million. These charges, which we will recognize in the period in which the Transactions are consummated, are not reflected in the accompanying unaudited pro forma condensed combined statements of operations. They are recognized in the unaudited pro forma condensed combined balance sheet as a reduction in retained earnings (see note 20 of these Notes to Unaudited Pro Forma Condensed Combined Financial Statements).

  Our board of directors has approved in principle a transaction bonus plan that will provide our six most senior executive officers upon completion of this offering cash compensation in an aggregate amount, if any, equal to the amount by which the aggregate value of the Class B common stock retained by all members of our management plus the aggregate cash proceeds they receive upon the repurchase of their existing equity does not equal at least 10% of the total equity value of our company as determined by our board of directors or a special committee thereof. Any such cash compensation paid to the six most senior executive officers will reduce the cash proceeds of the Transactions available to repurchase our existing equity and will not result in any increase in borrowings under our new revolving credit facility or reduce the amount of cash on our balance sheet at the closing date. Based on the initial public offering price of $15.00, we estimate the total compensation payable to the six most senior executive officers will approximately $4.5 million (or $4.9 million if the underwriters' over-allotment option is exercised in full). Such amount is included in the transaction bonus amount in the immediately preceding paragraph. These charges, if any, which we will recognize in the period in which the Transactions are consummated, are not reflected in the accompanying unaudited pro forma condensed combined financial data.

  (9)
  Adjustment to reflect the increase in our interest expense related to the new revolving credit facility, the senior notes and the senior subordinated notes and the amortization of deferred debt issuance costs (dollars in thousands):

		Twenty-six Weeks Ended
	Year Ended January 3, 2004	June 28, 2003	July 3, 2004
Pro forma interest expense reflecting the acquisiton of Ortega and related financing	$(31,010)	$(15,505)	$—
Actual interest expense	—	—	(15,606)
Amortization of deferred debt issuance costs in connection with the (i) issuance of $30.0 million senior secured revolving facility due 2009, (ii) issuance of $240.0 million senior notes due 2011 and (iii) issuance of $147.1 million senior subordinated notes due 2016, including approximately $0.6 million, $9.3 million and $10.5 million, respectively, in deferred debt issuance costs which are being amortized over the life of the related debt	2,326	1,163	1,163
Interest expense relating to (i) $240.0 million of senior notes due 2011, (ii) $124.3 million of senior subordinated notes due 2016 and (iii) $22.8 million of senior subordinated notes due 2016	36,858	18,429	18,429

Incremental interest expense	$8,174	$4,087	$3,986

    A 0.125% increase in interest rates, applied to our borrowings, would have resulted in an increase in interest expense and a corresponding reduction in cash flow of approximately $0.3 million for the year ended January 3, 2004 and $0.1 million for the twenty-six weeks ended June 28, 2003 and July 3, 2004.

  (10)
  Eliminates the payment of preferred stock dividends, as all of the preferred stock will be retired.

  (11)
  The basic and diluted common shares reflect the conversion in the merger of B&G Foods, Inc. with and into B&G Holdings of each of our existing shares of common stock into 109.8901 shares of Class B common stock effective simultaneously with the closing of the Transactions. Our historical consolidated statements of operations for the fiscal year ended January 3, 2004 and the twenty-six weeks ended June 28, 2003 and July 3, 2004 have been retroactively adjusted for this stock split.

  (12)
  The adjustment to diluted common shares outstanding includes the offering of shares of our Class A common stock, and the repurchase of a portion of our Class B common stock, all of our outstanding options and a portion of our outstanding warrants, and the subsequent exercise of any remaining warrants on the date of expiration of the underwriters' over-allotment option.

  (13)
  Net change in cash is as follows (dollars in thousands):

EIS offered hereby	$260,870
8.0% senior notes due 2011	240,000
12.0% senior subordinated notes due 2016 sold separately	22,800

Total additions	523,670
Repayment of existing senior credit facility(A)	148,954
Retirement of existing senior subordinated notes(B)	228,823
Repurchase of preferred equity and repurchase of Class B common stock from existing investors(C)	113,860
Transaction fees, prepayment penalties, expenses and other(D)	39,115

Total reductions	530,752

Net cash used to fund Transactions	$7,082

    (A)
    Reflects the repayment of $149.0 million of term loan borrowings under our existing senior credit facility and accrued and unpaid interest.

    (B)
    Reflects the retirement of $220.0 million aggregate principal amount of existing senior subordinated notes and accrued and unpaid interest.

    (C)
    Includes the (i) repurchase of all of our issued and outstanding 13% Series A cumulative preferred stock, 13% Series B cumulative preferred stock, and Series C senior preferred stock and (ii) repurchase of 2.7 million shares of our outstanding Class B common stock including all of our outstanding options and a portion of our outstanding warrants to purchase Class B common stock.

    (D)
    Includes (i) $20.4 million of debt issuance costs related to the Transactions, (ii) fees associated with the Class A common stock portion of the EISs of $10.4 million and (iii) other costs of $10.0 million which will be expensed when incurred. Of these fees, $1.7 million have been paid as of July 3, 2004.

  (14)
  The increase in other assets includes the following (dollars in thousands):

Write-off of existing deferred financing costs	$(8,944)
New deferred financing costs:
Amount relating to senior secured revolving credit facility, to be amortized over five years	600
Amount relating to senior notes, to be amortized over seven years	9,296
Amount relating to senior subordinated notes, sold separately and as part of the EISs, to be amortized over twelve years	10,533

Net increase in other assets	$11,485

    Other current assets include $1.7 million of these costs paid as of July 3, 2004.

  (15)
  The net decrease in long-term debt reflects the following (dollars in thousands):

Repay all outstanding borrowings under, and terminate, our current senior secured credit facility	$(148,875)
Retire our $220.0 million aggregate principal amount outstanding 9 5/8% senior subordinated notes due 2007	(219,287)
Issue $240.0 million aggregate principal amount of 8.0% senior notes due 2011	240,000
Issue $22.8 million aggregate principal amount of 12.0% senior subordinated notes due 2016 sold separately	22,800
Issue $124.3 million aggregate amount of 12.0% senior subordinated notes due 2016, represented by EISs	124,348

Net decrease in long-term debt	$18,986

Amount decreasing current installments of long-term debt	$(1,500)
Amount increasing long-term debt	20,486

Net decrease in long-term debt	$18,986

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies; Use of Estimates—Accounting Treatment of EISs."

  (16)
  Payment of accrued interest of $8.9 million relating to the existing senior credit facility and the senior subordinated notes due 2007 and reduce income taxes payable by $9.2 million relating to nonrecurring charges as described in Note 8.

  (17)
  Reflect the liquidation of the Series C senior preferred stock, including the face value and accreted dividends totaling $46.3 million.

  (18)
  Changes to common stock, Class A and Class B (dollars in thousands):

Issuance of 17,391,305 shares of Class A common stock, $0.01 par value per share, represented by EISs	$174
Adjustment to reflect remaining 12,787,781 shares of Class B common stock, $0.01 par value per share, after repurchase of existing shares of common stock	127

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies; Use of Estimates—Accounting Treatment of EISs."

  (19)
  Changes to additional paid-in capital (dollars in thousands):

Conversion of existing common stock to Class B common stock	$(1,054)
Repurchase of preferred stock Series A and B	(30,267)
Issuance of Class A common stock represented by EISs	136,348

$105,027

  (20)
  Changes to retained earnings (accumulated deficit) (dollars in thousands):

Excess cost of repurchasing Class B common stock, preferred stock Series A and B, warrants and options	$(36,240)
Fees related to the issuance of Class A common stock represented by EISs	(10,407)
Nonrecurring charges directly attributable to this offering	(10,841)
Write-off of existing deferred financing cost	(8,944)
Tax effect of nonrecurring charges	9,215

$(57,217)

  (21)
  Prior to the completion of this offering, our board of directors will adopt a dividend policy that reflects a basic judgment that our stockholders would be better served if we distributed our cash available to pay dividends to them instead of retaining it in our business. Under our dividend policy, we intend to pay quarterly dividends of $0.212 per share of Class A common stock for the first four full quarterly dividend payment periods following the closing of this offering and we intend to pay an annual dividend per share of Class B common stock equal to Class B Available Cash (as defined below under "Dividend Policy and Restrictions—General") for that period, divided by the number of shares of Class B common stock outstanding on the record date for such period, subject to the subordination provisions described in "Description of Capital Stock—Common Stock." We have not declared or paid any dividends on our common stock in the past. Any declaration and payment of dividends on our common stock in the future is subject to the discretion of our board of directors. See "Dividend Policy and Restrictions."

    This presentation does not represent the actual dividends that would have been paid with respect to our Class B common stock if the subordination provisions included in our organizational documents had been in effect during the periods presented. See "Dividend Policy and Restrictions—Subordination of Class B Dividends." Instead, this presentation discloses the maximum dividends to the holders of our Class A and Class B common stock. Following the consummation of the offering, we will have two classes of common stock, designated as Class A common stock and Class B common stock, and as such we have presented pro forma basic and diluted earnings per share using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock according to dividends declared and participation rights in undistributed earnings.

    Basic earnings per share for our Class A and Class B common stock is calculated by dividing net income by the weighted average number of shares of Class A and Class B common stock outstanding. Diluted earnings per share for our Class A and Class B common stock will be the same as basic earnings per share, as following the consummation of the offering and the date of expiration of the underwriters' over-allotment option there will be no other securities, options or warrants that can be converted into common stock.

    Pro forma net income available to our common stockholders is allocated between our two classes of common stock. The allocation among the two classes was based upon the two-class method.

    Under the two-class method, earnings per share for each class of common stock is presented as follows:

	Fiscal Year Ended January 3, 2004	Twenty-six Weeks Ended June 28, 2003	Twenty-six Weeks Ended July 3, 2004
Net income	$13,125	$4,671	$8,464
Less: dividends intended to be paid on common shares	25,592	12,796	12,796

Undistributed loss available to Class A and Class B common stockholders	(12,467)	(8,125)	(4,332)

Basic and diluted allocation of undistributed loss:
Class A common stock	(7,184)	(4,682)	(2,496)
Class B common stock	(5,283)	(3,443)	(1,836)

Total	$(12,467)	$(8,125)	$(4,332)

Weighted average common shares outstanding:
Class A common stock	17,391	17,391	17,391

Class B common stock	12,788	12,788	12,788

Undistributed earnings
Class A per share	$(0.41)	$(0.27)	$(0.14)
Class B per share	$(0.41)	$(0.27)	$(0.14)
Intended distributed earnings
Class A per share	$0.85	$0.42	$0.42
Class B per share	$0.85	$0.42	$0.42
Earnings per share
Class A per share	$0.44	$0.15	$0.28
Class B per share	$0.44	$0.15	$0.28

        We define EBITDA as net income before interest, income taxes, depreciation and amortization. We believe that the most directly comparable GAAP financial measure to EBITDA is net cash provided by (used in) operating activities. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt. We also present this discussion of EBITDA because covenants in our new revolving credit facility and the indentures governing the senior notes and the senior subordinated notes contain certain ratios based on this measure. EBITDA is not a substitute for operating income or net income, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Set forth below is a reconciliation of net income to EBITDA and a reconciliation of the EBITDA to net cash provided by (used in) operating activities for fiscal 2003 and the 2003 twenty-six weeks and 2004 twenty-six weeks.

	For the Year Ended January 3, 2004 (Dollars in thousands)
	B&G Foods Holdings Corp.	Ortega	Ortega Adjustments	Pro Forma for the Ortega Acquisition	Adjustments for the Transactions	Pro Forma As Adjusted for the Transactions
Net income	$15,168	$5,169	$(1,886)	$18,451	$(5,326)	$13,125 (8)
Income taxes	9,519	—	2,081	11,600	(3,348)	8,252
Interest expense, net	31,205	—	(195)	31,010	8,174	39,184
Depreciation	6,014	659	—	6,673	—	6,673

EBITDA	61,906	5,828	—	67,734	(500)	67,234
Income tax expense	(9,519)	—	(2,081)	(11,600)	3,348	(8,252)
Interest expense, net	(31,205)	—	195	(31,010)	(8,174)	(39,184)
Deferred income taxes	4,382	—	—	4,382	—	4,382
Amortization of deferred financing and bond discount	2,839	(504)	—	2,335	(9)	2,326
Write-off of pre-existing deferred debt issuance costs	1,831	—	—	1,831	(1,831)	—
Changes in assets and liabilities, net of effects of business combination	(2,803)	—	—	(2,803)	—	(2,803)

Net cash provided by (used in) operating activities	$27,431	$5,324	$(1,886)	$30,869	$(7,166)	$23,703

	For the Twenty-six Weeks Ended June 28, 2003 (Dollars in thousands)
	B&G Foods Holdings Corp.	Ortega	Ortega Adjustments	Pro Forma for the Ortega Acquisition	Adjustments for the Transactions	Pro Forma As Adjusted for the Transactions
Net income	$6,271	$3,257	$(2,194)	$7,334	$(2,663)	$4,671 (8)
Income taxes	3,925	—	686	4,611	(1,674)	2,937
Interest expense, net	13,997	—	1,508	15,505	4,087	19,592
Depreciation	2,741	544	—	3,285	—	3,285

EBITDA	26,934	3,801	—	30,735	(250)	30,485
Income tax expense	(3,925)	—	(686)	(4,611)	1,674	(2,937)
Interest expense, net	(13,997)	—	(1,508)	(15,505)	(4,087)	(19,592)
Deferred income taxes	2,254	—	—	2,254	—	2,254
Amortization of deferred financing and bond discount	1,487	(320)	—	1,167	(4)	1,163
Changes in assets and liabilities, net of effects of business combination	(1,400)	—	—	(1,400)	—	(1,400)

Net cash provided by (used in) operating activities	$11,353	$3,481	$(2,194)	$12,640	$(2,667)	$9,973

	For the Twenty-six Weeks Ended July 3, 2004 (Dollars in thousands)
	B&G Foods Holdings Corp.	Adjustments for the Transactions	Pro Forma As Adjusted for the Transactions
Net income	$11,065	$(2,601)	$8,464 (8)
Income taxes	6,956	(1,635)	5,321
Interest expense, net	15,606	3,986	19,592
Depreciation	3,237	—	3,237

EBITDA	36,864	(250)	36,614
Income tax expense	(6,956)	1,635	(5,321)
Interest expense, net	(15,606)	(3,986)	(19,592)
Deferred income taxes	3,138	—	3,138
Amortization of deferred financing and bond discount	1,284	(121)	1,163
Changes in assets and liabilities, net of effects of business combination	(8,792)	—	(8,792)

Net cash (used in) operating activities	$9,932	$(2,722)	$7,210

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

General

        We manufacture, sell and distribute a diversified portfolio of high quality, shelf-stable, branded food products, many of which have leading regional or national retail market shares. In general, we position our branded products to appeal to the consumer desiring a high quality and reasonably priced branded product.

        Our business strategy is to continue to increase sales, profitability and free cash flow by enhancing our existing portfolio of branded shelf-stable products and by capitalizing on our competitive strengths. We intend to implement our strategy through the following initiatives: profitably growing our established brands, leveraging our unique multiple-channel sales and distribution system, introducing new products, capitalizing on the higher growth Mexican segment of the food industry, and expanding our brand portfolio with new licensing arrangements.

        Since 1996, we have acquired and successfully integrated 16 separate brands into our operations. We believe that successful future acquisitions, if any, will enhance our portfolio of existing businesses, further leveraging our existing platform.

        We completed the acquisition of certain assets of The Ortega Brand of Business from Nestlé Prepared Foods Company on August 21, 2003, which we refer to in this prospectus as "Ortega" or the "Ortega acquisition." The Ortega acquisition has been accounted for using the purchase method of accounting and, accordingly, the assets acquired, liabilities assumed and results of operations of the acquired business are included in our consolidated financial statements from the date of the acquisition. On January 17, 2001, we completed the sale of our wholly owned subsidiary, Burns & Ricker, Inc., to Nonni's Food Company, Inc. pursuant to a stock purchase agreement of the same date under which we sold all of the issued and outstanding capital stock of Burns & Ricker to Nonni's. The Ortega acquisition and the application of the purchase method of accounting and sale of Burns & Ricker affect comparability between periods.

        We are subject to a number of challenges that may adversely affect our businesses. These challenges, which are discussed below and under the headings "Forward-Looking Statements," "Risk Factors" and "Business" and elsewhere in this prospectus, include:

        Fluctuations in Commodity Prices:    We purchase raw materials, including agricultural products, meat and poultry from growers, commodity processors, other food companies and packaging manufacturers. Raw materials are subject to fluctuations in price attributable to a number of factors. In the past six to twelve months we have seen increasing prices in certain of these commodities, particularly in packaging materials, pork and chicken, and we expect that this trend may continue. We manage this risk by entering into short-term supply contracts and advance commodities purchase agreements from time to time, and if necessary, by raising prices. There can be no assurance, however, that any price increases by us will offset the increased cost of these raw material commodities, or that we will be able to raise prices at all.

        Consolidation in the Retail Trade and Consequent Inventory Reductions:    As the retail grocery trade continues to consolidate and our retail customers grow larger and become more sophisticated, our retail customers may demand lower pricing and increased promotional programs. These customers are also reducing their inventories and increasing their emphasis on private label products. To date we have been able to offset these trends by using our marketing expertise, unique products and category leadership to maintain and increase volume.

        Changing Customer Preferences:    Consumers in the market categories in which we compete frequently change their taste preferences, dietary habits and product packaging preferences. By anticipating, identifying or developing and marketing products that respond to these changes in consumer preferences, we have largely been able to offset this challenge.

        Consumer Concern Regarding Food Safety, Quality and Health:    The food industry is subject to consumer concerns regarding the safety and quality of certain food products, including the health implications of genetically modified organisms, obesity and trans fatty acids. By complying with applicable food and safety laws and regulations, we have been able to produce food products that generate consumer confidence in the safety and quality of our food products.

        Changing Valuations of the Canadian Dollar in Relation to the U.S. Dollar:    We purchase most of our maple syrup requirements from manufacturers located in Quebec, Canada. Over the past year the U.S. dollar has weakened against the Canadian dollar, which has in turn increased our costs relating to the production of our maple syrup products.

        To confront these challenges, we continue to take steps to build the value of our brands, to improve our existing portfolio of products with new product and marketing initiatives, to reduce costs through productivity and to address consumer concerns about food safety, quality and health.

        Fluctuations in commodity prices can lead to retail price volatility and intensive price competition, and can influence consumer and trade buying patterns. In fiscal 2003, our commodity costs for maple syrup, cucumbers and peppers have been higher than those incurred in fiscal 2002.

Critical Accounting Policies; Use of Estimates

        The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires our management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates made by management involve trade and consumer promotion expenses, allowances for excess, obsolete and unsaleable inventories, and the recoverability of goodwill, trademarks, property, plant and equipment and deferred tax assets. Actual results could differ from those estimates.

        Our significant accounting policies are described in note 2 to our consolidated financial statements included elsewhere in this prospectus. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

        Trade and Consumer Promotion Expenses.    We offer various sales incentive programs to customers and consumers, such as price discounts, in-store display incentives, slotting fees and coupons. The recognition of expense for these programs involves the use of judgment related to performance and redemption estimates. Estimates are made based on historical experience and other factors. Actual expenses may differ if the level of redemption rates and performance vary from estimates.

        Inventories.    Inventories are valued at the lower of cost or market value and have been reduced by an allowance for excess, obsolete and unsaleable inventories. The estimate is based on our management's review of inventories on hand compared to estimated future usage and sales.

        Long-Lived Assets.    Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Goodwill and intangible assets (trademarks) not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

        Accounting Treatment for EISs.    Our EISs include Class A common stock and senior subordinated notes. Upon completion of this offering, proceeds from the issuance of the EISs will first be allocated, based upon relative fair value at the issuance date, to the Class A common stock and the senior subordinated notes. We expect that the price paid in the EIS offering will be equivalent to the fair value of the Class A common stock and the senior subordinated notes, and that the price paid in the offering for the senior subordinated notes sold separately (not in the form of EISs) will be equivalent to their initial stated principal amount. We currently believe there are no embedded derivative features related to the EIS security that may require bifurcation under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (FAS 133). Therefore, we expect that we will allocate the entire proceeds of the EIS offering to the Class A common stock and the senior subordinated notes and that the allocation of the EIS proceeds to the Class A common stock and the senior subordinated notes will not result in a substantial premium or discount.

        We have concluded that the call option and the change in control put option in the senior subordinated notes do not warrant separate accounting under FAS 133 because they are clearly and closely related to the economic characteristics of the host debt instrument. Therefore, we expect that we will allocate the entire proceeds of the offering to the Class A common stock and the senior subordinated notes. Upon subsequent issuances, if any, of senior subordinated notes, we will evaluate whether the call option and the change in control put option in the senior subordinated notes warrant separate accounting under FAS 133. We expect that if there is a substantial discount or premium upon a subsequent issuance of senior subordinated notes, we may need to separately account for the call option and the change in control put option features as embedded derivatives for such subsequent issuance. If we determine that the embedded derivatives, if any, require separate accounting from the debt host contract under SFAS 133, the call option and the change in control put option associated with the senior subordinated notes will be recorded as derivative liabilities at fair value, with changes in fair value recorded as other non-operating income or expense. Any discount on the senior subordinated notes resulting from the allocation of proceeds to an embedded derivative will be amortized to interest expense over the life of the senior subordinated notes.

        The Class A common stock portion of each EIS will be included in stockholders' equity, net of the related portion of the EIS transaction costs allocated to Class A common stock, and dividends paid on the Class A common stock will be recorded as a reduction to retained earnings when declared by us. The senior subordinated note portion of each EIS will be included in long-term debt, and the related portion of the EIS transaction costs allocated to the senior subordinated notes will be capitalized as deferred financing costs and amortized to interest expense using the effective interest method. Interest on the senior subordinated notes will be charged to expense as accrued by us. We intend to determine the fair value of the Class A common stock and the senior subordinated notes with reference to a number of factors, including the sale of the senior subordinated notes sold separately from the EISs that have the same terms as the senior subordinated notes included in the EISs.

        Income Tax Expense Estimates and Policies.    As part of the income tax provision process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe the recovery is not likely, we must establish a valuation allowance. Further, to the extent that we establish a valuation allowance or increase this allowance in a financial accounting period, we must include a tax provision, or reduce our tax benefit in our consolidated statement of operations. We use our judgment to determine our provision or benefit for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

        We have recorded deferred tax assets, a portion of which represents net operating loss carryforwards. A valuation allowance has been recorded for certain state net operating loss carryforwards.

        There are various factors that may cause those tax assumptions to change in the near term, and we may have to record a valuation allowance against our deferred tax assets. We cannot predict whether future U.S. federal income tax laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes to the U.S. federal and state income tax laws and regulations on a regular basis and update the assumption and estimates used to prepare our financial statements when new regulation and legislation is enacted.

        We intend to account for our issuance of EISs in this offering as an issuance of the separate securities evidenced by such EISs and to allocate the proceeds received for each EIS between the common stock and senior subordinated note represented thereby in the amounts of their respective fair values at the time of issuance. Accordingly, we will account for the senior subordinated notes represented by the EISs as long-term debt bearing a stated interest rate and maturing on October 30, 2016. As discussed below, based on the opinion of tax counsel, we are of the view that the senior subordinated notes should be treated as debt for United States federal income tax purposes (although we have not sought a ruling from the IRS on this issue), and we intend to deduct annually interest expense of approximately $17.7 million on the senior subordinated notes from taxable income for United States federal and state income tax purposes. There can be no assurance that the classification of senior subordinated notes as debt (or the amount of interest expense deducted) will not be challenged by the IRS or will be sustained by a court of law if challenged.

        If our treatment of the senior subordinated notes as debt is put at risk in the future as a result of a future ruling by the IRS or by a court of law, including an adverse ruling for EISs (or other similar securities) issued by other companies or as a result of a proposed adjustment by the IRS in an examination of our company or for any other reason, we will need to consider the effect of such developments on the determination of our future tax provisions and obligations. In the event the senior subordinated notes are required to be treated as equity for income tax purposes, then the cumulative interest expense associated with the senior subordinated notes for prior tax periods that are open to assessment and for future tax periods would not be deductible from taxable income and we would be required to recognize additional tax expense and establish a related income tax liability for prior period treatment. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years that we claimed the interest expense deduction and would materially and adversely affect our financial position, cash flow, and liquidity, and could affect our ongoing ability to make interest or dividend payments on the senior subordinated notes and dividend payments on the shares of common stock represented by the EISs and our ability to continue as a going concern. In addition, non-U.S. holders of our EISs could be subject to withholding taxes on the payment of interest treated as dividends on equity, which could subject us to additional liability for the withholding taxes that we do not collect on such payments. However, based on the opinion of our tax counsel, we do not currently intend to record a liability for a potential disallowance of this interest expense deduction or for the potential imposition of these withholding taxes.

        A factor in the ongoing determination that no liability should be recorded in our financial statements with respect to the deductibility for income tax purposes of the interest on the senior subordinated notes is the veracity, at the time of the offering, of the representations that will be delivered by the purchasers of senior subordinated notes sold separately (not in the form of EISs), as described under the heading "Notice to Purchasers of Separate Senior Subordinated Notes." Procedures may be conducted in the future to confirm the veracity, at the time of this offering, of the purchaser representations. In addition, other factors indicating the existence, at the time of this offering, of any plan or pre-arrangement described under the heading "Notice to Purchasers of Separate Senior Subordinated Notes" may also be relevant to this ongoing determination.

        Consequently, even if the IRS does not challenge the federal income tax treatment of the senior subordinated notes, it is possible that we will at some point in the future, as a result of the findings of the procedures noted above, or IRS interpretations or other changes in circumstances, conclude that we should establish a reserve for tax liabilities associated with a disallowance of all or part of the interest deductions on the senior subordinated notes, although our present view is that no such reserve is necessary or appropriate. If we decide to maintain such a reserve, our income tax provision, and related income tax payable, would be materially impacted. As a result, our ability to pay dividends on the shares of our common stock could be materially impaired and the market price and/or liquidity for the EISs or our common stock could be adversely affected.

        For more discussion of our (and our tax counsel's) conclusion that the senior subordinated notes should be treated as indebtedness for United States federal income tax purposes, see "Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders — Senior Subordinated Notes—Characterization of Senior Subordinated Notes."

        Stock-Based Compensation.    Certain of our officers, employees and non-employees have equity-based compensation arrangements under which they hold options to acquire shares of common stock of the company. For officers and employees, we account for our stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. We have elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123, as amended by SFAS No. 148. Upon the occurrence of a change in control, as defined in our stock option plan, any unvested outstanding options become immediately vested and exercisable in full. Simultaneously with, and subject to the closing of, this offering, all outstanding options under the stock option plan will be repurchased for cash and the stock option plan will be terminated. We will record stock compensation expense in the period in which this offering is closed based on the amount paid to the officers and employees in excess of the exercise price of the underlying option.

        The repurchase of non-employee stock options will be charged to equity up to fair value of the stock options on the date of repurchase. Amounts paid in excess of fair value, if any, will be recognized as additional compensation expense.

        Certain holders of our mandatorily redeemable preferred stock were previously issued the existing warrants, which are exercisable to purchase shares of our common stock. The fair value of the warrants granted was determined using the Black Scholes pricing model. The warrants were accounted for as a discount of the mandatorily redeemable preferred stock and the accretion of such warrants is charged to net income available for common stockholders over the life of the warrants. As of July 3, 2004, all warrants are exercisable by the holders. Simultaneously with, and subject to the closing of, this offering, a portion of our outstanding warrants to purchase common stock will be repurchased for cash and charged to stockholders' equity in the period in which this offering is closed. The holders of the warrants have notified us that any existing warrants not repurchased by us upon the initial closing or on or prior to the date of expiration of the underwriters' over-allotment option will be exercised by the holders on such expiration date, and the holders of the remaining warrants will receive shares of Class B common stock pursuant to the terms of the warrants. Upon such exercise, there will be no change in stockholders' equity in the period from the initial closing date to the date of expiration of the underwriters' over-allotment option.

        Earnings Per Share.    Following the consummation of the offering, we will have two classes of common stock, designated as Class A common stock and Class B common stock, and we will present basic and diluted earnings per share using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock according to dividends declared and participation rights in undistributed earnings.

        Net income available to our common stockholders will be allocated among our two classes of common stock. The allocation among the two classes will be based upon the two-class method. Basic earnings per share for our Class A and Class B common stock is calculated by dividing net income by the weighted average number of shares of Class A and Class B common stock outstanding. Diluted earnings per share for our Class A and Class B common stock will be the same as basic earnings per share, as following the consummation of this offering and the date of expiration of the underwriters' over-allotment option there will be no other securities, options or warrants that can be converted into common stock.

Results of Operations

        The following table sets forth the percentages of net sales represented by selected items reflected in our Consolidated Statements of Operations. The year-to-year comparisons of financial results are not necessarily indicative of future results:

	Fiscal Year Ended			Twenty-six Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004
	Actual	Actual	Actual	Actual	Actual
Common Size Income Statement:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	68.8	69.4	68.9	69.7	68.3

Gross profit	31.2	30.6	31.1	30.3	31.7
Sales, marketing and distribution expenses	12.5	12.2	12.0	11.4	12.0
General and administrative expenses	5.0	1.7	1.9	1.9	1.3
Management fees-related party	0.2	0.2	0.2	0.2	0.1
Environmental clean-up expenses	0.3	0.0	0.0	0.0	0.0

Operating income	13.1	16.6	17.0	16.8	18.2
Gain on sale of assets	(1.1)	0.0	0.0	0.0	0.0
Derivative gain	0.0	(0.9)	0.0	0.0	0.0
Interest expense, net	10.7	9.1	9.5	9.7	8.5

Income before income taxes	3.6	8.3	7.5	7.1	9.8
Provision for income taxes	1.4	3.2	2.9	2.7	3.8

Net income	2.1	5.2	4.6	4.4	6.0
Preferred stock dividend accumulated and related charges	3.7	4.0	4.1	4.6	4.2

Net (loss) income available to common stockholders per common share	(1.6)%	1.2%	0.6%	(0.2)%	1.8%

        As used in this section the terms listed below have the following meanings:

        Net Sales.    Our net sales represents gross sales of products shipped to customers plus amounts charged customers for shipping and handling, less cash discount, coupon redemption, slotting fees and trade promotional spending.

        Gross Profit.    Our gross profit is equal to our net sales less cost of goods sold. The primary components of our cost of goods sold are cost of internally manufactured products, purchases of finished goods from co-packers plus freight costs to our distribution centers and to our customers.

        Sales, Marketing and Distribution Expenses.    Our sales, marketing and distribution expenses include costs for marketing personnel, consumer programs, internal sales forces, brokerage costs and warehouse facilities.

        General and Administrative Expenses.    Our general and administrative expenses include administrative employee compensation and benefit costs, as well as information technology infrastructure and communication costs, office rent and supplies, professional services, management fees and other general corporate expenses.

Non-GAAP Financial Measures

        Certain disclosures in this document include "non-GAAP (Generally Accepted Accounting Principles) financial measures." A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, stockholders' equity, and cash flows. We present EBITDA (earnings before interest, taxes, depreciation and amortization) because we believe it is a useful indicator of our historical debt capacity and ability to service debt. We also present this discussion of EBITDA because covenants in the indenture governing our senior subordinated notes, our new revolving credit facility and the indenture governing the senior notes will contain ratios based on this measure.

        A reconciliation of EBITDA with the most directly comparable GAAP measure is included below for the fifty-three weeks ended January 3, 2004, the fifty-two weeks ended December 28, 2002, the fifty-two weeks ended December 29, 2001, the twenty-six weeks ended June 28, 2003 and the twenty-six weeks ended July 3, 2004 along with the components of EBITDA.

        EBITDA margin is calculated as a percentage of net sales.

        Reconciliation of EBITDA to Net Cash Provided By Operating Activities.

				Twenty-six Weeks Ended
	Fiscal 2001	Fiscal 2002	Fiscal 2003	June 28, 2003	July 3, 2004
	(Dollars in millions)
Net income	$6.0	$15.2	$15.2 (1)	$6.3	$11.1
Depreciation	14.3	5.3	6.0	2.7	3.2
Income tax expense	4.0	9.3	9.5	3.9	7.0
Interest expense, net	29.8	26.6	31.2	14.0	15.6

EBITDA(2)	54.1	56.4	61.9	26.9	36.9
Income tax expense	(4.0)	(9.3)	(9.5)	(3.9)	(7.0)
Interest expense, net	(29.8)	(26.6)	(31.2)	(14.0)	(15.6)
Deferred income taxes	3.8	5.5	4.4	2.3	3.1
Amortization of deferred financing and bond discount	2.0	2.7	2.8	1.5	1.3
Write-off of pre-existing deferred debt issuance costs	—	—	1.8	—	—
Gain on sale of assets	(3.1)	—	—	—	—
Changes in assets and liabilities, net of effects of business combination	(1.5)	(2.3)	(2.8)	(1.4)	(8.8)

Net cash provided by operating activities	$21.5	$26.4	$27.4	$11.4	$9.9

(1)
Net income includes an unusual bad debt expense incurred for fiscal 2003 and the 2003 twenty-six week period of $0.6 million ($0.4 million, net of tax) relating to Fleming Companies, Inc. which filed for Chapter 11 Bankruptcy on April 1, 2003.

(2)
We define EBITDA as net income before interest expense, net, income taxes, depreciation and amortization. We believe that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The table above presents a reconciliation of EBITDA to net cash provided by operating activities. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service our debt. We also present this discussion of EBITDA because covenants in the indenture governing our senior subordinated notes, our new revolving credit facility and the indenture governing the senior notes contain ratios based on this measure. EBITDA is not a substitute for operating income, net income or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities.

Twenty-six week period ended July 3, 2004 compared to twenty-six week period ended June 28, 2003.

        Net Sales.    Net sales increased $40.6 million or 28.2% to $184.4 million for the twenty-six week period ended July 3, 2004 from $143.8 million for the twenty-six week period ended June 28, 2003. The Ortega acquisition, which occurred August 21, 2003, accounted for $39.7 million of the sales increase. Sales of the our line of Maple Grove Farms Of Vermont, Emeril, Las Palmas and Regina products increased $2.0 million, $1.2 million, $0.5 million and $0.3 million or 9.2%, 9.5%, 5.0% and 5.8%, respectively, reflecting higher unit volume. These increases were offset by a reduction of sales in B&M Baked Beans, Polaner and Bloch & Guggenheimer products in the amounts of $2.1 million, $0.7 million and $0.7 million or 13.2%, 4.1% and 2.8%, respectively. All other brands increased, in the aggregate by, $0.4 million or 1.3%.

        Gross Profit.    Gross profit increased $14.9 million or 34.2% to $58.5 million for the twenty-six week period ended July 3, 2004 from $43.6 million for the twenty-six week period ended June 28, 2003. Gross profit expressed as a percentage of net sales increased to 31.7% in the twenty-six week period ended July 3, 2004 from 30.3% in the twenty-six week period ended June 28, 2003. The increase in gross profit percentage was primarily the result of the favorable business impact of the Ortega acquisition, partially offset by higher costs of maple syrup and of pickle and pepper products, an increase in packaging costs and pepper production and an increase in trade spending.

        Sales, Marketing and Distribution Expenses.    Sales, marketing and distribution expenses increased $5.8 million or 35.5% to $22.2 million for the twenty-six week period ended July 3, 2004 from $16.4 million for the twenty-six week period ended June 28, 2003. These expenses as a percentage of net sales increased to 12.0% for the twenty-six week period ended July 3, 2004 from 11.4% for the twenty-six week period ended June 28, 2003. The Ortega acquisition accounted for $5.3 million of the increase in sales and marketing expenses for the twenty-six week period ended July 3, 2004. All other expenses increased $0.5 million.

        General and Administrative Expenses.    General and administrative expenses and management fees decreased $0.4 million or 12.4% to $2.6 million for the twenty-six week period ended July 3, 2004 from $3.0 million in the twenty-six week period ended June 28, 2003. Included in the twenty-six week period ended June 28, 2003 is a bad debt write-off of $0.6 million relating to Fleming Companies, Inc., which filed Chapter 11 bankruptcy on April 1, 2003.

        Operating Income.    As a result of the foregoing, operating income increased $9.4 million or 39.0% to $33.6 million for the twenty-six week period ended July 3, 2004 from $24.2 million for the twenty-six week period ended June 28, 2003. Operating income expressed as a percentage of net sales increased to 18.2% in the twenty-six week period ended July 3, 2004 from 16.8% in the twenty-six week period ended June 28, 2003.

        Interest Expense.    Interest expense, net, increased $1.6 million to $15.6 million for the twenty-six week period ended July 3, 2004 from $14.0 million in the twenty-six week period ended June 28, 2003. In addition, average debt outstanding increased approximately $100.0 million in the twenty-six week period ended July 3, 2004 verses the twenty-six week period ended June 28, 2003. See "—Liquidity and Capital Resources—Debt" below.

        Income Tax Expense.    Income tax expense increased $3.0 million or 77.2% to $7.0 million for the twenty-six week period ended July 3, 2004 from $3.9 million in the twenty-six week period ended June 28, 2003. Our effective tax rate was 38.6% for the twenty-six week period ended July 3, 2004 and 38.5% for the twenty-six week period ended June 28, 2003.

Year Ended January 3, 2004 Compared to Year Ended December 28, 2002

        Net Sales.    Net sales increased $34.7 million or 11.8% to $328.4 million for the 53 week period ended January 3, 2004 (fiscal 2003) from $293.7 million for the 52 week period ended December 28, 2002 (fiscal 2002). The Ortega acquisition accounted for $33.4 million of the sales increase during fiscal 2003. Sales of our Maple Grove Farms of Vermont, Underwood, Emeril's and Bloch & Guggenheimer brands increased $2.2 million, $1.0 million, $0.9 million and $0.8 million or 4.8%, 4.7%, 3.7% and 1.7%, respectively, largely reflecting higher unit volume. Sales of our Joan of Arc, Regina, Ac'cent, Polaner and Sa-són brands decreased by $0.8 million, $0.7 million, $0.6 million, $0.5 million and $0.3 million, or 6.4%, 5.8%, 3.5%, 1.3% and 6.6%, respectively, largely reflecting lower unit volume. All other brands decreased, in the aggregate, $0.7 million or 0.9%.

        Gross Profit.    Gross profit increased $12.2 million or 13.6% to $102.2 million in fiscal 2003 from $90.0 million in fiscal 2002. Gross profit expressed as a percentage of net sales increased to 31.1% in fiscal 2003 from 30.6% in fiscal 2002. The increase in gross profit percentage was primarily the result of the favorable business impact of the Ortega acquisition and a reduction in co-pack costs for our Underwood, Joan of Arc and Las Palmas brands, partially offset by higher costs of maple syrup, the increased costs of pickle and pepper production and an increase in trade spending.

        Sales, Marketing and Distribution Expenses.    Sales, marketing and distribution expenses increased $3.6 million or 10.1% to $39.5 million for fiscal 2003 from $35.9 million for fiscal 2002. These expenses expressed as a percentage of net sales decreased to 12.0% in fiscal 2003 from 12.2% in fiscal 2002. The Ortega acquisition accounted for $3.3 million of the increase in sales and marketing expenses for fiscal 2003. For brands other than Ortega, marketing costs increased $0.2 million or 2.2% relating to additional spending on consumer marketing programs and brokerage expenses increased $0.4 million or 6.7% during fiscal 2003 as compared with prior year. All other expenses decreased $0.3 million during fiscal 2003.

        General and Administrative Expenses.    General and administrative expenses and management fees increased $1.4 million or 25.9% to $6.8 million in fiscal 2003 from $5.4 million in fiscal 2002. Included in fiscal 2003 is a bad debt write-off of $0.6 million relating to Fleming Companies, Inc., which filed Chapter 11 bankruptcy on April 1, 2003. Transitional expenses related to the Ortega acquisition accounted for $0.2 million of the increase, incentive compensation increased $0.4 million and computer equipment depreciation increased $0.2 million during fiscal 2003 as compared with prior year.

        Environmental Clean-Up Expenses.    We recorded a charge of $0.1 million, in fiscal 2002, relating to the Combe Fill South Landfill in New Jersey as described under "Business-Environmental Matters."

        Operating Income.    As a result of the foregoing, operating income increased $7.3 million or 15.0% to $55.9 million in fiscal 2003 from $48.6 million in fiscal 2002. Operating income expressed as a percentage of net sales increased to 17.0% in fiscal 2003 from 16.6% in fiscal 2002.

        Derivative Gain.    Income of $2.5 million was recorded in fiscal 2002 reflecting the change in fair value of our interest rate swap agreement since the date we entered into the agreement (March 21, 2002). The interest rate swap was terminated during the latter part of fiscal 2002.

        Interest Expense.    Interest expense, net, increased $4.6 million to $31.2 million in fiscal 2003 from $26.6 million in fiscal 2002. The increase is due primarily to the write-off of $1.8 million of deferred financing costs in connection with the payment in full during fiscal 2003 of the term loan B under our then-existing term loan agreement dated as of March 15, 1999. In addition, total debt increased due to borrowings under a credit facility in connection with the purchase of the Ortega acquisition.

        Income Tax Expense.    Income tax expense increased $0.2 million to $9.5 million in fiscal 2003 from $9.3 million in fiscal 2002. Our effective tax rate for fiscal 2003 was 38.6% as compared with 37.8% for fiscal 2002. Cash taxes due were $5.1 million in fiscal 2003 and $3.7 million in fiscal 2002.

        Preferred stock dividends accumulated and related charges.    Preferred stock dividends accumulated and related charges increased $1.6 million to $13.3 million for fiscal 2003 from $11.7 million in for fiscal 2002.

Year Ended December 28, 2002 Compared to Year Ended December 29, 2001

        Net Sales.    Net sales increased $13.9 million or 5.0% to $293.7 million fiscal 2002 from $279.8 million for the 52 week period ended December 29, 2001 (fiscal 2001). Sales of our Emeril's, Las Palmas, Maple Grove Farms of Vermont, Ac'cent, Trappey's, Wright's and Polaner brands increased $7.6 million, $2.6 million, $2.2 million, $2.2 million, $0.6 million, $0.3 million and $0.3 million or 45.1%, 14.5%, 5.1%, 13.5%, 4.2%, 6.0% and 0.7%, respectively, largely reflecting higher unit volume. Sales of our B&M baked beans and Sa-són brands decreased by $0.7 million and $0.5 million, or 2.6% and 9.3%, respectively. Our fiscal 2002 net sales increase was offset by $0.7 million, reflecting the disposition of the Burns & Ricker brand early in fiscal 2001.

        Gross Profit.    Gross profit increased $2.7 million or 3.1% to $90.0 million for fiscal 2002 from $87.3 million in fiscal 2001. Gross profit expressed as a percentage of net sales decreased to 30.6% in fiscal 2002 from 31.2% in fiscal 2001. The decrease in gross profit percentage resulted from higher costs of maple syrup, increased costs from the co-packers of the Underwood, Joan of Arc and Las Palmas brands and an increase in trade spending which is now included as a reduction to net sales. These cost increases were offset by a mix shift of products sold by us and a reduction in delivery expenses in an amount equal to 0.4% of net sales.

        Sales, Marketing and Distribution Expenses.    Sales, marketing and distribution expenses increased $0.9 million or 2.7% to $35.9 million for fiscal 2002 from $34.9 million for fiscal 2001. These expenses expressed as a percentage of net sales decreased to 12.2% in fiscal 2002 from 12.5% in fiscal 2001. Selling expenses increased $1.0 million or 8.4% relating to sales compensation and brokerage. Marketing costs increased $0.6 million or 7.5% relating to additional spending on consumer programs. These increases were partially offset by a decrease in warehousing costs of $0.8 million or 14.7% due to reductions in headcount and the elimination of one distribution center. All other costs increased $0.1 million or 1.2%.

        General and Administrative Expenses.    General and administrative expenses (including amortization of goodwill and trademark intangibles in fiscal 2001) and management fees decreased $9.2 million or 63.0% to $5.4 million in fiscal 2002 from $14.6 million in fiscal 2001. Amortization of goodwill and trademark intangibles with indefinite useful lives decreased from $8.5 million in fiscal 2001 to $0.0 in fiscal 2002 as a result of the implementation of the provisions of the Financial Accounting Standard Board's (FASB) Statement No. 142. All other general and administrative expenses collectively decreased $0.7 million due to a decrease in incentive compensation costs in fiscal 2002.

        Environmental Clean-Up Expenses.    As further described below under "Business—Environmental Matters," we recorded a charge of $0.1 million, in fiscal 2002, relating to the Combe Fill South Landfill in New Jersey. We recorded a charge of $1.0 million, net of insurance proceeds, in fiscal 2001 relating to the fuel oil tank leak at our Roseland, New Jersey facility.

        Operating Income.    As a result of the foregoing, operating income increased $11.8 million or 32.2% to $48.6 million in fiscal 2002 from $36.8 million in fiscal 2001. Operating income expressed as a percentage of net sales increased to 16.6% in fiscal 2002 from 13.1% in fiscal 2001.

        Gain on Sale of Assets.    As further described in note 1 to our consolidated financial statements, we recorded a $3.1 million gain on the Burns & Ricker disposition in fiscal 2001.

        Derivative Gain.    Income of $2.5 million was recorded in fiscal 2002 reflecting the change in fair value of our interest rate swap agreement since the date we entered into the agreement (March 21, 2002). The interest rate swap was terminated during the latter part of fiscal 2002.

        Interest Expense.    Interest expense, net, decreased $3.2 million to $26.6 million in fiscal 2002 from $29.8 million in fiscal 2001 as a result of lower outstanding debt balances and reduced interest rates in fiscal 2002.

        Income Tax Expense.    Income tax expense increased $5.2 million to $9.3 million in fiscal 2002 from $4.0 million in fiscal 2001. Our effective tax rate for fiscal 2002 was 37.8% as compared with 40.2% for fiscal 2001. The decrease in the effective rate reflects the effect of the amortization of nondeductible goodwill and other intangibles and the implementation of state tax planning initiatives, resulting in the reduction in current and deferred state tax liabilities.

        Preferred stock dividends accumulated and related charges.    Preferred stock dividends accumulated and related charges increased $1.4 million to $11.7 million for fiscal 2002 from $10.4 million in for fiscal 2001.

Liquidity and Capital Resources

        Our primary liquidity requirements include debt service, capital expenditures, working capital needs and financing for acquisitions. See also, "—Commitments and Contractual Obligations" below. We will fund our liquidity needs primarily through cash generated from operations and to the extent necessary, through borrowings under the new revolving credit facility.

        Cash Flows.    Cash provided by operating activities decreased $1.4 million to $9.9 million for the 2004 twenty-six week period from $11.4 million in the 2003 twenty-six week period. The decrease was due to an increase in trade accounts receivable and inventory and a decrease in accrued expenses partially offset by an increase in trade accounts payable and net income as compared to the 2003 twenty-six week period. Working capital at July 3, 2004 was $82.0 million, an increase of $14.7 million over working capital at January 3, 2004 of $67.3 million. This change in working capital is due to an increase in accounts receivable and inventories primarily relating to the Ortega acquisition and a decrease in accrued expenses relating to accrued interest and accrued incentive compensation.

        Cash provided by operating activities increased $1.0 million or 3.8% to $27.4 million in fiscal 2003 from $26.4 million in fiscal 2002. This increase was primarily due to an increase in accounts payable, amortization of deferred debt issuance costs and depreciation partially offset by increases in accounts receivable and inventory. Working capital at January 3, 2004 was $67.3 million, a decrease of $2.7 million over working capital at December 28, 2002 of $70.0 million.

        Net cash used in investing activities for the 2004 twenty-six week period was $3.4 million as compared to net cash used in investing activities of $3.1 million for the 2003 twenty-six week period. Capital expenditures during the 2004 twenty-six week period of $3.4 million included purchases of manufacturing and computer equipment and were $0.3 million above the $3.1 million in similar capital expenditures for the 2003 twenty-six week period.

        Net cash used in investing activities for fiscal 2003 was $124.6 million compared to net cash used in investing activities for fiscal 2002 of $6.3 million. Capital expenditures during fiscal 2003, which included purchases of manufacturing and computer equipment, were $6.4 million compared to $6.3 million for fiscal 2002. Investment expenditures during fiscal 2003 included $118.2 million for the Ortega acquisition.

        Net cash used in financing activities for the 2004 twenty-six week period was $0.8 million as compared to $10.2 million for the 2003 twenty-six week period. The net cash used by financing activities for the 2004 twenty-six week period included our required $0.8 million twenty-six week payment under term loan B of our then existing term-loan agreement. The net cash used by financing activities for the 2003 twenty-six week period included our required $0.2 million quarterly payment under term loan B and an additional prepayment of $10.0 million under term loan B.

        Net cash provided by financing activities for fiscal 2003 was $89.5 million compared to net cash used in financing activities for fiscal 2002 of $19.4 million. During fiscal 2003, we entered into a $150.0 million term loan in connection with the Ortega acquisition. The net cash provided by this financing activity was reduced by $54.9 million, $5.3 million and $0.3 million to pay off existing debt under our previous credit facility, to pay new deferred debt issuance costs and to make a required payment toward the new term loan, respectively. The net cash used by financing activities for fiscal 2002 included payments of deferred debt financing fees of $3.7 million, a payment of $38.3 million toward the remaining balance of term loan A under our then existing term-loan agreement and a partial prepayment of $75.8 million toward the term loan B, which such payments were partially offset by proceeds from the issuance of long-term debt of

$98.8 million. The payments made toward term loan A and term loan B in fiscal 2002 totaled $114.1 million, and included $95.8 million in prepayments of term loan A and term loan B, our required $0.4 million quarterly payments under term loan B and an additional prepayment of $17.9 million under term loan B. In addition, a payment of $0.3 million was made toward capital leases in fiscal 2002.

        We believe that based on a number of factors, including our trademark and goodwill amortization for tax purposes from our prior acquisitions, and the income tax effects of the Transaction, including our call premium on our outstanding senior subordinated notes, other write-offs of existing deferred financing costs and the compensation expense associated with the exercise of certain management stock options, we will realize a significant reduction in cash taxes in 2004 and 2005, and further, we will realize a benefit to our cash taxes payable from such amortization for the taxable years 2004 through 2018, which will result in a further significant reduction in our cash taxes from 2005 through fiscal 2018.

        Prior to the completion of this offering, our board of directors will adopt a dividend policy under which substantially all of the cash generated by our business in excess of operating needs, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and assets would in general be distributed as regular cash dividends (up to the intended dividend rates set forth under "Dividend Policy and Restrictions") to the holders of our Class A and Class B common stock and not be retained by us as cash on our consolidated balance sheet. As a result, we may not retain a sufficient amount of cash to finance growth opportunities or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If we do not have sufficient cash for these purposes, our financial condition and our business will suffer.

        For the twenty-six weeks ended July 3, 2004, we had cash flow from operations of $9.9 million. If our cash flows from operations for future periods were to fall below our minimum expectations (or if our assumptions as to capital expenditures or interest expense were too low or our assumptions as to the sufficiency of our new revolving credit facility to finance our working capital needs were to prove incorrect), we would need either to reduce or eliminate dividends or, to the extent permitted under the indenture governing our senior notes, the indenture governing our senior subordinated notes and the terms of our new revolving credit facility, fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business.

        Acquisitions.    Our liquidity and capital resources have been significantly impacted by acquisitions and may be impacted in the foreseeable future by additional acquisitions. We have historically financed acquisitions with borrowings and cash flows from operations. Our interest expense has increased significantly as a result of additional indebtedness we have incurred as a result of our recent acquisitions, and will increase with any additional indebtedness we may incur to finance potential future acquisitions, if any. To the extent future acquisitions, if any, are financed by additional indebtedness, the resulting increase in debt and interest expense could have a negative impact on liquidity.

        On August 21, 2003, we consummated the Ortega acquisition for approximately $118.2 million in cash, including transaction costs, from Nestlé Prepared Foods Company. In connection with this transaction, we entered into a $200.0 million senior secured credit facility comprised of a $50.0 million five-year revolving credit facility and a $150.0 million six-year term loan facility. The proceeds of such senior secured credit facility were used to fund the Ortega acquisition and refinance our then-existing credit facility.

        In connection with the Ortega acquisition, we paid transaction fees to Bruckmann, Rosser, Sherrill & Co., Inc., a related party, aggregating $1.0 million for financial advisory services. We recorded such transaction fees as part of the transaction costs included in the Ortega purchase price.

        The Ortega acquisition has been accounted for using the purchase method of accounting and, accordingly, the assets acquired, liabilities assumed, and results of operations are included in the consolidated financial statements from the date of the Ortega acquisition. The excess of the Ortega purchase price over the fair value of identifiable net assets acquired represents goodwill. Trademarks are deemed to have an indefinite useful life and are not amortized.

        The following table sets forth the allocation of the Ortega purchase price. The cost of the Ortega acquisition has been allocated to tangible and intangible assets as follows (dollars in thousands):

Property, plant and equipment	$5,964
Goodwill	76,310
Indefinite life intangible assets—trademarks	30,700
Other assets, principally net current assets	6,960
Other liabilities, principally net current liabilities	(2,039)
Deferred income tax asset	284

Total	$118,179

        Environmental Clean-Up Costs.    See "Business—Environmental Matters," for a description of environmental matters.

        Debt.    As of July 3, 2004, we had outstanding $220.0 million of 9 5/8% senior subordinated notes due 2007 with interest payable semiannually on February 1 and August 1 of each year. Subject to and as soon as practicable after the consummation of this offering and the Transactions, we intend to retire the $220.0 million aggregate principal amount plus accrued interest of the existing senior subordinated notes.

        On August 21, 2003, we entered into a newly amended and restated $200.0 million senior secured credit facility, which was further amended and restated as of September 9, 2003, comprised of a $50.0 million five-year revolving credit facility and a $150.0 million six-year term loan facility. The proceeds of the term loan and of certain drawings under the revolving credit facility were used to fund the Ortega acquisition and to pay related transaction fees and expenses and to fully pay off our remaining obligations under term loan B of our then-existing term loan agreement dated as of March 15, 1999. In connection therewith, we capitalized approximately $5.3 million of new deferred debt issuance costs related to the senior credit facility and, in accordance with the applicable guidance of the FASB's Emerging Issues Task Force, wrote off $1.8 million of deferred financing costs related to the our then-existing term loan B. For the senior credit facility, interest is determined based on several alternative rates, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin (4.59% at July 3, 2004). The senior credit facility is secured by substantially all of our assets. The outstanding balances for the revolving credit facility and the term loan at July 3, 2004 were $0.0 million and $149.0 million, respectively. The available borrowing capacity under the revolving credit facility, net of outstanding letters of credit of $0.6 million, was approximately $49.4 million at

July 3, 2004. We will use a portion of the net proceeds of this offering and the senior notes and cash on hand, to repay all outstanding borrowings under, and terminate our existing senior credit facility.

        Concurrently with this offering, we are entering into a $30.0 million senior secured revolving credit facility. Interest will be determined based on several alternative rates as stipulated in the new revolving credit facility, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin. The new revolving credit facility is secured by substantially all of our assets except our real property. The new revolving credit facility provides for mandatory prepayment based on asset dispositions and certain issuances of securities, as defined. The new revolving credit facility contains covenants that will restrict, among other things, our ability to incur additional indebtedness, pay dividends and create certain liens. The new revolving credit facility also contains certain financial maintenance covenants, which, among other things, specify maximum capital expenditure limits, a minimum interest coverage ratio and a maximum senior and total leverage ratio, each ratio as defined. Proceeds of the new revolving credit facility will be restricted to funding our working capital requirements, capital expenditures and acquisitions of companies in the same line of business as our company, subject to specified criteria. The new revolving credit facility will be undrawn on the date of consummation of this offering.

        We are offering $124.3 million aggregate principal amount of 12.0% senior subordinated notes due 2016 in the form of EISs and an additional $22.8 million aggregate principal amount of 12.0% senior subordinated notes due 2016 (not in the form of EISs). In addition, concurrently with this offering, we are separately offering $240.0 million aggregate principal amount of 8.0% senior notes due 2011. The indentures governing the senior subordinated notes and the senior notes will contain restrictions on our ability to pay dividends on our common stock.

        Although we believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes in accordance with the opinion of our tax counsel, this conclusion cannot be assured. If all or a portion of the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then a corresponding portion of the interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, we would be subject to liability for U.S. withholding taxes on interest payments to non-U.S. holders if such payments were determined to be dividends. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. Our liability for income taxes (and withholding taxes) if the senior subordinated notes were determined to be equity for income tax purposes would materially reduce our after-tax cash flow and would materially and adversely impact our ability to make interest and/or dividend payments and could impact our ability to continue as a going concern.

Future Capital Needs

        We are highly leveraged. On July 3, 2004, after giving pro forma effect to this offering and the other Transactions, our total long-term debt would have been $387.1 million and our stockholders' equity would have been $106.1 million.

        Our ability to generate sufficient cash to fund our operations depends generally on the results of our operations and the availability of financing. Our management believes that cash flows from operations in conjunction with the available borrowing capacity under the revolving credit facility, net of outstanding letters of credit, of approximately $29.4 million at July 3, 2004, after giving pro forma effect to this offering and the other Transactions, will be sufficient for the foreseeable future to fund operations, meet debt service requirements, fund capital expenditures and make future acquisitions, if any. We expect to make capital expenditures of between $6.5 million and $8.0 million for each of fiscal 2004 and 2005.

Recent Accounting Pronouncements

        In 2003, the FASB revised Statement No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits". This Statement requires new annual disclosures about the types of plan assets, investment strategy, measurement date, plan obligations, and cash flows as well as the components of the net periodic benefit cost recognized in interim periods. In addition, SEC registrants are now required to disclose its estimates of contributions to the plan during the next fiscal year and the components of the fair value of total plan assets by type (i.e. equity securities, debt securities, real estate, and other assets). We adopted the provisions of this Statement, except for the disclosure of expected future benefit payments, which must be disclosed for fiscal years ending after June 15, 2004.

Related Party Transactions

        See "Certain Relationships and Related Transactions."

Off-balance Sheet Arrangements

        As of July 3, 2004, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Commitments and Contractual Obligations

        Our contractual obligations and commitments principally include obligations associated with our outstanding indebtedness and future minimum operating lease obligations as set forth in the following tables (the second of which gives pro forma effect to our acquisition of Ortega and is adjusted for this offering and the other Transactions) as of January 3, 2004. There have been no material changes outside the ordinary course of our business in the specified actual contractual obligations during the twenty-six week period ended July 3, 2004.

	Actual Payments Due by Period
Contractual Obligations:	Total	2004	2005	2006	2007	2008 and Thereafter
	(Dollars in thousands)
Long-term debt	$368,796	$1,500	$1,500	$1,500	$220,671	$143,625
Operating leases	12,391	3,742	3,238	1,927	1,438	2,046
Management fees-related parties	1,500	500	500	500	0	0
Purchase commitments	8,926	8,926	0	0	0	0

Total contractual cash obligations	$391,613	$14,668	$5,238	$3,927	$222,109	$145,671

	Pro Forma Payments Due by Period
Contractual Obligations:	Total	2004	2005	2006	2007	2008 and Thereafter
	(Dollars in thousands)
Long-term debt	$387,148	$0	$0	$0	$0	$387,148
Operating leases	12,391	3,742	3,238	1,927	1,438	2,046
Purchase commitments	8,926	8,926	0	0	0	0

Total contractual cash obligations	$408,465	$12,668	$3,238	$1,927	$1,438	$389,194

Quantitative and Qualitative Disclosures About Market Risk

        In the normal course of operations, we are exposed to market risks arising from adverse changes in interest rates and our creditworthiness. Market risk is defined for these purposes as the potential change in the fair value of financial assets or liabilities resulting from an adverse movement in interest rates. As of July 3, 2004, our only variable rate borrowings were under the term loan and the revolving credit facility, which bear interest at several alternative variable rates as stipulated in the senior secured credit facility. A 100 basis point increase in interest rates, applied to our borrowings at July 3, 2004, would result in an annual increase in interest expense and a corresponding reduction in cash-flow of $0.9 million.

        We also have outstanding $220.0 million of 9 5/8% senior subordinated notes due August 1, 2007 with interest payable semiannually on February 1 and August 1 of each year, of which $120.0 million principal amount was originally issued in August 1997 and $100.0 million principal amount was issued by us through a private offering of the notes completed on March 7, 2002. The fair value of the $220.0 million existing senior subordinated notes at July 3, 2004, based on quoted market prices, was $226.6 million.

        Upon consummation of this offering and the Transactions and the use of proceeds therefrom, we anticipate that our only variable rate borrowings will be under our new revolving credit facility which will be undrawn as of the closing date.

        On May 4, 2004, Standard & Poor's Ratings Services and Moody's Investors Service issued press releases announcing changes to our corporate credit ratings. Standard & Poor's lowered our corporate credit and existing senior secured debt ratings to 'B' from 'B+' and lowered our existing subordinated debt ratings to 'CCC+' from 'B-'. Standard & Poor's assigned a 'BB-' rating to our new revolving credit facility, a 'B' rating to our senior notes and a 'CCC+" rating to our senior subordinated notes (including the senior subordinated notes comprising EISs). These ratings reflect, among other things, the impact of the offering of the EISs and the other Transactions. Moody's lowered our senior implied rating to 'B2' from 'B1' and our unsecured issuer rating to 'B3' from 'B2'. Moody's assigned a 'B1' rating to our new revolving credit facility, a 'B2' rating to our senior notes and a 'Caa1' rating to our senior subordinated notes (including the senior subordinated notes comprising EISs). The assignments of ratings by both Standard & Poor's Ratings Services and Moody's Investors Service are subject to review of final documentation. We expect ratings for our existing senior credit facility and existing senior subordinated notes will be withdrawn by both Standard & Poor's and Moody's upon closing of the Transactions.

BUSINESS

Overview

        We manufacture, sell and distribute a diverse portfolio of high quality, shelf-stable foods, many of which have leading retail market shares in our relevant markets. In general, we position our retail products to appeal to the consumer desiring a high quality and reasonably priced branded product. In our relevant retail markets, 10 of our branded products hold a number one or two retail market share position nationally or regionally or is a unique product. We complement our retail product sales with a growing institutional and food service business. Over the past five years, we have achieved consistent growth in net sales and EBITDA. In fiscal 2003, our net sales and EBITDA were $328.4 million and $61.9 million, having increased at compound annual growth rates since fiscal 2001 of 8.3% and 6.9%, respectively. Our results over the past five years were achieved through a combination of internal growth plus the addition of eight brands through acquisitions and one brand through a long-term license agreement, our most recent of which was the acquisition of the Ortega line of branded Mexican food products in August 2003. During the nine months ended July 3, 2004, which includes the results of the Ortega line of products after the completion of the integration of the acquired assets into our existing business, our net sales, EBITDA and EBITDA margin were $285.6 million, $56.0 million and 19.6%, respectively, compared to net sales, EBITDA and EBITDA margin of $222.5 million, $40.3 million and 18.1% respectively, for the comparable period in the prior year.

Products and Markets

        The following is a brief description of our brands and product lines:

        The Ortega brand has been in existence since 1897 and its products span the shelf-stable Mexican food segment including taco shells, seasonings, dinner kits, taco sauce, peppers, refried beans, salsa and related food products. Ortega products are distributed nationally. Ortega has the leading market share nationally in taco sauce.

        The Maple Grove Farms of Vermont brand is a leading brand of pure maple syrup in the United States. Other products under the Maple Grove Farms of Vermont label include a line of gourmet salad dressings, marinades, fruit syrups, confections and pancake mixes. Maple Grove Farms of Vermont products are distributed nationwide.

        The Bloch & Guggenheimer brand originated in 1889, and its pickle, pepper/pimentos and relish products are the leading brand in the New York metropolitan area. This line consists of shelf-stable pickles, relishes, peppers, olives and other related specialty items.

        The Polaner brand was introduced in 1880 and is comprised of a broad array of fruit-based spreads as well as jarred or bottled wet spices such as chopped garlic and basil. Polaner All Fruit is the number two national brand of fruit-juice sweetened fruit spread. The spreads are available in more than a dozen flavors. Recently, we introduced Polaner Reduced Sugar and Polaner No Sugar Fruit Spreads in Polaner's key markets.

        The Emeril's brand was introduced in September of 2000 under a licensing agreement with celebrity chef Emeril Lagasse. We offer a line of seasonings, salad dressings, marinades, pepper sauces, barbecue sauces and pasta sauces under the Emeril's brand name. In addition, we recently introduced mustards and salsas under the Emeril's brand name. Sales of Emeril's products for fiscal year 2003 were $25.4 million.

        The B&M brand was introduced in 1927 and is the original brand of brick-oven baked beans. The B&M line includes a variety of baked beans and brown bread. The B&M brand currently has a leading market share in the New England region.

        The Underwood brand's "Underwood Devil" (logo) is among the oldest registered trademarks for a prepackaged food product in the United States. We market meat spreads of several types, including deviled ham, chicken and roast beef as well as liver pate and sardines under the Underwood brand name. We believe that no competitors offer a directly comparable product to our meat spreads.

        The Las Palmas brand originated in 1922 and primarily includes authentic Mexican enchilada sauce and various pepper products. The Las Palmas brand is the leading brand of enchilada sauce in the United States.

        The Ac'cent brand was introduced in 1947 as an all-natural flavor enhancer for meat preparation and is generally used on beef, poultry, fish and vegetables. We believe that Ac'cent is positioned as a unique flavor enhancer.

        The Trappey's brand includes two major categories of products under the brand, high quality peppers and hot sauces.

        The Regina brand includes vinegars and cooking wines. Vinegars and cooking wines are most commonly used in the preparation of salad dressings as well as in a variety of recipe applications, including sauces, marinades and soups. Regina brand wine vinegar is the number one selling wine vinegar in supermarkets nationwide.

        The Joan of Arc brand includes a full range of canned beans including kidney, chili and other beans under the Joan of Arc brand. Joan of Arc products are sold nationally with significant sales in the Midwest region.

        The Wright's brand was introduced in 1895 and is an all-natural seasoning that reproduces the flavor and aroma of pit smoking in meats, chicken and fish. Wright's is the number two brand in the United States and is offered in two flavors: Hickory and Mesquite.

        The Sa-són brand was introduced in 1947 as a flavor enhancer used primarily for Puerto Rican and Hispanic food preparation. The product is generally used on beef, poultry, fish and vegetables. The brand is the number three flavor enhancer in Puerto Rico as of 2003, the latest year for which we have data available. The brand's flavor enhancer is offered in four flavors: Original, Coriander and Achiote, Garlic and Onion, and Tomato.

        The Brer Rabbit brand currently offers mild and full-flavored molasses products and a black strap molasses product. Mild molasses is designed for table use and full-flavored molasses is typically used in baking, barbeque sauces and as a breakfast syrup. The Brer Rabbit brand currently holds the number two market share in the United States.

        The Vermont Maid brand has been in existence since 1919 and we offer maple-flavored syrup under the brand name. Vermont Maid syrup is available in regular, lite and butter lite varieties. Vermont Maid is mainly distributed in New England.

        We sell and distribute our products through a multiple-channel sales and distribution system including the following:

  •
  sales and shipments to supermarket warehouses;

  •
  sales and shipments to distributors and food service accounts;

  •
  sales and shipments to mass merchants, warehouse clubs and other non-food outlets;

  •
  sales and shipments to specialty food distributors;

  •
  direct-store-organization sales and shipments on a regional basis to individual grocery stores in the greater New York Metropolitan area; and

  •
  sales and shipments through export, catalogs and the Internet.

        We believe our presence in these channels allows us to distribute additional product volume cost-effectively. We sell our brands primarily through broker sales networks to supermarket chains, food service outlets, mass merchants, warehouse clubs, non-food outlets and specialty food distributors. Our broker sales network handles the sale of our products at the customer level. Our sales managers supervise our broker activities as well as support our relationship with buyers from our key accounts. We distribute our products in the greater New York metropolitan area primarily through our direct-store-organization sales and distribution system, which we refer to as our DSO system. Our DSO system supports an organization of sales personnel who directly service over 2,000 individual grocery stores.

Processed Food Industry

        The processed food industry is one of the United States' largest industries. Due to its maturity, it is characterized by relatively stable sales growth, based on modest price and population increases. Over the last several years, the industry has experienced consolidation as competitors have shed non-core business lines and made strategic acquisitions to complement category positions, maximize economies of scale in raw material sourcing, production and distribution. A series of large mergers over the last twenty years has led to the formation of a few, very large companies with a presence in a variety of branded product categories.

        Retailers are demanding higher margins, while at the same time reducing inventory levels and increasing their emphasis on private label products in certain categories. The importance of sustaining strong relationships with retailers has become a critical success factor for food companies and is driving many initiatives such as category management and efficient customer response. These two initiatives focus on retailers' need to minimize inventory investment and maximize dollar sales for allocated store shelf space. Food companies with category leadership positions, value-added distribution and strong retail relationships have increasingly benefited from these initiatives as a way to maintain shelf space and maximize distribution efficiencies. In addition, the specialty foods, mass merchandiser, food service and private label markets and channels provide additional opportunities of growth for food companies.

Our Strengths

        We have experienced consistent net sales growth, strong operating margins and stable and growing free cash flow due to the following competitive strengths:

        Portfolio of brands with leading market positions.    We have assembled a diverse portfolio of 16 brands consisting primarily of high margin products with strong market positions. We believe our portfolio of brands and products provides us with financial stability, cash flow diversity and the ability to mitigate the financial impact of seasonality or competitive pressure against any single brand or product. Additionally, our leading market positions provide a platform from which we can introduce new products and extend existing product lines.

        The following table lists our brands with number one, two or three retail market position in their relevant markets for the 52 weeks ended June 13, 2004, according to Information Resources, Inc., a nationally recognized independent research service.

		Retail Market Share
Brand
	Category(1)	Share Position	Percentage(2)
B&M	Baked Beans	#3 National	6.2%
Bloch & Guggenheimer	Pickles and Relish	#1 Greater NY Metro	32.1%
Bloch & Guggenheimer	Peppers/Pimentos	#1 Greater NY Metro	30.0%
Brer Rabbit	Molasses	#2 National	22.9%
Las Palmas	Enchilada Sauce	#1 National #1 Los Angeles Metro	31.0 76.6	% %
Maple Grove Farms of Vermont	Pure Maple Syrup	#2 National	34.3%
Polaner	All Fruit	#2 National	45.3%
Polaner	Wet Spices	#3 National	15.1%
Regina	Wine Vinegar	#1 National	18.0%
Ortega	Taco Sauce	#1 National	42.6%
Wright's	Liquid Smoke	#2 National	34.8%
Underwood	Deviled Meats	#3 National	5.9%
Ac'cent	All-natural Flavor Enhancer	Unique Product	N/A

(1)
Categories are as defined by Information Resources, Inc.

(2)
Percentages are based on retail dollar share in the corresponding market.

        Diversity of customers and distribution channels.    We have strong representation in most U.S. food distribution channels. Our distribution efforts have focused on traditional supermarkets, food service outlets, mass merchants, warehouse clubs, non-food outlets, specialty food distributors and DSO channels. Our customers include The Kroger Co., Ahold USA, Safeway Inc., Wal-Mart Stores, Inc., SAM's CLUB, Costco Wholesale Corporation, SYSCO Corporation, US Food Service, Cracker Barrel Old Country Store, Gourmet Award, Kehe Food Distributors, Inc., Haddon House Food Products Inc., Wakefern Food Corp., Pathmark Stores Inc. and Stop & Shop Supermarket Co. In recent years, we have expanded our distribution efforts to also include specialty distributors, food service, specialty markets and export channels. The diversity of our multiple-channel sales and distribution system enhances the stability of our financial results and our ability to capitalize on growth trends within a number of these distribution channels. Our diverse distribution channels have also contributed to our ability to maintain a broad customer base, with sales to our ten largest customers accounting for approximately 37.0% of our pro forma net sales in fiscal year 2003 and no single customer accounting for more than 6.1% of our pro forma net sales in fiscal year 2003. Our focused DSO system, concentrated in the greater New York metropolitan area, provides us with strong relationships at the fragmented independent and small chain food retailer level, superior store penetration and preferred shelf product placement. This sales and distribution system enables us to introduce and sell new products effectively to our existing grocery customers. In fiscal 2003, 9.9% of our net sales were in the greater New York metropolitan area.

        Experienced management team.    We have an experienced management team, averaging over 28 years of industry experience and 16 years of experience with our company or our predecessor company. Our management team has operated successfully within a leveraged capital structure and has developed and implemented a business strategy which has enabled us to become one of the more successful manufacturers and distributors of a diverse portfolio of shelf-stable branded food products. Our senior management team has a strong interest in our continued success and will continue to hold approximately 4.7% of our fully diluted common shares outstanding following this offering assuming the over-allotment option with respect to the EISs is exercised in full.

        Successful track record of acquisitions and integration.    Since 1996, we have acquired and successfully integrated 16 shelf-stable brands. We seek to acquire shelf-stable products with leading market positions, high and sustainable margins and identifiable growth opportunities. Our management has demonstrated an ability to improve performance of acquired operations by expanding distribution channels, enlarging geographic reach, managing trade and promotional spending more effectively, improving packaging and introducing new product line extensions. Our acquisitions have broadened our product offerings, and expanded our geographic reach and many have significantly increased our net sales and free cash flow reach. We believe that our ability to achieve operating efficiencies and economies of scale has enabled us to acquire and integrate new acquisitions in a timelier manner than most of our competitors.

        Disciplined approach to operations.    We bring a disciplined approach to operations through a detailed budgeting process, daily review of our results and by providing employees with incentives to meet operating targets and improve cash flows. We have realized consistent EBITDA margins over the past three years, increasing these margins to 18.9% in fiscal 2003. During the nine months ended July 3, 2004, our EBITDA margins were 19.6%, as compared to EBITDA margins of 18.1% during the comparable period in the prior year, reflecting the positive impact of the integration of the Ortega line of products into our existing business platform. Historically, we have utilized debt and cash flow from operations to finance growth in our business, including our acquisitions and we have operated successfully with a leveraged capital structure. We have been able to maintain and increase our profitability and free cash flow due to our strong market positions, strong relationships with our customers and suppliers, minimal corporate overhead, efficient and flexible manufacturing and sourcing and focused promotional and marketing spending.

Business Strategy

        Our goal is to continue to increase sales, profitability and free cash flow by enhancing our existing portfolio of branded shelf-stable products and by capitalizing on our competitive strengths. We intend to implement our strategy through the following initiatives:

        Profitably grow established brands.    We have identified numerous opportunities to profitably grow our established brands through increased and focused consumer marketing and trade support. Consumer marketing support, which has been limited historically, can help us to increase our sales within existing distribution channels and attract new consumers to our portfolio of brands. Additional slotting can also help us to broaden the geographic distribution of certain of our brands.

        Leverage our unique multiple-channel sales and distribution system.    Our unique multiple-channel sales and distribution system is one of our primary competitive strengths, allowing us to capitalize on growth opportunities quickly and efficiently. Our sales and distribution system enables us to introduce and sell new products effectively to existing and new customers. We continue to strengthen our sales and distribution system in order to realize distribution economies of scale and provide an efficient, national platform for new products and product line extensions. Grocery retailers have been the traditional market for our products. We believe that there are certain other retail markets that have the potential to grow faster than the grocery retail industry as a whole and that these other markets present growth opportunities for our brands. These other retail markets include mass merchants, warehouse club stores, convenience stores, drug stores and food services.

        Introduce new products.    We intend to introduce new products and product line extensions within our existing portfolio of brands and under new brands that we may license. Our management has a demonstrated capability of introducing new products, including Emeril's branded products, Cozy Cottage Sugar-free Syrup, the Polaner Sugar-free line and Underwood Premium Chunk Chicken Breast. We believe we are quicker and more economical in developing and launching new products than most traditional processed food companies as evidenced by our successful launch of our Emeril's branded products within four months of the product line's conception and its profitability in its first year of introduction.

        Capitalize on higher growth Mexican segment of food industry.    We intend to continue to focus on segments of the processed food industry characterized by high growth and high margins, enabling us to leverage our distribution platform. With the acquisition of Ortega, we have established a strong national presence in the Mexican food segment. Combined with our Las Palmas and Trappey's brands, we are well-positioned to capitalize on this ethnic foods segment, which is expected to grow at a faster rate than the food industry as a whole. During the nine months ended July 3, 2004, the first nine months following the acquisition of Ortega, we have been able to increase Ortega's net sales by over 9.4% versus the comparable prior year period when the business was not owned by us.

        Expand brand portfolio with new licensing arrangements.    We introduced our Emeril's brand products through a licensing arrangement with celebrity chef Emeril Lagasse in September 2000. Since introduction, we have been able to expand our Emeril's brand product line and retail distribution rapidly. By selling Emeril's branded products to specialty food distributors in addition to grocery retailers, we were able to grow sales of Emeril's branded products since their introduction in September 2000 to $25.4 million in fiscal 2003. We intend to pursue additional licensing arrangements with third parties to introduce and market other products and to build on the success we achieved with our Emeril's line. See "—Trademarks and Licensing Agreements" below.

Acquisition Strategy

        Since 1996, we have successfully acquired and integrated 16 separate brands into our operations. We believe we are an attractive acquirer for small to mid-size independent food companies and brands and non-core divisions of larger processed food companies who have made a strategic decision to divest those properties. Successful future acquisitions can enhance our portfolio of existing businesses, further leveraging our existing platform.

        We intend to make selective acquisitions of processed food companies and non-core brands of larger processed food companies that have the following characteristics:

  •
  annual net sales under $100.0 million with strong margins that we believe we can sustain or improve;

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  strong brand equities;

  •
  leading market positions in their respective shelf-stable food categories;

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  opportunities to expand distribution and grow in our existing channels of distribution;

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  cost synergies with our existing manufacturing, sourcing, sales and distribution infrastructure; and

  •
  attractive valuations relative to cash flow of the acquired businesses.

        We have a disciplined approach and significant experience identifying, evaluating, acquiring, and integrating prospective acquisition targets. For each acquisition we have completed, we have utilized a multi-discipline internal task force with expertise in sourcing, manufacturing, distribution, billing, human resources and information technology as a means to quickly and successfully integrate acquired companies into our operations. For example, following our recent acquisition of the Ortega line of products, we integrated the entire business into our existing business within the first 30 days following the close of the acquisition. During the nine months ended July 3, 2004, the first three fiscal quarters following the acquisition of Ortega, we have been able to increase net sales of the Ortega line of products by over 9.4% versus the comparable prior year period and expand our EBITDA margin to 19.6%, compared to our EBITDA margin of 18.1% in the prior year period. We intend to continue to pursue acquisitions in which we believe we have opportunities to realize sales, earnings and free cash flow growth.

        The following table lists our acquisitions completed since 1996:

Year Acquired	Company	Brands	Purchase Price(1) (Dollars in millions)
2003	Ortega	Ortega	$118.2
1999	Heritage Brands	B&M	$194.1
		Underwood
		Ac'cent
		Joan of Arc
		Sa-són
		Las Palmas
1999	Polaner	Polaner	$30.6
1998	Maple Grove Farms of Vermont	Maple Grove Farms of Vermont	$32.8
1997	Trappey's Brands	Trappey's	$12.5
		Red Devil
1997	Selected Nabisco Brands	Regina	$50.6
		Wright's
		Brer Rabbit
		Vermont Maid
1996	Bloch & Guggenheimer and Burns & Ricker	Bloch & Guggenheimer Burns & Ricker® (2)	$70.0

(1)
Includes transaction fees and assumed debt, if any.

(2)
We sold Burns & Ricker in 2001 for $26.0 million as a strategic divestiture and to pay off a portion of our debt.

Sales, Marketing and Distribution

        Sales.    Our sales organization is aligned by distribution channels and consists of 86 employees, 21 regional sales managers and key account managers. Regional sales managers sell our products nationwide through national and regional food brokers, with separate organizations focusing on specialty, food service, grocery chain accounts and special markets. Our sales managers coordinate our broker sales efforts and make key account calls with buyers or distributors and supervise retail coverage of the products at the store level through brokers.

        Our sales strategy is centered around the individual brands. We set quotas for our sales force and allocate promotional spending for each of the brands. Regional sales managers coordinate promotions with customers. Additionally, our marketing department works in conjunction with the sales department to coordinate special account activities and marketing support, such as couponing and public relations.

        Over the past several years, we established a national sales force that is capable of supporting our current business as well as potential new acquisitions. We have primarily developed our national sales force internally, and did not integrate sales and marketing personnel from acquired companies in connection with most of our brand acquisitions. In the case of the Maple Grove Farms of Vermont acquisition, management retained the brand's sales force to serve the specialty channel related to that brand and for future specialty-oriented brands that we might develop, license or acquire in the future. This same sales force subsequently launched the Emeril's brand. The current national sales force is very experienced and was able to integrate Ortega within 30 days following the close of the acquisition.

        Our DSO sales force consists of seven managers and 31 sales representatives that work with individual stores in the New York metropolitan area. These sales representatives visit the 2,000 stores within the DSO area on a weekly or bi-weekly basis.

        Marketing.    Our marketing organization is aligned by brand and is responsible for the strategic planning for each of our brands. We focus on deploying promotional dollars where the spending will have the greatest impact. Marketing and trade spending support, on a national basis, typically consists of advertising trade promotions, coupons and cross-promotions with supporting products. Marketing support for the products distributed through the DSO system consists primarily of trade promotions aimed at gaining display activity to produce impulse sales. Consumer promotion and coupons supplement this activity. Our trade spending has remained stable as a percent of sales throughout fiscal 2002 and fiscal 2003, countering industry trends. Our rigorous in-house system tracks spending through the planning and execution phases and is used as a check on customer invoicing and deductions, as well. This system has allowed us to address rapidly any unauthorized deductions, improving the chance of recovering funds.

        Distribution.    We distribute our products through a multiple-channel system that we have developed as we have grown our business. The system operates primarily from three major distribution centers, which for fiscal 2003 shipped approximately 72% of orders on a full truckload basis via common carriers. We believe our distribution system has sufficient capacity to accommodate incremental product volume in a cost-effective manner, as demonstrated recently in the Ortega acquisition.

Customers

        Our top ten customers accounted for approximately 37% of our fiscal 2003 pro forma net sales, as if our acquisition of Ortega had occurred as of December 29, 2002, and no single customer accounted for more than 6.1% of our fiscal 2003 pro forma net sales.

Seasonality

        Sales of a number of our products tend to be seasonal. In the aggregate, however, our sales are not heavily weighted to any particular quarter due to the diversity of our product and brand portfolio.

        We purchase most of the produce used to make our shelf-stable pickles, relishes, peppers and other related specialty items during the months of July through October, and we purchase all of our maple syrup requirements during the months of April through July. Consequently, our liquidity needs are greatest during these periods.

Competition

        We face competition in each of our product lines. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service, advertising and other activities and the ability to identify and satisfy emerging consumer preferences. We compete with numerous companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines, substantially greater financial and other resources available to them and may have lower fixed costs and/or be substantially less leveraged than we. Our ability to grow our business could be impacted by the relative effectiveness of, and competitive response to, our product initiatives, product innovation, advertising and promotional activities. In addition, from time to time, we experience margin pressure in certain markets as a result of competitors' pricing practices.

        Our most significant competitors for our pickles and peppers products are Vlasic® and Mt. Olive® branded products. In addition, J.M. Smucker is the main competitor for our fruit spread products marketed under the Polaner label. The Maple Grove Farms of Vermont pure maple syrup competes directly with the SpringTree™ brand in the pure maple syrup category. Our Vermont Maid syrup products also have a number of competitors in the general pancake syrup market, including Aunt Jemima®, Mrs. Buttersworth™ and Log Cabin®. The B&M Baked Bean and Joan of Arc products compete with Bush's® brand products. Ortega products compete with the Old El Paso® and Taco Bell® brands.

        In addition, our products compete not only against other brands in their respective product categories, but also against products in similar or related product categories. For example, our shelf-stable pickles compete not only with other brands of shelf-stable pickles, but also with products found in the refrigerated sections of grocery stores, and all our brands compete against private label store brands to varying degrees.

Facilities and Production

        Our corporate headquarters are located at Four Gatehall Drive, Suite 110, Parsippany, NJ 07054. Our manufacturing plants are generally located near major customer markets and raw materials. Of our six manufacturing facilities, five are owned and one is leased, as of July 3, 2004. Management believes that our manufacturing plants have sufficient capacity to accommodate our planned growth. As of July 3, 2004, we operated the manufacturing and warehouse facilities described in the table below:

Facility Location	Owned/ Leased	Description
Hurlock, MD	Owned	Manufacturing/Warehouse
Portland, ME	Owned	Manufacturing/Warehouse
New Iberia, LA	Owned	Manufacturing/Warehouse
Stoughton, WI	Owned	Manufacturing/Warehouse
St. Johnsbury, VT	Owned	Manufacturing/Warehouse
Hurlock, MD	Owned	Warehouse
St. Evariste, Quebec	Owned	Storage Facility
Sharptown, MD	Owned	Storage Facility
Parsippany, NJ	Leased	Headquarters
Roseland, NJ	Leased	Manufacturing/Warehouse
La Vergne, TN	Leased	Distribution Center
Houston, TX	Leased	Distribution Center
Biddeford, ME	Leased	Distribution Center
Seaford, DE	Leased	Distribution Center
Bentonville, AR	Leased	Sales Office

        Co-Packing Arrangements.    In addition to our own manufacturing plants, we source a significant portion of our products under "co-packing" agreements, a common industry practice in which manufacturing is outsourced to other companies. We regularly evaluate our co-packing arrangements to ensure the most cost-effective manufacturing of our products and to utilize Company-owned manufacturing facilities most effectively. Third parties produce Regina, Underwood, Las Palmas and Joan of Arc brand products and certain Emeril's and Ortega brand products under co-packing agreements or purchase orders. Underwood brand products are produced pursuant to a co-packing agreement that expires December 31, 2006, with automatic one-year extensions thereafter unless either party provides at least one year's prior notice. Las Palmas brand products are produced under a co-packing agreement that expires on December 31, 2005, with automatic one-year extensions thereafter unless either party provides at least nine months' prior notice. Joan of Arc brand products are produced under a co-packing agreement that is effective until March 31, 2005 and then continues in effect for successive one-year periods unless either party provides written notice to the other party at least twelve months in advance. Regina brand products and certain Emeril's brand products are produced by co-packers on a purchase order basis. Ortega brand salsa and peppers are co-packed under agreements that expire on December 31, 2006 (after which we have three one-year extension options) and June 30, 2004 (with two automatic one-year extensions), respectively. Each of our co-packers produces products for other companies as well. We believe that there are alternative sources of co-packing production readily available for our products, although we may experience short term disturbances in our operations if we are required to change our co-packing productions.

Raw Materials

        We purchase agricultural products and other raw materials from a variety of suppliers, including growers, commodity processors and other food companies. Our principal raw materials include peppers, cucumbers, other vegetables, fruits, maple syrup, meat and poultry. We purchase our agricultural raw materials in bulk or pursuant to short-term supply contracts. We purchase most of our agricultural products between July 1 and October 31. We also use packaging materials, particularly glass jars and cans.

        The profitability of our business relies in part on the prices of raw materials, which can fluctuate due to a number of factors, including changes in crop size, national, state and local government-sponsored agricultural programs, export demand, natural disasters, weather conditions during the growing and harvesting seasons, general growing conditions and the effect of insects, plant diseases and fungi. Although we enter into advance commodities purchase agreements from time to time, we are still exposed to potential increases in raw material costs. Moreover, due to the competitive environment in which we operate, we may be unable to increase the prices of our products to offset any increase in the cost of raw materials. As a result, any such increase could have a material adverse effect on our profitability, financial condition, results of operations or liquidity.

Trademarks and Licensing Agreements

        We own 106 trademarks which are registered in the United States, 23 trademarks which are registered with certain U.S. states and Puerto Rico, and 230 trademarks that are registered in foreign countries. In addition, we have seven trademark applications pending in the United States and foreign countries. Examples of our trademarks and registered trademarks include Ac'cent, B&G, B&G Sandwich Toppers, B&M, Bloch & Guggenheimer, Brer Rabbit, Cozy Cottage, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Regina, Sa-són, Trappey's, Underwood, Vermont Maid and Wright's. We consider our trademarks to be of special significance in our business. We are not aware of any circumstances that would negatively impact our trademarks. Our new revolving credit facility will be secured by substantially all of our assets (other than our real property), including our rights to our intellectual property.

        In June 2000 we entered into a license agreement with Emeril's Food of Love Productions, L.L.C. (EFLP). This license agreement grants us an exclusive license to use the intellectual property owned by EFLP relating to Mr. Lagasse, including the name "Emeril Lagasse" and pictures, photographs and other personality material, in connection with the manufacturing, marketing and distribution of dry seasoning, liquid seasoning, condiments, sauces, dressings and certain other products through retail channels in the United States, the Caribbean and Canada. We also have the right of first negotiation with respect to other shelf-stable grocery products. Under the license agreement, EFLP owns all of the recipes that it provides to us and all of our Emeril's brand products and related marketing materials are subject to the prior approval of EFLP, which approval may not be unreasonably withheld. In addition, we are prohibited from entering into similar arrangements with other chefs or celebrities in connection with any of the products covered by our agreement with EFLP.

        The license agreement has been extended through June 2005 and is subject to extension and renewal at our option for an indefinite period if we meet specified annual net sales results. Among other things, we are obligated to introduce and market new products in each year of the license agreement and to pay EFLP royalties based on annual net sales of our Emeril's brand products. The license agreement may be terminated by EFLP if we are in breach or default of any of our material obligations thereunder. We have also agreed to indemnify EFLP with respect to claims under the license agreement, including claims relating to any alleged unauthorized use of any mark, personality or recipe by us in connection with the products in the Emeril's line of products.

Employees and Labor Relations

        As of July 3, 2004, our workforce consisted of 796 employees. Of that total, 546 employees were engaged in manufacturing, 96 were engaged in marketing and sales, 122 were engaged in distribution and 32 were engaged in administration. Approximately 290 of our 796 employees, as of July 3, 2004, were covered by collective bargaining agreements. In general, we consider our employee and union relations to be good.

Legal Proceedings

        In the ordinary course of business, we are involved in various legal proceedings. We do not believe the outcome of these proceedings will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

        In January 2002, we were named as a third-party defendant in an action regarding environmental liability under the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund, for alleged disposal of waste by White Cap Preserves, an alleged predecessor of our company, at the Combe Fill South Landfill, a Superfund site. In February 2003, we paid $0.1 million in settlement of all asserted claims arising from this matter, a portion of the legal fees were reimbursed by the purchaser of White Cap Preserves pursuant to an indemnity wherein they acquired that liability, and in March 2003 a bar order was entered by the United States District Court for the District of New Jersey protecting us, subject to a limited re-opener clause, from any claims for contribution, natural resources damages and certain other claims related to the action until such time that the litigation is dismissed.

Government Regulation

        Our operations are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and other federal, state and local authorities regarding the processing, packaging, storage, distribution and labeling of our products. Our processing facilities and products are subject to periodic inspection by federal, state and local authorities. We believe that we are currently in substantial compliance with all material governmental laws and regulations and maintain all material permits and licenses relating to our operations. Nevertheless, there can be no assurance that we are in full compliance with all such laws and regulations or that we will be able to comply with any future laws and regulations in a cost-effective manner. Failure by us to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, all of which could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

        We are also subject to the Food, Drug and Cosmetic Act and the regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. For example, the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations and specifies the recipes for certain foods. In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products. We are subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture. Our management believes that our facilities and practices are sufficient to maintain compliance with applicable governmental regulations, although there can be no assurances in this regard.

        We are also subject to the U.S. Bio-Terrorism Act of 2002 which imposes on us new import and export regulations. Under the Act, among other things, we are required to provide specific information about the food products we ship into the U.S. and to register our manufacturing facilities with the FDA.

Environmental Matters

        Except as described below, we have not made any material expenditures during the last three fiscal years in order to comply with environmental laws or regulations. Based on our experience to date, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity, except as noted below. However, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can we predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to such environmental claims.

        On January 17, 2001, we became aware that fuel oil from our underground storage tank at our Roseland, New Jersey facility had been released into the ground and into a brook adjacent to such property. Since January 17, 2001, together with our environmental services firms, we have worked to clean-up the oil in cooperation with the New Jersey Department of Environmental Protection (NJDEP). After completion of the work we submitted our findings to the NJDEP along with recommendations for no further action. The NJDEP responded that additional investigation was required before it could agree to the no further action recommendations. The additional work has been conducted and we are awaiting the NJDEP's response. While the NJDEP could assert that more work is required, the cost of such work is not expected to have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

        We recorded a charge of $1.1 million in the first quarter of fiscal 2001 to cover the expected cost of the clean-up, which approximates the actual amount spent as of December 29, 2001. In the third quarter of fiscal 2001, we received an insurance reimbursement of $0.2 million and accrued an additional $0.1 million for certain remaining miscellaneous expenses. Our management believes that substantially all estimated expenses relating to this matter have been incurred and paid as of January 3, 2004.

        In January 2002, we were named as a third-party defendant in an action regarding environmental liability under the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund, for alleged disposal of waste by White Cap Preserves, an alleged predecessor of our company, at the Combe Fill South Landfill in New Jersey, a Superfund site. In February 2003, we paid $0.1 million in settlement of all asserted claims arising from this matter, a portion of the legal fees were reimbursed by the purchaser of White Cap Preserves pursuant to an indemnity wherein they acquired that liability, and in March 2003, a bar order was entered by the United States District Court for the District of New Jersey protecting us, subject to a limited re-opener clause, from any claims for contribution, natural resources damages and certain other claims related to the action until such time that the litigation is dismissed.

        We are involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of our management, the ultimate disposition of these other matters will not have a material adverse effect on our business, consolidated financial position, results of operations or liquidity.

        We are subject to environmental regulations in the normal course of business. Our management believes that the cost of compliance with such regulations will not have a material adverse effect on our business, consolidated financial position, results of operations or liquidity.

OUR MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information with respect to our executive officers and the members of our board of directors. Other officers may also be appointed to fill certain positions. Each of our directors holds office until the next annual meeting of our stockholders or until his successor has been elected and qualified.

Name	Age	Position
Leonard S. Polaner	73	Chairman of the Board of Directors of B&G Foods and Director nominee for B&G Holdings
David L. Wenner	54	President, Chief Executive Officer and Director of B&G Holdings and B&G Foods
Robert C. Cantwell	47	Executive Vice President of Finance and Chief Financial Officer of B&G Holdings and B&G Foods
David H. Burke	62	Executive Vice President of Sales of B&G Foods
James H. Brown	62	Executive Vice President of Manufacturing of B&G Foods
Albert J. Soricelli, Jr.	51	Executive Vice President of Marketing and Strategic Planning of B&G Foods
Thomas J. Baldwin	45	Director B&G Holdings and B&G Foods
William F. Callahan III	63	Director of B&G Foods
James R. Chambers	47	Director of B&G Foods and Director nominee for B&G Holdings
Nicholas B. Dunphy	56	Director of B&G Holdings and B&G Foods
Alfred Poe	55	Director of B&G Foods and Director nominee for B&G Holdings
Stephen C. Sherrill	51	Director of B&G Holdings and B&G Foods
Cynthia T. Jamison	45	Director nominee for B&G Holdings

        Leonard S. Polaner, Chairman of the Board:    Leonard Polaner has been Chairman of the Board of B&G Foods since March 1993 when the Polaner business was sold to International Home Foods, Inc. Prior to that time, Mr. Polaner was the President and Chief Executive Officer of Polaner/B&G Inc., positions which he assumed upon joining the company in 1986. Mr. Polaner began his career in the food products industry in 1956 when, after earning his Masters Degree from Harvard Business School, he joined Polaner, a family-run business. He has been active in many industry trade groups, including the New York Preservers Association, where he served as President, and the International Jelly and Preservers Association, where he served as President and a member of the Board of Directors.

        David L. Wenner, President, Chief Executive Officer and Director:    David Wenner is President and Chief Executive Officer of B&G Holdings and B&G Foods, positions he has held since March 1993, and has been a director of B&G Holdings and B&G Foods since August 1997. Mr. Wenner joined our company in 1989 as Assistant to the President and was directly responsible for our distribution and Bloch & Guggenheimer operations. In 1991, he was promoted to Vice President. He continued to be responsible for distribution and assumed responsibility for all company operations. Prior to joining our company, Mr. Wenner spent 13 years at Johnson & Johnson in supervision and management positions, responsible for manufacturing, maintenance and purchasing. Mr. Wenner is active in industry trade groups and has served as President of Pickle Packers International.

        Robert C. Cantwell, Executive Vice President of Finance, Chief Financial Officer:    Robert Cantwell is the Executive Vice President of Finance and Chief Financial Officer of B&G Holdings and B&G Foods. Mr. Cantwell joined our company in 1983 as the Assistant Vice President of Finance. In that position, Mr. Cantwell had responsibility for all financial reporting, including budgeting. Mr. Cantwell was promoted to his current position in 1991, assuming full responsibility for all financial matters, as well as management information systems, data processing, administration and corporate human resources. Prior to joining us, Mr. Cantwell spent four years at Deloitte & Touche, where he received accreditation as a Certified Public Accountant.

        David H. Burke, Executive Vice President of Sales:    David Burke is Executive Vice President of Sales of B&G Foods. Mr. Burke has an extensive background with major consumer products companies. His experience includes eight years with Procter & Gamble in sales and sales management and 12 years at Quaker Oats, where he was a Regional Sales Manager and later Director of Broker Sales. Mr. Burke also spent four years with Pet Inc. as Vice President of sales for their frozen foods business. Mr. Burke joined our company in 1990 as Vice President of Sales and was and continues to be responsible for sales of all our company's brands.

        James H. Brown, Executive Vice President of Manufacturing:    James Brown is Executive Vice President of Manufacturing of B&G Foods and has 28 years of experience in manufacturing with our company and Polaner. Mr. Brown has been responsible for all manufacturing at the Roseland facility since 1981. In 1994, he assumed responsibility for our company's other manufacturing facilities. Prior to joining Polaner in 1972, Mr. Brown worked at Kraft Foods for two years as a project engineer and spent four years in the U.S. Navy.

        Albert J. Soricelli, Jr., Executive Vice President of Marketing & Strategic Planning:    Albert Soricelli is Executive Vice President of Marketing and Strategic Planning of B&G Foods. Prior to joining our company in 2000, Albert Soricelli held various executive positions in the food and consumer products industry. Mr. Soricelli spent 18 years at American Home Foods in Madison, New Jersey where he held the position of Senior Vice President/General Manager. More recently, Mr. Soricelli served as President, Consumer Division, of Nice Pak Inc. in Orangeburg, New York, a baby wipe and wet wipe consumer product company. As Executive Vice President of Marketing & Strategic Planning for our company, Mr. Soricelli is responsible for marketing, acquisitions and divestitures.

        Thomas J. Baldwin, Director:    Thomas Baldwin has been a director of B&G Holdings and B&G Foods since 1997. Since March 2000, Mr. Baldwin has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. From 1996 until February 2000, Mr. Baldwin was the Chief Executive Officer and a founding stockholder of Christmas Corner, Inc., a specialty retail chain that owns and operates seasonal Christmas stores. From 1990 until 1995, Mr. Baldwin was a Managing Director of the leveraged buyout firm Invus Group, Ltd. Mr. Baldwin is a director of The Sheridan Group, Inc.

        William F. Callahan III, Director:    William Callahan has been a director of B&G Foods since our company acquired Maple Grove Farms of Vermont, Inc. in 1998. Prior to that, Mr. Callahan was the Chief Executive Officer and owner of Maple Grove Farms of Vermont, Inc. Mr. Callahan began his career in the specialty foods business in 1975 when he acquired Maple Grove Farms of Vermont, Inc. Prior to such acquisition, Mr. Callahan was Vice President, Sales of Blyth, Eastman, Dillon and Co. in New York and a trial attorney for the U.S. Securities and Exchange Commission in New York. Mr. Callahan is a graduate of Georgetown University and the Boston University Law School. He has served as a member of the State of Vermont Chamber of Commerce, a member of the Vermont Maple Industry Council and the State of Vermont Agriculture Commissioner's Task Force.

        James R. Chambers, Director:    James Chambers has been a director of B&G Foods since 2001. Mr. Chambers is President and Chief Executive Officer of Remy Amerique, Inc., a subsidiary of Remy Cointreau. Prior to Remy, Mr. Chambers was Chief Executive Officer of Paxonix, Inc., a wholly owned subsidiary of MeadWestvaco Inc. from 2001 to 2002. During 2000, he was Chief Executive Officer and President of Netgrocer.com, Inc., an online grocery retailer. Prior to that, Mr. Chambers was Group President of Information Resources, Inc., one of the largest research consultancies in the United States, from 1997 to 1999. From 1981 through 1996, Mr. Chambers held various positions with Nabisco, Inc., including President-Refrigerated Foods, Senior Vice President of Sales and Customer Service and Vice President, Information Technology.

        Nicholas B. Dunphy, Director:    Nicholas Dunphy has been a director of B&G Holdings and B&G Foods since 2000. Mr. Dunphy is a Managing Partner of Canterbury Capital II, LLC, with more than 20 years' business and investment banking experience. Prior to co-founding Canterbury Capital II, LLC, in 1996, he was a managing director and founding partner of Barclays Mezzanine Group. Before joining Barclays in 1980, Mr. Dunphy qualified as a Chartered Accountant in Canada and subsequently spent five years with Toronto Dominion Bank. Mr. Dunphy earned a B.Sc. from Manchester University in England and a Masters in Business Administration from York University in Canada.

        Alfred Poe, Director:    Alfred Poe has been a director of B&G Foods since 1997. He is currently the Chief Executive Officer of Aja Restaurant Corp., serving as such since 1999. He was the Chief Executive Officer of Superior Nutrition Corporation, a provider of nutrition products, from 1997 to 2002. He was Chairman of the Board of the MenuDirect Corporation, a provider of specialty meals for people on restricted diets, from 1997 to 1999. Mr. Poe was a Corporate Vice President of Campbell's Soup Company from 1991 through 1996. From 1993 through 1996, he was the President of Campbell's Meal Enhancement Group. From 1982 to 1991, Mr. Poe held various positions, including Vice President, Brands Director and Commercial Director with Mars, Inc.

        Stephen C. Sherrill, Director:    Stephen Sherrill has been a director of B&G Holdings and B&G Foods since 1997. Mr. Sherrill has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. since its formation in 1995. Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 until 1994. Prior to that, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Doane Pet Care Enterprises, Inc., Remington Arms Company, Inc. and Alliance Laundry Systems LLC.

        Cynthia T. Jamison, Director nominee:    Cynthia Jamison is a nominee to our board of directors. Ms. Jamison currently serves as chief financial officer of Cosi, Inc. Ms. Jamison is a partner with Tatum CFO Partners, LLC. As a Tatum partner, she served as the chief financial officer of Savista Corporation (formerly eMac Digital, LLC) a software/BPO company owned by Kohlberg Kravis Roberts & Co. Prior to Savista, she was chief operating officer of SurePayroll, Inc., an internet payroll company, from August 2002 to August 2003. She has previously held several additional chief financial officer positions, including Near North Insurance, Inc., an insurance company, from March 2002 to July 2002; CultureWorx, Inc., a software company, from August 2000 to February 2002; Illinois Superconductor Corporation, a telecommunications company, from August 1999 to August 2000; and Chart House Enterprises, a restaurant company, from June 1998 to April 1999. From 1981 to 1998 she held various financial positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen. She has held board seats at Tractor Supply Company, Inc., and Horizon Organic Holdings, Inc. (both NASDAQ), where she sat on the companies' audit and compensation committees.

Composition of the Board After the Offering

        Prior to the consummation of the Transactions, we intend to increase the size of our board of directors and to appoint Messrs. Chambers, Poe and Polaner and Ms. Jamison to the board. Each of them has consented to so serve. Their appointment will be subject to the consummation of the Transactions. In addition, we expect that Mr. Baldwin will resign as a director. Therefore, following the consummation of the Transactions, including the merger of B&G Foods with and into B&G Holdings, we anticipate that our board of directors will consist of Messrs. Chambers, Dunphy, Poe, Polaner, Sherrill and Wenner and Ms. Jamison.

        So long as our sponsor investor, Bruckmann, Rosser, Sherrill & Co., L.P., together with its affiliates, beneficially owns more than 10% of the outstanding shares of Class A and Class B common stock in the aggregate on a fully-diluted basis, the holders of our Class B common stock will be entitled to elect two directors to the board of directors. In accordance with the restated stockholders agreement, so long as the holders of our Class B common stock have the right to elect two directors, the holders of our Class B common stock have agreed to vote for the two director nominees nominated by our sponsor investor.

Committees of the Board

        The standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and governance committee.

Audit Committee

        The principal duties and responsibilities of our audit committee will be as follows:

  •
  to serve as an independent and objective party to monitor our financial reporting process and internal control systems;

  •
  to review and appraise the audit efforts of our independent registered public accounting firm and exercise ultimate authority over the relationship between us and our independent registered public accounting firm; and

  •
  to provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the board of directors.

        The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties. Prior to the consummation of the Transactions, Messrs. Dunphy and Poe and Ms. Jamison will be appointed to our audit committee. Each is independent under the listing standards of the American Stock Exchange and as that term is used in Section 10A(m)(3) of the Securities Act of 1934, as amended. The board of directors has determined that Ms. Jamison qualifies as an audit committee financial expert as that term is defined by applicable SEC regulations, and she will be designated as the audit committee's financial expert.

Compensation Committee

        The principal duties and responsibilities of the compensation committee will be as follows:

  •
  to discharge the board of directors' responsibilities relating to the compensation of our executive officers and directors;

  •
  to have overall responsibility for evaluating and approving our executive officer and director compensation plans, policies and programs, as well as all our equity-based compensation plans and policies; and

  •
  to prepare an annual report on executive compensation for inclusion in our proxy statement filed with the Securities and Exchange Commission.

        Prior to the consummation of the Transactions, Messrs. Chambers and Poe and Ms. Jamison will be appointed to our compensation committee. Each is independent under the listing standards of the American Stock Exchange with respect to compensation committees.

Nominating and Governance Committee

        The principal duties and responsibilities of the nominating and governance committee will be as follows:

  •
  to assist the board of directors by identifying individuals qualified to become board members and members of board committees, to recommend to the board of directors nominees for the next annual meeting of stockholders, and to recommend to the board of directors nominees for each committee of the board of directors;

  •
  to lead the board of directors in its annual review of the board's and management's performance;

  •
  to monitor our corporate governance structure; and

  •
  to periodically review and recommend to the board of directors any proposed changes to the corporate governance guidelines applicable to us.

        Prior to the completion of the offering, Messrs. Chambers and Dunphy and Ms. Jamison will be appointed to our nominating and governance committee. Each is independent under the listing standards of the American Stock Exchange with respect to nominating and governance committees.

Director Compensation and Arrangements

        During the 2003 fiscal year, non-employee members of our board of directors received compensation for their services as directors in the amount of $1,000 to $2,000 per meeting of the board of directors. After the consummation of the Transactions, non-employee members of our board of directors will receive compensation in the amount of $30,000 per year for each year they serve on the board of directors. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

Executive Compensation

        The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal years 2003, 2002 and 2001 paid to our five most highly compensated executive officers who were serving as such at January 3, 2004.

Summary Compensation Table

Long-Term Compensation(3)
Annual Compensation
Name and Principal Position					Securities Underlying Options	All Other Compensation(4)
	Year	Salary	Bonus(1)	Other(2)
David L. Wenner President and Chief Executive Officer	2003 2002 2001	$325,111 299,621 274,573	$325,500 250,005 275,000	$10,000 10,000 10,000	— — —	$6,000 6,000 5,100
Robert C. Cantwell Executive Vice President of Finance and Chief Financial Officer	2003 2002 2001	$241,132 229,854 216,688	$175,000 139,653 159,600	$10,000 10,000 10,000	— — —	$6,000 6,000 5,100
David H. Burke Executive Vice President of Sales of B&G Foods	2003 2002 2001	$233,102 222,102 209,698	$163,100 129,502 147,000	$10,000 10,000 10,000	— — —	$6,000 6,000 5,100
Albert J. Soricelli Executive Vice President of Marketing and Strategic Planning of B&G Foods	2003 2002 2001	$224,871 212,852 199,525	$157,500 124,253 140,000	$10,000 10,000 10,000	— — 95,061	$6,000 6,000 5,100
James H. Brown Executive Vice President of Manufacturing of B&G Foods	2003 2002 2001	$201,332 191,640 181,294	$145,600 116,669 133,000	$13,101 12,350 12,350	— — —	$6,000 6,000 5,100

(1)
Annual bonus earned under our company's annual bonus plan.

(2)
Includes personal use of a company automobile or automobile allowances paid.

(3)
Number of shares of common stock underlying options, effected for the stock split.

(4)
Includes our company's matching contributions to the 401(k) plan.

Long-Term Incentive Plan

        Our executive officers and other senior employees to be identified by the compensation committee of our board of directors will be eligible to participate in our long-term incentive plan (LTIP). The purpose of the LTIP will be to strengthen the mutuality of interests between the LTIP participants and holders of EISs. The LTIP will be administered by our compensation committee, which shall have the power to, among other things, determine:

  •
  those individuals who will participate in the LTIP;

  •
  the level of participation of each participant in an incentive pool;

  •
  the conditions that must be satisfied in order for the participants to vest in their allocated incentive pool amounts (including establishing specified performance targets that must be achieved in order for a pool to be created and amounts to be allocated to the participants); and

  •
  other conditions that the participants must satisfy in order to receive payment of their allocated amounts.

        Under the LTIP, the maximum amount that any one participant can receive in respect of a one-year performance period is $1.0 million. The LTIP is an unfunded plan.

        Under the LTIP, participants will be eligible to receive certain amounts, initially credited to accounts created for them on our books and records as a percentage of an incentive pool. The incentive pool will be established if "excess cash," as defined in the indentures governing the senior subordinated notes and the senior notes, determined on a per-EIS basis and without regard to distributions under the LTIP (referred to as the potential per EIS distributable amount), exceeds a minimum per EIS distributable cash target amount for each of three performance periods. The three initial performance periods will be the periods beginning on the date of the offering and ending on January 1, 2005 (the last day of fiscal 2004) and the fiscal years 2005 and 2006. Generally, and subject to a participant's continued employment with us, the amounts credited to a participant's account will vest at the end of this multi-year period. However, participants who terminate employment with us prior to the end of this multi-year period due to death or disability will fully vest in their accounts at the time of their termination of employment, and participants whose employment is terminated by us without "cause" prior to the end of the multi-year period will vest in a portion of their accounts at the time of their termination of employment. All payments under the LTIP will be made in cash.

        The per EIS distributable cash target amount will be set by the compensation committee for each performance period. If the per EIS distributable cash target amount is achieved for each relevant performance period, then the compensation committee will most likely establish a reserve for the incentive pool equal to a percentage of the "excess." The excess is the amount by which the potential per EIS distributable amount exceeds the per EIS distributable cash target amount, multiplied by the average number of EISs issued and outstanding during the performance period. For the initial performance period, the amount of the incentive pool reserve will be 20% of the excess.

        Under the LTIP, in the event of a fundamental change (such as a merger or sale of all or substantially all of the assets or business of our company or acquisition by another entity of more than a 50% interest in us) of B&G Foods, the current performance period shall be deemed to end on the last day of the month prior to the effective date of the fundamental change. The potential per EIS distributable amount and the per EIS distributable cash target amount will be pro rated for the number of months in such shortened performance period. If the pro rated potential per EIS distributable amount exceeds the pro rated per EIS distributable cash target amount, then the incentive pool for the shortened performance period will be established based on the excess described above for the shortened performance period and immediately prior to the effective time of the fundamental change, participants shall vest in any unvested account balances (including amounts credited in prior performance periods).

        The compensation committee will have the power to amend or terminate the LTIP at any time. We intend for the LTIP to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code of 1986, in order to ensure the full deductibility of all payments made under the LTIP to our executive officers and other senior employees whose compensation could otherwise be subject to the limitations on deductibility under Section 162(m).

Management Employment Agreements

        Effective as of the consummation of this offering and the other Transactions, we have entered into employment agreements with Mr. Wenner, Mr. Cantwell, Mr. Burke, Mr. Soricelli and Mr. Brown. The agreement with Mr. Wenner provides that he will be employed as our chief executive officer at a base salary of $340,000. The agreement with Mr. Cantwell provides that he will be employed as our chief financial officer at a base salary of $250,000. The agreement with Mr. Burke provides that he will be employed as our executive vice president of sales at a base salary of $244,000. The agreement with Mr. Soricelli provides that he will be employed as our executive vice president of marketing at a base salary of $237,000. The agreement with Mr. Brown provides that he will be employed as our executive vice president of operations at a base salary of $208,000.

        The term of each of these agreements is for two years beginning on the offering date, subject to automatic one-year extensions, unless earlier terminated. Each agreement may be terminated by the employee at any time for any reason, provided that he gives us 60 days advance written notice of his resignation, subject to special notice rules in the event of a change in control or in the event that we substantially alter his duties so that he can no longer perform his duties in accordance with his agreement with us. The special notice rules are described below.

        Each agreement may also be terminated by us for any reason, including for "cause" (we must give 60 days advance written notice if the termination is without cause). As defined in each agreement, a termination for cause includes termination by us due to illegal conduct, habitual unexcused absence, habitual substance abuse, willful disclosure of confidential company information, intentional violation of our conflicts of interest policies, failure to comply with the lawful directions of the board of directors and, except with respect to Mr. Wenner, the chief executive officer, and willful misconduct or gross negligence that results in harm to us. The employee will be considered to be terminated without cause if he resigns because we have altered his duties so substantially that he can no longer perform them in accordance with his agreement with us or because his principal employment location has been moved by more than 45 miles. In this event, he must notify us within 30 days and must allow us 15 days to restore his duties. The employee will also be considered to be terminated without cause if he terminates his employment following a change in control. In this event, he must give us written notice of his resignation within 120 days after the change in control.

        Each employee's base salary as set forth above is subject to annual increases at the discretion of the board. Each employee is eligible to earn additional annual incentive compensation under our annual bonus plan, in amounts ranging from 50% to 100% of his base salary with respect to Mr. Wenner and 35% to 70% of his base salary with respect to Mr. Cantwell, Mr. Burke, Mr. Soricelli and Mr. Brown, if respective threshold or target performance benchmarks, as defined in the annual bonus plan, are met. Each employee is also eligible to participate in the LTIP described above. Each employee is also entitled to (1) receive individual disability and life insurance coverage, (2) receive other executive benefits, including a car and cellular phone allowance and (3) participate in all employee benefits plans maintained by us for our employees and (4) receive other customary employee benefits.

        In the case of termination by us without cause, termination by us due to the employee's disability, or a resignation by the employee described above that is considered to be a termination by us without cause, the employee will receive the following severance benefits, in addition to accrued and unpaid compensation and benefits, for a period of two years in the case of Mr. Wenner and for the severance period as defined below in the cases of Mr. Cantwell, Mr. Burke, Mr. Soricelli and Mr. Brown: (1) his annual base salary and incentive compensation awards at the threshold amount, (2) continuation of the other employment benefits described above, (3) if legally allowed, two additional years of service credit under our qualified pension plan with respect to Mr. Wenner or additional service credit under our qualified pension plan equal to the number of years in the severance period with respect to Mr. Cantwell, Mr. Burke, Mr. Soricelli and Mr. Brown and (4) outplacement services. The severance period, in the case of Mr. Cantwell, Mr. Burke, Mr. Soricelli and Mr. Brown, is the (1) period beginning on the date of the employee's termination of employment and ending on the second anniversary of the effective date of our employment agreement with him if his termination occurs within one year after the effective date of the employment agreement, (2) one year after his termination of employment if his termination occurs after the first anniversary of the effective date of the employment agreement and (3) two years after his termination of employment if his termination is following a change in control. In addition, if the employee terminates his employment following a change in control and becomes subject to the "golden parachute" excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, his payments will be increased so that he will be in the same after-tax economic position that he would be in if the excise tax did not apply. If the employee's termination is due to his disability, his continued annual base salary will be reduced by amounts paid under a disability plan or insurance policy.

        During his employment and for one year after his voluntary resignation or termination for cause, each employee has agreed that he will not be employed or otherwise engaged by any food manufacturer operating in the United States that directly competes with our business. Receipt of the severance benefits is contingent on the employee's compliance with this agreement.

Annual Bonus Plan

        We maintain an annual bonus plan that provides for annual incentive awards to be made to key executives upon our company's attainment of pre-set annual financial objectives. The amount of the annual award to each executive is based upon a percentage of the executive's annualized base salary. Awards are normally paid in cash in a lump sum following the close of each plan year. Executives generally must be employed on the last day of a plan year to receive an award, however, the plan provides for proration of awards in the event of certain circumstances such as the executive's promotion or demotion, death or retirement.

Transaction Bonus Arrangement

        Upon completion of this offering we will pay a cash bonus of $1.0 million in the aggregate to members of our management other than the six most senior executive officers. In addition, our board of directors has approved in principle a transaction bonus plan that will provide our six most senior executive officers (including our five most highly compensated officers) upon completion of this offering cash compensation in an aggregate amount, if any, equal to the amount by which the aggregate value of the Class B common stock retained by all members of our management plus the aggregate cash proceeds they receive upon the repurchase of their existing equity does not equal at least 10% of the total equity value of our company. If the initial public offering price is $15.00, we estimate the total compensation payable to the six most senior executive officers would be approximately $4.5 million (or $4.9 million if the underwriters' over-allotment option is exercised in full). Any such cash compensation paid to the six most senior executive officers will reduce the cash proceeds of the Transactions available to repurchase our existing equity and will not result in any increase in borrowings under our new revolving credit facility or reduce the amount of cash on our balance sheet at the closing date.

Stock Option Plan

        In order to attract, retain and motivate selected employees and officers of our company, we adopted the B&G Foods Holdings Corp. 1997 Incentive Stock Option Plan for our and our subsidiaries' key employees. The option plan authorizes for grant to key employees and officers options for up to 736,263 shares of our common stock (after giving effect to the conversion in the merger of B&G Foods, Inc. with and into B&G Holdings of each of the shares of our existing common stock into 109.8901 shares of our Class B common stock). The option plan authorizes us to grant either (i) options intended to constitute incentive stock options under the Internal Revenue Code of 1986 or (ii) non-qualified stock options. The option plan provides that it may be administered by the Company's board of directors. Options granted under the option plan will be exercisable in accordance with the terms established by our board of directors. Upon the occurrence of a change in control as defined in the option plan any unvested outstanding options become immediately vested and exerciseable in full. Under the option plan, the board of directors determines the exercise price of each option granted, which in the case of incentive stock options, cannot be less than fair value. All option grants have been made with an exercise price equal to the fair value of our common stock as determined by a third party valuation. Options will expire on the date determined by the company's board of directors, which may not be later than the tenth anniversary of the date of grant. The options vest ratably over five years. During fiscal year 2001, options to purchase 76,923 shares of our common stock were granted to Albert Soricelli. No other options were granted during fiscal year 2001 and no options were granted during fiscal 2002 or 2003. As of July 3, 2004, options to purchase 728,020 shares of our common stock, all of which were incentive stock options, had been granted since the inception of the option plan. Simultaneously with, and subject to the closing of, the offering, all outstanding options under the option plan will be repurchased for cash and the option plan will be terminated.

Aggregate Option Exercises and Fiscal Year-End Option Value

        The following table sets forth certain information regarding options held by the named executive officers at January 3, 2004, (after giving effect to the 109.8901 for 1 conversion). None of the named executive officers exercised any options during fiscal 2003.

	Number of Shares of Class B Common Stock Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
David L. Wenner	76,923	—	$596,922	$—
Robert C. Cantwell	76,923	—	596,922	—
David H. Burke	76,923	—	596,922	—
Albert J. Soricelli, Jr.	46,153	30,770	358,147	238,775
James H. Brown	76,923	—	596,922	—
(1)
Value determined on a pro forma basis by reference to the anticipated value of the Class B common stock based upon the anticipated value of the Class A common stock represented by the EISs issued in the offering.

Compensation Committee Interlocks and Insider Participation

        Our board of directors has appointed a compensation committee comprised of Mr. Sherrill and Mr. Baldwin. Mr. Sherrill is a former officer of our company, although he received no compensation in such capacity. Mr. Baldwin is not and has not been an officer of our company. Each of Mr. Sherrill and Mr. Baldwin is a managing director of Bruckmann, Rosser, Sherrill & Co., Inc.

401(k) Plan

        We maintain a tax-qualified defined contribution plan with a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. Our employees become eligible to participate in the plan upon reaching age 21 and completing one year of employment with us. Each participant in the plan may elect to defer, in the form of contributions to the plan, up to 75.0% of compensation that would otherwise be paid to the participant in the applicable year, which percentage may be increased or decreased by the administrative committee of the plan, but is otherwise not to exceed the statutorily prescribed annual limit ($12,000 in 2003 if the participant is under age 50, and $14,000 in 2003 if age is 50 or over). We make a 50.0% matching contribution with respect to each participant's elective contributions, up to six percent of such participant's compensation. Matching contributions vest over a rolling five-year period.

Pension Plan

	Estimated Annual Pension
Remuneration	(Years of Service)
	15	20	25	30	35
$ 40,000	$4,500	$6,000	$7,500	$9,000	$10,500
$ 60,000	$7,712	$10,283	$12,853	$15,424	$17,994
$ 80,000	$11,162	$14,883	$18,603	$22,324	$26,044
$100,000	$14,612	$24,083	$24,353	$29,224	$34,094
$120,000	$18,062	$24,083	$30,103	$36,124	$42,144
$140,000	$21,512	$28,683	$35,853	$43,024	$50,194
$160,000	$24,962	$33,283	$41,603	$49,924	$58,244
$180,000	$28,412	$37,883	$47,353	$56,824	$66,294
$200,000	$31,862	$42,483	$53,103	$63,724	$74,344

        Benefits under the plan are calculated generally under a formula of 0.75% of final average earnings, plus an additional 0.4% of final average earnings in excess of a 35-year average Social Security taxable wage base, in each case, multiplied by service limited to 35 years. The compensation covered by the pension plan is W-2 earnings and any amounts contributed to any tax qualified profit sharing plan or cafeteria plan, with compensation limited to $200,000 as required by Section 401(a)(17) of the Internal Revenue Code of 1986. As of January 3, 2004, the years of credited service for each of the executive officers named in the summary compensation table above were: Mr. Wenner, 14; Mr. Cantwell, 20; Mr. Burke, 13; Mr. Brown, 16; and Mr. Soricelli, four. The benefits listed in the pension plan table are not subject to deduction for Social Security or other offset amounts.

Equity Compensation Plan Information

        The following table provides information about our common stock that may be issued upon the exercise of stock options and stock units under all of our equity compensation plans in effect as of January 3, 2004 (after giving effect to the 109.8901 for 1 conversion). Simultaneously with, and subject to the closing of, this offering, we will repurchase all of our outstanding options for cash, and all of our equity compensation plans will be terminated.

			Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights
		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights
Plan Category
	(a)	(b)	(c)
Equity compensation plans approved by security holders	728,020	$0.09	8,243
Equity compensation plans not approved by security holders	75,603	$0.09	0

Total	803,623	$0.09	8,243

  Material Features of Individual Arrangements Not Approved by Securityholders

        Options to purchase 75,603 shares of our common stock have been granted pursuant to a license agreement with a third party that is neither a director, officer nor existing stockholder of our company nor an affiliate thereof. All of such options are exercisable at a price of $0.09 per share of common stock, are fully vested and expire on June 9, 2010. Simultaneously with, and subject to the closing of, this offering, we will repurchase all of our outstanding options for cash, including those granted pursuant to the licensing agreement.

OWNERSHIP OF CAPITAL STOCK

        The following table sets forth information as of October 7, 2004 with respect to the beneficial ownership of our common stock before and after the completion of this offering, after giving effect to the conversion in the merger of each outstanding share of common stock into 109.8901 shares of Class B common stock, and shows the number of and percentage owned by:

  •
  each person or entity who owns five percent or more of common stock,

  •
  each director of our company,

  •
  the executive officers named in the summary compensation table, and

  •
  all of our directors and officers as a group.

Unless otherwise specified, all shares are directly held.

        Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of stock held by him. Shares subject to options or warrants currently exercisable or exercisable within 60 days of October 7, 2004 and not subject to repurchase on that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for purposes of calculating the percentage ownership of any other person. After repaying all of our outstanding borrowings under our existing senior credit facility, retiring all of our existing senior subordinated notes and repurchasing all of our outstanding preferred stock, we will use all remaining net proceeds of this offering (after giving effect to the payment of transaction fees, prepayment penalties, expenses and transaction bonuses) to repurchase 2,704,334 shares of our Class B common stock, options and warrants (or 5,231,335 shares of Class B common stock, options and warrants if the underwriters' over-allotment option is exercised in full). Because we intend to use all remaining net proceeds to buy a fixed number of shares of Class B common stock from our existing stockholders, if the net proceeds that we receive in this offering are greater or less than anticipated, the price per share that we pay to our existing stockholders to redeem their shares of Class B common stock could be higher or lower than the price per share allocated to the Class A common stock included within the EISs. We do not intend to use any such additional proceeds for any other purpose.

	Number and Percent of Shares Beneficially Owned Prior to this Offering			Number and Percent of Shares Beneficially Owned After this Offering Assuming No Exercise of the Over- Allotment Option		Number and Percent of Shares Beneficially Owned After this Offering Assuming Full Exercise of the Over- Allotment Option on the Closing Date
Name of Beneficial Owner	Class B Common Stock		Percent	Class B Common Stock	Percentage of Total Common Shares	Class B Common Stock	Percentage of Total Common Shares
Bruckmann, Rosser, Sherrill & Co., L.P. (1)	11,046,311	(2)	83.4%	10,166,011	33.7%	5,542,337	20.1%
Canterbury Mezzanine Capital II, L.P. (3)	1,083,287	(4)	8.5%	1,002,041	3.3%	546,295	2.0%
Protostar Equity Partners, L.P. (5)	361,095		3.0%	334,013	1.1%	182,098	*
Leonard S. Polaner (6)(7)	406,593	(8)	3.5%	214,286	*	214,286	*
David L. Wenner (6)	406,593	(8)	3.5%	214,286	*	214,286	*
David H. Burke (6)	406,593	(8)	3.5%	214,286	*	214,286	*
James H. Brown (6)	406,593	(8)	3.5%	214,286	*	214,286	*
Robert C. Cantwell (6)	406,593	(8)	3.5%	214,286	*	214,286	*
Albert J. Soricelli (6)	375,823	(9)	3.2%	214,286	*	214,286	*
Thomas J. Baldwin (6)(10)	54,945		*	—	—	—	—
Alfred Poe (6)	54,945		*	—	—	—	—
William F. Callahan III (6)	159,340		1.4%	—	—	—	—
James R. Chambers (6)	—		—	—	—	—	—
Stephen C. Sherrill (6)(10)	215,240	(11)	1.9%	199,061	*	108,534	*
Nicholas B. Dunphy (12)(13)	—		—	—	—	—	—
Cynthia T. Jamison	—		—	—	—	—	—
All directors and officers as a group (13 persons) (7)(10)(12)	2,893,258	(8)(9)(11)	24.0%	1,484,777	4.9%	1,394,250	5.1%

*
Less than 1%

(1)
Includes shares held by certain other entities and individuals affiliated with Bruckmann, Rosser, Sherrill & Co., L.P. Bruckmann, Rosser, Sherrill & Co., L.P. disclaims beneficial ownership of such shares. Bruckmann, Rosser, Sherrill & Co., L.P. is a limited partnership, the sole general partner of which is BRS Partners, Limited Partnership and the manager of which is Bruckmann, Rosser, Sherrill & Co., Inc. The sole general partner of BRS Partners, Limited Partnership is BRSE Associates, Inc. Stephen C. Sherrill and Thomas J. Baldwin are stockholders of Bruckmann, Rosser, Sherrill & Co., Inc. and BRSE Associates, Inc. and may be deemed to share beneficial ownership of the shares shown as beneficially owned by Bruckmann, Rosser, Sherrill & Co., L.P. Mr. Sherrill and Mr. Baldwin disclaim beneficial ownership of any such shares. The address for Bruckman, Rosser, Sherrill & Co., L.P. is Two Greenwich Plaza, Suite 100, Greenwich, CT 06830.

(2)
Includes warrants to purchase 1,650,716 shares of Class B common stock, exercisable within 60 days of October 7, 2004.

(3)
Canterbury Mezzanine Capital II, L.P. is a limited partnership, the sole general partner of which is Canterbury Capital II, LLC. Nicholas B. Dunphy holds a minor membership interest in Canterbury Mezzanine and a membership interest in Canterbury Capital and may be deemed to share beneficial ownership of the shares shown as beneficially owned by Canterbury Mezzanine. Mr. Dunphy disclaims beneficial ownership of any such shares. The address for Canterbury Capital II, LLC is 600 Fifth Avenue, 23rd Floor, New York, NY 10020.

(4)
Includes warrants to purchase 1,083,287 shares of Class B common stock, exercisable within 60 days of October 7, 2004.

(5)
Includes warrants to purchase 361,095 shares of Class B common stock, exercisable within 60 days of October 7, 2004. The address for Protostar Equity Partners, L.P. is 13-15 West 54th Street, Fourth Floor, New York, NY 10019.

(6)
The address of such person is c/o B&G Foods, Inc., 4 Gatehall Drive, Suite 110, Parsippany, New Jersey, 07054.

(7)
Includes 329,670 shares of Class B common stock issued to Ellen Polaner as Trustee under the Indenture of Leonard Polaner dated March 9, 1998 for the benefit of Steven Polaner, Doug Polaner and Max Polaner. Mr. Polaner disclaims beneficial ownership of such shares.

(8)
Includes 76,923 options to purchase 76,923 shares of Class B common stock exercisable within 60 days of October 7, 2004.

(9)
Includes 46,153 options to purchase 46,153 shares of Class B common stock exercisable within 60 days of October 7, 2004. Does not include 30,770 options to purchase 30,770 shares that are not yet vested but that will be repurchased concurrently with the offering.

(10)
With respect to Mr. Sherrill and Mr. Baldwin, directors of our company, excludes shares held by Bruckmann, Rosser, Sherrill & Co., L.P. and certain other entities and individuals affiliated with Bruckmann, Rosser, Sherrill & Co., L.P., of which shares Mr. Sherrill and Mr. Baldwin disclaim beneficial ownership.

(11)
Includes warrants to purchase 32,358 shares of Class B common stock, exercisable within 60 days of October 7, 2004.

(12)
With respect to Mr. Dunphy, a director of our company, excludes shares held by Canterbury Mezzanine, of which shares Mr. Dunphy disclaims beneficial ownership.

(13)
The address of Mr. Dunphy is c/o Canterbury Mezzanine Capital II, L.P., 600 Fifth Avenue, 23rd Floor, New York, New York 10020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement and Registration Rights Agreement

        Stockholders Agreement.    Bruckmann, Rosser, Sherrill & Co., L.P. (BRS), Canterbury Mezzanine Capital II, L.P., Protostar Equity Partners, L.P., entities and individuals affiliated with BRS, Canterbury and Protostar and certain members of our board of directors and our executive officers are parties to a securities holders agreement, dated as of December 22, 1999, containing agreements among such stockholders with respect to the capital stock and corporate governance of B&G Holdings and its subsidiaries. Concurrently with, and subject to the closing of, this offering, the agreement will be restated. A copy of the form of restated stockholders agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

        The restated stockholders agreement will contain provisions that restrict the ability of our sponsor investors and our management stockholders from transferring any Class B common stock, except to their affiliates or as otherwise permitted pursuant to the terms of the restated stockholders agreement. Beginning on the 181st day following this offering, the holders of our Class B common stock may sell shares of Class B common stock to a third party in a private sale (other than to the public) provided that the third-party purchaser becomes a party to the restated stockholders agreement and makes a representation that it and its related persons do not hold, and, for so long as it holds Class B common stock, will not acquire any separate senior subordinated notes (not in the form of EISs). The restrictions in this paragraph do not apply to sales to certain permitted transferees of the holders of our Class B common stock.

        The restated stockholders agreement will also contain a non-competition restriction that will apply to our management stockholders of Class B common stock and limit their ability to compete with us during their employment and for a period of ten months following any termination of employment (except a termination by us without cause).

        Repurchase of our Class B Common Stock.    Neither we nor the holders of shares of Class B common stock will have any repurchase right or obligation with respect to the Class B common stock. However, the restated stockholders agreement will provide that if we and the holders of shares of Class B common stock agree that we will repurchase any shares of Class B common stock from such holders that the price per share of Class B common stock to be repurchased will be equal to the per share fair market value of our Class A common stock at such time, which shall generally be equal to the price of the Class A common stock on the American Stock Exchange if the Class A common stock is then listed or if it is not then listed, as determined by an independent appraisal firm. The restated stockholders agreement will also provide that until the second anniversary following the consummation of this offering we will not be permitted to repurchase shares of Class B common stock if following any such repurchase the aggregate number of shares of Class B common stock that remains outstanding would be less than 2,755,644.

        Registration Rights Agreement.    Bruckmann, Rosser, Sherrill & Co., L.P., Canterbury Mezzanine Capital II, L.P., Protostar Equity Partners, L.P., entities and individuals affiliated with BRS, Canterbury and Protostar and certain members of our board of directors and our executive officers are parties to a registration rights agreement pursuant to which B&G Holdings has granted registration rights to the existing stockholders of B&G Holdings with respect to its common stock. Concurrently with, and subject to the closing of the offering, the registration rights agreement will be restated. A copy of the form of restated registration rights agreement is included in the restated stockholders agreement filed as an exhibit to the registration statement of which this prospectus is a part.

        The registration rights agreement will provide that following the earliest of:

  •
  the fifth anniversary of the closing of this offering;

  •
  the date upon which at least 10% of Class A common stock issued in this offering is held separately and not in the form of EISs so that a separate trading market in the Class A common stock has developed and has subsisted for at least 180 days, as evidenced by the listing of the Class A common stock on the American Stock Exchange, any other national stock exchange or Nasdaq or any other national quotation system, provided that at least one year has elapsed since the closing of this offering; and

  •
  any earlier date, provided that we first confirm that the exercise of the registration rights will not adversely affect our treatment of the EISs and the separate senior subordinated notes for financial reporting purposes, holders of our Class B common stock may demand registration of their Class B common stock two times per year; provided, however, that not less than a specified minimum number of shares of Class B common stock is requested to be registered. Holders of Class B common stock will have rights to piggyback on any registration of Class B common stock.

        In addition, following the date upon which the demand registration rights become effective as set forth above, and after there has been a registration, if any, of the Class B common stock, holders of Class B common stock will have piggyback rights whenever (if at all) we register additional EISs or Class A common stock, subject to certain cutbacks (the Class B common stock would be the first to be cut back) and certain other conditions. We will have the right in the event of any demand registration to preempt such registration by offering to repurchase the shares of Class B common stock sought to be registered for their per share fair market value (as determined above under "—Repurchase of our Class B Common Stock").

Bruckmann, Rosser, Sherrill & Co., Inc. Management Agreement and Transaction Services Agreement

        We are party to a management services agreement with Bruckmann, Rosser, Sherrill & Co., Inc., the manager of Bruckmann, Rosser, Sherrill & Co., L.P., pursuant to which we pay Bruckmann, Rosser, Sherrill & Co., Inc. $500,000 per annum for management, business and organizational strategy and merchant and investment banking services rendered to us and B&G Holdings, which services include, but are not limited to, advice on corporate and financial planning, oversight of operations, including the manufacturing, marketing and sales of our products, development of business plans, the structure of our debt and equity capitalization and the identification and development of business opportunities. Any future increase in payments under the management agreement with Bruckmann, Rosser, Sherrill & Co., L.P. are restricted by the terms of the indentures governing our company's existing 9 5/8% senior subordinated notes due 2007. Concurrently with, and subject to the closing of, the offering, the management agreement will be terminated.

        We and Bruckmann, Rosser, Sherrill & Co., Inc. also are party to a transaction services agreement pursuant to which Bruckmann, Rosser, Sherrill & Co., Inc. will be paid a transaction fee for management, financial and other corporate advisory services rendered by Bruckmann, Rosser, Sherrill & Co., Inc. in connection with acquisitions, divestitures and financings by us, which fee will not exceed 1.0% of the total transaction value. In connection with the acquisition of the Ortega line of products, we paid transaction fees to Bruckmann, Rosser, Sherrill & Co., Inc., aggregating $1.0 million for financial advisory services. We recorded such transaction fees as part of the transaction costs included in the Ortega purchase price. Concurrently with and subject to the closing of the offering, the transaction services agreement will be amended to provide that transaction fees will be payable as described above unless a majority of disinterested directors determine otherwise. Bruckmann, Rosser, Sherrill & Co., Inc. will not receive any transaction fees in connection with the Transactions.

Roseland Lease

        We are a party to a lease for our Roseland facility with 426 Eagle Rock Avenue Associates, a real estate partnership of which Leonard S. Polaner, our Chairman, is the general partner. We paid $59,600 per month in rent to 426 Eagle Rock Avenue Associates pursuant to the Roseland lease. Beginning April 1, 2004, our monthly rent increased to $68,500. The lease expires in 2009. In the opinion of management, the terms of the Roseland lease are at least as favorable to us as the terms that could have been obtained from an unaffiliated third party.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Revolving Credit Facility

        Concurrently with this offering, we will enter into a new senior secured revolving credit facility with availability of up to $30.0 million. Our direct and indirect domestic subsidiaries will guarantee our obligations under the new revolving credit facility. The new revolving credit facility will mature five years after the closing of this offering and the other Transactions.

        The new revolving credit facility will include a sub-limit for letters of credit, and any outstanding letters of credit will be deducted from availability under the new revolving credit facility. The amounts drawn under the new revolving credit facility will initially bear interest at either a base rate plus a margin or LIBOR plus a margin. We will pay customary commitment fees on the unused portion of the new revolving credit facility.

        The new revolving credit facility will be secured by first priority liens on substantially all of our assets and our subsidiaries' assets except our real property. The new revolving credit facility will contain a number of negative covenants restricting, among other things, optional payments and modifications of subordinated and other indebtedness; distributions, dividends and repurchases of capital stock and other equity interests (other than the payments of dividends in respect of our Class A and Class B common stock permitted by the indenture with respect to the senior notes); acquisitions and investments; indebtedness; liens; affiliate transactions; sales of assets; and capital expenditures.

        The new revolving credit facility will also contain the following financial covenants: a minimum interest coverage ratio, a maximum senior leverage ratio and a maximum total leverage ratio. We will be required to maintain:

  •
  a "consolidated interest coverage ratio" (defined as the ratio of our EBITDA for any period of four consecutive fiscal quarters to our consolidated interest expense for such period payable in cash) of not less than 1.35 to 1.0.

  •
  a "consolidated senior leverage ratio" (defined as the ratio of our consolidated total debt other than our senior subordinated notes, as of the last day of any period of four consecutive fiscal quarters to our EBITDA) of not more than 3.75 to 1.0.

  •
  a "consolidated total leverage ratio" (defined as the ratio of our consolidated total debt of the last day of any period to our EBITDA for any period of four consecutive fiscal quarters) of not more than 6.0 to 1.0.

        We will not be permitted to pay dividends on our Class A or Class B common stock unless we remain in compliance with these specified financial covenants.

        The new revolving credit facility will contain customary events of default.

New Senior Notes

        Concurrently with this offering, we will separately offer $240.0 million aggregate principal amount of 8.0% senior notes due 2011.

        Interest Payment Dates.    Interest on the senior notes will be payable on April 1 and October 1 of each year, commencing on April 1, 2005.

        Guarantees.    Our obligations under the senior notes will be fully and unconditionally guaranteed on a senior basis by all of our existing and future domestic subsidiaries.

        Ranking.    The senior notes and the subsidiary guarantees will be our and the guarantors' general unsecured obligations and will be effectively junior in right of payment to all of our and the guarantors'

secured indebtedness and to the indebtedness and other liabilities of our non-guarantor subsidiaries; will be pari passu in right of payment to all of our and the guarantors' existing and future unsecured senior debt; and will be senior in right of payment to all of our and the guarantors' future subordinated debt, including the senior subordinated notes.

        Optional Redemption.    On or after October 1, 2008, we may redeem some or all of the senior notes at the redemption prices as described in the indenture governing the senior notes. Prior to October 1, 2007, we may redeem up to 35% of the aggregate principal amount of the senior notes issued in the senior note offering with the net proceeds of one or more equity offerings at the redemption price as described in the indenture governing the senior notes.

        Offer to Purchase.    If we or any of the guarantors sell certain assets or experience specific kinds of changes in control, we must offer to purchase the senior notes at the prices as described in the indenture governing the senior notes plus accrued and unpaid interest to the date of redemption.

        Covenants.    We will issue the senior notes under an indenture among us, the guarantors and the trustee. The indenture (among other things) will limit our ability and the ability of the guarantors to

  •
  incur additional indebtedness and issue preferred stock;

  •
  make restricted payments;

  •
  allow restrictions on the ability of certain subsidiaries to make distributions;

  •
  sell all or substantially all of our assets or consolidate or merge with or into other companies;

  •
  enter into certain transactions with affiliates; or

  •
  create liens and enter into sale and leaseback transactions.

        Each of the covenants is subject to a number of important exceptions and qualifications.

Existing Credit Facility

        We have an existing senior credit facility consisting of a term loan and a revolving credit facility. Immediately following and subject to the completion of the Transactions, we intend to repay the outstanding principal amount under the existing senior credit facility of $149.0 million, consisting entirely of term loan borrowings, plus accrued and unpaid interest and terminate the facility. With respect to the existing senior credit facility, interest is determined based on several alternative rates, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin (4.59% at July 3, 2004). The terms of the existing senior credit facility allow us to prepay without premium or penalty.

Existing Senior Subordinated Notes

        As of July 3, 2004, B&G Foods had $220.0 million aggregate principal amount of 9 5/8% Senior Subordinated Notes due 2007 outstanding. Immediately following and subject to the completion of the Transactions, we intend to retire the $220.0 million aggregate principal amount outstanding of the existing senior subordinated notes.

DESCRIPTION OF ENHANCED INCOME SECURITIES (EISs)

General

        We are offering 17,391,305 EISs. Each EIS represents:

  •
  one share of our Class A common stock; and

  •
  a 12.0% senior subordinated note with $7.15 principal amount.

        The ratio of Class A common stock to principal amount of senior subordinated notes represented by an EIS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. Immediately following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of senior subordinated notes as a result of such event.

        Holders of EISs are the beneficial owners of the Class A common stock and senior subordinated notes represented by such EISs and will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the senior subordinated notes indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the Class A common stock and senior subordinated notes, as applicable.

        The EISs and the Class A common stock and senior subordinated notes represented by the EISs will initially be available in book-entry form only. As discussed below under "—Book-Entry Clearance and Settlement," Cede & Co., a nominee of the book-entry clearing system will be the sole registered holder of the EISs. That means you will not be a registered holder of EISs or the Class A common stock and senior subordinated notes represented by EISs or be entitled to receive a certificate evidencing your EISs or the Class A common stock and senior subordinated notes represented by EISs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of EISs that are described below. We urge you to consult with your broker or financial institution to find out what those procedures are.

Voluntary Separation and Recombination

        Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control under the indenture, through their broker or other financial institution, separate their EISs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. See "—Book-Entry Clearance and Settlement" below for more information on the method by which delivery and surrender of EISs and delivery of shares of Class A common stock and our senior subordinated notes will be effected.

        We have agreed that we will apply to list the shares of Class A common stock for separate trading on the American Stock Exchange (or any other exchange or quotation system on which the EISs are then listed, or were previously listed) when the shares held separately and not in the form of EISs satisfy applicable listing requirements for a period of 30 consecutive trading days. Among other things, the current listing requirements of the American Stock Exchange generally require a minimum public distribution of 500,000 shares, together with a minimum of 800 public shareholders or a minimum public distribution of 1,000,000 shares, together with a minimum of 400 public shareholders, and that the common stock meet minimum public price and market value public float tests. Our shares of

Class A common stock will not be listed for separate trading on any exchange or quotation system if they do not meet applicable exchange or listing standards.

Automatic Separation

        Upon the occurrence of any of the following, the EISs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby:

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by EISs at the time of such redemption;

  •
  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

  •
  if The Depository Trust Company, or DTC, no longer makes securities eligible for deposit or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

Book-Entry Clearance and Settlement

        DTC will act as securities depository for the EISs and the Class A common stock and the senior subordinated notes represented by the EISs. The transfer agent for the Class A common stock and the senior subordinated notes represented by the EISs (together with the Class A common stock, the "components") will act as custodian for the components on behalf of the owners of the EISs. The components and the EISs will be issued in fully-registered form and will be represented by one or more global notes and global stock certificates. The EISs will be registered in the name of DTC's nominee, Cede & Co., and, to the extent the components are conjoined as EISs, the components will be registered in the name of the transfer agent as custodian for the owners of the EISs.

        Book-entry procedures.    If you intend to purchase EISs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is to be recorded on the participant's records.

        All interests in the securities will be subject to the operations and procedures of DTC. The operations and procedures of DTC's settlement system may change at any time.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

        To facilitate subsequent transfers, all EISs deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. Prior to separation, the components will be registered in the name of the transfer agent as custodian for the owners of the EISs. The deposit of EISs with DTC and their registration in the name of Cede & Co. or the custodian effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants and the transfer agent, as custodian, will remain responsible for keeping account of their holdings on behalf of their customers.

        Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants or the custodian acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

        Certificated Shares.    Following the separation, if any, of a holder's EISs into the component Class A common stock and senior subordinated notes, the Class A common stock and the senior subordinated notes may be held in book-entry form or, if requested by such holder, the Class A common stock may be held in registered form.

        A registered holder of Class A common stock, including a holder of EISs that requests that the EISs be separated, has the right to obtain a certificate representing its shares of Class A common stock. If a holder of EISs requests certificated shares of Class A common stock, such holder's EISs must be split into the component Class A common stock and senior subordinated notes, and for so long as the shares of Class A common stock are held in separately certificated form, the shares of Class A common stock may no longer be eligible for inclusion in DTC's book-entry clearance and settlement system. However, if a holder of separately certificated shares of Class A common stock is subsequently willing to forgo being a registered holder of shares, and deposits the shares in an eligible institution, those shares of Class A common stock may again become DTC eligible.

        EISs and, subject to certain exceptions described under "Description of Senior Subordinated Notes—Exchange of Global Notes for Certificated Notes," the senior subordinated notes may only be held in book-entry form.

        Separation and recombination.    Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, at any time after 45 days from the closing of this offering or such earlier date upon a Change of Control, as defined in the senior subordinated notes indenture, through their broker or other financial institution, separate their EISs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through their broker, custodian or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. Any such separation or recombination will be effective as of the close of business on the trading day that DTC receives such instructions from a participant or custodian, provided that such instructions are received by 3:00 p.m., Eastern Time, on that trading day. Any instructions received after 3:00 p.m., Eastern Time, will be effective the next business day, if permitted by the custodian or participant delivering the instructions.

        In addition, the EISs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby upon the occurrence of the following:

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by EISs at the time of such redemption;

  •
  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

  •
  if DTC no longer makes securities eligible for deposit or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

        Any voluntary separation of EISs and any subsequent voluntary recombination of EISs from senior subordinated notes and Class A common stock, are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. Voluntary separation or recombination of EISs will be accomplished via the use of DTC's Deposit/Withdrawal at Custodian, or DWAC, transaction. Participants or custodians seeking to separate or recombine EISs will be required to enter a DWAC transaction in the EISs and in each of its underlying components.

        Separation will require submission of a Withdrawal-DWAC in the EIS in conjunction with a Deposit-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the EISs and its components will cause the EISs to be debited from Cede & Co.'s account in the EIS and credited to a separation/recombination reserve account in the EIS, and will cause an appropriate number of the components to be debited from the custodian's account in the components and credited to Cede & Co.'s account.

        Recombination of EISs from underlying components will require submission of a Deposit-DWAC in the EIS in conjunction with a Withdrawal-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the EIS and its components will cause an appropriate number of components to be debited from Cede & Co.'s account in the components and credited to the account of the custodian, and will cause an appropriate number of EISs to be debited from the separation/recombination reserve account and credited to Cede & Co.'s account in the EIS.

        There may be certain transactional fees imposed upon you by brokers or other financial intermediaries in connection with separation or recombination of EISs and you are urged to consult your broker regarding any such transactional fees.

        Any transactional fees charged by the transfer agent in connection with separation and/or recombination of EISs will be borne by our company. We have been informed by DTC that the current fee DTC charges per transaction per participant account for any separation or recombination is $4.50, subject to change.

        Conveyance of notices and other communications, including notices relating to separation and combination of EISs, by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the EISs or the underlying components and the custodian will not consent or vote with respect to the Class A common stock or the senior subordinated notes. The consent or voting rights will be exercised by DTC's direct participants as follows: under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date; the omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Such participants will consent or vote with respect to the EISs or the underlying components, as the case may be, based on instructions received from the beneficial owners who hold their securities through them.

        We and the trustee will make any payments on the senior subordinated notes to DTC and we will make all payments on the Class A common stock to the transfer agent for the benefit of the record holders. The transfer agent will deliver these payments to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We or the trustee will be responsible for the payment of all amounts to DTC and the transfer agent. The transfer agent will be responsible for the disbursement of those payments to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions DTC and participants take in accordance with instructions we provide.

        DTC may discontinue providing its service as securities depository with respect to the EISs, the shares of our Class A common stock or our senior subordinated notes at any time by giving reasonable notice to us or the trustee. If DTC discontinues providing its service as securities depository with respect to the EISs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If the transfer agent discontinues providing its service as the custodian with respect to the shares of our Class A common stock or our senior subordinated notes and we are unable to obtain a successor custodian, we will print and deliver to you certificates for those securities and you will automatically take a position in the other component securities.

        Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates of Class A common stock and senior subordinated notes you may own.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, including DTC.

        Except for actions taken by DTC in accordance with our instructions, neither we nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

  •
  the accuracy of the records of DTC, its nominee, or any participant, with respect to any ownership interest in the securities, or

  •
  any payments to, or the providing of notice, to participants or beneficial owners.

        Procedures relating to subsequent issuances.    The indenture governing the senior subordinated notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of senior subordinated notes which are substantially identical to the senior subordinated notes initially represented by the EISs but with a different CUSIP number (or any issuance of senior subordinated notes thereafter), each holder of senior subordinated notes or EISs (as the case may be) agrees that a portion of such holder's senior subordinated notes (whether held directly in book-entry form, or held as part of EISs) will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of senior subordinated notes or EISs (as the case may be) will own senior subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the subordinated notes outstanding prior to the subsequent issuance and the senior subordinated notes issued in the subsequent issuance. Accordingly, the senior subordinated notes issued in the original offering cannot be separated from the senior subordinated notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, the EISs will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of senior subordinated notes (but with the same aggregate principal amount as the note (or inseparable unit) represented by the EISs immediately prior to such subsequent issuance and exchange) and the Class A common stock. All accounts of DTC participants or custodians with a position in the securities will be automatically revised to reflect the new CUSIP numbers. In the event of any voluntary or automatic separation of EISs following any such automatic exchange, holders will receive the then existing components which are the Class A common stock and the inseparable senior subordinated notes unit. The automatic exchange of senior subordinated notes described above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us with respect to the full amount of senior subordinated notes purchased by such holder. However, if such senior subordinated notes are issued with OID, holders of such subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the subordinated notes or our bankruptcy prior to the maturity of the senior subordinated notes. See "Risk Factors—Holders of subsequently issued senior subordinated notes may not be able to collect their full stated principal amount prior to maturity." Immediately following any subsequent issuance we will file with the SEC a Current Report on Form 8-K or any other applicable form disclosing the changes, if any, to the OID attributable to your senior subordinated notes as a result of such subsequent issuance.

EIS Transfer Agent

        The Bank of New York will be the EIS transfer agent.

Registration

        All EIS issuances will be registered under the Securities Act. In addition, our bylaws provide that we may not issue any shares of Class A common stock unless we register a corresponding number of EISs under the Securities Act issuable upon combination of the Class A common stock with senior subordinated notes, such that no holder of Class A common stock will at any time have the right to hold Class A common stock in the form of EISs the issuance of which has not been registered under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

        We have set forth below a description of the material terms and provisions of our certificate of incorporation. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the forms of our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and which will become effective immediately prior to this offering.

        Our authorized capital stock will consist of:

  •
  125,000,000 shares of common stock, par value $.01 per share, divided into two classes consisting of:

  —
  100,000,000 shares of Class A common stock, and

  —
  25,000,000 shares of Class B common stock; and

  •
  1,000,000 shares of preferred stock, par value $.01 per share.

        After this offering, there will be 17,391,305 shares of our Class A common stock (20,000,000 shares if the underwriters exercise their over-allotment option with respect to the EISs in full), 12,787,781 shares of our Class B common stock (7,556,446 shares if the underwriters exercise their over-allotment option with respect to the EISs in full) and no shares of our preferred stock outstanding.

Common Stock

        Voting.    The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Shares of our Class A common stock and shares of our Class B common stock are entitled to the same voting rights per share and vote together as a class on all matters with respect to which holders are entitled to vote, except that so long as our sponsor investor, Bruckmann, Rosser, Sherrill & Co., L.P., together with its affiliates, beneficially owns more than 10% of the outstanding shares of Class A and Class B common stock in the aggregate on a fully-diluted basis, the holders of our Class B common stock will have the exclusive right to elect two directors to the board of directors. In accordance with the restated stockholders agreement, so long as the holders of our Class B common stock have the right to elect two directors, the holders of our Class B common stock have agreed to vote for the two director nominees nominated by our sponsor investor.

        No Cumulative Voting Rights    The holders of our common stock are not entitled to cumulate their votes in the election of our directors.

        Rights to Dividends and on Liquidation, Dissolution or Winding Up.    The holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by the board of directors of our company, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock. With respect to rights to dividends and on liquidation, dissolution or winding up, there is no difference between our Class A and Class B common stock, except that: (i) for periods ending on or before January 2, 2010 Class B dividends will be paid on an annual basis and will be equal, in the aggregate, to Class B Available Cash (subject to the subordination provisions described below); and (ii) for each annual dividend payment period, after December 30, 2006 and through the dividend payment period ending on January 2, 2010, if we declare and pay dividends on our Class A common stock, the holders of our Class B common stock will have the right to dividend payments (subject to the subordination provisions described below) equal to Class B Available Cash (up to 1.1 times the amount of dividends paid to the holders of our Class A common stock). For quarterly periods subsequent to January 2, 2010, if we declare and pay dividends on our Class A common stock, the holders of our Class B common stock will be entitled to dividend payments of 1.1 times the amount paid per share to the holders of our Class A common stock.

        Prior to the completion of this offering, our board of directors will adopt a dividend policy that reflects a basic judgment that our stockholders would be better served if we distributed our cash available to pay dividends to them instead of retaining it in our business. Under this policy, cash generated by our company in excess of operating needs, interest and principal payments on indebtedness, capital expenditures sufficient to maintain our properties and other assets and $6.0 million of dividend restricted cash (that can be used for the payment of dividends on the Class A common stock or for any other purpose other than the payment of dividends on the Class B common stock) would in general be distributed as regular quarterly cash dividends (up to the intended dividend rate set forth below) to the holders of our Class A common stock and as regular annual cash dividends (up to the permitted dividend rate set forth below) to the holders of our Class B common stock and not be retained by us as cash on our consolidated balance sheet.

  •
  there is no legal, contractual or other requirement that we pay the dividends, and the dividends are neither mandatory nor guaranteed;

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  our dividend policy can be modified or revoked at any time;

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  even if our dividend policy were not modified or revoked, the actual amount of dividends distributed under the policy and the decision to make any distributions is entirely at the discretion of our board of directors;

  •
  the payment of dividends is subject to limitations and restrictions under:

  —
  the indenture governing the senior subordinated notes,

  —
  the indenture governing the senior notes,

  —
  the terms of our new revolving credit facility, and

  —
  the terms of any other then outstanding indebtedness of ours;

  •
  the payment of dividends is subject to limitations and restrictions under state law; and

  •
  we may not have enough cash to pay dividends due to changes to our operating income, working capital requirements and anticipated cash needs.

        We intend to pay dividends on our Class A common stock quarterly on January 30, April 30, July 30 and October 30. We intend to make our first dividend payment on our Class A common stock on January 30, 2005 to holders of record as of December 31, 2004. Such dividend payment will be a partial quarterly dividend payment for the period commencing on the closing of this offering and ending on January 1, 2005.

        Under our dividend policy, we intend to pay quarterly dividends of $0.212 per share of Class A common stock and to continue to pay quarterly dividends at these rates for the first four full quarterly dividend payment periods following the closing of this offering.

        We intend to make our first dividend payment on our Class B common stock on February 20, 2006 to holders of record as of December 31, 2005, which will be an annual dividend payment for the year ending on December 31, 2005.

        Under our Class B dividend policy and pursuant to our organizational documents, we intend to pay an annual dividend per Class B share equal to Class B Available Cash (as defined below) for that period, divided by the number of Class B shares outstanding on the record date for such period, subject to the subordination provisions described below.

        "Class B Available Cash" means the lesser of

  •
  "excess cash" (see "Description of Senior Subordinated Notes—Certain Definitions for the definition of excess cash)" for the last four fiscal quarters, including the most recently completed fiscal quarter (the "Class B Testing Period"), minus the sum of the aggregate amount of the prior four Class A dividends, and minus dividend restricted cash of $6.0 million; for purposes of calculating excess cash as defined, for this purpose only, the aggregate amounts set forth in paragraph number 3 under the definition of excess cash shall be the greater of the aggregate amount of such capital expenditures or $6.5 million; or

  •
  the aggregate per share amount of dividends declared or to be declared on our Class A common stock (or 1.1 times such amount for dividends with respect to periods commencing after December 30, 2006) with respect to the annual period for which the dividends on our Class B common stock are to be paid multiplied by the number of shares of our Class B common stock issued and outstanding on the last day of such period.

        Assuming we pay quarterly and annual dividends as intended under our dividend policy and assuming our EBITDA for the twelve months ending December 31, 2005 were equal to our pro forma as adjusted EBITDA for the twelve months ended July 3, 2004 ($73.4 million), we would pay $0.848 of dividends per share of Class A common stock and $0.665 per share of Class B common stock ($0.537 per share of Class B common stock if the underwriters' over-allotment option is exercised in full, subject to the subordination provisions described below) for the initial dividend payment periods following the closing of this offering. However, notwithstanding the dividend policy, the amount of dividends, if any, for each dividend payment date, including the January 30, 2005 dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth in the indentures governing our senior subordinated notes and our senior notes and the terms of our new revolving credit facility, provisions of applicable law and other factors that our board of directors may deem relevant.

        Under our organizational documents, with respect to the initial annual dividend payment periods and through the dividend payment dates with respect to the quarterly and annual dividend payment periods ending January 2, 2010, dividends on our Class B common stock will be subordinated to the payment of dividends on our Class A common stock. Specifically,

  •
  an annual dividend on our Class B common stock may only be declared if we have declared and paid dividends on our Class A common stock at no less than the quarterly rate of $0.212 per share for each of the four full fiscal quarters corresponding to such annual dividend payment period of the Class B common stock; and

  •
  no dividends on our Class B common stock may be declared with respect to any annual period unless the "Class B Threshold Amount" (as defined below) as of the last day of such period is at least $10 million.

        The subordination of dividends on our Class B common stock will be suspended upon the occurrence of any default or event of default under the indentures governing the senior notes and the senior subordinated notes and will become applicable again upon the cure of any default or event of default. Dividends on our Class B common stock will not be subordinated to dividends on our Class A common stock for any period subsequent to January 2, 2010. If for any dividend payment date after the February 20, 2010 dividend payment date the amount of cash to be distributed is insufficient to pay dividends at the levels described above on our Class A and Class B common stock, any shortfall will reduce the dividends on the Class A and Class B common stock pro rata.

        "Class B Threshold Amount" as of any date means the amount of cash on our consolidated balance sheet as of such date calculated on a pro forma basis giving effect to the payment of any previously declared but unpaid dividends on any class of our capital stock and the payment of any dividends to be declared with respect to any class of our capital stock with respect to the period for which the Class B Threshold Amount is being calculated less any actual or funded borrowings under our new revolving credit facility (or any successor or additional revolving credit facility) as of such date.

        Dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal this dividend policy with respect to the Class A and Class B common stock at any time. Furthermore, our board of directors may decrease the level of dividends for the Class A and Class B common stock below the intended dividend rates set forth above or discontinue entirely the payment of dividends. See "Dividend Policy and Restrictions" and "Risk Factors—You may not receive the level of dividends provided for in the dividend policy our board of directors will adopt upon the closing of this offering, or any dividends at all."

        Preemptive and Other Subscription Rights.    Common stockholders do not have preemptive, subscription or redemption rights, and are not subject to further calls or assessments.

        Additional Issuance of Our Authorized Common Stock.    Additional shares of our authorized common stock may be issued, as determined by the board of directors of our company from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. However, according to our bylaws we may not issue any shares of Class A common stock unless:

  •
  they are issued as part of an EIS the issuance of which has been registered with the SEC;

  •
  any EIS that may result from the combination of the shares of Class A common stock and our senior subordinated notes have been issued in a transaction registered with the SEC; or

  •
  no EISs are currently outstanding.

        Combination to Form EISs.    Any holder of shares of Class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. See "Description of Enhanced Income Securities (EISs)—Voluntary Separation and Recombination."

        The holders of shares of Class B common stock may not combine their shares of Class B common stock with senior subordinated notes to form EISs.

Preferred Stock

        Our certificate of incorporation provides that we may issue up to 1,000,000 shares of our preferred stock in one or more series as may be determined by our board of directors.

        Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

  •
  determining the number of shares to be included in each series;

  •
  fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

  •
  increasing or decreasing the number of shares of any series.

        The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

        Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

Composition of Board of Directors; Election and Removal of Directors

        In accordance with our bylaws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors and may not be divided into classes. Upon the closing of the offering it is anticipated that we will have seven directors. Each director is to hold office until his or her successor is duly elected and qualified. Directors will be elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election.

        Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class. Subject to the rights of the holders of any series of preferred stock and subject to the rights of holders of our Class B common stock to appoint two directors to the board (so long as our sponsor investor holds in the aggregate 10% or more of the outstanding shares of our Class A and Class B common stock), our certificate of incorporation provides that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders).

        The filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

        At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Stockholder Action

        Stockholders may act by written consent, without a meeting and without notice or a vote. This provision enables stockholders to act on matters subject to a stockholder vote without waiting until the next annual or special meeting of stockholders.

Special Meetings of Stockholders

        Our certificate of incorporation provides that special meetings of the stockholders may be called by the chairman of the board of directors or by a majority of the board of directors or the holders of at least 20% of our outstanding voting stock.

Section 203 of the Delaware General Corporation Law

        Our company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  the board of directors must have previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

  •
  the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Other Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.

        Advance Notice Procedure for Director Nominations and Stockholder Proposals.    Our bylaws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder's nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

  •
  the name, age, business address and, if known, residential address of each nominee;

  •
  the principal occupation or employment of each nominee;

  •
  the class, series and number of our shares beneficially owned by each nominee;

  •
  any other information relating to each nominee required by the Securities and Exchange Commission's proxy rules; and

  •
  the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

        Our corporate secretary will deliver all notices to the nominating committee of our board of directors for review. After review, the nominating committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.

        For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder's notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

  •
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

  •
  the name and address of the stockholder proposing the business as they appear on our stock transfer books;

  •
  a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

  •
  the class, series and number of our shares beneficially owned by the stockholder; and

  •
  any material interest of the stockholder in the business.

        Business brought before an annual meeting without complying with these provisions will not be transacted.

        Although our bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendment of Our Certificate of Incorporation

        Our certificate of incorporation provides that the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class is required to amend, alter, change or repeal its provisions.

Amendment of Our Bylaws

        Our certificate of incorporation provides that our bylaws can be amended only by either our board of directors or the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

Limitation of Liability and Indemnification

        Our certificate of incorporation provides that, to the full extent from time to time permitted by law, no director shall be personally liable for monetary damages for breach of any duty as a director. As required under current Delaware law, our certificate of incorporation currently provides that this waiver may not apply to liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

  •
  for any transaction from which the director derived any improper personal benefit.

        However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment or repeal of this provision of our certificate of incorporation, nor the adoption of any provision of our certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.

        Our bylaws also provide that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, joint venture, employee benefit plan trust or other enterprise.

        The right to be indemnified shall include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

        Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

        We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

        Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange until a sufficient number of shares are held separately and not in the form of EISs as may be necessary to satisfy any applicable listing requirements. If more than such required number of our outstanding shares of Class A common stock is no longer held in the form of EISs for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the American Stock Exchange. We will not list our shares of Class B common stock for trading on any exchange.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A and Class B common stock will be The Bank of New York.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

        B&G Foods will issue the senior subordinated notes under an indenture among itself, the Guarantors and The Bank of New York, as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is only a summary of the material provisions of the indenture and the notes. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement that includes this prospectus. You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "B&G Foods" refers only to B&G Foods, Inc. and its successor in accordance with the terms of the indenture, and not to any of its subsidiaries. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The indenture will provide for the issuance of an unlimited aggregate principal amount of additional senior subordinated notes having identical terms and conditions to the notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the indenture. Additional Notes will vote on all matters with the notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest and defaults as the notes issued in this offering and will be deemed to be subject to the same number of Payment Blockage Periods as the notes issued in this offering.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

        The notes:

  •
  will be general unsecured obligations of B&G Foods;

  •
  will be subordinated in right of payment to all existing and future Senior Indebtedness of B&G Foods;

  •
  will be pari passu in right of payment with all existing and future Pari Passu Indebtedness of B&G Foods; and

  •
  will be jointly and severally and fully and unconditionally guaranteed by the Guarantors.

The Note Guarantees

        The notes will be fully and unconditionally guaranteed by all of B&G Foods' Domestic Subsidiaries.

        Each guarantee of the notes:

  •
  will be a general unsecured obligation of the Guarantor;

  •
  will be subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor; and

  •
  will be pari passu in right of payment with all existing and future Pari Passu Indebtedness of each Guarantor.

        Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The Guarantor Subsidiaries generated 100% of our consolidated net sales on a pro forma as adjusted basis for fiscal 2003 and 99.9% of our as adjusted consolidated assets as of January 3, 2004. As of the date of the indenture, our only non-Guarantor Subsidiary will be Les Produits Alimentaires Jacques et Fils Inc.

        As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not guarantee the notes and will not be subject to many of the restrictive covenants in the indenture.

Maturity and Interest

        The notes will mature on October 30, 2016.

        Interest on the notes will accrue at the rate of 12.0% per annum and will be payable quarterly in arrears on January 30, April 30, July 30 and October 30, commencing on January 30, 2005. B&G Foods will make each interest payment to the holders of record on the immediately preceding December 31, March 31, June 30 and September 30.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid or provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Within 30 days prior to the maturity of the notes, B&G Foods will use its reasonable efforts to list or quote the outstanding shares of its Class A common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the EISs will then be listed or quoted, in addition to any other securities exchange on which the Class A common stock is then listed.

Ranking

        The Indebtedness evidenced by the notes will be unsecured senior subordinated Indebtedness of B&G Foods, will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of B&G Foods and will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of B&G Foods. The notes will be effectively subordinated to any Secured Indebtedness of B&G Foods to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of Government Securities held in any defeasance or similar trust described under "—Legal Defeasance and Covenant Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

        The Indebtedness evidenced by each Note Guarantee will be unsecured senior subordinated Indebtedness of the applicable Guarantor, will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of such Guarantor, including the Senior Indebtedness of each Guarantor represented by such Guarantor's guarantee of the Credit Agreement, and will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor. The Note Guarantees will be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

        As of July 3, 2004, on an as adjusted basis to give effect to the offering of EISs and the Transactions as if they had occurred on that date, (i) B&G Foods would have had approximately

$240.0 million in Senior Indebtedness outstanding, none of which would have been Secured Indebtedness, (ii) B&G Foods would have had no Pari Passu Indebtedness outstanding other than the notes, (iii) the Guarantors would have had $240.0 in Senior Indebtedness outstanding, and no Secured Indebtedness, and (iv) the Guarantors would have had no Pari Passu Indebtedness outstanding other than the Note Guarantees. Under the indenture, B&G Foods and its Restricted Subsidiaries, including the Guarantors, will be able to incur a substantial amount of additional Indebtedness, including Senior Indebtedness, under certain circumstances. See "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" below.

        B&G Foods is dependent in part on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the notes when due. As of July 3, 2004, on an as adjusted basis to give effect to the offering of EISs and the Transactions as if they had occurred on that date, the total liabilities of B&G Foods' subsidiaries would have been approximately $461.3, including trade payables. Although the indenture will limit the incurrence of Indebtedness by B&G Foods and the issuance of preferred stock of certain of B&G Foods' subsidiaries, such limitation is subject to a number of significant qualifications.

        "Senior Indebtedness" with respect to B&G Foods or any Guarantor means all Indebtedness of B&G Foods or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to B&G Foods or any Subsidiary of B&G Foods whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including make-whole payments, fees, expenses and reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the date of the indenture or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Guarantor's Note Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable, (i) any obligation of B&G Foods to any Subsidiary of B&G Foods or of a Guarantor to B&G Foods or any Subsidiary of B&G Foods, (ii) any liability for Federal, state, local or other taxes owed or owing by B&G Foods or such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any obligations with respect to any Capital Stock, (v) any Indebtedness incurred in violation of the indenture, provided that Indebtedness under Credit Facilities will not cease to be Senior Indebtedness under this clause (v) if the Lenders of such Indebtedness obtained a certificate from an officer of B&G Foods as of the date of incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be incurred by the indenture, and (vi) any indebtedness or obligations of B&G Foods or such Guarantor which is Pari Passu Indebtedness.

        "Pari Passu Indebtedness" means (i) with respect to B&G Foods, the notes and any other senior subordinated Indebtedness of B&G Foods, other than Senior Indebtedness or Secured Indebtedness of B&G Foods and (ii) with respect to any Guarantor, its Note Guarantee and any other senior subordinated Indebtedness of such Guarantor, other than Senior Indebtedness or Secured Indebtedness of such Guarantor.

        Only Senior Indebtedness or Secured Indebtedness of B&G Foods or a Guarantor will rank senior to the notes or the relevant Note Guarantee in accordance with the provisions of the indenture. The notes and each Note Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of B&G Foods and the relevant Guarantor, respectively.

        B&G Foods may not pay principal of, premium (if any) or interest on, the notes or make any deposit pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" below and may not otherwise purchase, redeem or otherwise retire any notes (collectively, "pay the notes") if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under "—Legal Defeasance and Covenant Defeasance" below so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described in the indenture or any other material agreement binding on B&G Foods). However, B&G Foods may pay the notes without regard to the foregoing if B&G Foods and the trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. In addition to the foregoing, during the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, B&G Foods may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee (with a copy to B&G Foods) of written notice (a "Payment Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and B&G Foods from the Person or Persons who gave such Payment Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Payment Blockage Notice is no longer continuing).

        During any period in which payments are blocked pursuant to the preceding paragraph, holders of the notes and the related Note Guarantees will be entitled to all remedies with respect to the notes and the Note Guarantees, however, any amount received by holders with respect to the notes or the Note Guarantees, including as a result of any legal action to enforce the notes or the Note Guarantees, would be required to be turned over to holders of Designated Senior Indebtedness. Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of the preceding paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, B&G Foods may resume payments on the Notes after the end of such Payment Blockage Period. In no event may the total number of days during which any Payment Blockage Period or Periods is in effect extend beyond the 179 days from the date of receipt by the Trustee of the relevant Blockage Notice or exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

        Upon any payment or distribution of the assets of B&G Foods upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to B&G Foods or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of the Senior Indebtedness before the holders of notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full in cash, any payment or distribution to which holders of notes would be entitled, except as otherwise provided for in the subordination provisions of the indenture, will be made to holders of the Senior Indebtedness as their interests may appear (except that holders of notes may receive and retain (i) Permitted Junior Securities, and (ii) payments made from the trust described under "—Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein or any other material agreement binding on B&G Foods). If a distribution is made to holders of notes that due to the subordination provisions of the indenture should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and to make payment to the holders of Senior Indebtedness as their interests may appear.

        After the occurrence of an Event of Default, B&G Foods or the trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of such occurrence. If any Designated Senior Indebtedness is outstanding, B&G Foods may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such occurrence and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

        By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of B&G Foods who are holders of Senior Indebtedness may recover more, ratably, than the holders of notes.

        The indenture will contain identical subordination provisions relating to each Guarantor's obligations under its Note Guarantee.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to B&G Foods, B&G Foods will pay, or cause to be paid, all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless B&G Foods elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. B&G Foods may change the paying agent or registrar without prior notice to the holders of the notes, and B&G Foods or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes and holders will be required to pay all taxes due on transfer. B&G Foods will not be required to transfer or exchange any note selected for redemption. Also, B&G Foods will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

        The notes will be guaranteed by each of B&G Foods' current and future Domestic Subsidiaries on an unsecured senior subordinated basis (as described under "—Ranking" above). The Note Guarantees will be joint and several obligations of the Guarantors and those obligations will be limited as necessary to prevent the Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—If the guarantees of the senior subordinated notes are held to be invalid or unenforceable or are limited in accordance with their terms, the senior subordinated notes would be structurally subordinated to the debt of our subsidiaries."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than B&G Foods or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the indenture.

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) B&G Foods or a Restricted Subsidiary of B&G Foods, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) B&G Foods or a Restricted Subsidiary of B&G Foods, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (3)
  if B&G Foods designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

  (4)
  upon legal defeasance or satisfaction and discharge of the indenture as provided below under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge"; or

  (5)
  if such Guarantor no longer constitutes a Domestic Subsidiary.

See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

        The notes will not be redeemable at B&G Foods' option prior to October 30, 2009.

        At any time and from time to time on and after October 30, 2009, B&G Foods may redeem all or a part of the notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 30 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	106.000%
2010	104.000%
2011	102.000%
2012 and thereafter	100.000%

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such notes or the portions called for redemption.

        Any exercise by B&G Foods of its option to redeem the notes, in whole or in part, will result in an automatic separation of the EISs.

Mandatory Redemption

        B&G Foods is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require B&G Foods to repurchase all or any part of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer (subject to the conditions required by applicable law, if any), B&G Foods will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. No earlier than ten and no later than 20 days following any Change of Control, B&G Foods will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, or transfer by book-entry transfer to the paying agent at the address specified in the notice of Change of Control Offer prior to the close of business on the third business day prior to the Change of Control Payment Date. In order to exercise this repurchase right, a holder must separate its EISs into the shares of Class A common stock and the notes represented thereby.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws in connection with the repurchase of notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, B&G Foods' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this covenant.

        On the Change of Control Payment Date, B&G Foods will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an Officer's Certificate stating the aggregate principal amount of notes or portions of notes being purchased by B&G Foods.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. B&G Foods will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require B&G Foods to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that B&G Foods repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        B&G Foods will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by B&G Foods and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        In the event that at the time of such Change of Control the terms of any Senior Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for above but in any event within 90 days following any Change of Control, B&G Foods shall (i) repay in full all such Senior Indebtedness or offer to repay in full all such Senior Indebtedness and repay the Senior Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Senior Indebtedness to permit the repurchase of the notes as provided for above.

        No assurances can be given that B&G Foods will have funds available or otherwise will be able to purchase any notes upon the occurrence of a Change of Control. The provisions of the indenture relating to a Change of Control in and of themselves may not afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving management or Affiliates of B&G Foods likewise will result in a Change of Control only if it is the type of transaction specified by the definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire us in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of B&G Foods and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require B&G Foods to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of B&G Foods and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions of the indenture related to B&G Foods' obligations to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.

Asset Sales

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  B&G Foods (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by B&G Foods or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on B&G Foods' most recent consolidated balance sheet, of B&G Foods or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and B&G Foods or such Restricted Subsidiary is released from further liability;

  (b)
  any securities, notes or other obligations received by B&G Foods or any such Restricted Subsidiary from such transferee that are converted by B&G Foods or such Restricted Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received in that conversion; and

  (c)
  any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

        Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect to any of the foregoing, including by deed or assignment in lieu of foreclosure, will not be required to satisfy the conditions set forth in the preceding paragraph. Within 360 days after the receipt of any Net Proceeds from an Asset Sale, B&G Foods (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

  (1)
  to repay, prepay or purchase Senior Indebtedness or Pari Passu Indebtedness (provided that if B&G Foods shall so repay Pari Passu Indebtedness, it will equally and ratably repay the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of notes); and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire all or substantially all of the assets of another Permitted Business, or to acquire any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of B&G Foods;

  (3)
  to make a capital expenditure;

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

  (5)
  any combination of the foregoing clauses (1) through (4).

        In the case of clauses (2) and (4) above, B&G Foods will be deemed to have complied with its obligations in the preceding paragraph if it enters into a binding commitment to acquire such assets or Capital Stock prior to 360 days after the receipt of the applicable Net Proceeds; provided that such binding commitment will be subject only to customary conditions and such acquisition is completed within 180 days following the expiration of the aforementioned 360 day period. If the acquisition contemplated by such binding commitment is not consummated on or before such 180th day, and B&G Foods has not applied the applicable Net Proceeds for another purpose permitted by the preceding paragraph on or before such 180th day, such commitment shall be deemed not have been a permitted application of Net Proceeds. Pending the final application of any Net Proceeds, B&G Foods may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, B&G Foods will make an Asset Sale Offer to all holders of notes and all holders of other Pari Passu Indebtedness with the notes (containing provisions similar to those set forth in the indenture with respect to offers) to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, B&G Foods may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. In order to exercise this repurchase right, a holder must separate its EIS into the shares of Class A common stock and the notes represented thereby.

        Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, B&G Foods' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this covenant.

        The agreements governing B&G Foods' outstanding Senior Indebtedness currently prohibit B&G Foods from purchasing any notes, and also provides that certain change of control or asset sale events with respect to B&G Foods would constitute a default under these agreements. Any future credit agreement or other agreements relating to Senior Indebtedness to which B&G Foods becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when B&G Foods is prohibited from purchasing notes, B&G Foods could seek the consent of its senior lenders to purchase the notes or could attempt to refinance the borrowings that contain such prohibition. If B&G Foods does not obtain a consent or repay such borrowings, B&G Foods will remain prohibited from purchasing notes. In such case, B&G Foods' failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Selection and Notice

        If less than all of the notes are to be redeemed or purchased in an offer to purchase at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by such other method as the trustee shall deem fair and appropriate and in such manner as complies with the applicable legal and stock exchange requirements.

        Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its address last shown upon the registry books of B&G Foods' registrar, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Covenants Relating to Subsequent Issuances

        The indenture will provide that, in the event there is a subsequent issuance of Additional Notes with a different CUSIP number (or any issuance of Additional Notes thereafter), each holder of the notes or the EISs (as the case may be) agrees that a portion of such holder's notes (whether held directly in book-entry form or held as part of EISs) will be exchanged, without any further action of such holder, for a portion of the Additional Notes purchased by the holders of such Additional Notes, such that following any such additional issuance and exchange, each holder of the notes or the EISs (as the case may be) owns an indivisible unit composed of the notes and Additional Notes of each issuance in the same proportion as each other holder, and the records will be revised to reflect each such exchange without any further action of such holder. The aggregate principal amount of the notes owned by each holder will not change as a result of such exchange. Any Additional notes will be guaranteed by the Guarantors on the same basis as the notes.

        If an issuance of Additional Notes would trigger the automatic exchange provisions of the Indenture, B&G Foods may not issue such Additional Notes unless it delivers to the Trustee on the date of such issuance a certificate of B&G Foods' principal financial officer stating that on such date, after giving pro forma effect to the issuance of such Additional Notes and the related Guarantees, B&G Foods and the Guarantors are solvent. In addition, B&G Foods may issue Additional Notes only if it has received an opinion of independent tax counsel to the effect that the Additional Notes should be treated as debt for U.S. federal income tax purposes.

        For a description of the potential tax consequences of such an exchange, see "Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Senior Subordinated Notes—Additional Issuances." Any such automatic exchange should not impair the rights any holder would otherwise have to assert a claim against us or the underwriters, with respect to the full amount of notes purchased by such holder except for the possibility that holders of subsequently issued senior subordinated notes having original issue discount may not be able to collect the unamortized portion of the original issue discount in the event of an acceleration of the senior subordinated notes or bankruptcy of B&G Foods or any of the Guarantors as described under "Risk Factors—Holders of subsequently issued senior subordinated notes may not be able to collect their full stated principal amount prior to maturity."

Certain Covenants

Restricted Payments

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of B&G Foods' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving B&G Foods or any of its Restricted Subsidiaries) or to the direct or indirect holders of B&G Foods' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of B&G Foods and other than dividends or distributions payable to B&G Foods or a Restricted Subsidiary of B&G Foods);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving B&G Foods) any Equity Interests (other than any such Equity Interest owned by a wholly owned Restricted Subsidiary of B&G Foods) of B&G Foods or any direct or indirect parent of B&G Foods; or

  (3)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (3) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

  (1)
  if the Fixed Charge Coverage Ratio for B&G Foods' four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by B&G Foods and its Restricted Subsidiaries since the date of the indenture (except for Restricted Payments made pursuant to clause (1) (so long as such Restricted Payment was previously included for purposes of this calculation (to the extent required to be so included) at the time of its declaration), (2), (5), (9), (11), (12) or (13) of the next succeeding paragraph), is less than the sum, without duplication of:

  (a)
  Excess Cash of B&G Foods for the period (taken as one accounting period) from and including the first fiscal quarter beginning after the date of the indenture to the end of B&G Foods' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

  (b)
  100% of the aggregate net cash proceeds received by B&G Foods since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of B&G Foods (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of B&G Foods that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of B&G Foods); plus

  (c)
  100% of the Fair Market Value as of the date of issuance of any Equity Interests (other than Disqualified Stock) issued since the date of the indenture by B&G Foods as consideration for the purchase by B&G Foods or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the indenture); plus

  (d)
  to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or other property or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment or the Fair Market Value of such other property (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

  (e)
  to the extent that any Unrestricted Subsidiary of B&G Foods designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture or merges or consolidates with or into, or is liquidated into, B&G Foods or any of its Restricted Subsidiaries, the lesser of (i) the Fair Market Value of B&G Foods' Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture (the amount determined at any time pursuant to items (b), (c), (d) and (e) being referred to as the "Incremental Funds"); minus

    (f)
    the aggregate amount of Restricted Payments made in reliance on Incremental Funds pursuant to this clause (1) or clause (2) below; or

  (2)
  if the Fixed Charge Coverage Ratio for B&G Foods' four most recent fiscal quarters for which internal financial statements are available is less than 1.6 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by B&G Foods and its Restricted Subsidiaries since the beginning of the fiscal quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on B&G Foods common stock), is less than the sum, without duplication, of:

  (a)
  $10.0 million less the aggregate amount of all Restricted Payments made by B&G Foods pursuant to this clause (2)(a) during the period ending on the last day of the fiscal quarter of B&G Foods immediately preceding the fiscal quarter in which such Restricted Payment is made and beginning on the date of the indenture, plus

  (b)
  Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above;

    provided that only Restricted Payments that are distributions on B&G Foods' common stock may be made pursuant to this clause (2).

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

  (2)
  so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 10 business days (other than to a Subsidiary of B&G Foods) of, Equity Interests of B&G Foods (other than Disqualified Stock) or from the contribution of common equity capital to B&G Foods within 10 business days; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (1)(b) of the preceding paragraph;

  (3)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of B&G Foods to the holders of its Equity Interests on a pro rata basis;

  (4)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of B&G Foods or any Restricted Subsidiary of B&G Foods held by any current or former officer, director or employee of B&G Foods or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option plan or any other management or employee benefit plan or agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds received by B&G Foods or any of its Restricted Subsidiaries (to the extent contributed to B&G Foods) from sales of Equity Interests (other than Disqualified Stock) of B&G Foods to officers, directors or employees of B&G Foods or any of its Restricted Subsidiaries that occur after the date of the indenture (provided that the amount of such cash proceeds used for any such repurchase, redemption, acquisition or retirement will not increase the amount available for

    Restricted Payments under clause (1)(b) of the preceding paragraph and provided that B&G Foods may elect to apply all or any portion of the aggregate increase contemplated by this proviso in any calendar year); provided, further, that cancellation of Indebtedness owing to B&G Foods from members of management of B&G Foods or any Restricted Subsidiary in connection with a repurchase of Equity Interests of B&G Foods will not be deemed to constitute a Restricted Payment;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (6)
  so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of B&G Foods or any Restricted Subsidiary of B&G Foods issued on or after the date of the indenture in accordance with the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (7)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options if the Capital Stock represents a portion of the exercise price thereof;

  (8)
  payments of dividends to B&G Foods solely to enable it to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

  (9)
  so long as no Default has occurred and is continuing or would be caused thereby, the acquisition of any shares of Disqualified Stock of B&G Foods in exchange for other shares of Disqualified Stock of B&G Foods or with the net cash proceeds from an issuance of Disqualified Stock by B&G Foods within 10 business days of such issuance, in each case that is permitted to be issued under the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (10)
  so long as no Default has occurred and is continuing or would be caused thereby, the First Four Dividend Payments;

  (11)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase of shares of our Class B common stock on the date of the indenture or on the closing date(s) of the exercise of the over-allotment option with respect to the EISs;

  (12)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of the indenture; and

  (13)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase of shares of our Class B common stock issued on or before the date of the indenture with the proceeds of an issuance of EISs or, if no EISs are outstanding on the date of repurchase, the issuance of Additional Notes and B&G Foods' Class A common stock, in either case completed substantially contemporaneously with such repurchase and, in respect of any Additional Notes, incurred pursuant to clause (19) of the second paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," provided that such transactions may only be consummated in accordance with the Securities Holders Agreement, provided, further, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (1)(b) of the preceding paragraph.

        If B&G Foods' Net Cash Balance is less than $10.0 million at the end of any fiscal year beginning with the fiscal year ended January 1, 2005, then until the earlier of (a) the first fiscal year end thereafter at which B&G Foods' Net Cash Balance equals or exceeds $10.0 million and (b) the first fiscal quarter end thereafter at which B&G Foods' Net Cash Balance equals or exceeds $12.5 million, the amount of Excess Cash that B&G Foods may use to make dividends or other distributions on its common stock pursuant to the second clause (1) of the first paragraph of this covenant shall be reduced to 98.0% thereof.

        For purposes of this covenant, the amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by B&G Foods or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of B&G Foods whose resolution with respect thereto will be delivered to the trustee to the extent that such Fair Market Value exceeds $10.0 million. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (13) above or is entitled to be made pursuant to the first paragraph of this covenant, B&G Foods will be permitted, in its sole discretion, to classify the Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and B&G Foods will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that B&G Foods may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for B&G Foods' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by B&G Foods and any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of B&G Foods and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $50.0 million and (y) the amount of the Borrowing Base as of the date of such incurrence;

  (2)
  the incurrence by B&G Foods and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by B&G Foods and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture;

  (4)
  the incurrence by B&G Foods and the Guarantors of Indebtedness represented by the Senior Notes and the related guarantees;

  (5)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of B&G Foods or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (5), not to exceed $20.0 million at any time outstanding;

  (6)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (6), (17) or (18) of this paragraph;

  (7)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of intercompany Indebtedness between or among B&G Foods and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if B&G Foods or any Guarantor is the obligor on such Indebtedness and the payee is not B&G Foods or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of B&G Foods, or the Note Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than B&G Foods or a Restricted Subsidiary of B&G Foods and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either B&G Foods or a Restricted Subsidiary of B&G Foods, will be deemed, in each case, to constitute an incurrence of such Indebtedness by B&G Foods or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8)
  the issuance by any of B&G Foods' Restricted Subsidiaries to B&G Foods or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than B&G Foods or a Restricted Subsidiary of B&G Foods; and

  (b)
  any sale or other transfer of any such preferred stock to a Person that is not either B&G Foods or a Restricted Subsidiary of B&G Foods,

    will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

  (9)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (10)
  the guarantee by B&G Foods or any of its Restricted Subsidiaries of Indebtedness of B&G Foods or a Restricted Subsidiary of B&G Foods that was permitted to be incurred under the terms of the indenture;

  (11)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness in respect of bankers' acceptances, performance, bid and surety bonds and completion guarantees provided in the ordinary course of business;

  (12)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

  (13)
  the incurrence of Indebtedness arising from agreements of B&G Foods or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Restricted Subsidiary, other than the guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that:

    (a)
    such Indebtedness is not reflected on the balance sheet of B&G Foods or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

    (b)
    the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by B&G Foods and Restricted Subsidiaries in connection with such disposition;

  (14)
  the incurrence of Indebtedness owed to any Person in connection with worker's compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to B&G Foods or any of its Restricted Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

  (15)
  pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licenses, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

  (16)
  the incurrence of Indebtedness by B&G Foods or any of its Restricted Subsidiaries issued to directors, officers or employees of B&G Foods or any of its Restricted Subsidiaries in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the notes, is not secured by any assets of B&G Foods or any of its Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the notes, in an aggregate principal amount at any time outstanding not to exceed $2.0 million;

  (17)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed $20.0 million;

  (18)
  the incurrence of Indebtedness by B&G Foods or any Restricted Subsidiary to finance the acquisition (including, without limitation, by way of a merger) of Capital Stock of any Person engaged in, or assets used or useful in, a Permitted Business; provided that the Fixed Charge Coverage Ratio for B&G Foods' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 1.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred at the beginning of such four-quarter period; and

  (19)
  the incurrence by B&G Foods of Indebtedness in the form of Additional Notes in connection with the issuance of EISs or, if there are no EISs outstanding on the date of such issuance, the issuance of our Class A common stock, (and in each case, the incurrence of the related Note Guarantees in respect of such Additional Notes by the Guarantors), provided that (a) no Default or Event of Default has occurred and is continuing at the time of such issuance or would be caused thereby, (b) the ratio of the aggregate principal amount of such Additional Notes over the number of additional shares of B&G Foods' Class A common stock issued contemporaneously therewith shall not exceed (i) the equivalent ratio with respect to the EISs outstanding immediately prior to such issuance, or (ii) if there are no EISs outstanding immediately prior to such issuance, the equivalent ratio with respect to the EISs outstanding on the date of the indenture, and (c) B&G Foods uses the proceeds of such issuance solely to repurchase shares of Class B common stock issued on or before the date of the indenture from holders thereof in accordance with the Securities Holders Agreement.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, B&G Foods will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only such clause or clauses to which it has been reclassified or pursuant to the first paragraph of this covenant, as the case may be. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that B&G Foods or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

Limitation on Layering

        B&G Foods will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinated or junior in right of payment to any Senior Indebtedness of B&G Foods and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor's Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Liens

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) to secure Indebtedness of any kind on any asset now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the notes or the Note Guarantees, prior to the obligations so secured) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to B&G Foods or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to B&G Foods or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to B&G Foods or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to B&G Foods or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and any other agreement, including Credit Facilities and the New Senior Debt documents, as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

  (2)
  the indenture, the notes and the Note Guarantees; and the New Senior Debt and the New Senior Debt Guarantees;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by B&G Foods or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  customary non-assignment provisions in contracts, licenses and other commercial agreements entered into in the ordinary course of business;

  (6)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the senior management or Board of Directors of B&G Foods, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  any restriction on the transfer of assets under any Lien permitted under the indenture imposed by the holder of the Lien;

  (10)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of B&G Foods' Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

        B&G Foods will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not B&G Foods is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets (such amounts to be computed on a consolidated basis) of B&G Foods and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) B&G Foods is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than B&G Foods) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, which corporation becomes the co-issuer of the notes pursuant to a supplemental indenture reasonably satisfactory to the trustee;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than B&G Foods) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of B&G Foods under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  B&G Foods or the Person formed by or surviving any such consolidation or merger (if other than B&G Foods), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

  (a)
  be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; or

    (b)
    have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of B&G Foods immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition.

        In addition, B&G Foods will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of B&G Foods with an Affiliate solely for the purpose of reincorporating B&G Foods in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among B&G Foods and its Restricted Subsidiaries.

Transactions with Affiliates

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, on or after the date of the indenture, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of B&G Foods (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to B&G Foods or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by B&G Foods or such Restricted Subsidiary with a Person that is not an Affiliate of B&G Foods; and

  (2)
  B&G Foods delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of B&G Foods set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of B&G Foods or, if none, a disinterested representative appointed by the Board of Directors for such purpose; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to B&G Foods or such Subsidiary of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is not less favorable to B&G Foods and its Restricted Subsidiaries than could reasonably be expected to be obtained in a comparable transaction with a Person that is not an Affiliate of B&G Foods, as issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement, officer or director indemnification agreement or any similar arrangement entered into by B&G Foods or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

  (2)
  transactions between or among B&G Foods and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of B&G Foods) that is an Affiliate of B&G Foods solely because B&G Foods owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  fees and compensation paid to officers and employees of B&G Foods or any Restricted Subsidiaries, to the extent such fees and compensation are reasonable and customary, and payment of reasonable directors' fees to Persons who are not otherwise Affiliates of B&G Foods;

  (5)
  any issuance or sale of Equity Interests (other than Disqualified Stock) of B&G Foods to Affiliates, employees, officers and directors of B&G Foods or any of its Restricted Subsidiaries;

  (6)
  Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments";

  (7)
  fees payable to BRS or an Affiliate of BRS under the Transaction Services Agreement;

  (8)
  maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

  (9)
  loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

  (10)
  any agreement as in effect and entered into as of the date of the indenture, including the Securities Holders Agreement, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

  (11)
  any transaction or series of transactions between B&G Foods or any Restricted Subsidiary and any of their Joint Ventures; provided that (a) such transaction or series of transactions is in the ordinary course of business between B&G Foods or such Restricted Subsidiary and such Joint Venture and (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $5.0 million, such Affiliate Transaction complies with clause (1) of the preceding paragraph and such Affiliate Transaction has been approved by the Board of Directors of B&G Foods;

  (12)
  any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business between B&G Foods or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier or purchaser or seller of goods or services, so long as the senior management or Board of Directors of B&G Foods determines in good faith that any such agreement is on terms no less favorable to B&G Foods or such Restricted Subsidiary than those that could be obtained in a comparable arms'-length transaction with an entity that is not an Affiliate; and

  (13)
  the payment of all fees and expenses related to the Transactions.

Business Activities

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to B&G

Foods and its Restricted Subsidiaries taken as a whole, as reasonably determined in good faith by the Board of Directors of B&G Foods.

Additional Note Guarantees

        If B&G Foods or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel (subject to customary assumptions and exceptions) satisfactory to the trustee within 10 business days of the date on which it was acquired or created, provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of B&G Foods may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary the aggregate Fair Market Value of all outstanding Investments owned by B&G Foods and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under the definition of Permitted Investments, as determined by B&G Foods. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of B&G Foods may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of B&G Foods as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of B&G Foods as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," B&G Foods will be in default of such covenant. The Board of Directors of B&G Foods may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of B&G Foods; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of B&G Foods of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that B&G Foods or any Guarantor may enter into a sale and leaseback transaction if:

  (1)
  B&G Foods or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens";

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and B&G Foods applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Payments for Consent

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, B&G Foods will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if B&G Foods were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if B&G Foods were required to file such reports.

provided, however, that the availability of the foregoing materials on the SEC's EDGAR service or on B&G Foods' website shall be deemed to satisfy B&G Foods' delivery obligations hereunder.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on B&G Foods' consolidated financial statements by B&G Foods' independent registered public accounting firm. In addition, B&G Foods will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will make such information available to securities analysts and prospective investors upon request.

        If at any time B&G Foods is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, B&G Foods will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. B&G Foods will not take any action for the purpose of causing the

SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept B&G Foods' filings for any reason, B&G Foods will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if B&G Foods were required to file those reports with the SEC.

        If B&G Foods has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of B&G Foods and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of B&G Foods.

        In addition, B&G Foods and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following will be an "Event of Default" under the indenture:

  (1)
  default for 30 consecutive days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture described under "—Ranking" above;

  (3)
  failure by B&G Foods or any of its Restricted Subsidiaries to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by B&G Foods or any of its Restricted Subsidiaries for 30 days to comply with the provisions described under the captions "—Repurchase at the Option of the Holders — Change of Control" or "— Asset Sales";

  (5)
  failure by B&G Foods or any of its Restricted Subsidiaries for 60 days after written notice to B&G Foods by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by B&G Foods or any of its Restricted Subsidiaries (or the payment of which is guaranteed by B&G Foods or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

  (7)
  failure by B&G Foods or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after their entry;

  (8)
  except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

  (9)
  a payment of dividends by B&G Foods on its common stock (A) during the continuance of an Event of Default, (B) pursuant to the second clause (1) under "Restricted Payments" when the then-available financial statements presented to the Board of Directors show a Fixed Charge Coverage Ratio of less than 1.6 to 1.0, or (C) pursuant to the second clause (2) under "Restricted Payments," when the then-available financial statements presented to the board of directors show that the amount of dividends exceeds the amount permitted to be paid under such clause; and

  (10)
  certain events of bankruptcy or insolvency described in the indenture with respect to B&G Foods or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to B&G Foods, any Restricted Subsidiary of B&G Foods that is a Significant Subsidiary or any group of Restricted Subsidiaries of B&G Foods that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any or an Event of Default under clause (9).

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes, except for any remedy with respect to an Event of Default under the indenture if:

  (1)
  such holder has previously given the trustee notice that such Event of Default is continuing;

  (2)
  holders of at least 25% (or at least 10%, in respect of a remedy (other than acceleration) for an Event of Default under clause (9)) in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy for such Event of Default;

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  except with respect to a remedy (other than acceleration) for an Event of Default under clause (9), holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes or an Event of Default under clause (9) of the first paragraph of this Event of Default section.

        B&G Foods is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, B&G Foods is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Affiliates and Stockholders

        No past, present or future director, officer, employee, direct or indirect incorporator, Affiliate, stockholder or controlling Person, of B&G Foods or any Guarantor, as such, or any successor entity, will have any liability for any obligations of B&G Foods or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        B&G Foods may at its option and at any time elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance"). If Legal Defeasance occurs, B&G Foods and the Guarantors will be deemed to have paid and discharged all amounts owed under the notes and the Note Guarantees, and the indenture will cease to be of further effect as to the notes and Note Guarantees, except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  B&G Foods' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and B&G Foods' and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the indenture.

        In addition, B&G Foods may, at its option and at any time, elect to have the obligations of B&G Foods and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  B&G Foods must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or independent registered public accounting firm, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and B&G Foods must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, B&G Foods must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that (a) B&G Foods has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel (subject to customary assumptions and exceptions) will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, B&G Foods must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which B&G Foods or any Guarantor is a party or by which B&G Foods or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which B&G Foods or any of its Subsidiaries is a party or by which B&G Foods or any of its Subsidiaries is bound;

  (6)
  B&G Foods must deliver to the trustee an Officer's Certificate stating that the deposit was not made by B&G Foods with the intent of preferring the holders of notes over the other creditors of B&G Foods with the intent of defeating, hindering, delaying or defrauding any creditors of B&G Foods or others; and

  (7)
  B&G Foods must deliver to the trustee an Officer's Certificate and an opinion of counsel (subject to customary assumptions and exceptions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended, modified or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any past or existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, modification, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  except in connection with an offer by B&G Foods to purchase all notes, (i) waive an Event of Default under clause (9) under the first paragraph of "Events of Default and Remedies," or (ii) amend the covenant described above under the caption "—Certain Covenants—Restricted Payments" in any way that would permit B&G Foods to take any action described in clauses (1) or (2) of the first paragraph of such covenant when it would not have otherwise been permitted to take such action under the terms of such covenant as in effect on the date of the indenture;

  (9)
  release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

  (10)
  make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the right of any Holder; or

  (11)
  make any change in the preceding amendment, supplement and waiver provisions which require each holder's consent.

        Notwithstanding the preceding, without the consent of any holder of notes, B&G Foods, the Guarantors and the trustee may amend, modify or supplement the indenture or the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of B&G Foods' or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of B&G Foods' or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture, the notes or the Note Guarantees of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

  (7)
  to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

  (8)
  to comply with the provisions of DTC or the trustee with respect to the provisions of the indenture and the notes relating to transfers and exchanges of notes or beneficial interests in the notes; or

  (9)
  to evidence the release of any Guarantor permitted to be released under the terms of the indenture or to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

        The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, B&G Foods is required to mail to holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by B&G Foods or any Guarantor and thereafter repaid to B&G Foods or discharged from their trust, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemptionor otherwise or will become due and payable within one year and B&G Foods or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which B&G Foods or any Guarantor is a party or by which B&G Foods or any Guarantor is bound;

  (3)
  B&G Foods or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  B&G Foods has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, B&G Foods must deliver an Officer's Certificate and an opinion of counsel (subject to customary assumptions and exceptions) to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of B&G Foods or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

        Except as set forth below, the notes will be issued in registered, global form. Notes will be issued at the closing of this offering only against payment in immediately available funds.

        The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following operations and procedures are solely within the control of DTC's settlement system and are subject to changes by it. B&G Foods takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters. However, B&G Foods will remain responsible for any actions DTC and participants take in accordance with instructions provided by B&G Foods.

        DTC has advised B&G Foods that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised B&G Foods that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, B&G Foods and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither B&G

Foods, the trustee nor any agent of B&G Foods or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised B&G Foods that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or B&G Foods. Neither B&G Foods nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and B&G Foods and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised B&G Foods that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Except for actions taken by DTC or its Participants or indirect Participants or their respective agents in accordance with our instructions, none of B&G Foods, the trustee and any of their respective agents will have any responsibility for the performance by DTC or its Participants or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies B&G Foods that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, B&G Foods fails to appoint a successor depositary within 120 days after the date of such notice from the depositary;

  (2)
  B&G Foods, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        B&G Foods will make, or cause to be made, payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. B&G Foods will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. B&G Foods expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

provided that the amount of Acquired Debt only at the time so acquired will include the accreted value together with any interest thereon that is more than 30 days past due; provided, further, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person will not be Acquired Debt.

        "Additional Notes" means the notes (other than the first $147.1 million aggregate principal amount of notes issued under the indenture, or $165.8 million if the over-allotment option is exercised in full) issued as part of the same series as the initial notes, in accordance with the terms of the indenture.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of B&G Foods and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance or sale of Equity Interests in any of B&G Foods' Restricted Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than B&G Foods or a Restricted Subsidiary) or the sale of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves (a) assets having a Fair Market Value of less than $1.5 million or (b) net proceeds of less than $1.5 million;

  (2)
  a transfer of assets between or among B&G Foods and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of B&G Foods to B&G Foods or to a Restricted Subsidiary of B&G Foods;

  (4)
  the sale, lease, conveyance or other disposition of products, services, inventory, equipment or accounts receivable in the ordinary course of business, including any sale or other disposition of damaged, worn-out, obsolete, negligible or surplus assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  the surrender or waiver of contract rights, the settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business, and the granting of (or permitted realization of) Liens not prohibited by the indenture; and

  (7)
  a Restricted Payment that complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

  (1)
  85% of the face amount of all accounts receivable owned by B&G Foods and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

  (2)
  50% of the book value of all inventory, net of reserves, owned by B&G Foods and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date,

        in each case determined in accordance with GAAP.

        "BRS" means Bruckmann, Rosser, Sherrill & Co. Inc.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by EISs and corporate stock outstanding upon the separation of EISs into the securities represented thereby;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars and Canadian dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within one year after the date of acquisition;

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

  (7)
  readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Rating Services.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of B&G Foods and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of B&G Foods;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of B&G Foods, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors of B&G Foods are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment Date" has the meaning assigned to that term in the indenture governing the notes.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and including, without limitation, any Mark-to-Market Adjustment) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  if such period includes the quarter ended September 27, 2003, $2.2 million; plus

  (6)
  fees and expenses related to the Transactions not to exceed $12.0 million in the aggregate actually incurred within three months of the date of the indenture; plus

  (7)
  charges incurred within 180 days of the date of the indenture attributable to the write-off of bond discount and the write-off of deferred financing fees and costs, relating to the pay off of existing Indebtedness in an amount not to exceed $18.2 million; minus

  (8)
  non-cash items increasing such Consolidated Net Income for such period (including, without limitation, any Mark-to-Market Adjustment), other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income to such Person and its Restricted Subsidiaries is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

  (3)
  the cumulative effect of a change in accounting principles will be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of B&G Foods who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, to be dated as of October 14, 2004 by and among B&G Foods, the Guarantors, Lehman Commercial Paper, Inc., as administrative agent, and the lenders from time to time party thereto, providing initially for up to $30.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of written notice or both would be, an Event of Default under the indenture, as described in this prospectus under the heading "—Event of Default and Remedies."

        "Designated Senior Indebtedness" means (i) the Indebtedness represented by the Credit Facilities, (ii) the New Senior Debt and (iii) any other Senior Indebtedness so designated by B&G Foods.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require B&G Foods to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that B&G Foods may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that B&G Foods and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiaries" means any Restricted Subsidiary of B&G Foods that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of B&G Foods.

        "Enhanced Income Securities" or "EISs" means the units of B&G Foods comprised of the senior subordinated notes and Class A common stock.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Excess Cash" means, with respect to any specified Person for any period, the Consolidated Cash Flow of that Person for such period, minus the sum of the following, each determined for such period on a consolidated basis:

  (1)
  cash taxes paid for such Person and its Restricted Subsidiaries; plus

  (2)
  cash interest expense paid by such Person and its Restricted Subsidiaries, whether or not capitalized (including, without limitation, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates); plus

  (3)
  additions to property, plant and equipment and other capital expenditures of such Person and its Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person and its Restricted Subsidiaries for such period prepared in accordance with GAAP, except to the extent financed by the incurrence of Indebtedness; plus

  (4)
  the aggregate principal amount of long-term Indebtedness repaid by such Person and its Restricted Subsidiaries and the repayment by such Person and any Restricted Subsidiary of any short-term Indebtedness that financed capital expenditures referred to in clause (3) above, excluding any such repayments (a) under working capital facilities (except to the extent that such Indebtedness so repaid was incurred to finance capital expenditures as described in clause (3) above), (b) out of Net Proceeds of Assets Sales as provided in "— Repurchase at the Option of Holders — Asset Sales" and (c) through a refinancing involving the incurrence of new long-term Indebtedness.

        "Existing Indebtedness" means Indebtedness of B&G Foods and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the Senior Notes) in existence on the date of the indenture, reduced to the extent such amounts are repaid, refinanced or retired.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of B&G Foods (unless otherwise provided in the indenture).

        "First Four Dividend Payments" means the dividend payments contemplated to be made by B&G Foods to holders of Class A common stock on January 30, 2005, April 30, 2005, July 30, 2005 and October 30, 2005 for the partial quarterly dividend payment period ending January 1, 2005 and the full quarterly dividend payment periods ending April 2, 2005, July 2, 2005 and October 1, 2005 provided that the dollar amount of such dividend payments in the aggregate shall not be greater than the levels set forth in this prospectus under "Dividend Policy and Restrictions."

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of B&G Foods (other than Disqualified Stock) or to B&G Foods or a Restricted Subsidiary of B&G Foods, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

  (5)
  charges attributable to the amortization of expenses relating to the Transactions incurred within 180 days of the date of the indenture; minus

  (6)
  charges incurred within 180 days of the date of the indenture attributable to the write-off of bond discount and the write-off of deferred financing fees and costs relating to the pay off of existing Indebtedness in an amount not to exceed $18.2 million.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date of the indenture.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection or standard contractual indemnities in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  BGH Holdings, Inc., Bloch & Guggenheimer, Inc., Heritage Acquisition Corp., Maple Grove Farms of Vermont, Inc., Ortega Holdings Inc., Polaner, Inc., Trappey's Fine Foods, Inc. and William Underwood Company; and

  (2)
  any other Subsidiary of B&G Foods that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of B&G Foods.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors; or

  (6)
  representing any Hedging Obligations,

        if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that if the holder of such Indebtedness has no recourse to such Person other than to the asset, the amount of such Indebtedness will be deemed to be equal to the lesser of the value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If B&G Foods or any Subsidiary of B&G Foods sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of B&G Foods such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of B&G Foods, B&G Foods will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of B&G Foods' Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by B&G Foods or any Subsidiary of B&G Foods of a Person that holds an Investment in a third Person will not be deemed to be an Investment by B&G Foods or such Subsidiary in such third Person if the purpose of such acquisition by B&G Foods or such Subsidiary was not the Investment in such third Person. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Joint Venture" means any joint venture between B&G Foods and/or any Restricted Subsidiary and any other Person if such joint venture is:

  (1)
  owned 50% or less by B&G Foods and/or any of its Restricted Subsidiaries; and

  (2)
  not directly or indirectly controlled by or under direct or indirect common control of B&G Foods and/or any of its Restricted Subsidiaries.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement relating to a lien on an asset under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Mark-to-Market Adjustment" means any non-cash expense or income resulting from current or future mark-to-market accounting that B&G Foods may apply with respect to any EISs, shares of B&G Foods Class A common stock, shares of B&G Foods Class B common stock or the notes issued in connection with the Transactions or at any time thereafter.

        "Net Cash Balance" means, with respect to any specified Person for any fiscal period end, the amount of cash and cash equivalents set forth on such Person's balance sheet as of such period end minus the amount of any funded Indebtedness of such Person outstanding under any secured revolving credit facilities.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by B&G Foods or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither B&G Foods nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of B&G Foods or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of B&G Foods or any of its Restricted Subsidiaries.

        "Note Guarantee" means the Guarantee by each Guarantor of B&G Foods' obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of specified events as set forth in the indenture.

        "Permitted Business" means the business of B&G Foods and its Subsidiaries as existing on the date of the indenture and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

        "Permitted Investments" means:

  (1)
  any Investment in B&G Foods or in a Restricted Subsidiary of B&G Foods;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by B&G Foods or any Restricted Subsidiary of B&G Foods in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of B&G Foods; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, B&G Foods or a Restricted Subsidiary of B&G Foods;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of B&G Foods;

  (6)
  any Investments received (a) in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of B&G Foods or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates; or (b) in satisfaction of judgments;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans or advances to directors, officers, employees and consultants made in the ordinary course of business of B&G Foods or the Restricted Subsidiary of B&G Foods in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

  (9)
  repurchases of the notes;

  (10)
  intercompany loans to the extent permitted by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (11)
  loans by B&G Foods in an aggregate principal amount not exceeding $3.0 million to employees of B&G Foods or its Restricted Subsidiaries to finance the sale of B&G Foods' Capital Stock by B&G Foods to such employees; provided that the net cash proceeds from such sales respecting such loaned amounts will not be included in the calculation described in clause (1)(b) of the first paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (12)
  any Investment in existence on the date of the indenture;

  (13)
  receivables owing to B&G Foods or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

  (14)
  any Investment in any Person to the extent the Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by B&G Foods or any of its Restricted Subsidiaries; and

  (15)
  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed $10.0 million; provided that if an Investment made pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of B&G Foods at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15).

        "Permitted Junior Securities" means: debt or equity securities of B&G Foods or any successor corporation issued pursuant to a plan of reorganization or readjustment of B&G Foods that are subordinated to the payment of all then-outstanding Senior Indebtedness of B&G Foods at least to the same extent that the notes are subordinated to the payment of all Senior Indebtedness of B&G Foods on the issue date, so long as to the extent that any Senior Indebtedness of B&G Foods outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash.

        "Permitted Liens" means:

  (1)
  Liens on assets of B&G Foods or any of its Restricted Subsidiaries securing the Credit Agreement that was permitted by the terms of the indenture to be incurred and/or securing certain Hedging Obligations;

  (2)
  Liens in favor of B&G Foods or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with B&G Foods or any Subsidiary of B&G Foods; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with B&G Foods or the Subsidiary;

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by B&G Foods or any Subsidiary of B&G Foods; provided that such Liens were not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, warranty requirements, leases or licenses or other obligations of a like nature or incurred in the ordinary course of business (including, without limitation, landlord Liens on leased real property) and rights of offset and set-off;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (7)
  Liens existing on the date of the indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlord's, materialmen's, repairmen's and mechanics' Liens, in each case, incurred in the ordinary course of business;

  (10)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (a)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (b)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

  (12)
  Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

  (13)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (14)
  any interest or title of a lessor under any Capital Lease Obligation permitted to be incurred under the indenture; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capital Lease Obligation;

  (15)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (16)
  leases or subleases granted to third Persons not interfering with the ordinary course of business of B&G Foods or any of its Restricted Subsidiaries;

  (17)
  Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

  (18)
  deposits, in an aggregate not to exceed $250,000 at any one time outstanding, made in the ordinary course of business to secure liability to insurance carriers;

  (19)
  Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

  (20)
  judgment Liens not giving rise to an Event of Default;

  (21)
  Liens on the assets of a Restricted Subsidiary of B&G Foods that is not a Guarantor securing Indebtedness of that Restricted Subsidiary; provided that such Indebtedness was permitted to be incurred by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (22)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by B&G Foods or any of its Restricted Subsidiaries in the ordinary course of business; and

  (23)
  Liens incurred in the ordinary course of business of B&G Foods or any Subsidiary of B&G Foods with respect to obligations that do not exceed $10.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of B&G Foods or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of B&G Foods or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than or the same as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Indebtedness is incurred either by B&G Foods or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

        "Principals" means the members of management of B&G Foods or any of the B&G Foods' Restricted Subsidiaries as of the date of the indenture.

        "Related Party" means:

  (1)
  any controlling stockholder, 66 2/3% or more owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a 66 2/3% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Securities Holders Agreement" means the Second Amended and Restated Securities Holders Agreement dated as of October 14, 2004 among BRS, certain of our existing stockholders, certain members of our Board of Directors and our executive officers as in effect on the date of the indenture.

        "Senior Notes" means the Company's 8.0% Senior Notes due 2011.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Transaction Services Agreement" means the amended and restated Transaction Services Agreement, dated as of September 30, 2004, between BRS and B&G Foods, as in effect on the date of the indenture.

        "Transactions" has the meaning given in this prospectus.

        "Unrestricted Subsidiary" means any Subsidiary of B&G Foods that is designated by the Board of Directors of B&G Foods as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with B&G Foods or any Restricted Subsidiary of B&G Foods unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to B&G Foods or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of B&G Foods;

  (3)
  is a Person with respect to which neither B&G Foods nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of B&G Foods or any of its Restricted Subsidiaries.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales or the availability for sale of substantial amounts of EISs or shares of our Class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have 17,391,305 EISs outstanding, in respect of in the aggregate 17,391,305 shares of our Class A common stock and $124.3 million aggregate principal amount of our senior subordinated notes, and an additional $22.8 million aggregate principal amount of our senior subordinated notes (not in the form of EISs). These EISs and senior subordinated notes (not in the form of EISs) will be freely tradable without restriction or further registration under the Securities Act, unless the EISs or senior subordinated notes are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933.

        If permitted under our senior debt agreements, we may issue shares of our common stock or senior subordinated notes, which may be in the form of EISs, or other securities from time to time in future financings or as consideration for future acquisitions and investments. In the event any such future financing, acquisition or investment is significant, the number of shares of our common stock or senior subordinated notes, which may be in the form of EISs, or other securities that we may issue may in turn be significant. In addition, we may grant registration rights covering shares of our common stock or senior subordinated notes, which may be in the form of EISs, or other securities in connection with any such future financing, acquisitions and investments.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of our counsel, Dechert LLP, the following describes the material U.S. federal income tax consequences (and certain U.S. federal estate tax consequences to Non-U.S. Holders (as defined below)) of the purchase, ownership and disposition of EISs, senior subordinated notes and Class A common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, this discussion deals only with EISs, Class A common stock or senior subordinated notes held as capital assets by holders who acquired EISs upon their original issuance at their initial offering price or senior subordinated notes (not in the form of EISs) upon their original issuance at their initial issue price and does not deal with special situations, such as those of:

  •
  dealers in securities or currencies,

  •
  financial institutions,

  •
  regulated investment companies,

  •
  real estate investment trusts,

  •
  tax-exempt entities,

  •
  insurance companies,

  •
  persons holding EISs, senior subordinated notes or Class A common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

  •
  persons liable for alternative minimum tax,

  •
  investors in pass-through entities or

  •
  U.S. Holders (as defined below) of EISs whose "functional currency" is not the U.S. dollar.

        Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

        A "U.S. Holder" of EISs, senior subordinated notes or Class A common stock means a holder that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds EISs, senior subordinated notes or Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding EISs, senior subordinated notes or Class A common stock we urge you to consult your own tax advisors.

        No statutory, administrative or judicial authority directly addresses the treatment of EISs or instruments similar to EISs for U.S. federal income tax purposes. As a result, the Internal Revenue Service ("IRS") or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the EISs or the senior subordinated notes, and, in the case of Non-U.S. holders, could subject such holders to U.S. federal withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the Class A common stock. Payments to Non-U.S. holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the senior subordinated notes. If you are considering the purchase of EISs or the senior subordinated notes, we urge you to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of EISs, senior subordinated notes or Class A common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

EISs

  Allocation of Purchase Price

        We believe that your acquisition of EISs should be treated as an acquisition of the shares of our Class A common stock and the senior subordinated notes represented by the EISs. Accordingly, we intend to treat the acquisition of EISs in this manner, and, by purchasing EISs, you will agree to such treatment. The remainder of this discussion assumes that the acquisition of EISs will be treated as an acquisition of shares of our Class A common stock and senior subordinated notes.

        The purchase price of each EIS will be allocated between the share of Class A common stock and senior subordinated notes in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the share of Class A common stock and the senior subordinated notes. We will report the initial fair market value of each share of Class A common stock as $7.85 and the initial fair market value of each of our 12.0% senior subordinated notes as $7.15. Under the terms of the indenture governing the senior subordinated notes, by acceptance of a beneficial ownership interest in the senior subordinated notes, you will be deemed to have agreed to such allocation. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with OID or amortizable bond premium. You generally would have to include OID in income as it accrues, in addition to stated interest on the senior subordinated notes, and you would be able to elect to amortize bond premium over the remaining term of the senior subordinated notes. Furthermore, in the event that the senior subordinated notes were determined to be issued at a premium, we would effectively be required to reduce our tax deduction for interest payments by the amount of that premium over the term of the senior subordinated notes, which would increase our tax liability and reduce our cash available for interest and dividend payments. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

  Separation and Recombination

        If you were to separate your EISs into the shares of Class A common stock and senior subordinated notes represented thereby or recombine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs, you generally would not recognize gain or loss upon the separation or recombination into EISs. You would continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of Class A common stock and the senior subordinated notes, and your tax basis in the shares of Class A common stock and the senior subordinated notes would not be affected by the separation or recombination.

Senior Subordinated Notes

  Characterization of Senior Subordinated Notes

        As discussed in more detail in the following paragraphs, we believe that the notes issued in this offering should be treated as debt for U.S. federal income tax purposes. In the opinion of our special counsel, Dechert LLP, the notes should be so treated. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations described below. Any alteration of such facts could adversely affect such opinion. In addition, such opinion is not binding on the IRS or the courts, and no ruling on this issue has been requested from the IRS. The IRS may challenge our position and such challenge may be successful. We will treat, and, by acquiring an EIS or a senior subordinated note (not in the form of EISs), each holder agrees to treat, the senior subordinated notes as our indebtedness for all tax purposes.

        The determination of whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor's interest in the corporation. Our determination that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, and the opinion of counsel set forth above, are based upon the terms of the senior subordinated notes and, in addition, rely upon certain representations and determinations by us and an opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., a financial advisory firm relating to, among other things, the economic, creditor rights and other terms of the EISs, the senior subordinated notes, the separate senior subordinated notes, our overall capital structure and our ability to meet our debt obligations based on our projected financial performance. The opinion of Houlihan Lokey includes opinions that:

  •
  when taken together and considered as a whole, without any single factor necessarily being dispositive, the term, interest rate, issue price, and other material provisions of the senior subordinated notes, including, inter alia, restrictions on the incurrence of debt and payment of dividends, are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender not otherwise owning equity in our company, bargaining at arm's length with our company, would reasonably agree, where such lender would ordinarily be considered by knowledgeable corporate finance experts to be a lender or investor in the corporate bond market or other market for corporate debt and not primarily an investor in preferred stock or other corporate equity; and

  •
  after giving effect to the offering, the ratio of (A) the sum of (1) the principal amount of the senior subordinated notes, (2) the principal amount of the senior notes outstanding and (3) the amount outstanding under our new revolving credit facility, to (B) the fair market value of our equity, will be approximately 2.0 to 1, and such ratio is commercially reasonable and reasonably comparable to that of similarly situated corporate bond issuers in similar industries.

        The opinion of Houlihan Lokey relies on, and assumes without independent investigation or verification the accuracy of, the financial data and other information provided by us and the descriptions of the securities and other information set forth in this prospectus, is being provided for the purpose of assisting us and our special counsel regarding certain U.S. federal income tax determinations and opinions set forth above in this prospectus and certain financial accounting matters and may not be relied upon for any other purpose; and does not constitute a recommendation to invest in our securities or an expression of a viewpoint as to our business prospects or the fairness or merits of the offering. Houlihan Lokey is not providing any opinions as to any legal questions or tax matters. The opinions of Houlihan Lokey as to commercial reasonableness and valuation of our securities are based on a comparison of our securities and the offering to other securities and transactions deemed comparable by Houlihan Lokey and valuation methodologies deemed appropriate by it. Houlihan

Lokey neither reviewed our books and records nor made any physical inspection or independent evaluation or appraisal of our assets and liabilities. Any alteration or inaccuracy of the facts, data, information or assumptions on which Houlihan Lokey's opinion relies could adversely affect such opinion. The Houlihan Lokey opinion is rendered at, and speaks only as of, the closing of this offering.

        Our special counsel's opinion also relies on our representation that we expect and intend to make all interest and principal payments on the senior subordinated notes in accordance with their terms.

        In light of the representations and opinions described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes, we (and our counsel) are of the view that the senior subordinated notes issued in this offering should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the senior subordinated notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of senior subordinated notes and Class A common stock). In light of this absence of direct authority, neither we nor our counsel can conclude with certainty that the notes will be treated as debt for U.S. federal income tax purposes.

        If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes would be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), although such amounts would likely not qualify for the special rate described below under "—Class A Common Stock—Dividends," and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, as discussed below under "—Consequences to Non-U.S. Holders—Class A Common Stock," Non-U.S. Holders could be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the Class A common stock. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This would reduce our after-tax cash flow and could materially adversely affect our ability to make interest and principal payments on the senior subordinated notes and dividend payments on the Class A common stock.

        Except where stated otherwise, the discussion of the consequences to U.S. Holders and Non-U.S. Holders described below assumes the notes will be respected as debt.

  Sale, Exchange or Other Disposition of Senior Subordinated Notes

        Upon the sale, exchange or other disposition of an EIS, you will be treated as having sold, exchanged or disposed of the senior subordinated notes underlying the EIS. Upon the sale, exchange, retirement or other disposition of senior subordinated notes, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your senior subordinated notes (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the senior subordinated notes. As described above under "—Consequences to U.S. Holders—EISs—Allocation of Purchase Price," your tax basis in senior subordinated notes generally will be the portion of the purchase price of your EISs allocable to the senior subordinated notes, or your purchase price of any senior subordinated notes acquired separately and not in the form of EISs, less any principal payments thereon. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Additional Issuances

        Subsequently issued senior subordinated notes may be issued with original issue discount, referred to as OID, if they are issued at a discount to their face value. The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) are unclear. The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes having terms that are otherwise identical (other than issuance date) in all material respects to the senior subordinated notes represented by the EISs but with a new CUSIP number (or any issuance of senior subordinated notes thereafter), each holder of senior subordinated notes or EISs, as the case may be, agrees that a portion of such holder's notes will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued notes, held either as part of EISs or separately, and each holder of existing senior subordinated notes, held either as part of EISs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly issued senior subordinated notes. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of EISs or separately, the combination of senior subordinated notes and shares of common stock to form EISs, or the separation of EISs, should not affect your tax treatment.

        The aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy proceeding occurring prior to the maturity of the notes. Whether the receipt of subsequently issued notes in exchange for previously issued notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued notes are viewed as differing materially from the notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued notes would be viewed as differing materially from the previously issued notes for this purpose. Consequently, it is unclear whether an exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

        If the IRS successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued notes received and such holder's adjusted tax basis in the notes exchanged. See "—Sale, Exchange or Other Disposition of Senior Subordinated Notes" above. It is also possible that the IRS might successfully assert that any loss so recognized should be disallowed under the wash sale rules, in which case the holder's basis in the subsequently issued notes would be increased to reflect the amount of the disallowed loss. In the case of a taxable exchange, a holder's initial tax basis in the subsequently issued notes received in the exchange would be the fair market value of such notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder's holding period in such notes would begin on the day after such exchange.

        Even if the exchange is not treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to holders of notes or EISs. For example, in the case of a holder that acquired notes at a premium (which premium may generally be amortized over the term of the notes), such an exchange may result in the holder's inability to amortize the portion of such premium that is attributable to the notes exchanged for subsequently issued notes. Furthermore, such issuance may increase the OID, if any, that holders were previously accruing with respect to the senior subordinated notes. In addition, holders that acquire notes at "market discount" may, as a result of such issuance and exchange, effectively convert a portion of such market discount into OID. Generally, market discount, unlike OID, is not required to be included in income on an accrual basis, but instead results in treating a portion of the gain realized on sale, exchange or retirement of the notes as ordinary income.

        Following any subsequent issuance of senior subordinated notes with OID and exchange we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of senior subordinated notes and EISs, and each holder of senior subordinated notes and EISs will, by purchasing EISs, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchased notes having no OID). You would be required to include any OID in income as ordinary income as it accrues, in advance of the receipt of cash attributable to such income. This will generally result in such holders reporting more interest income over the term of the subordinated notes than they would have reported had no such subsequent issuance occurred, and any such additional interest income will be reflected as an increase in the tax basis of the senior subordinated notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the senior subordinated notes. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the senior subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of EISs and senior subordinated notes and could adversely affect the market for EISs and senior subordinated notes.

        It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have "significant OID" and thus be classified as "applicable high yield discount obligations" (AHYDOs). If any such notes were so classified, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

        The foregoing discussion assumes that subsequently issued senior subordinated notes will be treated as debt rather than as equity for federal income tax purposes. Such a determination will depend upon the facts and circumstances that exist at the time such notes are issued. If the subsequently issued notes were to be treated as equity rather than as debt, you would likely be treated as recognizing gain or loss on the automatic exchange of a portion of your senior subordinated notes for the subsequently issued notes as described above, and you would not be required to include OID in income with respect to the subsequently issued notes as described above.

        Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of senior subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Class A Common Stock

  Dividends

        The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includable in your gross income as ordinary income. To the extent, if any, that the amount of dividends paid to you exceeds our current and accumulated earnings and profits, any amount in excess of our earnings and profits will be treated as a tax-free return of your tax basis in the shares of Class A common stock, and any amount in excess of such basis will be treated as capital gain from the sale of the shares. Pursuant to current legislation, if you are an individual, dividends that we pay to you through 2008 will be subject to tax at long-term capital gain rates, provided certain holding period and other requirements are satisfied.

  Sale, Exchange or Other Disposition of Class A Common Stock

        Upon the sale, exchange, or other disposition of EISs, you will be treated as having sold, exchanged, or disposed of the shares of Class A common stock underlying the EISs. Upon the sale, exchange, or other disposition of shares of our Class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of Class A common stock and your tax basis in the shares of Class A common stock. As described above under "—Consequences to U.S. Holders—EISs—Allocation of Purchase Price," your tax basis in the shares of Class A common stock generally will be the portion of the purchase price of your EISs allocable to the shares of Class A common stock, less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to payments of principal, interest and dividends on our senior subordinated notes and common stock and to the proceeds of sale of EISs, senior subordinated notes and common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished by you to the IRS.

Consequences to Non-U.S. Holders

        The following discussion applies only to Non-U.S. Holders. A "Non-U.S. Holder" is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

  •
  U.S. expatriates,

  •
  "controlled foreign corporations,"

  •
  "passive foreign investment companies,"

  •
  "foreign personal holding companies,"

  •
  corporations that accumulate earnings to avoid U.S. federal income tax, and

  •
  investors in pass-through entities that are subject to special treatment under the Code.

        Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  Senior Subordinated Notes

  Characterization of Senior Subordinated Notes

        As discussed above under "—Consequences to U.S. Holders—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," we believe the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS. Consequently, this position may not be sustained if challenged by the IRS. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the senior subordinated notes would be treated in the same manner as shares of Class A common stock as described below under "—Consequences to Non-U.S. Holders—Class A Common Stock," payments on the senior subordinated notes would be subject to U.S. federal withholding taxes and Non-U.S. Holders may be subject to U.S. federal estate tax with respect to the senior subordinated notes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. The remainder of this discussion assumes the characterization of the senior subordinated notes as debt for U.S. federal income tax purposes will be respected.

  U.S. Federal Withholding Tax

        Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on senior subordinated notes owned by you under the "portfolio interest exemption," provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

  •
  you are not a controlled foreign corporation that is related to us through stock ownership,

  •
  you are not a bank whose receipt of interest on the subordinated notes is described in section 881(c)(3)(A) of the Code, and

  •
  you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

        To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the senior subordinated notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the senior subordinated notes on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a subordinated note held in an offshore account or through certain foreign intermediaries.

        If you cannot satisfy the requirements of the "portfolio interest exemption" described in the bullets above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

  •
  IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

  •
  IRS Form W-8ECI stating that interest paid on the senior subordinated notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        Alternative documentation may be applicable in certain situations such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

  U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the senior subordinated notes is effectively connected with the conduct of such trade or business (or, if certain tax treaties apply, is attributable to your U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your effectively connected earnings and profits for the taxable year, which would include such interest, subject to adjustments.

  Sale, Exchange or Other Disposition of Senior Subordinated Notes

        Upon the sale, exchange or other disposition of an EIS, you will be treated as having sold, exchanged or disposed of the senior subordinated notes underlying the EIS. Any gain realized upon the sale, exchange, retirement or other disposition of senior subordinated notes generally will not be subject to U.S. federal income tax unless:

  •
  such gain is effectively connected with your conduct of a trade or business in the United States, or

  •
  you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

        If you are an individual and are described in the first bullet above, you will be subject to tax on any gain derived from the sale, exchange or other disposition under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on any gain derived from the sale, exchange or other disposition, which may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.). If you are a corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year, which would include such gain, subject to adjustments.

  U.S. Federal Estate Tax

        Senior subordinated notes beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment of interest to such individual on the senior subordinated notes would be eligible for exemption from the 30% U.S. federal withholding tax under the "portfolio interest exemption" described above under "—Consequences to Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" without regard to the statement requirement described therein.

  Class A Common Stock

  Dividends

        Dividends paid to you (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

  •
  complete IRS Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person and that you are entitled to treaty benefits, or

  •
  if the shares of our Class A common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

        Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

        If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  Sale, Exchange or Other Disposition of Class A Common Stock

        Upon the sale, exchange, retirement or other disposition of an EIS, you will be treated as having sold, exchanged, or disposed of the share of Class A common stock underlying the EIS. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our Class A common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to your U.S. permanent establishment,

  •
  if you are an individual and hold shares of our Class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

  •
  we are or have been during a specified testing period a "United States real property holding corporation" for U.S. federal income tax purposes.

        If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular U.S. federal income tax rates applicable to individuals. If you are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular U.S. federal income tax rates applicable to corporations and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe that we have not been, and we are not and do not anticipate becoming, a "United States real property holding corporation" for U.S. federal income tax purposes.

  U.S. Federal Estate Tax

        Shares of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fourth bullet under "Consequences to Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of EISs, Class A common stock or senior subordinated notes within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fourth bullet under "Consequences to Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished by you to the IRS.

NOTICE TO PURCHASERS OF SEPARATE SENIOR SUBORDINATED NOTES

        None of the senior subordinated notes sold separately (not in the form of EISs) purchased in connection with this offering, which we refer to in this section as the "separate notes" may be purchased, directly or indirectly, by persons who are also (1) purchasing EISs in this offering or (2) holders of Class B common stock following our recapitalization. Accordingly, each investor purchasing separate notes in this offering must not purchase EISs in this offering and must not concurrently enter into any plan or pre-arrangement whereby it would acquire any EISs or our company equity (as defined below) or transfer the separate notes to any holder of EISs or our company equity. In addition, each holder of shares of Class B common stock following our recapitalization must not purchase separate notes in this offering.

        Each investor in this offering assumes responsibility for ensuring that it complies with the restrictions above. If you are unsure whether the restrictions above would prohibit you from purchasing the separate notes or our EISs in this offering, we recommend that you consult your own legal advisor with regard to the application of these restrictions to your individual circumstances.

        Furthermore, each purchaser of separate notes in this offering will be asked to represent in connection with acquiring the separate notes that it has no actual knowledge that:

  (a)
  it or any controlled account is purchasing EISs in this offering or owns or has the contractual right to acquire our equity securities (including securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities, which we refer to collectively as our company equity);

  (b)
  it or any controlled account has a current plan or pre-arrangement (i) to acquire any EISs or company equity or (ii) by which the separate notes being acquired by it in this offering will or would be (giving effect to any planned or pre-arranged transfers) owned, directly or indirectly, by any person who, directly or indirectly, owns EISs or company equity; and

  (c)
  it or any controlled account has a current pre-arrangement by which the purchaser has agreed to transfer any of the separate notes that it purchases in this offering (or any economic risk of loss with respect to the principal amount thereof) to the lead underwriters, to us or to any owner of EISs or company equity.

        For this purpose, "actual knowledge" means the actual knowledge of the natural person who exercises direct investment control on behalf of the purchaser of separate notes, without any duty to perform any investigation with respect to such matters. "Controlled account" means any entity, investment fund or account on behalf of which the natural person who exercises direct investment control on behalf of the purchaser of separate notes exercises direct investment control.

UNDERWRITING

        RBC Capital Markets Corporation, Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers for the offerings and, together with Lehman Brothers Inc. and Piper Jaffray & Co., are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the respective number of EISs and the aggregate principal amount of our 12.0% senior subordinated notes due 2016 (not in the form of EISs) shown opposite their names below.

Underwriters	Number of EISs	Senior Subordinated Notes (not in the form of EISs)
RBC Capital Markets Corporation	4,173,913	$5,472,000
Credit Suisse First Boston LLC	4,173,913	$5,472,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,173,913	$5,472,000
Lehman Brothers Inc.	3,773,913	$4,947,600
Piper Jaffray & Co.	1,095,653	$1,436,399

Total	17,391,305	$22,799,999

        The underwriting agreement provides that the underwriters' obligations to purchase our EISs and senior subordinated notes are subject to approval of legal matters by counsel and to the satisfaction of other conditions. The underwriters are obligated to purchase all of the EISs (other than those covered by the over-allotment option described below) and all of the senior subordinated notes if they purchase any EISs or any senior subordinated notes.

        An automatic exchange of senior subordinated notes described elsewhere in this prospectus should not impair the rights any holder would otherwise have to assert a claim against the underwriters under applicable securities laws with respect to the full amount of senior subordinated notes purchased by such holder in this offering, including senior subordinated notes purchased in this offering and senior subordinated notes received by such holder in an automatic exchange. See "Description of Enhanced Income Securities (EISs)—Book Entry Clearance and Settlement—Procedures relating to subsequent issuances."

Commissions and Expenses

        The representatives have advised us that the underwriters propose to offer the EISs and senior subordinated notes directly to the public at the public offering prices presented on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the respective public offering price less a selling concession not in excess of $0.54 per EIS, or 3.0% per senior subordinated note. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $0.10 per EIS, to brokers and dealers. After the offerings, the underwriters may change the offering price and other selling terms. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

        The following table summarizes the underwriting discounts and commissions that will be paid to the underwriters in connection with the offerings. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional EISs.

		EIS Offering
				Senior Subordinated Notes (not in the form of EISs)
		Total
	Per EIS	Without Over- Allotment	With Over- Allotment	Per Senior Subordinated Note	Total
Public offering price	$15.00	$260,869,575	$300,000,000	100.0%	$22,799,999
Underwriting discount paid by us	$0.90	$15,652,175	$18,000,000	3.0%	$684,000

        We estimate that the total expenses of this offering and the concurrent offering of senior notes, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $8.5 million.

EIS Over-Allotment Option

        The underwriters have an option to buy up to 2,608,695 additional EISs from us to cover sales of EISs by the underwriters which exceed the number of EISs specified in the table above at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each be obligated, subject to certain conditions, to purchase additional EISs approximately in proportion to the amounts specified in the table above. If any additional EISs are purchased, the underwriters will offer the additional EISs on the same terms as those on which the EISs are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

Lock-Up Agreements

        We and each of our executive officers, directors and principal stockholders have agreed, with limited exceptions, not to sell or transfer any EISs or shares of our Class A common stock or Class B common stock or senior subordinated notes, referred to collectively as securities, for 180 days after the date of this prospectus without first obtaining the written consent of the joint book-running managers. Specifically, we and each of our executive officers, directors and principal stockholders have agreed not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any securities;

  •
  sell any option or contract to purchase any securities;

  •
  purchase any option or contract to sell any securities;

  •
  grant any option, right or warrant for the sale of any securities;

  •
  otherwise dispose of or transfer any securities; or

  •
  enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any securities, whether any such swap or transaction is to be settled by delivery of EISs, shares of our Class A common stock or Class B common stock or senior subordinated notes or other securities, in cash or otherwise.

        Notwithstanding the foregoing, if: (1) during the last 17 days of the 180-day lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day lock-up period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the joint book-running managers waive, in writing, such extension.

        This lockup provision applies to EISs, shares of our Class A and Class B common stock and senior subordinated notes and to securities convertible into or exchangeable or exercisable for such securities, however it does not prevent the award of options to purchase securities or the exercise of any options or warrants to acquire securities awarded or issued, as the case may be, pursuant to employee stock option plans existing on the date we enter into the underwriting agreement. The lockup would prevent the sale of shares received upon the exercise of such options. The lockup applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The lockup will not prevent us from issuing common stock in connection with any merger consolidation or stock or asset acquisition, so long as the recipients of the common stock in any such transaction agree in writing prior to the consummation of any such transaction to be bound by the same lock-up restrictions as the Company.

Offering Price Determination

        Prior to this offering, there has been no public market for the EISs, our Class A common stock or the senior subordinated notes. The initial public offering price of the EISs and the senior subordinated notes has been negotiated among us, our sponsor investor and the representatives of the underwriters. In determining the initial public offering price of our EISs and the senior subordinated notes, the representatives considered:

  •
  prevailing market conditions;

  •
  our historical performance and capital structure;

  •
  estimates of our business potential and future revenues;

  •
  an overall assessment of our management; and

  •
  the consideration of these factors in relation to market valuation of companies in related businesses.

        We have applied to list the EISs on the American Stock Exchange under the symbol "BGF."

Indemnification

        We have agreed to indemnify the underwriters against liabilities relating to the offerings, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

New Issue of Notes

        The senior subordinated notes are a new issue of securities with no established trading market. The underwriters have advised us that they currently intend to facilitate a secondary market in the separate senior subordinated notes and, upon separation of EISs, our Class A common stock and the senior subordinated notes, subject to applicable legal and regulatory requirements and limitations. However, they are under no obligation to do so and may discontinue any such facilitation, if commenced, at any time without notice for any reason. Moreover, if and to the extent that the underwriters facilitate a market for these securities, there can be no assurance that such market would provide sufficient liquidity for any holder of such securities. The senior subordinated notes offered separately (not in the form of EISs) will not be sold in this offering to purchasers of EISs or holders of Class B common stock.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in over-allotment and stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the EISs or the senior subordinated notes, as applicable, in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Over-allotment transactions involve sales by the underwriters of EISs or senior subordinated notes in excess of the number of EISs or senior subordinated notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of EISs over-allotted by the underwriters is not greater than the number of that they may purchase in the over-allotment option. In a naked short position, the number of EISs or senior subordinated notes involved is greater than the number of EISs in the over-allotment option or senior subordinated notes. The underwriters may close out any short position by either exercising their over-allotment option with respect to the EISs, and/or purchasing EISs or senior subordinated notes in the open market, as the case may be.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

  •
  Syndicate covering transactions involve purchases of EISs or senior subordinated notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of EISs to close out the short position, the underwriters will consider, among other things, the price of EISs available for purchase in the open market as compared to the price at which they may purchase EISs through the over-allotment option. If the underwriters sell more EISs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying EISs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the EISs in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the EISs or senior subordinated notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These transactions may have the effect of raising or maintaining the market price of our EISs or senior subordinated notes or preventing or retarding a decline in the market price of our EISs or senior subordinated notes. As a result, the price of our EISs or senior subordinated notes may be higher than the price that might otherwise exist in the open market. The transactions in EISs may be effected on the American Stock Exchange or otherwise and, if commenced, the transactions in EISs, and senior subordinated notes may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our EISs or senior subordinated notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Other Arrangements

        Affiliates of Credit Suisse First Boston LLC own an aggregate of less than 1% of Bruckmann, Rosser, Sherrill & Co., L.P., our sponsor investor. Some of the underwriters have provided, and may continue to provide, from time to time investment banking, commercial banking, advisory and other services to us for customary fees and expenses in the ordinary course of their business. Affiliates of Lehman Brothers Inc. are the arranger and administrative agent under our existing senior secured credit facility (including the senior revolving credit facility and senior term loan) and are lenders under our senior revolving credit facility which is currently undrawn. An affiliate of BNY Capital Markets, Inc. will be the trustee for our senior subordinated notes and our senior notes due 2011 and will act as the transfer agent for our common stock and EISs, for which it will receive customary fees.

        We anticipate that Lehman Brothers Inc. will be the lead arranger and that affiliates of Lehman Brothers Inc., RBC Capital Markets Corporation and BNY Capital Markets, Inc. will be agents and/or lenders under our new revolving credit facility and will receive customary fees relating thereto. In addition, we anticipate that affiliates of some or all of the underwriters will be lenders under our new revolving credit facility.

LEGAL MATTERS

        The validity of the issuance of the EISs and the shares of our Class A common stock and senior subordinated notes offered hereby, as well as the validity of the issuance of the subsidiary guarantees by the Delaware and Massachusetts subsidiary guarantors, will be passed upon for us by Dechert LLP, New York, New York. The validity of the issuance of the subsidiary guarantee by the Vermont subsidiary guarantor will be passed upon for us by Lisman, Webster, Kirkpatrick & Leckerling, P.C., Burlington, Vermont. Debevoise & Plimpton LLP, New York, New York is acting as counsel for the underwriters.

EXPERTS

        The consolidated financial statements and schedule of B&G Foods Holdings Corp. and subsidiaries as of December 28, 2002 and January 3, 2004, and for each of the fiscal years ended December 29, 2001, December 28, 2002 and January 3, 2004, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of The Ortega Brand of Business as of December 31, 2002 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to the restatement of the Ortega Statement of Net Assets Sold as of December 31, 2002.

        Houlihan Lokey Howard & Zukin Financial Advisors, Inc., in a consent filed with the registration statement of which this prospectus is a part, has consented to the references in the second and third paragraphs of the section of this prospectus entitled "Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," to it and its opinions relating to the terms of the senior subordinated notes and our capitalization referenced in such paragraphs rendered to us and our special counsel. Such opinions are for the purpose of assisting us and our special counsel with respect to certain financial matters related to certain U.S. federal income tax determinations and opinions referred to in this prospectus and certain financial accounting matters, and are referred to based on Houlihan Lokey being experts in financial advisory matters.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. As required by the terms of the indentures governing our existing senior subordinated notes, prior to its merger with and into B&G Holdings, B&G Foods filed these reports with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at:

B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, NJ 07054
(973) 401-6500

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
B&G Foods Holdings Corp. and Subsidiaries:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 28, 2002, January 3, 2004 and July 3, 2004 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 29, 2001, December 28, 2002, January 3, 2004 and for the thirteen and twenty-six weeks ended June 28, 2003 (unaudited) and July 3, 2004 (unaudited)	F-4
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income (Loss) for the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and for the thirteen and twenty-six weeks ended July 3, 2004 (unaudited)	F-5
Consolidated Statements of Cash Flows for the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and for the twenty-six weeks ended June 28, 2003 (unaudited) and July 3, 2004 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7
Schedule II—Valuation and Qualifying Accounts	F-32
The Ortega Brand of Business:
Independent Auditors' Report	F-33
Statements of Net Assets Sold as of December 31, 2002 and June 30, 2003 (unaudited)	F-34
Statements of Direct Revenue and Direct Expenses for the year ended December 31, 2002 and for the six months ended June 30, 2002 (unaudited) and June 30, 2003 (unaudited)	F-35
Notes to Financial Statements	F-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
B&G Foods Holdings Corp.:

        We have audited the accompanying consolidated balance sheets of B&G Foods Holdings Corp. and subsidiaries as of December 28, 2002 and January 3, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 29, 2001, December 28, 2002 and January 3, 2004. In connection with our audits of the consolidated financial statements, we also have audited the schedule of valuation and qualifying accounts for the years ended December 29, 2001, December 28, 2002 and January 3, 2004. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of B&G Foods Holdings Corp. and subsidiaries as of December 28, 2002 and January 3, 2004, and the results of their operations and their cash flows for the years ended December 29, 2001, December 28, 2002 and January 3, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York
February 10, 2004

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	December 28, 2002	January 3, 2004	July 3, 2004
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,866	$8,092	$13,926
Trade accounts receivable, less allowance for doubtful accounts of $464 and $526 in 2002 and 2003 and $508 in 2004 (unaudited), respectively	21,900	22,348	25,845
Inventories	67,536	80,789	84,447
Prepaid expenses	2,024	2,336	5,200
Deferred income taxes	1,485	115	115

Total current assets	108,811	113,680	129,533
Property, plant and equipment, net	37,414	43,940	44,081
Goodwill	112,319	188,629	188,629
Trademarks	162,781	193,481	193,481
Other assets	9,348	10,209	9,041

Total assets	$430,673	$549,939	$564,765

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$370	$1,500	$1,500
Trade accounts payable	18,826	19,816	23,805
Accrued expenses	19,441	24,819	22,040
Due to related party	208	208	208

Total current liabilities	38,845	46,343	47,553
Long-term debt, excluding current maturities	273,426	367,296	366,662
Other liabilities	291	347	348
Deferred income taxes	40,046	42,774	45,912

Total liabilities	352,608	456,760	460,475

Commitments and contingencies (Notes 5, 6, 12 and 13)
Mandatorily redeemable preferred stock:
Series C senior preferred stock, $0.01 par value per share, liquidation value $37,664 and $43,122 in 2002 and 2003, and $46,224 in 2004 (unaudited), respectively. Designated 25,000 shares; issued and outstanding 25,000 shares in 2002, 2003 and 2004 (unaudited)	37,714	43,188	46,298

Stockholders' equity:
13% Series A cumulative preferred stock, $0.01 par value per share, liquidation value of $41,109 and $46,453 in 2002 and 2003 and $49,608 in 2004 (unaudited), respectively. Designated 22,000 shares; issued and outstanding 20,341 shares in 2002, 2003 and 2004 (unaudited)	—	—	—
13% Series B cumulative preferred stock, $0.01 par value per share, liquidation value of $19,496 and $22,031 in 2002 and 2003 and $23,256 in 2004 (unaudited), respectively. Designated 35,000 shares; issued and outstanding 12,311 shares in 2002, 2003 and 2004 (unaudited)	—	—	—
Common stock, $0.01 par value per share. Authorized 250,000 shares; issued and outstanding 105,500 shares in 2002, 2003 and 2004 (unaudited)	1	1	1
Additional paid-in capital	31,345	31,329	31,321
Accumulated other comprehensive loss	(20)	(74)	(28)
Retained earnings	9,025	18,735	26,698

Total stockholders' equity	40,351	49,991	57,992

Total liabilities and stockholders' equity	$430,673	$549,939	$564,765

See accompanying Notes to Consolidated Financial Statements.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Year ended			Thirteen Weeks Ended		Twenty-six Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003	July 3, 2004
				(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales (Note 2(h))	$279,779	$293,677	$328,356	$76,369	$93,735	$143,823	$184,412
Cost of goods sold	192,525	203,707	226,174	52,862	64,269	100,250	125,960

Gross profit	87,254	89,970	102,182	23,507	29,466	43,573	58,452
Operating expenses:
Sales, marketing and distribution expenses (Note 2(h))	34,922	35,852	39,477	8,962	11,362	16,405	22,220
General and administrative expenses	14,120	4,911	6,313	1,093	820	2,725	2,355
Management fees—related party	500	500	500	125	125	250	250
Environmental clean-up expenses	950	100	—	—	—	—	—

Operating income	36,762	48,607	55,892	13,327	17,159	24,193	33,627
Other expenses:
Gain on sale of assets	(3,112)	—	—	—	—	—	—
Derivative gain	—	(2,524)	—	—	—	—	—
Interest expense, net	29,847	26,626	31,205	6,774	7,794	13,997	15,606

Income before income taxes	10,027	24,505	24,687	6,553	9,365	10,196	18,021
Provision for income taxes	4,029	9,260	9,519	2,523	3,614	3,925	6,956

Net income	$5,998	$15,245	$15,168	$4,030	$5,751	$6,271	$11,065
Less: preferred stock dividends accumulated and related charges	10,352	11,739	13,336	3,288	3,783	6,576	7,690

Net (loss) income available to common stockholders	$(4,354)	$3,506	$1,832	$742	$1,968	$(305)	$3,375

Basic net (loss) income available to common stockholders per common share (Note 2)	$(41.59)	$33.23	$17.36	$7.03	$18.65	$(2.89)	$31.99

Diluted net (loss) income available to common stockholders per common share (Note 2)	$(41.59)	$24.87	$12.99	$5.26	$13.96	$(2.89)	$23.94

See accompanying Notes to Consolidated Financial Statements.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income (Loss)
(Dollars in thousands, except per share information)

	Preferred Stock Series A		Preferred Stock Series B					Accumulated Other Comprehensive (Loss) Income
					Common Stock				Accumulated (Deficit) Retained Earnings
							Additional Paid-in Capital			Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 30, 2000	20,321	$—	12,311	$—	102,500	$1	$31,327	$(12)	$(3,288)	$28,028

Foreign currency translation	—	—	—	—	—	—	—	(36)	—	(36)
Net income	—	—	—	—	—	—	—	—	5,998	5,998

Comprehensive income										5,962
Accretion of series C senior preferred stock	—	—	—	—	—	—	—	—	(4,163)	(4,163)
Accretion of series C senior preferred stock warrants	—	—	—	—	—	—	(16)	—	—	(16)
Issuance of series A preferred stock, at $1,000 per share	20	—	—	—	—	—	20	—	—	20
Issuance of common stock, at $10 per share	—	—	—	—	3,000	—	30	—	—	30

Balance at December 29, 2001	20,341	—	12,311	—	105,500	1	31,361	(48)	(1,453)	29,861

Foreign currency translation	—	—	—	—	—	—	—	28	—	28
Net income	—	—	—	—	—	—	—	—	15,245	15,245

Comprehensive income										15,273
Accretion of series C senior preferred stock	—	—	—	—	—	—	—	—	(4,767)	(4,767)
Accretion of series C senior preferred stock warrants	—	—	—	—	—	—	(16)	—	—	(16)

Balance at December 28, 2002	20,341	—	12,311	—	105,500	1	31,345	(20)	9,025	40,351

Foreign currency translation	—	—	—	—	—	—	—	(54)	—	(54)
Net income	—	—	—	—	—	—	—	—	15,168	15,168

Comprehensive income							—	—		15,114
Accretion of series C senior preferred stock	—	—	—	—	—	—	—	—	(5,458)	(5,458)
Accretion of series C senior preferred stock warrants	—	—	—	—	—	—	(16)	—	—	(16)

Balance at January 3, 2004	20,341	$—	12,311	$—	105,500	$1	$31,329	$(74)	$18,735	$49,991

Foreign currency translation (unaudited)	—	—	—	—	—	—	—	46	—	46
Net income (unaudited)	—	—	—	—	—	—	—	—	11,065	11,065

Comprehensive income (unaudited)	—	—	—	—	—	—	—	—	—	11,111
Accretion of series C senior preferred stock (unaudited)	—	—	—	—	—	—	—	—	(3,102)	(3,102)
Accretion of series C senior preferred stock warrants (unaudited)	—	—	—	—	—	—	(8)	—	—	(8)

Balance at July 3, 2004 (unaudited)	20,341	$—	12,311	$—	105,500	$1	$31,321	$(28)	$26,698	$57,992

See accompanying Notes to Consolidated Financial Statements.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year ended			Twenty-six Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004
				(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$5,998	$15,245	$15,168	$6,271	$11,065
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,290	5,300	6,014	2,741	3,237
Amortization of deferred debt issuance costs and bond discount	1,972	2,686	2,839	1,487	1,284
Write-off of deferred debt issuance costs	—	—	1,831	—	—
Deferred income taxes	3,832	5,532	4,382	2,254	3,138
Gain from sale of assets	(3,112)	—	—	—	—
Provision for doubtful accounts	118	84	711	585	—
Changes in assets and liabilities, net of effects from business acquired:
Trade accounts receivable	2,432	(363)	(1,159)	1,979	(3,497)
Inventories	(2,788)	(1,394)	(6,542)	(1,574)	(3,658)
Prepaid expenses	303	(234)	(63)	(1,626)	(2,864)
Other assets	(400)	33	(1)	(1)	—
Trade accounts payable	(3,525)	(2,430)	990	517	3,989
Accrued expenses	2,263	1,903	3,205	(1,308)	(2,763)
Other liabilities	87	55	56	28	1

Net cash provided by operating activities	21,470	26,417	27,431	11,353	9,932

Cash flows from investing activities:
Capital expenditures	(3,904)	(6,283)	(6,442)	(3,065)	(3,394)
Net proceeds from sale of assets	24,090	—	—	—	—
Payments for acquisition of business	—	—	(118,179)	—	—

Net cash provided by (used in) investing activities	20,186	(6,283)	(124,621)	(3,065)	(3,394)

Cash flows from financing activities:
Payments of long-term debt	(40,048)	(114,417)	(55,231)	(10,176)	(750)
Proceeds from issuance of long-term debt	—	98,760	150,000	—	—
Proceeds from issuance of equity and capital contributions	50	—	—	—	—
Payments of debt issuance costs	—	(3,694)	(5,299)	—	—

Net cash (used in) provided by financing activities	(39,998)	(19,351)	89,470	(10,176)	(750)

Effect of exchange rate fluctuations on cash and cash equivalents	(36)	28	(54)	(82)	46

Net increase (decrease) in cash and cash equivalents	1,622	811	(7,774)	(1,970)	5,834
Cash and cash equivalents at beginning of period	13,433	15,055	15,866	15,866	8,092

Cash and cash equivalents at end of period	$15,055	$15,866	$8,092	$13,896	$13,926

Supplemental disclosures of cash flow information:
Cash interest	$29,966	$22,975	$26,483	$12,621	$15,262

Cash income taxes	$271	$3,778	$3,708	$337	$1,666

Non-cash transactions:
Accretion of series C senior preferred stock warrants	$16	$16	$16	$8	$8

Accretion of series C senior preferred stock dividends	$4,163	$4,767	$5,458	$2,636	$3,102

See accompanying Notes to Consolidated Financial Statements.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts)

(1)    Nature of Operations

Organization

        B&G Foods Holdings Corp. and subsidiaries (the "Company") is majority owned by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS"), a private equity investment firm, and minority owned by management, directors and certain other investors. The Company's only asset and operations consist of its ownership of B&G Foods, Inc. and its subsidiaries (collectively "B&G Foods").

Nature of Operations

        The Company operates in one industry segment and manufactures, sells and distributes a diverse portfolio of high quality branded, shelf-stable food products. The Company's products include pickles, peppers, jams and jellies, canned meats and beans, spices, syrups, hot sauces, maple syrup, salad dressings, taco shells, seasonings, dinner kits, taco sauces, refried beans, salsa and other specialty food products which are sold to retailers and food service establishments. The Company distributes these products to retailers in the greater New York metropolitan area through a direct-store-organization sales and distribution system and elsewhere in the United States through a nationwide network of independent brokers and distributors. Sales of a number of the Company's products tend to be seasonal; however, in the aggregate, the Company's sales are not heavily weighted to any particular quarter. Sales during the first quarter of the fiscal year are generally below that of the following three quarters.

Business and Credit Concentrations

        The Company's exposure to credit loss in the event of non-payment of accounts receivable by customers is represented in the amount of such receivables. The Company performs ongoing credit evaluations of its customers' financial condition. As of January 3, 2004, the Company does not believe it has any significant concentration of credit risk with respect to its trade accounts receivable. The Company had no customers in fiscal 2001, 2002 or 2003 that exceeded 10% of consolidated net sales.

Disposition

        On January 17, 2001, the Company completed the sale of its wholly owned subsidiary, Burns & Ricker, Inc. ("Burns & Ricker"), to Nonni's Food Company, Inc. ("Nonni's") (the "B&R Disposition") pursuant to a stock purchase agreement of the same date under which the Company sold all of the issued and outstanding capital stock of Burns & Ricker to Nonni's for $26,000 in cash. The gain on the sale, net of transaction expenses, was approximately $3,100. The Company applied the net cash proceeds from the B&R Disposition toward the partial prepayment of term loans, as required under the Company's then existing credit facility.

Acquisition and Accounting

        On August 21, 2003, the Company acquired certain assets of The Ortega Brand of Business ("Ortega" or the "Ortega Acquisition") for approximately $118,179 in cash (the "Ortega Purchase Price"), including transaction costs, from Nestlé Prepared Foods Company ("Nestlé"). The Ortega Purchase Price was subject to a final adjustment based upon a defined inventory calculation in the related purchase agreement. In connection with this transaction, the Company entered into a $200,000 senior secured credit facility comprised of a $50,000 five-year revolving credit facility and a $150,000

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(1)    Nature of Operations (Continued)

six-year term loan facility. The proceeds of such senior secured credit facility were used to fund the Ortega Acquisition and refinance the Company's then-existing credit facility. See Note 6 (Long-term Debt).

        In connection with the Ortega Acquisition, the Company paid transaction fees to Bruckmann, Rosser, Sherrill & Co., Inc., a related party, aggregating $1,000. The Company recorded such transaction fees as part of the Ortega Purchase Price.

        The Ortega Acquisition has been accounted for using the purchase method of accounting and, accordingly, the assets acquired, liabilities assumed, and results of operations are included in the consolidated financial statements from the date of the Ortega Acquisition. The excess of the Ortega Purchase Price over the fair value of identifiable net assets acquired represents goodwill. Trademarks are deemed to have an indefinite useful life and are not amortized.

        The following table sets forth the allocation of the Ortega Purchase Price. The cost of the Ortega Acquisition has been allocated to tangible and intangible assets as follows:

Property, plant and equipment	$5,964
Goodwill	76,310
Indefinite-life intangible assets—trademarks	30,700
Other assets, principally net current assets	6,960
Other liabilities, principally net current liabilities	(2,039)
Deferred income tax asset	284

Total	$118,179

Unaudited Pro Forma Summary of Operations

        The following unaudited pro forma summary of operations for the fiscal years ended December 28, 2002 and January 3, 2004 and for the thirteen and twenty-six weeks ended June 28, 2003 presents the operations of the Company as if the Ortega Acquisition had occurred as of the beginning of each period presented. In addition to including the results of operations of the Ortega business, the unaudited pro forma information gives effect to interest on additional borrowings and changes in depreciation and amortization of property, plant and equipment.

	Year ended (unaudited)
			Thirteen Weeks Ended (Unaudited)	Twenty-six Weeks Ended (Unaudited)
	December 28, 2002	January 3, 2004
			June 28, 2003	June 28, 2003
Net sales	$371,130	$374,813	$95,406	$181,302
Net income	17,807	18,451	4,673	7,334
Basic net income (loss) available to common stockholders per common share	$57.52	$48.48	$13.13	$7.18
Diluted net income (loss) available to common stockholders per common share	$43.04	$36.28	$9.82	$5.38

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(1)    Nature of Operations (Continued)

        The unaudited pro forma information presented above does not purport to be indicative of the results that actually would have been attained if the Ortega Acquisition, and the related financing transactions, had occurred as of the beginning of each period presented and is not intended to be a projection of future results.

(2)    Summary of Significant Accounting Policies

  (a)    Fiscal Year and Basis of Presentation

        The Company utilizes a 52-53 week fiscal year ending on the Saturday closest to December 31. Fiscal years 2001 and 2002 contain 52 weeks each. Fiscal year 2003, which ended January 3, 2004, contains 53 weeks.

        The financial statements are presented on a consolidated basis. All intercompany balances and transactions have been eliminated.

  (b)    Interim Financial Information

        The consolidated financial statements and information in the notes to consolidated financial statements as of July 3, 2004 and for the thirteen and twenty-six weeks ended June 28, 2003 and July 3, 2004 are unaudited. In management's opinion, the unaudited consolidated financial statements include all adjustments, consisting of normal and recurring adjustments, that the Company considers necessary for a fair presentation, in all material respects, of its consolidated financial position, operating results, and cash flows for the interim date and the periods presented. The unaudited results of operations for the thirteen and twenty-six weeks ended July 3, 2004 are not necessarily indicative of the results to be expected for the full year or future periods.

  (c)    Cash and Cash Equivalents

        For purposes of the consolidated statements of cash flows, all highly liquid debt instruments with maturities of three months or less when acquired are considered to be cash and cash equivalents.

  (d)    Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out and average cost methods.

  (e)    Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of the minimum lease payments. Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets, 12 to 20 years for buildings and improvements, 5 to 10 years for machinery and equipment, and 3 to 5 years for office furniture and vehicles. Plant and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance, repairs and minor replacements are charged to current operations. Expenditures for major replacements and betterments are capitalized.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

  (f)    Goodwill and Trademarks

        The Company adopted the Financial Accounting Standard Board's ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 142 "Goodwill and Other Intangible Assets" on December 30, 2001. Goodwill and intangible assets not subject to amortization are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

        Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight line basis over 40 years and trademarks were amortized on a straight-line basis over 31 to 40 years. The amount of goodwill and other intangible asset impairment, if any, was measured based on projected discounted future net operating cash flows using a discount rate reflecting the Company's average cost of funds.

  (g)    Deferred Debt Issuance Costs

        Debt issuance costs are capitalized and amortized using the effective interest method over the term of the related debt agreements and are classified as other non-current assets. Amortization of deferred debt issuance costs for fiscal years 2001, 2002 and 2003 was $1,972, $2,508 and $2,608, respectively. During the third quarter of fiscal 2003, a write-off of $1,831 of deferred debt costs was incurred in connection with the payment in full of the Term Loan B under the Company's then-existing Term Loan Agreement dated as of March 15, 1999.

  (h)    Revenue Recognition

        Revenues are recognized when products are shipped. The Company reports all amounts billed to a customer in a sale transaction as revenue, including those amounts related to shipping and handling. Shipping and handling costs are included in cost of goods sold. As further described below, certain coupons and promotional expenses are recorded as a reduction of net sales.

        In April 2001, the Emerging Issue Task Force ("EITF") reached a consensus with respect to EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services" (as codified by EITF Issue 01-09), which became effective for the Company in the first quarter of 2002. The consensus includes a conclusion that consideration from a vendor to a retailer is presumed to be a reduction to the selling prices of the vendor's products and, therefore, should be characterized as a reduction of sales when recognized in the vendor's income statement. As required, the Company implemented the provisions of such EITF consensus in the first quarter of fiscal 2002 and, as a result, has reclassified certain prior period expenses as a reduction of net sales. Such reclassification reduces sales and gross margin, but does not have an impact on the Company's operating income or net income. Such expenses reclassified in accordance with the EITF consensus, as a reduction of net sales and sales, marketing and distribution expenses was $51,200 million for fiscal 2001.

        As required, the Company implemented the provisions of EITF Issue No. 00-14, "Accounting for Certain Sales Incentives" (as codified by EITF Issue 01-09) and Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services" in the

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

first quarter of fiscal 2002. The following table summarizes the reclassification of the prior period amounts as if the aforementioned new EITF consensuses had been implemented effective December 31, 2000:

	Year Ended December 29, 2001
	As Previously Presented	Reclassified
Net sales	$332,433	$279,779
Gross profit	$139,908	$87,254
Sales, marketing and distribution expenses	$87,576	$34,922

  (i)    Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs amounted to approximately $1,833, $2,202 and $3,499, for the fiscal years 2001, 2002, and 2003, respectively.

  (j)    Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities of the Company are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

  (k)    Pension Plans

        The Company has defined benefit pension plans covering substantially all of its employees. The Company's funding policy is to contribute annually the amount recommended by its actuaries.

        In 2003, the FASB revised Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The FASB's revision of Statement No. 132 requires new annual disclosures about the types of plan assets, investment strategy, measurement date, plan obligations and cash flows as well as the components of the net periodic benefit cost recognized in interim periods. In addition, SEC registrants are now required to disclose its estimates of contributions to the plan during the next fiscal year and the components of the fair value of total plan assets by type (e.g., equity securities, debt securities, real estate and other assets). The Company adopted the provisions of Statement No. 132 (revised), except for expected future benefit payments, which must be disclosed for fiscal years ending after June 15, 2004.

  (l)    Fair Value of Financial Instruments

        Cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses and due to related party are reflected in the consolidated balance sheets at carrying value, which

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

approximates fair value due to the short-term nature of these instruments. The fair value of the $220,000 Senior Subordinated Notes at January 3, 2004, based on quoted market prices, was $226,600. The carrying value of the Company's remaining borrowings approximates their fair value based on the current rates available to the Company for similar instruments.

  (m)    Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management of the Company to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates made by management involve trade and consumer promotion expenses, allowances for excess, obsolete and unsaleable inventories, and the recoverability of goodwill, trademarks, property, plant and equipment and deferred tax assets. Actual results could differ from those estimates.

  (n)    Impairment of Long-Lived Assets

        In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

        Goodwill and trademarks not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

        The Company performed an assessment to determine whether goodwill of the Company was impaired as of December 29, 2001, December 28, 2002 and January 3, 2004. In connection therewith, the Company determined that its operations consisted of one reporting unit. Under SFAS No. 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. The Company determined that, as of December 29, 2001 and December 28, 2002 and January 3, 2004, the fair value of the Company's single reporting unit exceeded its carrying amount, and therefore there is no indication that goodwill was impaired as of such dates. The Company will perform its annual impairment review each fiscal year end to measure goodwill for impairment.

        Effective as of December 30, 2001, the Company ceased the amortization of goodwill and all trademarks having indefinite useful lives. For fiscal 2001, amortization expense related to goodwill was $3,100 and $5,400 for trademarks.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

        The following table reconciles previously reported net income to net income adjusted as if the provisions of SFAS No. 142 were in effect in fiscal 2001:

Year ended December 29, 2001
Reported net income	$5,998
Add back: Goodwill amortization, net of income taxes	1,839
Add back: Trademark amortization, net of income taxes	3,271

Adjusted net income	$11,108

        Prior to the adoption of SFAS No. 142 and No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The impairment criteria and measurement requirements of SFAS No. 144 are substantially unchanged from those of SFAS No. 121 for assets held and used.

  (o)    Derivative Financial Instruments

        The Company accounts for its derivative and hedging transactions in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "Statement No. 133"). Statement No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires an entity to recognize all derivative instruments either as an asset or a liability in the balance sheet and to measure such instruments at fair value. These fair value adjustments are to be included either in the determination of net income or as a component of accumulated other comprehensive income (loss) depending on the nature of the transaction. The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes (see Note 6).

        In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." Statement No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company adopted Statement No. 149 on July 1, 2003 and will apply it prospectively, as applicable.

  (p)    Stock Option Plan

        The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation", permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

        The following table illustrates the pro forma effect on net (loss) income if the fair value based method had been applied to all outstanding and unvested awards in each period.

						Twenty-six Weeks Ended
				Thirteen Weeks Ended
	Year Ended
				June 28, 2003	July 3, 2004	June 28, 2003	July 3, 2004
	2001	2002	2003
Net income as reported	$5,998	$15,245	$15,168	$4,030	$5,751	$6,271	$11,065
Add stock-based employee compensation expense included in reported net income, net of tax	—	—	—	—	—	—	—
Deduct stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(1)	(1)	(1)	—	—	—	—

Pro forma net income	$5,997	$15,244	$15,167	$4,030	$5,751	$6,271	$11,065

Basic net (loss) income available to common stockholders per common share	$(41.59)	$33.22	$17.35	$7.03	$18.65	$(2.89)	$31.99
Diluted net (loss) income available to common stockholders per common share	$(41.59)	$24.86	$12.99	$5.26	$13.96	$(2.89)	$23.94

  (q)    Adoption of New Accounting Standards

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". Statement No. 150 establishes standards with respect to how an issuer classifies and measures in its statements of financial position certain financial instruments with characteristics of both liabilities and equity. Statement No. 150 requires that an issuer classify a financial instrument that is within the scope of such Statement as a liability because such financial instrument embodies an obligation of the issuer. The Company adopted Statement No. 150 on June 1, 2003 which has not impacted the Company's accounting for the mandatorily redeemable preferred stock.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51". This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation has not had a material effect on the Company's consolidated financial statements.

  (r)    Reclassifications

        Certain amounts in 2001 and 2002 have been reclassified to conform with the 2003 presentation.

  (s)    Earnings Per Share

        The Company calculates earnings per share in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share is calculated by dividing net (loss) income available to common shares

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

(net (loss) income less dividends accumulating during the period for 13% Series A and B cumulative preferred stock and Series C senior preferred stock and other charges) by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated similarly, except that it includes the dilutive effect of the assumed exercise of outstanding options and warrants (see note 10). Diluted loss per share is the same as basic loss per share because the Company's outstanding options and warrants are not included in the calculation, since the inclusion of such potential shares would be anti-diluted. The mandatorily redeemable preferred stock is excluded from the calculation as their conversion is contingent upon an initial public offering by the Company, see note 9.

	Fiscal Year Ended			Thirteen Weeks Ended		Twenty-six Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003	July 3, 2004
	(Shares in thousands)			(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$5,998	$15,245	$15,168	$4,030	$5,751	$6,271	$11,065
Less: preferred stock dividends accumulated and related charges	10,352	11,739	13,336	3,288	3,783	6,576	7,690

(Loss) income available to common stockholders	$(4,354)	$3,506	$1,832	$742	$1,968	$(305)	$3,375

Basic shares outstanding	104.7	105.5	105.5	105.5	105.5	105.5	105.5
Weighted average basic net (loss) income available to common stockholders per common share	$(41.59)	$33.23	$17.36	$7.03	$18.65	$(2.89)	$31.99

Weighted average diluted shares outstanding	104.7	141.0	141.0	141.0	141.0	105.5	141.0
Diluted net (loss) income available to common stockholders per common share	$(41.59)	$24.87	$12.99	$5.26	$13.96	$(2.89)	$23.94

(3)    Inventories

      Inventories consist of the following:

	December 28, 2002	January 3, 2004	July 3, 2004
			(Unaudited)
Raw materials and packaging	$13,601	$14,916	$22,250
Work in process	1,623	1,555	984
Finished goods	52,312	64,318	61,213

Total	$67,536	$80,789	$84,447

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts)

(4)    Property, Plant and Equipment, net

        Property, plant and equipment, net consists of the following:

	December 28, 2002	January 3, 2004	July 3, 2004
			(Unaudited)
Land	$3,012	$3,149	$3,148
Buildings and improvements	14,431	17,146	17,248
Machinery and equipment	37,924	46,404	47,353
Office furniture and vehicles	7,472	8,759	8,751
Construction-in-progress	—	15	2,333

	62,839	75,473	78,833
Less: accumulated depreciation	(25,425)	(31,533)	(34,752)

Total	$37,414	$43,940	$44,081

(5)    Leases

        The Company has several noncancelable operating leases, primarily for its corporate headquarters, warehouses, transportation equipment and machinery. These leases generally require the Company to pay all executory costs such as maintenance, taxes and insurance.

        The Company leases a manufacturing and warehouse facility from the Chairman of the Board of Directors of the Company under an operating lease which expires in April 2009. Total rent expense associated with this lease was $769 for fiscal years 2001, 2002 and 2003.

        Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) for the periods set forth below are as follows:

Years ended December:	Third Parties	Related Party
2004	$3,742	$787
2005	3,238	822
2006	1,927	822
2007	1,438	822
2008	1,426	822
Thereafter	620	274

Total	$12,391	$4,349

        Total rental expense was $3,116, $2,957 and $3,161, for the fiscal years 2001, 2002 and 2003, respectively.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(6)    Long-term Debt

        Long-term debt consists of the following:

	December 28, 2002	January 3, 2004	July 3, 2004
			(Unaudited)
Senior secured credit facility:
Revolving credit facility	$—	$—	$—
Term Loan	—	149,625	148,875
Term Loan B	54,856	—	—
9 5/8% Senior Subordinated Notes due August 1, 2007, net of unamortized discount of $1,060 and $829 at December 28, 2002 and January 3, 2004, respectively	218,940	219,171	219,287

Total long-term debt	273,796	368,796	368,162
Less current installments	370	1,500	1,500

Long-term debt, excluding current installments	$273,426	$367,296	$366,662

        On March 15, 1999, the Company, specifically its wholly owned subsidiary B&G Foods, entered into a $280,000 senior secured credit facility (the "Prior Senior Secured Credit Facility"). The Prior Senior Secured Credit Facility was comprised of a $60,000 five-year Revolving Credit Facility, a $70,000 (initial amount) five-year Term Loan Facility ("Term Loan A") and a $150,000 (initial amount) seven-year Term Loan Facility ("Term Loan B" and collectively with Term Loan A, the "Term Loan Facilities"). Interest on the Prior Senior Secured Credit Facility was determined based on several alternative rates as stipulated in the Prior Senior Secured Credit Facility, including the base lending rate per annum plus an applicable margin or LIBOR plus an applicable margin. At December 28, 2002 the interest rate for Term Loan B was 5.40%. At December 29, 2001, the interest rate for Term Loan A and Term Loan B was 7.31% and 6.17% to 7.56%, respectively. The Prior Senior Secured Credit Facility was secured by substantially all of the Company's assets.

        On August 21, 2003, the Company, specifically its wholly owned subsidiary B&G Foods, entered into a newly amended and restated $200,000 senior secured credit facility, which was further amended and restated as of September 9, 2003 (the "Senior Secured Credit Facility"), comprised of a $50,000 five-year revolving credit facility ("Revolving Credit Facility") and a $150,000 six-year term loan facility ("Term Loan"). The proceeds of the Term Loan and of certain drawings under the Revolving Credit Facility were used: (i) to fund the Ortega Acquisition and to pay related transaction fees and expenses; and (ii) to fully pay off the Company's remaining obligations under Term Loan B of the Company's Prior Senior Secured Credit Facility. In connection therewith, the Company capitalized approximately $5,300 of new deferred debt issuance costs related to the Senior Secured Credit Facility and, in accordance with the applicable guidance of the FASB's Emerging Issues Task Force, wrote off $1,831 of deferred financing costs related to the Company's then-existing Term Loan B. With respect to the Senior Secured Credit Facility, interest is determined based on several alternative rates, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin (4.52% at January 3, 2004 and 4.59% at July 3, 2004 (unaudited)). The Senior Secured Credit Facility is secured by substantially all of the Company's assets. The Senior Secured Credit Facility provides for mandatory prepayments upon the occurrence of certain events, including material asset dispositions and issuances

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(6)    Long-term Debt (Continued)

of securities. The Senior Secured Credit Facility contains covenants that restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends and create certain liens. The Senior Secured Credit Facility also contains certain financial covenants, which, among other things, specify and define maximum capital expenditure limits, a minimum total interest coverage ratio and a maximum leverage ratio. Proceeds of the Senior Secured Credit Facility are restricted to funding the Company's working capital requirements, capital expenditures and acquisitions of companies in the same line of business as the Company, subject to certain additional criteria. The Senior Secured Credit Facility limits expenditures on acquisitions to $50,000 per acquisition unless the Company can satisfy certain leverage ratio requirements. The outstanding balances for the Revolving Credit Facility and the Term Loan at January 3, 2004 were $0 and $149,625 and July 3, 2004 (unaudited) were $0 and $148,875, respectively.

        The Revolving Credit Facility requires an annual commitment fee of an amount equal to 0.5% of the average daily unused portion of the Revolving Credit Facility. The Revolving Credit Facility also provides a maximum commitment for letters of credit of $5,000. The available borrowing capacity under the Revolving Credit Facility, net of outstanding letters of credit of $1,300, was approximately $48,700 at January 3, 2004 and, net of outstanding letters of credit of $636, was approximately $49,364 at July 3, 2004 (unaudited).

        The Company, specifically its wholly owned subsidiary B&G Foods, has outstanding $220,000 of 9 5/8% Senior Subordinated Notes (the "Notes") due August 1, 2007 with interest payable semiannually on February 1 and August 1 of each year, of which $120,000 principal amount was originally issued in August 1997 and $100,000 principal amount (the "New Notes") was issued by the Company through a private offering of the notes completed on March 7, 2002 at a discount of $1,240. The Notes contain certain transfer restrictions. The proceeds from the issuance of the New Notes were used to pay off, in its entirety, the then outstanding balance under the Company's then-existing Term Loan A, and to reduce the amount outstanding under the Company's then-existing Term Loan B, and pay related deferred debt issuance costs.

        As part of a registration rights agreement dated March 7, 2002, the Company agreed to offer to exchange an aggregate principal amount of up to $220,000 of its 9 5/8% Senior Subordinated Notes due 2007 (the "Exchange Notes") for a like principal amount of its Notes outstanding (the "Exchange Offer"). The terms of the Exchange Notes are identical in all material respects to those of the Notes (including principal amount, interest rate, maturity and guarantees), except for certain transfer restrictions and registration rights relating to the New Notes. The Exchange Offer was completed on June 27, 2002.

        The indentures for the Notes contain certain covenants that, among other things, limit the ability of the Company to incur additional debt, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, make certain asset dispositions, merge or consolidate with, or transfer substantially all of its assets to, another person, as defined, encumber assets under certain circumstances, restrict dividends and other payments from subsidiaries, engage in sale and leaseback transactions, issue capital stock, as defined, or engage in certain business activities.

        The Notes are redeemable at the option of the Company, in whole or in part, at any time at 103.208% of their principal amount plus accrued and unpaid interest and Liquidated Damages (as

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(6)    Long-term Debt (Continued)

defined in the indentures), if any, beginning August 1, 2003, 101.604% beginning August 1, 2004 and 100% beginning August 1, 2005. Upon the occurrence of a Change in Control, as defined, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest and Liquidated Damages, as defined, if any, to the date of repurchase. The Notes are not subject to any sinking fund requirements.

        On March 21, 2002, the Company entered into an interest rate swap agreement with a major financial institution pursuant to which the Company agreed to pay a variable rate of three-month LIBOR plus 5.65% on a notional amount of $100,000 in exchange for a fixed rate of 9.625%. Because the interest rate swap did not qualify as an effective hedge, changes in the fair value are recorded in the consolidated statement of operations. The Company sold the interest rate swap agreement on August 7, 2002 for $2,524. Included in the fiscal 2002 consolidated statement of operations is a derivative gain representing the change in fair value of the interest rate swap of $2,524.

        The Company has no assets or operations independent of its direct and indirect subsidiaries. All of the Company's indirect wholly owned subsidiaries (the "Guarantors") jointly and severally, and fully and unconditionally, guarantee the Notes (the "Subsidiary Guarantees"). There are no significant restrictions on the ability of the Company or any of its Guarantors, to obtain funds from its subsidiaries by dividend or loan. Consequently, separate financial statements have not been presented for the Guarantors because management has determined that they would not be material to investors. The Subsidiary Guarantee of each Guarantor is subordinate to the prior payment in full of all senior debt, as defined. As of January 3, 2004, the Company and its subsidiaries had senior debt and additional liabilities (including trade accounts payable, accrued expenses, amounts due to related parties, deferred income taxes and other liabilities) aggregating approximately $456,760.

        At December 28, 2002, January 3, 2004 and July 3, 2004 (unaudited), accrued interest of $9,328, $9,726 and $8,902, respectively, is included in accrued expenses in the accompanying consolidated balance sheets.

        The aggregate maturities of long-term debt are as follows:

Years ended December:
2004	$1,500
2005	1,500
2006	1,500
2007	220,671
2008	143,625

Total	$368,796

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(7)    Income Taxes

        Income taxes consist of the following:

	Year ended
	December 29, 2001	December 28, 2002	January 3, 2004
Current:
Federal	$54	$3,252	$4,150
State	168	476	987

Subtotal	222	3,728	5,137
Deferred:
Federal	2,995	4,694	3,754
State	812	838	628

Subtotal	3,807	5,532	4,382

Total	$4,029	$9,260	$9,519

        Income tax expense differs from the expected income tax expense (computed by applying the U.S. federal income tax rate of 34% to income before income tax expense) as a result of the following:

	Year ended
	December 29, 2001	December 28, 2002	January 3, 2004
Computed expected tax expense	$3,409	$8,332	$8,394
Increase (decrease):
State income taxes, net of federal income tax benefit	647	867	1,066
Nondeductible expenses, principally amortization of goodwill in 2001	855	61	59
Gain on sale of assets	(844)	—	—
Other	(38)	—	—

Total	$4,029	$9,260	$9,519

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(7)    Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	December 28, 2002	January 3, 2004
Deferred tax assets:
Accounts receivable, principally due to allowance	$44	$48
Inventories, principally due to additional costs capitalized for tax purposes	355	948
Accruals and other liabilities not currently deductible	1,539	1,989
Net operating loss carryforwards	3,338	2,560
Deferred financing costs	206	871

Total gross deferred tax assets	5,482	6,416
Less valuation allowance	(1,282)	(1,282)

Net deferred tax assets	4,200	5,134

Deferred tax liabilities:
Plant and equipment	(4,559)	(5,470)
Intangible assets	(37,439)	(42,070)
Derivative gain	(763)	(253)

Total gross deferred tax liabilities	(42,761)	(47,793)

Net deferred tax liability	$(38,561)	$(42,659)

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income and reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 28, 2002 and January 3, 2004. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during future periods are reduced. The valuation allowance at December 28, 2002 and January 3, 2004 was $1,282 and represents the allowance for certain fully reserved state net operating loss carryforwards of $23,206 and $22,955, respectively, which are available to offset future state taxable income, if any, through 2007. The Company established a valuation allowance for the deferred tax assets associated with state net operating loss carryforwards at December 28, 2002 because management believes that based upon historical and projected state taxable income, it is not more likely than not that the deferred tax asset related to such net operating loss carryforwards will not be realized. Any future utilization of acquired state net operating loss carryforwards will result in an adjustment to goodwill to the extent it reduces the valuation allowance.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(7)    Income Taxes (Continued)

        At January 3, 2004, the Company has net operating loss carryforwards for federal income tax purposes of $3,566 which are available to offset future federal taxable income, if any, through 2020. As a result of the Company's acquisitions in prior years, the annual utilization of the net operating loss carryforwards acquired is limited under certain provisions of the Internal Revenue Code.

(8)    Redeemable Preferred Stock

        The Company's Certificate of Incorporation provides that they may issue 100,000 shares of Preferred Stock, $.01 par value per share, 22,000 of which are currently designated as the 13% Series A Cumulative Preferred Stock (the "13% Series A Cumulative Preferred Stock"), 35,000 shares of which are currently designated as the 13% Series B Cumulative Preferred Stock (the "13% Series B Cumulative Preferred Stock") and 25,000 of which are currently designated as the Series C Senior Preferred Stock (the "Series C Senior Preferred Stock"(See note 9)).

        With respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, the Series C Senior Preferred Stock ranks senior to the 13% Series B Cumulative Preferred Stock and each rank senior to the 13% Series A Cumulative Preferred Stock. The Series C Senior Preferred Stock, the 13% Series B Cumulative Preferred Stock and the 13% Series A Cumulative Preferred Stock each rank senior to the Common Stock of the Company.

  13% Series A Cumulative Preferred Stock

        Dividends.    Each holder of 13% Series A Cumulative Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends on each share of 13% Series A Cumulative Preferred Stock at a rate per annum equal to 13%, which dividends are cumulative without interest, whether or not earned or declared, on a daily basis, and are payable annually in arrears. These dividends amount to $20,768 and $26,113 as of December 28, 2002 and January 3, 2004. The liquidation value aggregates to $41,109 and $46,453 as of December 28, 2002 and January 3, 2004.

        Optional Redemption.    The Company may, at its option, redeem at any time, from any source of funds legally available therefore, in whole or in part, any or all of the shares of 13% Series A Cumulative Preferred Stock, at a redemption price equal to 100% of the then effective liquidation preference per share, plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date.

  13% Series B Cumulative Preferred Stock

        Dividends.    Each holder of 13% Series B Cumulative Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends on each share of 13% Series B Cumulative Preferred Stock at a rate per annum equal to 13%, which dividends are cumulative without interest, whether or not earned or declared, on a daily basis, and are payable annually in arrears. These dividends amount to $9,496 and $12,031 as of December 28, 2002 and January 3, 2004. The liquidation value aggregates to $19,496 and $22,031 as of December 28, 2002 and January 3, 2004.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(8)    Redeemable Preferred Stock (Continued)

        Optional Redemption.    The Company may, at its option, redeem at any time, from any source of funds legally available therefore, in whole or in part, any or all of the shares of 13% Series B Cumulative Preferred Stock, at a redemption price equal to 100% of the then effective liquidation preference per share, plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date.

        Warrants.    The holders of the 13% Series B Cumulative Preferred Stock received warrants exercisable to purchase an aggregate of 11,735.61 shares of Common Stock, with an exercise price of $0.01 per share and an expiration date of December 22, 2009. These warrants remain outstanding at January 3, 2004.

(9)    Mandatorily Redeemable Preferred Stock

  Series C Senior Preferred Stock

        Dividends.    When and as declared by the Company's Board of Directors and to the extent permitted under the General Corporation Law of the State of Delaware, the Company will pay preferential dividends to the holders of the Series C Senior Preferred Stock. Dividends on each share of Series C Senior Preferred Stock (each a "Senior Share") accrue at a rate of 14% per annum. Such dividends accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. To the extent that all accrued dividends are not paid on each June 30 and December 31 of each year beginning June 30, 2000 (the "Dividend Reference Dates"), all dividends which have accrued on each Senior Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date will be accumulated and added to the liquidation value of such Senior Shares. These dividends amount to $12,664 and $18,122 as of December 28, 2002 and January 3, 2004. The liquidation value aggregates to $37,664 and $43,122 as of December 28, 2002 and January 3, 2004. Such dividends are charged to net income available to common stockholders.

        In the sole discretion of the Company, any dividends accruing on the Senior Shares may be paid, in lieu of cash dividends, by the issuance of additional Senior Shares (including fractional Senior Shares) having an aggregate liquidation value at the time of such payment equal to the amount of the dividend to be paid; provided, that if the Company pays less than the total amount of dividends then accrued on the Senior Preferred Stock in the form of additional Senior Shares, such payment in Senior Shares shall be made pro rata to the holders of Senior Shares based upon the aggregate accrued but unpaid dividends on the Senior Shares held by each such holder.

        Mandatory Redemption.    On the earliest of (x) December 22, 2009, (y) the date of consummation of a change in control as defined in the Certificate of Designation for the Series C Senior Preferred Stock and (z) six months after the date of consummation of an initial public offering (the "Scheduled Redemption Date"), the Company is required to redeem all issued and outstanding Senior Shares, at a price per Senior Share equal to the liquidation value of $25,000 (plus all accumulated, accrued and unpaid dividends thereon).

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(9)    Mandatorily Redeemable Preferred Stock (Continued)

        Optional Redemption.    The Company may at any time, except within ninety days prior to the date of consummation of an initial public offering, redeem all or any portion of the Series C Senior Preferred Stock then outstanding at a price per Series C Senior Share equal to the optional redemption prices (expressed as percentages of liquidation value thereof) set forth below plus all accumulated, accrued and unpaid dividends thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on December 22 in the years indicated below:

Year	Percentage
1999	107%
2000	106%
2001	105%
2002	104%
2003	103%
2004	102%
2005	101%
2006 and thereafter	100%

        Notwithstanding the foregoing sentence and subject to the rights of the holders of Senior Shares described below with respect to conversion, upon the consummation at any time of an initial public offering, the Company may redeem all or any portion of the Series C Senior Preferred Stock then outstanding at a price per Senior Share equal to the liquidation value thereof (plus all accumulated, accrued and unpaid dividends thereon).

        For each Senior Share which is to be redeemed, the Company will be obligated on the redemption date to pay to the holder thereof an amount in immediately available funds (or other assets of the Companys resulting from a change in control in the case of a redemption pursuant to a change in control) equal to the liquidation value thereof (plus all accumulated, accrued and unpaid dividends thereon).

        Optional Conversion.    Upon the consummation of an initial public offering (the "Conversion Event"), each Senior Share shall, at the one-time option of the holder of such Senior Share, be converted (and the rights of the holder of the Senior Shares shall cease) into a number of shares of the Company's Common Stock equal to the (i) liquidation value of such Senior Share as of the date of such Conversion Event (plus all accumulated, accrued and unpaid dividends thereon) divided by (ii) the price at which each share of Common Stock is concurrently sold in such initial public offering.

        Warrants.    The holders of Senior Shares received warrants exercisable to purchase an aggregate of 16,429.86 shares of Common Stock, with an exercise price of $0.01 per share and an expiration date of December 22, 2009. The fair value of the warrants granted during 1999 was $10 on the date of issuance using the Black Scholes pricing model with the following weighted assumptions:

2001
Expected dividend yield	0.0%
Risk-free interest rate	4.75%
Expected life	10 years
Expected annual volatility	67%

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(9)    Mandatorily Redeemable Preferred Stock (Continued)

        The warrants were accounted for as a discount of the mandatorily redeemable preferred stock and the accretion of such warrants are charged to net income available for common stockholders.

(10)    Capital Stock and Stock Option Plan

        1997 Incentive Stock Option Plan.    In 1997, the Company adopted the B&G Foods Holdings Corp. 1997 Incentive Stock Option Plan (the "Option Plan") for the Company's and its subsidiaries' key employees. The Option Plan authorizes for grant to key employees and officers options for up to 6,700 shares of Holding's common stock. The Option Plan authorizes the Company to grant either (i) options intended to constitute incentive stock options under the Internal Revenue Code of 1986 or (ii) non-qualified stock options. The Option Plan provides that it may be administered by the Company's Board of Directors or a committee designated by Companys' Board of Directors. The Company's Board of Directors has designated a committee comprised of Stephen C. Sherrill and Thomas J. Baldwin. Options granted under the Option Plan will be exercisable in accordance with the terms established by the Company's Board of Directors. Under the Option Plan, the Company's Board of Directors determines the exercise price of each option granted, which in the case of incentive stock options, cannot be less than fair value. All option grants have been made at fair value as determined by a third party valuation. Options will expire on the date determined by the Company's Board of Directors, which may not be later than the tenth anniversary of the date of grant. The options vest ratably over 5 years. During fiscal year 2001, options to purchase 700 shares of our common stock were granted to an executive of the Company. No other options were granted during fiscal year 2001 and no options were granted during fiscal 2002 or 2003. As of January 3, 2004, options to purchase 6,625 shares of our common stock, all of which were incentive stock options, had been granted since the inception of the Option Plan, and 75 additional shares were available for grant under the plan.

        Other Stock Options.    Pursuant to the terms of a license agreement between Emeril's Food of Love Productions, LLC ("EFLP") and B&G Foods, Inc. dated June 2000, the Company granted EFLP and William Morris Agency, Inc. 619 and 69 stock options, respectively. All such options are exercisable at a price of $10.00 per share of Common Stock, are fully vested and expire on June 9, 2010. The Company recorded the options at fair value and expensed such options in 2000.

        The per share weighted average fair value of stock options granted during 2001 was $8.33 on the date of grant using the Black Scholes option-pricing model with the following weighted assumptions:

2001
Expected dividend yield	0.0%
Risk-free interest rate	4.9%
Expected life	10 years
Expected annual volatility	67%

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(10)    Capital Stock and Stock Option Plan (Continued)

        Stock option activity during the periods indicated is as follows:

	Number of shares	Option exercise price per share	Weighted-avg. exercise price per share
Options outstanding at December 30, 2000	6,613	$10.00	$10.00
Granted	700	10.00	10.00
Canceled	—	—	—

Options outstanding at December 29, 2001	7,313	$10.00	10.00
Granted	—	—	—
Canceled	—	—	—

Options outstanding at December 28, 2002	7,313	$10.00	10.00
Granted	—	—	—
Canceled	—	—	—

Options outstanding at January 3, 2004	7,313	$10.00	10.00

Options exercisable at January 3, 2004	7,033	$10.00	10.00

        At January 3, 2004, the exercise prices and weighted-average remaining contractual life of outstanding options were $10.00 per share and three to seven years, respectively.

        At December 28, 2002 and January 3, 2004, the number of options exercisable was 6,205 and 6,345, respectively, and the weighted-average exercise price of those options were $10.00 per share.

        Warrants.    As of January 3, 2004, the Company had issued and outstanding presently exercisable warrants to purchase an aggregate of 28,165.47 shares of Common Stock, with an exercise price of $0.01 per share and an expiration date of December 22, 2009.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts)

(11)    Pension Benefits

        The Company has defined benefit pension plans covering substantially all of its employees. The benefits are based on years of service and the employee's compensation, as defined. The Company makes annual contributions to the plans equal to the maximum amount that can be deducted for income tax purposes. The following table sets forth our defined benefit pension plans' benefit obligation, fair value of plan assets and funded status recognized in the consolidated balance sheets:

	December 28, 2002	January 3, 2004
Change in benefit obligation:
Benefit obligation at beginning of period	$9,415	$11,366
Acquired plan	0	360
Amendment to plan	0	10
Actuarial gain	828	2,955
Service cost	716	985
Interest cost	667	832
Benefits paid	(260)	(321)

Benefit obligation at end of period	11,366	16,187

The accumulated benefit obligation at December 28, 2002 and January 3, 2004 was $8,708 and $12,333, respectively.
Change in plan assets:
Fair value of plan assets at beginning of period	5,740	6,790
Actual (loss) gain on plan assets	(70)	914
Employer contributions	1,380	2,408
Benefits paid	(260)	(321)

Fair value of plan assets at end of period	6,790	9,791

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets.
Funded status	(4,576)	(6,396)
Unrecognized prior service cost	6	14
Unrecognized net actuarial loss	1,515	4,104

Accrued pension cost	$(3,055)	$(2,278)

Amount recognized in the consolidated balance sheets:
Accrued benefit cost at beginning of period	$(3,545)	$(3,055)
Acquired plan	0	360
Net periodic pension cost	890	1,271
Contributions	1,380	2,408

Accrued pension cost at end of period	$(3,055)	$(2,278)

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(11)    Pension Benefits (Continued)

	December 28, 2002	January 3, 2004
Weighted-average assumptions as of December 28, 2002 and January 3, 2004
Discount rate	6.75%	6.25%
Rate of compensation increase	4.00%	4.00%
Expected long-term rate of return	7.25-8.25%	6.50-8.25%

        Net periodic cost includes the following components:

	Year ended			Thirteen Weeks Ended		Twenty-six Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003	July 3, 2004
Service cost—benefits earned during the period	$652	$716	$985	$234	$337	$468	$676
Interest cost on projected benefit obligation	601	667	832	206	257	412	517
Expected return on plan assets	(515)	(503)	(632)	(158)	(204)	(316)	(413)
Net amortization and deferral	(53)	10	86	21	46	42	93

Net pension cost	$685	$890	$1,271	$303	$436	$606	$873

        The asset allocation for the Company's pension plans at the end of 2002 and 2003, and the target allocation for 2004, by asset category, follows. The fair value of plan assets for these plans is $6,790 and $9,791 at the end of 2002 and 2003, respectively. The expected long-term rate of return on these plan assets was 8.25% in 2002 and 8.25% in 2003.

        The Company's pension plan assets are managed by outside investment managers; assets are rebalanced at the end of each quarter. The Company's investment strategy with respect to pension assets is to maximize return while protecting principal. The investment manager has the flexibility to adjust the asset allocation and move funds to the asset class that offers the most opportunity for investment returns.

		Percentage of Plan Assets at Year End
Asset Category	Target Allocation 2004
		2003	2002
Equity securities	62%	88%	39%
Fixed income securities	37%	7%	40%
Cash	1%	5%	21%

Total	100%	100%	100%

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(11)    Pension Benefits (Continued)

        Information about the expected cash flows for the pension plan follows:

Pension Benefits
Company contribution
2004	$1,300
Expected Benefit Payments
2004	$353
2005	405
2006	439
2007	557
2008	617
2009-2013	4,627

        The Company sponsors a defined contribution plan covering substantially all of its employees. Employees may contribute to this plan and these contributions are matched at varying amounts by the Company. Contributions for the matching component of this plan amounted to $453, $523 and $587 for fiscal 2001, fiscal 2002 and fiscal 2003, respectively.

        Pension expense relating to a multi-employer pension plan amounted to $390, $459 and $559 for the fiscal 2001, fiscal 2002 and fiscal 2003, respectively.

(12)    Related-Party Transactions

        The Company is party to a management agreement (the "Management Agreement") with Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS & Co."), the manager of BRS, pursuant to which BRS & Co. is paid an annual fee of $500 per year for certain management, business and organizational strategy, and merchant and investment banking services. The Management Agreement will expire on the earlier of December 27, 2006 and the date that BRS owns less than 20% of the outstanding common stock of the Company.

        The Company is also party to a transaction services agreement pursuant to which BRS & Co. will be paid a transaction fee for management, financial and other corporate advisory services rendered by BRS & Co. in connection with acquisitions by the Company, which fee will not exceed 1.0% of the total transaction value. In connection with the Ortega Acquisition, the Company paid transaction fees to BRS aggregating $1,000. The Company recorded such transaction fees as part of the Ortega Purchase Price. No such fees were paid in fiscal years 2001 and 2002.

        As described in Note 5, the Company leases a manufacturing and warehouse facility from the Chairman of the Board of Directors of the Company.

        "Due to related party" at December 28, 2002 and January 3, 2004 includes management fees to BRS.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(13)    Commitments and Contingencies

        On January 17, 2001, the Company became aware that fuel oil from its underground storage tank at its Roseland, New Jersey facility had been released into the ground and into a brook adjacent to such property. Since January 17, 2001, together with the Company's environmental services firms, B&G has worked to clean-up the oil in cooperation with the New Jersey Department of Environmental Protection ("NJDEP"). After completion of the work the Company submitted the findings to the NJDEP along with recommendations for no further action. The NJDEP responded that additional investigation was required before it could agree to the no further action recommendations. The additional work has been conducted and the Company is awaiting the NJDEP's response. While the NJDEP could assert that more work is required, the cost of such work is not expected to have a material adverse effect on B&G's consolidated financial condition, results of operations or liquidity. The Company recorded a charge of $1,100 in the first quarter of fiscal 2001 to cover the expected cost of the clean-up. In the third quarter of fiscal 2001, B&G received an insurance reimbursement of $200 and accrued an additional $100 for certain remaining miscellaneous expenses. Management believes that substantially all estimated expenses relating to this matter have been incurred and paid as of January 3, 2004. At December 28, 2002 there was $100 accrued related to this matter.

        In January 2002, the Company was named as a third-party defendant in an action regarding environmental liability under the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund, for alleged disposal of waste by White Cap Preserves, an alleged predecessor of the Company, at the Combe Fill South Landfill, a Superfund site. In February 2003, B&G paid $100 in settlement of all asserted claims arising from this matter, and in March 2003, a bar order was entered by the United States District Court for the District of New Jersey protecting B&G, subject to a limited re-opener clause, from any claims for contribution, natural resources damages and certain other claims related to the action until such time that the litigation is dismissed. The $100 and a portion of the legal fees were reimbursed by the purchaser of White Cap Preserves pursuant to an indemnity wherein they acquired that liability.

        The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these other matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

        The Company is subject to environmental regulations in the normal course of business. Management believes that the cost of compliance with such regulations will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

        On January 3, 2004 and July 3, 2004 (unaudited), the Company had purchase commitments with various suppliers to purchase certain raw materials in the aggregate amount of approximately $8,926 and $10,566, respectively. Management believes that all such commitments will be fulfilled within one year.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(14)    Quarterly Financial Data (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales
2003	$67,454	$76,369	$83,310	$101,223	$328,356
2002	$66,210	$77,850	$70,900	$78,717	$293,677
Gross profit
2003	$20,066	$23,507	$26,085	$32,524	$102,182
2002	$20,705	$24,274	$22,197	$22,794	$89,970
Net income available to common stockholders
2003	$(1,047)	$742	$(154)	$2,291	$1,832
2002	$124	$1,812	$886	$684	$3,506
Basic net (loss) income available to common stockholders per common share
2003	$(9.92)	$7.03	$(1.46)	$21.71	$17.36
2002	$1.18	$17.18	$8.40	$6.47	$33.23
Diluted net (loss) income available to common stockholders per common share
2003	$(9.92)	$5.26	$(1.46)	$16.25	$12.99
2002	$0.88	$12.85	$6.28	$4.86	$24.87

Schedule II

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES

Schedule of Valuation and Qualifying Accounts

(Dollars in thousands)

Column A	Column B	Column C		Column D		Column E
		Additions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts—describe	Deductions—describe		Balance at end of period
Year ended December 29, 2001:
Allowance for doubtful accounts	$465	$118	$—	$128	(a)	$455
Environmental reserves	—	$1,200	—	$1,120	(b)	$80
Year ended December 28, 2002:
Allowance for doubtful accounts	$455	$84	—	$75	(a)	$464
Environmental reserves	$80	$100	—	$80	(c)	$100
Year ended January 3, 2004:
Allowance for doubtful accounts	$464	$711	—	$649	(a)	$526
Environmental reserves	$100	$—	—	$100	(c)	$—

(a)
Represents bad-debt write-offs.

(b)
Represents payments of $870 and an insurance reimbursement of $250.

(c)
Represents payments.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Nestlé Prepared Foods Company:

        We have audited the accompanying Statement of Net Assets Sold as of December 31, 2002 and the related Statement of Direct Revenue and Direct Expenses for the year ended December 31, 2002 of The Ortega Brand of Business ("Ortega"). These financial statements are the responsibility of Nestlé Prepared Foods Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying financial statements were prepared to present the assets sold and the liabilities assumed pursuant to the Asset Purchase Agreement (the "Agreement") between Nestlé Prepared Foods Company, Ortega Holdings Inc. (formerly known as O Brand Acquisition Corp.) and B&G Foods, Inc. as described in note 2, and the direct revenue and direct expenses of Ortega, and are not intended to be a complete presentation of Ortega's financial position, results of operations, or cash flows.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets sold of Ortega as of December 31, 2002, and Ortega's direct revenue and direct expenses for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in note 2 to the financial statements, Ortega restated its statement of net assets sold as of December 31, 2002.

/s/ KPMG LLP Short Hills, New Jersey October 10, 2003, except as to the second paragraph of note 2, which is as of November 7, 2003

THE ORTEGA BRAND OF BUSINESS

Statements of Net Assets Sold

December 31, 2002
(Dollars in Thousands)

	Dec. 31, 2002	June 30, 2003
		(unaudited)
Assets:
Inventory	$6,347	$6,658
Property, Plant & Equipment, net	7,094	6,525

Total Assets	$13,441	$13,183

Liabilities:
Accrued Liabilities	$2,157	$1,660

Total Liabilities	2,157	1,660

Net Assets Sold	$11,284	$11,523

See accompanying Notes to the Financial Statements.

THE ORTEGA BRAND OF BUSINESS

Statements of Direct Revenue and Direct Expenses

Year Ended December 31, 2002
(Dollars in Thousands)

	Year Ended Dec. 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
		(unaudited)	(unaudited)
Direct Revenue, net	$77,453	$38,069	$37,479
Direct Sales Commissions	1,790	451	1,273
Direct Cost of Sales	41,220	20,825	19,681
Direct Transportation	4,612	2,098	2,115

Margin Contribution	29,831	14,695	14,410
Direct Marketing and Other Expenses	10,563	4,196	5,875

Product Contribution	19,268	10,499	8,535
Direct Fixed Distribution	2,498	1,185	1,125
Direct Selling, Administrative and Other	7,663	3,746	4,153

Excess of Direct Revenue over Direct Expenses	$9,107	$5,568	$3,257

See accompanying Notes to the Financial Statements.

THE ORTEGA BRAND OF BUSINESS
Notes to Financial Statements
(Dollars in Thousands)
December 31, 2002
(Information as of June 30, 2003 and for the six months ended
June 30, 2002 and June 30, 2003 is unaudited)

(1)    Background

        The Ortega brand of business ("Ortega") of Nestlé Prepared Foods Company (the "Seller") and certain of its affiliates (together with the Seller, "Nestlé") is a leading manufacturer of shelf-stable Mexican food products for the retail and foodservice markets in the United States of America. Ortega's products include taco shells, seasonings, dinner kits, taco sauce, peppers, refried beans, salsa and related Mexican food products sold under the Ortega brand.

        On July 29, 2003, B&G Foods, Inc. ("B&G") and Ortega Holdings Inc. (formerly known as O Brand Acquisition Corp.), a wholly-owned subsidiary of B&G (the "Buyer"), entered into an asset purchase agreement (the "Agreement") with the Seller, pursuant to which the Buyer purchased certain assets and assumed certain liabilities of Nestlé pertaining to the Ortega brand of Mexican food products and the Stoughton, Wisconsin manufacturing facility. This transaction was consummated on August 21, 2003. Excluded from the sale were the Ortega lines of cheese sauces, dipping cups and the Ortega ¡Amigo! dispensing units sold into the foodservice and club channels which Nestlé will continue to sell under the Ortega brand through a transitional license. Prior to this transaction, the Ortega business was operated as a part of Nestlé. During the year ended December 31, 2002, approximately 87% of Ortega sales were to retail customers with the remaining 13% to customers in the foodservice channel.

(2)    Basis of Presentation

        The Statement of Net Assets Sold and the Statement of Direct Revenue and Direct Expenses consist of account balances specifically identified by Nestlé's management. The accompanying financial statements were prepared to present only certain assets sold to and liabilities assumed by B&G pursuant to the Agreement and revenue and expenses related to the Ortega branded products of Nestlé. While these financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, they are not intended to be a complete presentation of the assets, liabilities, revenue and expenses of the Ortega brand of business.

        The Company has restated its statements of net assets sold at June 30, 2003 (unaudited) and December 31, 2002, to reflect a reduction of inventory in the amount of $1,618 and $2,139, respectively. This reduction was due to certain inventory at these respective dates that was held at a supplier and owned by the supplier, but was included in inventory when the Ortega account balances were identified by Nestle's management when preparing the statements of net assets sold for Ortega which were included in the Form 8-K/A filed by B&G Foods, Inc. with the Securities and Exchange Commission on October 20, 2003. The reduction of inventory had no effect on the accompanying statements of direct revenue and direct expenses of Ortega for the six month periods ended June 30, 2003 (unaudited) and 2002 (unaudited) and the year ended December 31, 2002 as Nestle also recorded an offsetting liability, which was not an assumed liability in the Agreement, in an amount equal to such inventory, and no amounts were recorded that effected Ortega's results of operations until such time that the products were shipped to third party customers.

        Nestlé does not account for Ortega as a separate entity. Accordingly, the information included in the accompanying financial statements has been obtained from Nestlé's consolidated financial records.

THE ORTEGA BRAND OF BUSINESS
Notes to Financial Statements
(Dollars in Thousands)
December 31, 2002
(Information as of June 30, 2003 and for the six months ended
June 30, 2002 and June 30, 2003 is unaudited) (Continued)

(2)    Basis of Presentation (Continued)

The financial statements include allocations as discussed in note 3. Nestlé's management believes that the allocations are reasonable; however, these allocated expenses are not necessarily indicative of costs that would have been incurred by Ortega on a stand-alone basis, since certain other expenses, as discussed in note 3, are incurred for services provided to, or on behalf of, Ortega that are not included in the accompanying financial statements. Tax expense has not been included in the Statement of Direct Revenue and Direct Expenses, as this expense is not specifically identifiable to Ortega.

        The Statement of Net Assets Sold includes only those assets and liabilities that are included in the Agreement. Additionally, the Statement of Direct Revenue and Direct Expenses excludes the results of discontinued operations, namely a frozen line of Ortega products that was launched in 1999 and subsequently discontinued in 2002.

        Under Nestlé's centralized cash management system, cash requirements of Ortega are provided directly by Nestlé, and cash generated by Ortega is remitted directly to Nestlé. Transaction systems (e.g., payroll, employee benefits, accounts receivable, accounts payable) used to record and account for cash transactions are provided by centralized company organizations outside the defined scope of the Ortega business. Most of the corporate systems are not designed to track assets/liabilities and receipts/payments on a product specific basis. Given these constraints, and the fact that only certain assets and liabilities of Ortega have been sold, a statement of cash flows could not be prepared.

(3)    Significant Accounting Policies

  (a)
  Revenue Recognition

        Revenue is recognized when the products are shipped and when the risks and rewards of ownership of the goods have been transferred to the buyer. Direct revenue represents the sale of products, net of sales rebates and an estimate of product returns. Volume, promotional, price, cash and other discounts and customer incentives are accounted for as a reduction of revenue in accordance with Emerging Issues Task Force ("EITF") No. 01-09, "Accounting for the Consideration Given by a Vendor to a Customer."

  (b)
  Direct Cost of Sales

        Direct cost of sales includes all variable and fixed costs associated with producing the product, including raw materials, packaging supplies, direct labor, indirect labor, the cost of goods purchased from third parties and fixed factory overheads including depreciation.

  (c)
  Direct Marketing and Other Expenses

        Direct marketing expenses represent all non-trade promotion marketing, which includes media advertising, fixed promotions and market research. Other expenses primarily include packaging design costs, product donations and plant trials. Direct marketing and other expenses includes allocated overhead expenses of $43, $173, and $359 for the six-month periods ended June 30, 2003 (unaudited) and June 30, 2002 (unaudited) and the year ended December 31, 2002, respectively. Direct marketing

THE ORTEGA BRAND OF BUSINESS
Notes to Financial Statements
(Dollars in Thousands)
December 31, 2002
(Information as of June 30, 2003 and for the six months ended
June 30, 2002 and June 30, 2003 is unaudited) (Continued)

(3)    Significant Accounting Policies (Continued)

and other expenses are allocated based on an estimate of the sales of Ortega compared to the combined total sales of the Seller and Nestlé USA, Inc. ("Nestlé USA"), an affiliate of the Seller.

  (d)
  Direct Fixed Distribution

        Direct fixed distribution expenses represent costs associated with the operation of Nestlé's centralized distribution facilities, including storage and handling, facility-related inventory management and order entry systems and related corporate administrative support services. Direct fixed distribution includes $281, $345, and $728 of allocated overhead costs for the six-month periods ended June 30, 2003 (unaudited) and June 30, 2002 (unaudited), and the year ended December 31, 2002, respectively, allocated to Ortega based on an estimate of the sales of Ortega compared to the combined total sales of the Seller and Nestlé USA.

  (e)
  Direct Selling, Administrative and Other Expenses

        Direct selling, administrative and other expenses are either specifically identifiable to Ortega, or are allocated to Ortega based on an estimate of the sales of Ortega compared to the combined total sales of the Seller and Nestlé USA. Direct selling, administrative and other expenses includes allocated overhead expenses of $2,819, $2,288, and $4,696 for the six-month periods ended June 30, 2003 (unaudited) and June 30, 2002 (unaudited), and the year ended December 31, 2002, respectively. Such allocated expenses represent those charges that are attributable to Ortega, and include Nestlé's related expenses, such as employee benefits, human resources, management information systems, finance and selling and other general and administrative expenses. Certain other expenses that are provided to Ortega by Nestlé but are not directly attributable or specifically identifiable to Ortega have been excluded from the allocation of direct selling, administrative and other expenses in the accompanying financial statements. These expenses primarily include Nestlé's corporate-related costs such as executive compensation, corporate identity promotional costs, training and conference center costs, derivative valuations, and general corporate expenses.

  (f)
  Inventory

        Finished goods inventories are stated at the lower of cost or market, with cost being determined using the average cost and first-in, first-out methods. Raw material inventories are stated at actual cost.

  (g)
  Property, Plant and Equipment, net

        Property, plant and equipment are stated at cost, net of accumulated depreciation directly related to the assets. Alterations and major overhauls that extend the lives or increase the capacity of the assets are capitalized. Ordinary repairs and maintenance are charged to operating costs. Depreciation is computed using the straight-line method over the estimated useful lives. Land is not depreciated.

THE ORTEGA BRAND OF BUSINESS
Notes to Financial Statements
(Dollars in Thousands)
December 31, 2002
(Information as of June 30, 2003 and for the six months ended
June 30, 2002 and June 30, 2003 is unaudited) (Continued)

(3)    Significant Accounting Policies (Continued)

        The rates of depreciation used are based on the following useful lives:

Land improvements	20 to 40 years
Buildings	10 to 50 years
Plant and machinery	5 to 17 years
Tools, furniture, and sundry	2 to 10 years
Vehicles	3 years
Information technology equipment	5 years

        When properties are retired or otherwise disposed of, related cost and accumulated depreciation are removed from the accounts. Any related gain or loss has been excluded from the Statement of Direct Revenue and Direct Expenses.

  (h)
  Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from these estimates. In addition, these financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if Ortega had been operated as a separate entity, or the future results of Ortega.

(4)    Inventory

        Inventory is as follows:

	December 31, 2002	June 30, 2003
		(unaudited)
Raw Materials	$885	$692
Finished Goods	5,462	5,966

Total Inventory	$6,347	$6,658

THE ORTEGA BRAND OF BUSINESS
Notes to Financial Statements
(Dollars in Thousands)
December 31, 2002
(Information as of June 30, 2003 and for the six months ended
June 30, 2002 and June 30, 2003 is unaudited) (Continued)

(5)    Property, Plant and Equipment, net

        Property, plant and equipment are summarized as follows:

December 31, 2002
Land	$130
Buildings	2,516
Plant and Machinery	11,233
Furniture and Equipment	181
Vehicles	17
Information Technology Equipment	379

14,456
Less Accumulated Depreciation	(7,362)

Property, Plant & Equipment, net	$7,094

(6)    Accrued Liabilities

        Accrued liabilities are as follows:

	December 31, 2002	June 30, 2003
		(unaudited)
Accrued Sick Leave & Vacation	$163	$179
Accrued Broker Commissions	419	292
Accrued Coupon Redemption	1,387	978
Accrued Freight	188	211

Total Accrued Liabilities	$2,157	$1,660

(7)    Commitments and Contingencies

        From time to time, Nestlé is involved in litigation arising from its ordinary course of business. Such litigation, as defined in the Agreement, is the responsibility of Nestlé.

        Ortega does not have any material commitments or contingencies.

         Through and including November 1, 2004 (25 days after the date of this prospectus), all dealers effecting transactions in the EISs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

17,391,305 Enhanced Income Securities (EISs)™

representing

17,391,305 Shares of Class A Common Stock
$124.3 million 12.0% Senior Subordinated Notes due 2016

$15.00 PER EIS

$22.8 million 12.0% Senior Subordinated Notes due 2016

Joint Book-Running Managers

RBC CAPITAL MARKETS
CREDIT SUISSE FIRST BOSTON
MERRILL LYNCH & CO.

LEHMAN BROTHERS
PIPER JAFFRAY

P R O S P E C T U S

October 7, 2004

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TABLE OF CONTENTS
INDUSTRY AND MARKET DATA
TRADEMARKS
SUMMARY
Our Company
The Offering
Summary of the Common Stock
Summary of Our Senior Subordinated Notes
Risk Factors
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY AND RESTRICTIONS
CAPITALIZATION
DILUTION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
OUR MANAGEMENT
Summary Compensation Table
OWNERSHIP OF CAPITAL STOCK
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF ENHANCED INCOME SECURITIES (EISs)
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF SENIOR SUBORDINATED NOTES
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
NOTICE TO PURCHASERS OF SEPARATE SENIOR SUBORDINATED NOTES
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Consolidated Balance Sheets (Dollars in thousands, except per share data)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Consolidated Statements of Operations (Dollars in thousands, except per share data)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Consolidated Statements of Cash Flows (Dollars in thousands)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 28, 2002 and January 3, 2004 (Dollars in thousands, except per share amounts)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 28, 2002 and January 3, 2004 (Dollars in thousands, except per share amounts)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 28, 2002 and January 3, 2004 (Dollars in thousands, except per share amounts)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Schedule of Valuation and Qualifying Accounts (Dollars in thousands)
INDEPENDENT AUDITORS' REPORT
THE ORTEGA BRAND OF BUSINESS Statements of Net Assets Sold December 31, 2002 (Dollars in Thousands)
THE ORTEGA BRAND OF BUSINESS Statements of Direct Revenue and Direct Expenses Year Ended December 31, 2002 (Dollars in Thousands)
THE ORTEGA BRAND OF BUSINESS Notes to Financial Statements (Dollars in Thousands) December 31, 2002 (Information as of June 30, 2003 and for the six months ended June 30, 2002 and June 30, 2003 is unaudited)